Exhibit 99.3

GROWING STRONGER TO SERVE YOU BETTER

Disclosure Statement
for
Solicitation of Acceptances of a
Prepackaged Plan of Reorganization

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M. (PREVAILING EASTERN TIME) ON MARCH 15, 2013 UNLESS EXTENDED BY THE COMPANY (THE “VOTING DEADLINE”). TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE VOTING AGENT (AS DEFINED HEREIN) ON OR BEFORE THE VOTING DEADLINE.

THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A PREPACKAGED PLAN OF REORGANIZATION PRIOR TO THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE. NO CHAPTER 11 CASES HAVE YET BEEN COMMENCED. AS NO CHAPTER 11 CASES HAVE YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. IF VOLUNTARY REORGANIZATION CASES ARE FILED, IMMEDIATELY FOLLOWING SUCH FILING, OTELCO INC. AND EACH OF ITS DIRECT AND INDIRECT SUBSIDIARIES EXPECT TO SEEK AN ORDER OF THE BANKRUPTCY COURT APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, AND THE SOLICITATION OF VOTES FOR AND CONFIRMING, THE PREPACKAGED PLAN OF REORGANIZATION DESCRIBED HEREIN.

Otelco Inc. (“Otelco”) and its direct and indirect subsidiaries (collectively, the “Company” or, on and after a bankruptcy filing, the “Debtors,” as applicable)1 hereby transmit this disclosure statement (as may be amended, supplemented or otherwise modified from time to time, the “Disclosure Statement”) pursuant to section 1126(b) of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”), in connection with the Company’s solicitation of votes (the “Solicitation”) to confirm the Joint Prepackaged Plan of Reorganization for Otelco Inc. and Its Affiliated Debtors (as may be amended, supplemented or otherwise modified from time to time, the “Plan”). All capitalized terms in this Disclosure Statement not otherwise defined herein have the meanings given to them in the Plan attached hereto as Exhibit 1. The purpose of this Disclosure Statement is to provide holders of Claims that are entitled to vote on the Plan (i.e., holders of Senior Secured Term Loan Claims, Senior Secured Revolving Loan Claims and Subordinated Notes under the Plan) (the “Voting Classes”) with sufficient information to allow them to make an informed decision on whether to accept or reject the Plan.

1.	The last four digits of the taxpayer identification numbers of the Debtors follow in parentheses: (i) Otelco Inc. (6395); (ii) Blountsville Telephone LLC (6561); (iii) Brindlee Mountain Telephone LLC (9793); (iv) CRC Communications LLC (9369); (v) Communications Design Acquisition LLC (7873); (vi) Granby Telephone LLC (3490); (vii) Hopper Telecommunications LLC (2708); (viii) I-Land Internet Services LLC (0112); (ix) Mid-Maine Telecom LLC (9925); (x) Mid-Maine Telplus LLC (0180); (xi) Otelco Mid-Missouri LLC (7122); (xii) Otelco Telecommunications LLC (6385); (xiii) Otelco Telephone LLC (6398); (xiv) Pine Tree Telephone LLC (0670); (xv) Saco River Telephone LLC (7377); (xvi) Shoreham Telephone LLC (6940); and (xvii) War Telephone LLC (9858). The Debtors’ executive headquarters’ address is 505 Third Avenue East, Oneonta, AL 35121.

The overall purpose of the Plan is to enable the Company to reduce its debt leverage and better position the Company to compete in the telecommunications and information technology industry, and to provide a solution for the impending maturity of its Senior Secured Term Loan on October 31, 2013. Generally, the Plan provides that:

•	each holder of the Senior Secured Term Loan Claims shall receive its pro rata share of (i) term loan obligations of the Company under the New Senior Secured Credit Facility of not more than $142 million, maturing on April 30, 2016, (ii) a cash payment of no less than $20 million, and (iii) the New Class B Common Stock representing 7.5% of the total economic and voting interest in Reorganized Otelco, subject to dilution on account of the Management Equity Plan, with (i) or (ii) subject to modification in the sole and absolute discretion of the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims;

•	the reinstatement of Allowed Senior Secured Revolving Loan Claims, as amended, with availability of up to $5 million, pursuant to the New Senior Secured Credit Facility Agreement;

•	each holder of the Company’s outstanding Subordinated Notes shall receive its pro rata share of the New Class A Common Stock, subject to dilution on account of the Management Equity Plan;

•	the Reinstatement of Allowed General Unsecured Claims in full, provided, that, if holders of Class 5 Subordinated Notes Claims vote to reject the Plan pursuant to the thresholds for plan acceptance provided in section 1126(c) of the Bankruptcy Code, holders of Allowed General Unsecured Claims shall receive a Cash payment equal to 40.5% of the Allowed amount of such General Unsecured Claim; and

•	the cancellation of all of the Existing Equity Interests.

YOU HAVE RECEIVED THIS DISCLOSURE STATEMENT, THE BALLOT AND THE ENCLOSED MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR WILL THERE BE ANY DISTRIBUTION OF THE SECURITIES DESCRIBED HEREIN UNTIL THE EFFECTIVE DATE OF THE PLAN.

THE COMPANY HAS ENTERED INTO A PLAN SUPPORT AGREEMENT WITH CERTAIN SENIOR SECURED TERM LOAN LENDERS AND SENIOR SECURED REVOLVING LOAN LENDERS, INCLUDING GENERAL ELECTRIC CAPITAL CORPORATION, COBANK, ACB, RAYMOND JAMES, FSB, UNION BANK OF CALIFORNIA, N.A., WEBSTER BANK, N.A. AND CIBC, INC., (SUCH PARTIES, THE “PLAN SUPPORT PARTIES”). PURSUANT TO THE PLAN SUPPORT AGREEMENT, THE PLAN SUPPORT PARTIES, AS APPLICABLE, HAVE AGREED TO, AMONG OTHER THINGS, VOTE ALL OF THEIR CLAIMS IN FAVOR OF THE PLAN.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT. THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE COMPANY ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE COMPANY (INCLUDING, WITHOUT LIMITATION, THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

NONE OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY OTHER SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY OR ANY COURT

HAS APPROVED OR DISAPPROVED THE PLAN, OR THE NEW COMMON STOCK, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE PLAN OR THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE COMPANY BELIEVES THAT THE ISSUANCE OF THE SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF SECTIONS 1145(a)(1) OF THE BANKRUPTCY CODE OR OTHER APPLICABLE EXEMPTIONS.

EXCEPT AS OTHERWISE SET FORTH HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE COMPANY AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY IN CONNECTION WITH THE PLAN OR THE SOLICITATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS AND SCHEDULES ATTACHED TO OR INCORPORATED BY REFERENCE OR REFERRED TO IN THE DISCLOSURE STATEMENT AND/OR PLAN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN AND CERTAIN OF THE PLAN DOCUMENTS. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN OR THE APPLICABLE PLAN DOCUMENTS AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN OR THE APPLICABLE PLAN DOCUMENTS ARE CONTROLLING. THE SUMMARIES OF THE PLAN AND THE PLAN DOCUMENTS IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE PLAN AND THE APPLICABLE PLAN DOCUMENTS. ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND THE PLAN DOCUMENTS, AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS HERETO.

THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PERSON, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE COMPANY OR ANY OTHER PERSON, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE COMPANY OR HOLDERS OF CLAIMS OR INTERESTS.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES TO ACCEPT THE PLAN, THE PLAN, THE PLAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS DISCLOSURE STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS GIVE THE COMPANY’S CURRENT EXPECTATIONS RELATING TO ITS FINANCIAL CONDITION, RESULTS OF OPERATIONS, PLANS, OBJECTIVES, FUTURE PERFORMANCE AND BUSINESS. THESE STATEMENTS MAY INCLUDE WORDS SUCH AS “ANTICIPATE,” “ESTIMATE,” “EXPECT,” “PLAN,”

“INTEND,” “BELIEVE” AND OTHER WORDS AND TERMS OF SIMILAR MEANING IN CONNECTION WITH ANY DISCUSSION OF THE TIMING OR NATURE OF FUTURE OPERATING OR FINANCIAL PERFORMANCE OR OTHER EVENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON ASSUMPTIONS THAT THE COMPANY HAS MADE IN LIGHT OF ITS EXPERIENCE IN THE INDUSTRY IN WHICH IT OPERATES, AS WELL AS ITS PERCEPTIONS OF HISTORICAL TRENDS, CURRENT CONDITIONS, EXPECTED FUTURE DEVELOPMENTS AND OTHER FACTORS IT BELIEVES ARE APPROPRIATE UNDER THE CIRCUMSTANCES. ALTHOUGH THE COMPANY BELIEVES THAT THESE FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, YOU SHOULD BE AWARE THAT MANY FACTORS COULD AFFECT THE COMPANY’S ACTUAL FINANCIAL CONDITION OR RESULTS OF OPERATIONS AND CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, AMONG OTHER THINGS, THOSE DISCUSSED IN ARTICLE XI OF THIS DISCLOSURE STATEMENT TITLED “CERTAIN RISK FACTORS TO BE CONSIDERED.”

THE COMPANY SUPPORTS CONFIRMATION OF THE PLAN. THE COMPANY URGES ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.

IF THE REORGANIZATION CASES ARE FILED, THE COMPANY INTENDS TO CONTINUE OPERATING ITS BUSINESS IN CHAPTER 11 IN THE ORDINARY COURSE AND TO OBTAIN THE NECESSARY RELIEF FROM THE BANKRUPTCY COURT TO PAY ITS EMPLOYEES, AGENTS, TRADE AND CERTAIN OTHER CREDITORS IN FULL AND ON TIME IN ACCORDANCE WITH EXISTING BUSINESS TERMS. THE COMPANY AND THE PLAN SUPPORT PARTIES BELIEVE THAT IT IS IN THE BEST INTERESTS OF THE COMPANY FOR THE COMPANY TO CONTINUE TO PAY SUCH CREDITORS IN FULL AND ON TIME, BECAUSE: (I) DOING SO WILL MINIMIZE THE RISK OF DISRUPTION TO THE COMPANY’S BUSINESS; (II) THE PLAN PROVIDES FOR THE UNIMPAIRMENT OF GENERAL UNSECURED CLAIMS SHOULD HOLDERS OF CLASS 5 SUBORDINATED NOTES CLAIMS VOTE TO ACCEPT THE PLAN; AND (III) THE REORGANIZATION CASES ARE EXPECTED TO BE BRIEF IN DURATION DUE TO THEIR PREPACKAGED NATURE.

BACKGROUND ON RESTRUCTURING

Due in large part to certain key negative developments in 2012, which are expected to reduce the Company’s revenue and cash flow in the coming years, the Company determined that a restructuring of its balance sheet is necessary at this time to ensure that the Company will continue as a strong, viable Company into the future. Two major developments occurred in 2011 and 2012 that impacted the Company’s decision to restructure. In June 2012, Time Warner Cable officially notified the Company that it would not renew its contract with the Company for wholesale network connections. In addition, in November 2011, the Federal Communications Commission issued an order making substantial changes to the way telecommunications carriers are compensated for serving high cost areas and for completing traffic with other carriers, requiring a lowering of intrastate access rates. This FCC order, one aspect of which took effect in July 2012, is expected to impact aspects of the Company’s operations in the future.

Due in large part to these negative developments, the Company projects that its annual EBITDA will decrease from a range of $40-50 million in prior years to approximately $28-32 million beginning in 2014. (EBITDA represents Earnings Before Interest, Taxes, Depreciation and Amortization — essentially, cash flow.) As a result, it is no longer feasible for the Company to service over $250 million of debt. Moreover, under current circumstances, the Company will be unable to refinance its $162 million in term loan obligations under its Senior Secured Credit Facility that come due on October 31, 2013. After a thorough analysis of the Company’s balance sheet and projected cash flow, the Board of Directors and the Company’s senior management concluded that the Restructuring Transaction, which is discussed in this Disclosure Statement, provides the most prudent and effective means of restructuring the Company’s balance sheet. Before commencing this solicitation of votes on the Plan, the Company reached an agreement with the lenders under the Senior Secured Credit Facility holding 100% in dollar amount of Senior Secured Term Loan Claims and 100% in dollar amount of Senior Secured Revolving Loan Claims, under which those lenders agreed to support the Plan, including voting to accept the Plan.

In order to implement the Company’s restructuring, the Company is soliciting votes from holders of Subordinated Notes, the Senior Secured Revolving Loan Claims and the Senior Secured Term Loan Claims to accept or reject the Company’s Plan. Most holders of the Company’s Subordinated Notes hold their Subordinated Notes through Income Deposit Securities. Each Income Deposit Security represents one share of common stock in the Company and $7.50 in principal amount of Subordinated Notes. If you hold Income Deposit Securities in the Company, your vote is being solicited on the Plan because you hold Subordinated Notes as part of your Income Deposit Securities.

After the solicitation period is complete, the Company expects to file a voluntary proceeding under chapter 11 of the Bankruptcy Code, and request that the Bankruptcy Court approve the Company’s Plan. If the Bankruptcy Court approves the Plan, the Company can exit bankruptcy once it satisfies all conditions to the effectiveness of the Plan, and can then emerge from bankruptcy, with its long-term debt reduced from a current balance of approximately $271 million as of September 30, 2012 to no more than $142 million.

Because the Company has an agreement from holders of 100% in dollar amount of the Senior Secured Term Loan Claims and holders of 100% in dollar amount of the commitment to fund the Senior Secured Revolving Loan Claims, the Company believes that it can receive Bankruptcy Court approval of the Plan even if holders of Subordinated Notes (including holders of Income Deposit Securities) vote against the Plan. However, the Company believes it is still important that holders of Subordinated Notes vote to accept the Plan. Under the Plan, the current common stock will be cancelled and the holders of Subordinated Notes will receive the Company’s New Class A Common Stock, which will represent 92.5% of the total economic and voting interests in Reorganized Otelco (subject to future dilution by equity issued to senior management under the Management Equity Plan). If the holders of Subordinated Notes vote to accept the Plan, the Company’s unsecured creditors, consisting mainly of trade creditors who provide goods and services to the Company in the ordinary course of the Company’s business, will be paid in full for their pre-bankruptcy claims against the Company. If the holders of Subordinated Notes vote to reject the Plan, the Company expects to seek confirmation of the Plan with the exact same recovery for holders of Subordinated Notes. However, due to certain provisions of the Bankruptcy Code, if the holders of Subordinated Notes vote against the Plan, then the Company’s unsecured creditors will not be paid in full for their pre-bankruptcy claims against the Company. Because the Company believes that maintaining ordinary course trade terms is key to preserving

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the value of its business, the Company urges holders of Subordinated Notes to accept the Plan. If trade creditors cannot be paid in full, it is likely that the equity value of the Company will erode to the detriment of current holders of Subordinated Notes who will hold the New Class A Common Stock of Reorganized Otelco.

Regardless of whether holders of Subordinated Notes accept or reject the Plan, they will receive the same recovery under the Plan. If holders of Subordinated Notes vote to reject the Plan, only the recovery of the Company’s trade creditors will be changed.

The Company believes that the best way to maximize the value of the Company is to pay its trade claims in full, and thus it is vital that holders of Subordinated Notes vote to accept the Plan. The Company believes that paying its trade creditors in full will minimize the negative effects of the bankruptcy on the Company’s business, pave the way for a speedier and less costly bankruptcy, and therefore increase the value of the New Class A Common Stock that will be distributed to holders of Subordinated Notes. Further, as the Company pays its bills each month, it does not expect to have a large dollar amount of general unsecured Claims outstanding when it files for bankruptcy. At this time, the Company only expects there to be approximately $1.1 million of Allowed General Unsecured Claims as of the Effective Date of the Plan.

Put simply, holders of Subordinated Notes will receive the exact same amount of New Class A Common Stock regardless of how they vote. If the holders of Subordinated Notes vote to accept the Plan, however, the Company believes that the New Class A Common Stock will be worth more.

Please note that this summary does not contain all of the information that may be important to you. You should carefully read this Disclosure Statement to fully understand the terms of the Plan, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to Article XI regarding “Certain Risk Factors to be Considered.” Capitalized terms used in this Disclosure Statement but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan, a copy of which is attached hereto as Exhibit 1.

QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING

The following are some questions and answers regarding the Restructuring Transaction and the Plan. It does not contain all of the information that may be important to you. You should carefully read this Disclosure Statement to fully understand the terms of the Plan, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to Article XI regarding “Certain Risk Factors to be Considered.” Capitalized terms used in this Disclosure Statement but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan, a copy of which is attached hereto as Exhibit 1.

General

Q:	What is the purpose of the Restructuring Transaction?

A:	The Company believes that a financial restructuring is necessary to provide it with a tenable long-term capital structure and sufficient liquidity to conduct its operations. The timing of the restructuring is important in light of the impending maturity of its Senior Secured Term Loan on October 31, 2013. Overall, the purpose of the Restructuring Transaction is to reduce the Company’s debt leverage and better position the Company to compete in the telecommunications industry.

The Restructuring Transaction is expected to be accomplished through a plan of reorganization after the filing of a bankruptcy under chapter 11 of the Bankruptcy Code. If the Plan is approved by the Bankruptcy Court and consummated, the following transactions will occur:

•	The $162 million Senior Secured Term Loan, which matures on October 31, 2013, will be reduced to no higher than $142 million, or such higher amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion, through a cash payment and maturity will be extended to April 30, 2016. Holders of Senior Secured Term Loan Claims will also receive the New Class B Common Stock in Reorganized Otelco, which will represent 7.5% of the total economic and voting interests in Reorganized Otelco (subject to future dilution by equity issued to senior management under the Management Equity Plan).

•	Otelco’s Subordinated Notes, including the Subordinated Notes held through Otelco’s Income Deposit Securities, will be cancelled. Each holder of the Company’s outstanding Subordinated Notes, including Subordinated Notes held through Income Deposit Securities, shall receive its pro rata share of the New Class A Common Stock, representing 92.5% of the total economic and voting interest in Reorganized Otelco, subject to dilution on account of the Management Equity Plan.

•	Otelco’s existing Class A Common Stock, held through Otelco’s Income Deposit Securities, will be cancelled, and holders of equity interests will not receive a distribution under the Plan.

•	The Senior Secured Revolving Loan will be reinstated, as amended, with availability of up to $5 million, pursuant to the New Senior Secured Credit Facility Agreement.

•	The recovery of holders of unsecured claims against the Company that arose prior to the bankruptcy may be paid in full. However, if the holders of Subordinated Notes vote against the Plan, then unsecured creditors will receive a 40.5% recovery on their claims.

Q:	What is chapter 11 bankruptcy?

A:	Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. It allows a company to continue to manage and operate its business while restructuring its debt, without the need to liquidate and go out of business. In chapter 11 bankruptcies, the “debtor” formulates a plan of reorganization that includes the company’s proposed new debt and capital structure. The chapter 11 plan is then voted on by the company’s creditors, and will be approved by the bankruptcy court if it meets certain criteria under the Bankruptcy Code. Once the chapter 11 plan is approved, and the conditions to consummating the chapter 11 plan are met, the company can exit bankruptcy with the new capital structure that was approved as part of its chapter 11 plan.

Q:	What is the Plan?

A:	The Plan attached to this Disclosure Statement as Exhibit 1 is the Company’s means for implementing the Restructuring Transaction described above.

For the Plan to be confirmed by the Bankruptcy Court without invoking the “cramdown” provisions of the Bankruptcy Code, each class of claims or interests that is impaired must vote to accept the Plan. An impaired class of claims is deemed to accept a plan of reorganization if (i) the holders of at least two-thirds in dollar amount and (ii) more than one-half in number of holders of the claims in such class who actually cast ballots vote to accept the plan. An impaired class of interests is deemed to accept a plan of reorganization if holders of at least two-thirds in amount of the allowed interests in such class who actually cast ballots vote to accept the plan.

If at least one impaired class of claims votes to accept the Plan, then other classes may be subject to “cramdown” under section 1129(b) of the Bankruptcy Code. This provision allows the Company to seek court approval of the Plan even if certain classes of claims or interests vote to reject the Plan. Since holders of more than two-thirds in dollar amount and more than one-half in number of holders of Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims have committed to vote in favor of the Plan by signing the Plan Support Agreement, the Company believes that the classes of Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims will vote in favor of the Plan, allowing the Company to invoke the “cramdown” provisions of the Bankruptcy Code and seek approval of the Plan even if it is rejected by other creditors.

Q:	Why does the Company need to file bankruptcy in order to restructure?

A:	The documents that govern the Company’s debt, such as the Senior Secured Credit Facility Agreement and the Subordinated Notes Indenture, would require unanimous consent from all holders of Senior Secured Term Loan Claims and Subordinated Notes in order to complete the Restructuring Transaction.

While the Senior Secured Credit Facility Lenders have indicated their commitment to the Plan, the Company does not believe it’s possible to receive unanimous consent from the numerous holders of the Subordinated Notes without filing for bankruptcy. Chapter 11 of the Bankruptcy Code allows the Company to complete the Restructuring Transaction with less than unanimous support. To confirm a chapter 11 plan, the Company needs the votes of at least one impaired class of claims who accepts the plan by favorable votes of (i) the holders of at least two-thirds in dollar amount and (ii) more than one-half in number of holders of the claims in such class who actually cast ballots. If the Plan is confirmed by the Bankruptcy Court, it will bind all holders of claims and equity interests in the Company regardless of whether they voted for, against, or did not vote at all on, the Plan.

Therefore, assuming that the Plan satisfies the other requirements of the Bankruptcy Code, a significantly smaller number of claim and interest holders can bind other claim and interest holders to the terms of the Plan to accomplish the Restructuring Transaction than would be required outside of a bankruptcy proceeding. The confirmation and effectiveness of the Plan are subject to certain conditions that may not be satisfied. As further discussed in Section 11.1 of this Disclosure Statement, the Company cannot assure you that all requirements for confirmation and effectiveness of the Plan will be satisfied or that the Bankruptcy Court will conclude that the requirements for confirmation and effectiveness of the Plan have been met.

Q:	Why does the recovery of trade creditors depend on whether holders of Subordinated Notes vote in favor of the Plan?

A:	If the class of holders of Subordinated Notes does not vote to accept the Plan, then in order to obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to holders of Subordinated Notes. A plan of reorganization does not “discriminate unfairly” with respect to a non-accepting class if the value of the cash and/or securities to be distributed to the non-accepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the non-accepting class. Since holders of unsecured claims against the Company, such as trade creditors, have similar legal rights as holders of the Subordinated Notes, the Company may not be allowed by the Bankruptcy Code to pay unsecured creditors in full if the class of holders of Subordinated Notes votes to reject the Plan. Because of this, the Plan provides that if the class of Subordinated Notes rejects the Plan, holders of unsecured claims, such as trade creditors, will receive a 40.5% recovery on their prepetition claims against the Company. Whether such holders accept or reject the Plan, holders of Subordinated Notes will receive the same recovery under the Plan.

The Company is committed to preserving its relationships with its trade creditors, and has sought to structure the Plan to maximize their recoveries to the extent possible under the Bankruptcy Code. The Company urges holders of Subordinated Notes to vote in favor of the Plan so that holders of General Unsecured Claims, such as the Company’s trade creditors, can receive a full recovery under the Plan. The Company believes that paying these creditors in full will be beneficial to holders of Subordinated Notes because it will maximize the value of the New Class A Common Stock by limiting the disruption to the Company’s business that could occur if the Company’s trade creditors receive less than a full recovery under the Plan.

The Plan accomplishes this goal. As the Company does not have sufficient cash to pay the Subordinated Notes in full and cannot support its current amount of leverage, the best available option is to distribute substantially all of the economic interests in the Reorganized Company to the holders of the Subordinated Notes and to take other steps to stabilize and strengthen the business.

Q:	I hold Subordinated Notes (including Subordinated Notes held through Income Deposit Securities). Why should I vote in favor of the Plan?

A:	The Company is required by law to satisfy the claims of the lenders under the Senior Secured Credit Facility before it may distribute anything to unsecured creditors. Once those senior claims are satisfied, the Subordinated Notes and trade creditors are entitled to the rest of the value of the Company.

The Company believes that the Plan maximizes the value of recoveries of all of its stakeholders, including holders of Subordinated Notes, and provides the Company with a means for reducing its overall debt and solving for the impending maturity of the Senior Secured Term Loan. Following the Restructuring Transaction, holders of Subordinated Notes will hold approximately 92.5% of the total equity interests in Reorganized Otelco (subject to dilution by the Management Equity Plan). The Company believes that paying its trade creditors in full will minimize the negative effects of the bankruptcy on the Company’s business and therefore increase the value of the New Class A Common Stock that will be distributed to holders of Subordinated Notes. The Company may only be allowed to unimpair their trade creditors if the class of holders of Subordinated Notes votes to accept the Plan. Further, as the Company pays its bills each month, it does not have sizable general unsecured claims outstanding. At this time, the Company only expects there to be approximately $1.1 million of Allowed General Unsecured Claims as of the Effective Date. Therefore, the Company believes that voting to accept the Plan will help increase the value of the New Class A Common Stock that you will receive under the Plan, without much incremental cost to the Company.

If holders of Subordinated Notes vote to reject the Plan, the Company will still seek approval of the Plan, but the value of the New Class A Common Stock may decrease if the Company’s trade creditors refuse to provide the Company with ordinary course trade terms because of their impairment under the Plan. Put simply, holders of Subordinated Notes will receive the exact same amount of New Class A Common Stock regardless of how they vote. If the holders of Subordinated Notes vote to accept the Plan, however, the Company believes that the New Class A Common Stock will be worth more.

Q:	What are the expected results of the Restructuring Transaction?

A:	The Company expects that the Restructuring Transaction, if successful, will reduce its debt leverage and better position the Company to compete in the telecommunications industry. Specifically, upon the completion of the Restructuring Transaction, the Company expects that its indebtedness, including accrued and unpaid interest, will be reduced from an estimated $270 million as of September 30, 2012 to an estimated $142 million at the closing of the Restructuring Transaction, consisting of approximately $142 million in principal amount of the New Term Loan Obligations, or such higher amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion, and $5 million in New Revolving Loan Obligations.

Assuming that the Company is able to complete the Restructuring Transaction, the Company expects that, for the foreseeable future, cash generated from operations will be sufficient to fund operations and to increase working capital as necessary to support the Company’s long-term business plan, though there can be no assurance that such cash generated will be sufficient for such purposes.

Q:	What is the Plan Support Agreement?

A:	The Plan Support Agreement is a contract that the Company entered into with several of its largest stakeholders, whereby the parties agreed to support the Plan on the terms described. These supporting creditors include holders of 100% in dollar amount of Senior Secured Term Loan Claims and 100% in dollar amount of Senior Secured Revolving Loan Claims that have agreed to, among other things, vote all of their Claims against the Debtors in favor of the Plan, to support the terms of the Plan and to take all reasonable actions necessary and appropriate to consummate the Plan in a timely manner, so long as certain restructuring milestones set forth in the Plan Support Agreement are met. Such milestones include a deadline for consummation of the Plan by June 30, 2013, which will be automatically extended for an additional sixty days if the Company has not obtained certain necessary regulatory approvals, as may be further extended with the consent of the Plan Support Parties. The Plan Support Agreement is attached to this Disclosure Statement as Exhibit 2, which also includes a term sheet for the Restructuring Transaction. Other parties have the ability to sign the Plan Support Agreement in accordance with its terms.

Becuse of the commitments made by the Plan Support Parties to vote in favor of the Plan, the Company believes that it will receive sufficient votes to confirm the Plan, even if other creditors vote to reject the Plan.

Q:	Why is it important that I vote to accept the Plan?

A:	The Company believes that the Restructuring Transaction will reduce its debt leverage and better position the Company to compete in the telecommunications industry. If the Company does not complete the Restructuring Transaction, because the conditions to the Plan have not been satisfied, the Company believes that the value of the business will erode due to the uncertainty surrounding the Company’s ability to meet its obligations under the Senior Secured Term Loan, which matures on October 31, 2013. As a result, the Company’s value may decrease to an amount below the amount outstanding under the Senior Secured Credit Facility, and the Company would not have sufficient liquidity to meet its obligations under the Subordinated Notes.

Accordingly, the Company believes that it is important that you vote to accept the Plan in order to avoid the adverse consequences described above.

Q:	I am a holder of Otelco’s Income Deposit Securities. How will I be affected by the Plan and the Restructuring Transaction?

A:	Each of Otelco’s Income Deposit Securities represent one share of Class A Common Stock in Otelco, and $7.50 in principal amount of Subordinated Notes. Under the Plan, the Class A Common Stock will be cancelled. In exchange, for the Subordinated Notes held through their Income Deposit Securities, existing holders of Otelco’s Income Deposit Securities will receive their pro rata share of the New Class A Common Stock in Reorganized Otelco, representing 92.5% of the economic and voting interest in Reorganized Otelco (subject to dilution by equity issued under the Management Equity Plan).

Q:	What risks should I consider in deciding whether or not to vote in favor of the Plan?

A:	In deciding whether to vote in favor of the Plan, you should carefully consider the discussion of risks and uncertainties affecting the Company, the Plan, the New Senior Secured Credit Facility and the New

x

Common Stock described in Article XI of this Disclosure Statement titled “Certain Risk Factors to be Considered,” which do not represent the only risks that the Company faces. Additional risks and uncertainties not currently known to the Company, or that the Company currently deems immaterial, may also affect your investment decision and/or impair the Company’s business operations. You should carefully consider the other information and data included in this Disclosure Statement and information and data contained in the Company’s public filings for other risks that may affect you.

Q:	Has the board of directors adopted a position on the Plan?

A:	Yes. The Company’s board of directors has voted in favor of pursuing the Plan.

The Solicitation of the Plan

Q:	Who is soliciting votes on the Plan?

A:	The Company is soliciting votes on the Plan.

Q:	Who is eligible to vote for the Plan?

A:	Generally, holders of claims or interests in classes that are impaired (other than classes that receive no distribution under the Plan and are, therefore, deemed to reject the Plan) are eligible to vote on the Plan. As more fully explained in this Disclosure Statement, a claim or equity interest is impaired, generally speaking, if its treatment under a plan of reorganization alters the terms of, or rights associated with, that claim or interest. The holders of the Senior Secured Term Loan Claims, the holders of Senior Secured Revolving Loan Claims and the holders of Subordinated Notes (including holders of Subordinated Notes held through Otelco’s Income Deposit Securities) are all deemed to be impaired and, consequently, may vote on the Plan.

For the purposes of the Plan, the Company has organized the claims and interests against the Company into different classes. Holders of claims impaired by the Plan that are entitled to vote on the Plan will vote on the Plan by class. Under the Plan, members of the same class are treated the same. The Plan categorizes the following parties into separate classes of claims: (i) holders of Senior Secured Term Loan Claims into Class 1; (ii) holders of Senior Secured Revolving Loan Claims into Class 2; (iii) holders of Other Secured Claims into Class 3; (iv) holders of Other Priority Claims into Class 4; (v) holders of Subordinated Notes Claims into Class 5; (vi) holders of 510(b) Subordinated Notes Claims into Class 6; (vii) holders of General Unsecured Claims into Class 7; and (viii) holders of Existing Equity Interests into Class 8.

The holders of Class 1 Claims, Class 2 Claims and Class 5 Claims are impaired and are eligible to vote on the Plan. The holders of all other claims and interests, other than Class 7 Claims, are either unimpaired and conclusively presumed to accept the Plan under section 1126(f) of the Bankruptcy Code or are not receiving any distribution under the Plan and are deemed to reject the Plan under section 1126(g) of the Bankruptcy Code and, thus, are not entitled to vote on the Plan. Because holders of Class 7 Claims will be unimpaired if Class 5 votes to accept the Plan, Class 7 is not entitled to vote on the Plan. If Class 7 is impaired under the Plan due to a rejection of the Plan by Class 5, the Company will deem Class 7 to have rejected the Plan, and will seek approval of the Plan over such rejection.

Q:	What will I receive under the Plan if it is confirmed and consummated?

A:	Each holder of the Senior Secured Term Loan Claims shall receive its pro rata share of (i) term loan obligations of the Company under the New Senior Secured Credit Facility of not more than $142 million, or such higher amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion, maturing on April 30, 2016, (ii) the Senior Secured Term Loan Payment, and (iii) the New Class B Common Stock representing 7.5% of the total economic and voting interest in Reorganized Otelco, subject to dilution on account of the Management Equity Plan.

Each holder of the Company’s outstanding Subordinated Notes, including Subordinated Notes held through Income Deposit Securities, shall receive its pro rata share of the New Class A Common Stock, representing 92.5% of the total economic and voting interest in Reorganized Otelco, subject to dilution on account of the Management Equity Plan.

The Senior Secured Revolving Loan Claims will be reinstated, as amended, with availability of up to $5 million, pursuant to the New Senior Secured Credit Facility Agreement.

Holders of allowed General Unsecured Claims will be paid in full, provided, that, if holders of Class 5 Subordinated Notes Claims vote to reject the Plan, holders of Allowed General Unsecured Claims shall receive a Cash payment equal to 40.5% of the Allowed amount of such General Unsecured Claim.

Existing Equity Interests, including Class A Common Stock held through Otelco’s Income Deposit Securities, will be cancelled and receive no distribution under the Plan.

Q:	What vote is needed to confirm the Plan?

A:	The Bankruptcy Code provides that only holders of claims and interests entitled to vote and who actually cast a ballot will be counted for purposes of determining whether acceptances from a sufficient number of holders of impaired claims or interests in an impaired class have been received to allow the Plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cramdown” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired classes. Failure by a holder to deliver an original, duly completed and signed Ballot will not be counted as a vote to accept or reject the Plan.

For the Plan to be confirmed by the Bankruptcy Court without invoking the “cramdown” provisions of the Bankruptcy Code, each class of claims or interests that is impaired must vote to accept the Plan. An impaired class of claims is deemed to accept a plan of reorganization if the holders of at least two-thirds in dollar amount and more than one-half in number of holders of the claims in such class who actually cast ballots vote to accept the plan. An impaired class of interests is deemed to accept a plan of reorganization if holders of at least two-thirds in amount of the allowed interests in such class who actually cast ballots vote to accept the plan. Under the Plan, holders of Senior Secured Term Loan Claims, Senior Secured Revolving Loan Claims and Subordinated Notes constitute separate impaired classes who are receiving a distribution and therefore are entitled to vote on the Plan. Holders of 510(b) Subordinated Notes Claims and Existing Equity Interests will receive no distribution under the Plan and therefore are deemed to reject the Plan. Holders of General Unsecured Claims will either be unimpaired and conclusively presumed to accept the Plan, or will be deemed to reject the Plan. In addition, under the Plan, other classes of claims against the Company are unimpaired and conclusively presumed to accept the Plan.

The Bankruptcy Court may disagree with the Company’s classification of claims and interests and any party-in-interest may challenge the classification of claims and interests. If the Bankruptcy Court concludes that the classification of claims and interests under the Plan does not comply with the requirements of the Bankruptcy Code, the Plan may not be confirmed. See Article XI for a discussion of certain risk factors to be considered.

If the Plan is confirmed by the Bankruptcy Court, it will bind all holders of claims and interests in the Company regardless of whether they voted for, against, or did not vote at all on, the Plan. Therefore, assuming that the Plan satisfies the other requirements of the Bankruptcy Code, a significantly smaller number of holders of claims and interests can bind other holders to the terms of the Plan than would be required to effect the Restructuring Transaction outside of bankruptcy. Additionally, since claims and interests are grouped in classes for the purpose of voting on the Plan, holders of claims and interests may be bound by the decisions of other claim or interest holders in a way that they otherwise would not be bound outside of bankruptcy.

Due to the commitments made by the Plan Support Parties under the Plan Support Agreement, the Company believes that the Plan will receive enough votes from holders of Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims to confirm the Plan. However, if the Company does not receive acceptances from a sufficient number of holders of Senior Secured Term Loan Claims or holders of Senior Secured Revolving Loan Claims to allow the Plan to be confirmed under the

Bankruptcy Code, including confirmation through the nonconsensual “cramdown” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired classes of claims and interests, the Plan will not be confirmed or become effective.

Q:	When is the deadline for submitting Ballots?

A:	The Ballots must be received by the Voting Agent by 5:00 p.m. (Eastern Prevailing Time) on March 15, 2013, unless the Company extends the date until which Ballots will be accepted. Except to the extent the Company so determines in its sole discretion or as permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Company in connection with the Company’s request for confirmation of the Plan (or any permitted modification thereof).

Ballots must be sent by mail, hand delivery or overnight courier to the Voting Agent, at its address on the Ballot and in this Disclosure Statement. Electronic and facsimile Ballots will not be accepted. For holders of Subordinated Notes voting through a nominee, Ballots must be submitted to the nominee with sufficient time for the nominee to submit the Ballots to the Voting Agent by the Voting Deadline. See Section 9.3 for additional information.

Q:	How do I vote on the Plan?

Please follow the procedures for voting on the Plan described in Section 9.3 of this Disclosure Statement. For further information, contact the Voting Agent at the following address:

Kurtzman Carson Consultants
599 Lexington Avenue, 39th Floor
New York, NY 10022
Attn: Otelco Vote Processing
Telephone: 877-709-4752
Email: otelcoinfo@kccllc.com

You may also consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Only the holders of Senior Secured Term Loan Claims, Senior Secured Revolving Loan Claims and Subordinated Notes (including holders of Income Deposit Securities) as of February 8, 2013 are eligible to vote on the Plan.

Q:	Can I revoke my vote?

A:	Any party that has previously submitted a properly completed Ballot to the Voting Agent before the Voting Deadline may revoke such Ballot and change its vote by submitting to the Voting Agent, before the Voting Deadline, a subsequent properly completed Ballot for acceptance or rejection of the Plan. However, Plan Support Parties are restricted in their ability to revoke their vote pursuant to the terms of the Plan Support Agreement.

Q:	Whom do I call if I have any questions about how to submit Ballots or any other questions relating to the Plan?

A:	Questions and requests for assistance with respect to the procedures for voting on the Plan, as well as requests for additional copies of this Disclosure Statement and the Ballot, may be directed to the Voting Agent at its address and telephone number set forth in this Disclosure Statement.

Annexed as Exhibits to this Disclosure Statement are copies of the following documents:

•	Plan (Exhibit 1);

•	Plan Support Agreement (Exhibit 2);

•	Prepetition Organizational Chart (Exhibit 3);

•	Audited Consolidated Financial Statements for the Company for the fiscal year ended December 31, 2011 (Exhibit 4);

•	Liquidation Analysis (Exhibit 5);

•	Reorganized Company’s Projected Financial Information (Exhibit 6); and

•	Valuation Analysis (Exhibit 7).

ARTICLE I.

INTRODUCTION

1.1	General.

The Company hereby transmits this Disclosure Statement pursuant to section 1126(b) of the Bankruptcy Code, in connection with the Solicitation of votes with respect to the Plan. All capitalized terms in this Disclosure Statement not otherwise defined herein have the meanings given to them in the Plan attached hereto as Exhibit 1.

The purpose of this Disclosure Statement is to provide holders of Claims that are entitled to vote on the Plan (i.e., holders of Senior Secured Term Loan Claims, Senior Secured Revolving Loan Claims and Subordinated Notes) with sufficient information to allow them to make an informed decision on whether to accept or reject the Plan. The overall purpose of the Plan is to reduce the Company’s debt leverage and better position the Company to compete in the telecommunications and information technology industry. If the Company obtains the requisite votes accepting the Plan, the Company anticipates commencing the Reorganization Cases and seeking approval of this Disclosure Statement and the Plan from the Bankruptcy Court within 30 to 45 days of the filing of the Reorganization Cases. As set forth more fully herein and in the Plan, the Company believes that the provisions of section 1145(a)(1) of the Bankruptcy Code render the initial offer and distribution of the New Common Stock on the Effective Date under the Plan exempt from federal and state securities registration.

The Company has not commenced cases under chapter 11 of the Bankruptcy Code at this time.

The Company has fixed 5:00 P.M. (prevailing Eastern Time) on February 8, 2013 as the voting record date (the “Voting Record Date”). Accordingly, only holders of record of Claims as of the Voting Record Date that are entitled to vote on the Plan will receive a Ballot and may vote on the Plan. In addition, a Ballot for voting to accept or reject the Plan is enclosed with this Disclosure Statement for the holders of Claims that are entitled to vote to accept or reject the Plan. If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please contact the Voting Agent: Kurtzman Carson Consultants (“KCC”) by telephone at (877) 709-4752, by email at otelcoinfo@kccllc.com, or send your written inquiry to:

Kurtzman Carson Consultants
599 Lexington Avenue, 39th Floor
New York, NY 10022
Attn: Otelco Vote Processing

Although the solicitation of votes on the Plan relates to the Reorganization Cases and voluntary petitions for relief under chapter 11 of the Bankruptcy Code, no filing has yet occurred. The Company expressly reserves the right to extend the Voting Deadline by oral or written notice to the Voting Agent.

Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement and the Exhibits hereto, including the Plan, as well as the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. No solicitation of votes may be made except pursuant to this Disclosure Statement and section 1126(b) of the Bankruptcy Code. In voting on the Plan, holders of Claims entitled to vote should not rely on any information relating to the Company and its business other than the information contained in this Disclosure Statement, the Plan and all Exhibits hereto and thereto.

Additional copies of this Disclosure Statement (including the Exhibits hereto) are available upon request made to the office of the Company’s counsel, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attention: Rachel C. Strickland, Esq. and Jack M. Tracy II, Esq., (212) 728-8000 (phone) or (212) 728-8111 (facsimile). Additional copies of this Disclosure Statement (including the Exhibits hereto) can also be accessed free of charge from the following website: http://www.kccllc.net/Otelco.

1.2	The Confirmation Hearing.

If the Company receives the requisite votes in favor of the Plan, then the Company intends to file voluntary petitions for relief under chapter 11 of the Bankruptcy Code. Upon the commencement of the Reorganization Cases, the Company intends to request that the Bankruptcy Court schedule, as promptly as practicable, a hearing to approve this Disclosure Statement as containing adequate information within the meaning of section 1125(a) of the Bankruptcy Code and the solicitation of votes on the Plan as being in compliance with section 1126(b) of the Bankruptcy Code, and to confirm the Plan. Even if the Company does not receive the requisite votes in favor of the Plan prior to filing its petitions, the Company may decide to file for chapter 11 relief and seek confirmation of the Plan or a modified plan.

Section 1128(a) of the Bankruptcy Code requires that the Bankruptcy Court, after notice, hold a hearing to confirm a plan. Section 1128(b) provides that a party-in-interest may object to confirmation of a plan. Objections to confirmation must be filed with the Bankruptcy Court and served on the Debtors as well as the other parties set forth in the notice of the Confirmation Hearing (the “Notice of Confirmation Hearing”) by the objection deadline, as will be set forth therein. The Notice of Confirmation Hearing shall be provided to, among others, holders of Claims entitled to vote on the Plan, or their representatives, as set forth in an order of the Bankruptcy Court and governed by the Bankruptcy Rules and local rules of the Bankruptcy Court. At the Confirmation Hearing, the Bankruptcy Court will:

•	determine whether the solicitation of votes on the Plan was in compliance with section 1126 of the Bankruptcy Code;

•	determine whether the Plan has been accepted by a sufficient number and amount of Class 1 Claims and 5 Claims;

•	determine whether this Disclosure Statement contains adequate information within the meaning of section 1125(a) of the Bankruptcy Code;

•	hear and determine objections, if any, to confirmation of the Plan that have not been previously disposed of;

•	determine whether the Plan meets the confirmation requirements of the Bankruptcy Code; and

•	determine whether to confirm the Plan.

1.3	Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Company, and specifies which Classes are (a) impaired or unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, or (c) deemed to accept or reject the Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Senior Secured Term Loan Claims	Yes	Yes
Class 2	Senior Secured Revolving Loan Claims	Yes	Yes
Class 3	Other Secured Claims	No	No (Deemed to accept)
Class 4	Other Priority Claims	No	No (Deemed to accept)
Class 5	Subordinated Note Claims	Yes	Yes
Class 6	510(b) Subordinated Notes Claims	Yes	No (Deemed to reject)
Class 7	General Unsecured Claims	No, unless Class 5 Subordinated Note Claims vote to reject the Plan	No
Class 8	Existing Equity Interests	Yes	No (Deemed to reject)

1.4	Voting; Holders of Claims Entitled to Vote.

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a plan of reorganization are entitled to vote to accept or reject such proposed plan. Generally, a claim or interest is impaired under a plan if the holder’s legal, equitable or contractual rights are altered under such plan. Classes of claims or equity interests under a chapter 11 plan in which the holders of claims or equity interests are unimpaired are conclusively presumed to have accepted such plan and are not entitled to vote to accept or reject the proposed plan. In addition, classes of claims or equity interests in which the holders of claims or equity interests will not receive or retain any property on account of their claims or equity interests are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.

In connection with the Plan:

•	Claims in Classes 1, 2 and 5 are impaired and the holders of such Claims will receive distributions under the Plan. As a result, holders of Claims in Classes 1, 2 and 5 are entitled to vote to accept or reject the Plan;

•	Claims in Classes 3 and 4 are unimpaired. As a result, holders of Claims in those Classes are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan;

•	Claims and Interests in Classes 6 and 8 are impaired and the holders of such Claims and Interests will not receive any distribution on account of such Interests. As a result, the holders of Claims and Interests in those Classes are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan; and

•	Claims in Class 7 are unimpaired unless Class 5 votes to reject the Plan. As a result, holders of Class 7 Claims will either be deemed to have accepted the Plan or be deemed to have rejected the Plan. If Class 5 votes to reject the Plan, the Debtors will seek confirmation of the Plan over the rejection of Class 5 and Class 7 pursuant to the provisions of section 1129(b) of the Bankruptcy Code.

Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired under a plan vote to accept such plan, unless the provisions of section 1129(b) of the Bankruptcy Code are met. For a class of impaired claims to accept the Plan, section 1126 of the Bankruptcy Code requires acceptance by (i) holders of at least two-thirds in dollar amount and (ii) more than one-half in number of holders of claims of such class who cast ballots to vote on the Plan. An impaired class of interests is deemed to accept a plan of reorganization if holders of at least two-thirds in amount of the allowed interests in such class who actually cast Ballots vote to accept the plan.

If a Class of Claims entitled to vote on the Plan rejects the Plan, the Company reserves the right to amend the Plan and/or to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of reorganization, notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or interests votes to accept the plan. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. This Disclosure Statement, the Plan and their respective exhibits and related documents are the only materials the Company is providing to creditors for their use in determining whether to vote to accept or reject the Plan. Such materials may not be relied upon or used for any purpose other than to vote to accept or reject the Plan.

If you are the holder of a Senior Secured Term Loan Claim, Senior Secured Revolving Loan Claim or Subordinated Note, please complete, execute and return your Ballot(s) to the Voting Agent on or before the Voting Deadline. All correspondence in connection with voting on the Plan should be directed to the Voting Agent at the following address:

Kurtzman Carson Consultants
599 Lexington Avenue, 39th Floor
New York, NY 10022
Attn: Otelco Vote Processing

TO BE COUNTED, YOUR ORIGINAL BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN 5:00 P.M., PREVAILING EASTERN TIME, ON MARCH 15, 2013, UNLESS EXTENDED BY THE COMPANY.

YOUR BALLOT MAY BE SENT VIA MAIL, OVERNIGHT COURIER OR MESSENGER. ALL BALLOTS MUST BE SIGNED.

The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from the Classes entitled to vote with respect thereto. Accordingly, in voting on the Plan, please use only the Ballots sent to you with this Disclosure Statement or provided by the Voting Agent. Only holders of record of Claims and Interests as of the Voting Record Date that are entitled to vote on the Plan will receive a Ballot and may vote on the Plan.

All properly completed Ballots received prior to the Voting Deadline will be counted for purposes of determining whether a voting Class of impaired Claims has accepted the Plan. The Voting Agent will prepare and file with the Bankruptcy Court a certification of the results of the balloting with respect to the Classes entitled to vote.

1.5	Important Matters.

This Disclosure Statement contains projected financial information and certain other forward-looking statements, all of which are based on various estimates and assumptions and will not be updated to reflect events occurring after the date hereof. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein. Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements. The projected financial information contained herein and in the Exhibits annexed hereto is, therefore, not necessarily indicative of the future financial condition or results of operations of the Company, which in each case may vary significantly from those set forth in such projected financial information. Consequently, the projected financial information and other forward-looking statements contained herein should not be regarded as representations by the Company, its advisors, or any other person that the projected financial conditions or results of operations can or will be achieved.

ARTICLE II.

SUMMARY OF PLAN AND CLASSIFICATION AND
TREATMENT OF CLAIMS AND INTERESTS THEREUNDER

The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan. The summaries in this table are qualified in their entirety by the description of the treatment of such Claims in Articles IV and V of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, U.S. Trustee Fees, Fee Claims and Priority Tax Claims have not been classified.

Class	Claims and Interests	Treatment	Status	Voting Rights	Estimated Allowed Amount	Projected Recovery
Class 1	Senior Secured Term Loan Claims	Each holder of an Allowed Senior Secured Term Loan Claim shall retain its liens on its collateral which shall continue to secure the New Term Loan Obligations and shall receive, in full and final satisfaction of its Allowed Senior Secured Term Loan Claims its Pro Rata share of: (a) the New Term Loan Obligations under the New Senior Secured Credit Facility; (b) the Senior Secured Term Loan Payment; and (c) the New Class B Common Stock, subject to dilution on account of the Management Equity Plan, as a fee for the extended maturity of the New Senior Secured Credit Facility.	Impaired	Entitled to Vote	$162.1 million	100%

Class	Claims and Interests	Treatment	Status	Voting Rights	Estimated Allowed Amount	Projected Recovery
Class 2	Senior Secured Revolving Loan Claims	In satisfaction of each Allowed Senior Secured Revolving Loan Claim, each Allowed Senior Secured Revolving Loan Claim shall either be: (a) reinstated and amended on the Effective Date pursuant to the New Senior Secured Credit Facility Agreement; or (b) paid in full in Cash on the relevant Distribution Date.	Impaired	Entitled to Vote	$17,500	100%

Class 3	Other Secured Claims
Subject to the provisions of sections 502(b)(3) and 506(d) of the Bankruptcy Code, each holder of an Allowed Other Secured Claim shall receive, at the Reorganized Debtors’ option: (a) the Reinstatement of such Claim; (b) payment in full in Cash of the Allowed amount of such Other Secured Claim; (c) the delivery of the collateral securing any such Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (d) such other treatment rendering such Other Secured Claim Unimpaired; or (e) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.
			Not Impaired	Not Entitled to Vote (Deemed to Accept)	$0	100%

Class 4	Other Priority Claims	In satisfaction of each Allowed Other Priority Claim, each holder thereof shall receive the following, at the option of the Reorganized Debtors: (a) payment in full in Cash; (b) other treatment rendering such Other Priority Claim Unimpaired; or (c) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.	Not Impaired	Not Entitled to Vote (Deemed to Accept)	$7.6 million	100%

Class 5	Subordinated Notes Claims	On the Effective Date, each holder of an Allowed Subordinated Notes Claim shall receive, in full and final satisfaction of its Allowed Subordinated Notes Claim, its Pro Rata share of the Subordinated Notes Equity Distribution, subject to dilution on account of the Management Equity Plan.	Impaired	Entitled to Vote	$117.9 million	40.5%

Class 6	510(b) Subordinated Notes Claims	On the Effective Date, all 510(b) Subordinated Notes Claims shall be cancelled. Holders of 510(b) Subordinated Notes Claims shall receive no distribution on account of such Claims.	Impaired	Not Entitled to Vote (Deemed to Reject)	$0	0%

Class	Claims and Interests	Treatment	Status	Voting Rights	Estimated Allowed Amount	Projected Recovery
Class 7	General Unsecured Claims
In the event that holders of Class 5 Subordinated Notes Claims vote to accept the Plan, Class 7 General Unsecured Claims shall be an unimpaired class under the Plan and each Allowed General Unsecured Claim shall, at the discretion of the Reorganized Debtors, be: (a) Reinstated as of the Effective Date as an obligation of the Reorganized Debtors, and paid in accordance with the ordinary course terms for such Claim; (b) paid in full in Cash on the relevant Distribution Date; or (c) receive such other treatment as may be agreed between such holder and the Reorganized Debtors.
In the event that holders of Class 5 Subordinated Notes Claims vote to reject the Plan, Class 7 General Unsecured Claims shall be an impaired class under the Plan. Each Allowed General Unsecured Claim shall receive payment in Cash equal to 40.5% of the Allowed amount of such General Unsecured Claim in full and final satisfaction of such Allowed General Unsecured Claim.
			Unimpaired, unless Class 5 Subordinated Note Claims Vote to Reject the Plan	Not Entitled to Vote	$1.1 million[2]	100% or 40.5%

Class 8	Existing Equity Interests	On the Effective Date, all Existing Equity Interests shall be cancelled. Holders of Existing Equity Interests shall receive no distribution on account of such Interests.	Impaired	Not Entitled to Vote (Deemed to Reject)	N/A	$0

[2]	As described in Section 10.2 hereof, the Company believes that the amount of General Unsecured Claims as of the Effective Date will be substantially less than the amount expressed herein.

The recoveries set forth above are estimates and are contingent upon approval of the Plan as proposed.

ARTICLE III.

BUSINESS DESCRIPTION AND
CIRCUMSTANCES THAT LED TO THE SOLICITATION

3.1	General.

Otelco was formed in Delaware in 1998 for the purpose of operating and acquiring rural local exchange carriers (“RLECs”). Since 1999, the Company has acquired eleven RLEC businesses, four of which serve contiguous territories in north central Alabama; three of which serve territories adjacent to either Portland or Bangor, Maine; and one each serving a portion of western Massachusetts, central Missouri, western Vermont and southern West Virginia. The Company is the sole wireline telephone services provider for many of the rural communities it serves. The Company also operates two competitive local exchange carriers (“CLECs”) serving subscribers throughout the states of Maine, New Hampshire and western Massachusetts. One of the CLECs also provides long distance services in Maine, New Hampshire, Vermont and Massachusetts.

The Company’s core businesses are local and long distance telecommunications services, wholesale access to the local and long distance network and network access to other wireline, long distance and wireless carriers for calls originated or terminated on its network. The Company also provides cable and satellite television service in some markets and digital high-speed data lines and residual dial-up internet access in all of its markets.

For the twelve months ending September 30, 2012, the Company recorded gross revenue of approximately $100.2 million and incurred net losses of approximately $126.9 million.

3.2	Industry Overview.

(a)	Local Services.

The Company believes that many of the traditional competitive threats to wireline telephone companies are not as significant in portions of its RLEC service areas as in more urban areas. The demographic characteristics of rural telecommunications markets generally require significant capital investment to offer competitive wireline telephone services with low potential revenues. As a result, RLECs generally do not face the threat of significant wireline telephone competition, except in markets where a cable company provides existing services. The Company faces current or future direct competition from cable providers in portions of six of its eleven RLEC territories. New market entrants, such as providers of wireless broadband, and indirect competition, such as voice over internet protocol, are gaining more traction.

The Company currently qualifies for the rural exemption under section 251(c) of the Telecommunications Act of 1996 from certain interconnection obligations that support industry competition, including obligations to provide services for resale at discounted wholesale prices and to offer unbundled network elements. If the Alabama Public Service Commission (the “APSC”), the Maine Public Utilities Commission (the “MPUC”), the Massachusetts Department of Telecommunications and Cable (the “MDTC”), the Missouri Public Service Commission (the “MPSC”), the Vermont Public Service Board (the “VPSB”) or the West Virginia Public Service Commission (the “WVPSC”) terminates this exemption for the Company’s RLECs, the Company may face competition from resellers and other wireline carriers.

Currently four of the RLECs have interconnection agreements with the local cable provider that allow the cable provider to port away customers from the RLECs. In addition, the Company is in the process of negotiating an interconnection agreement for a fifth RLEC. In those markets where RLECs have interconnected with cable providers (as required by FCC rules), the Company has experienced a decrease in access lines, the extent of which depends upon the penetration rate of the cable provider in the specific RLEC’s territories.

In all of the Company’s markets, the Company faces competition from wireless carriers. The Company has experienced a decrease in access lines as a result of customers switching their residential wireline telephone service to a wireless service. At the same time, the Company has also experienced an increase in network access revenue associated with terminating wireless calls on its telephone network. The introduction of residential bundled offerings, including unlimited calling, appears to have recaptured minutes back from wireless carriers. A portion of the wireless technology threat to the Company’s business is reduced due in part to the topography of some of the Company’s telephone territories and current inconsistent wireless coverage in some areas. However, as wireless carriers continue to employ new technologies in the Company’s territories, the Company expects to experience increased competition from these carriers.

The long distance market remains competitive in all of the Company’s RLEC territories. The Company competes with major national and regional interexchange carriers, including AT&T and Verizon, as well as wireless carriers and other service providers. However, the Company believes that its service bundling, which includes long distance, its long-standing local presence in its territories and its ability to provide a single, unified bill for all of its services are major competitive advantages.

In Maine, Massachusetts and New Hampshire, the Company operates as a facilities based CLEC in areas primarily served by FairPoint Communications (ME and NH) and Verizon (MA) as the incumbent local exchange carriers. There are other competitors who serve these markets as both facilities-based and resale carriers. The Company’s focus has been on the small to medium size business customer with multiple locations and enterprise telecommunications requirements, where the Company offers a combination of knowledge, experience, competitive pricing and new IP-based products to meet the customer’s specialized needs.

(b)	Competition from Cable Television Providers.

In Alabama, Charter Communications, Inc. (“Charter”) provides cable service, passing approximately 30% of the Company’s telephone subscribers. In Maine, Time Warner Cable (“TW”) provides cable service,

passing approximately 60% of the Company’s telephone subscribers. In Massachusetts, Comcast Corporation (“Comcast”) provides cable service, passing approximately 90% of the Company’s telephone subscribers. In addition, the Company competes against digital broadcast satellite providers including Dish Network and DirecTV. The Company’s broadband subscribers also have access to “Over The Top” entertainment services offered by numerous providers.

(c)	Competition from Internet Service Providers.

Competition in the provision of RLEC data lines and internet services currently comes from alternative digital high-speed internet service providers. Competitors vary on a market-to-market basis and include cable providers such as Charter, TW and Comcast, as well as wireless broadband providers.

(d)	Competition for Transport Services.

Other local telephone companies, long distance carriers, cable providers, utilities, governments and industry associations deploy and sell fiber capacity to users. Existing and newly deployed capacity could impact market pricing. Multi-year contracts generally protect existing relationships and provide revenue stability. The cost of and time required for deploying new fiber can be a deterrent to adding capacity. In Maine, a federally subsidized entity, Maine Fiber Corporation, has recently completed a significant build-out throughout the state. The Company has benefitted from this deployment through the ability to purchase lower-priced dark fiber. However, the Company has been negatively impacted because customers are able to purchase from Maine Fiber Company rather than the Company.

3.3	Products and Services.

The Company offers a wide range of telecommunications, data, and entertainment services to its subscribers. More than half of the Company’s residential customers receive packages of services that are delivered and billed together. The Company’s CLEC subscribers contract with it for selected services that meet their specific telecommunications requirements. The Company’s revenues are derived from five sources:

(a)	Local Services.

The Company receives revenues from providing local exchange telecommunications services in its eleven rural territories, from wholesale network services in New England and on a competitive basis throughout Maine, New Hampshire and Massachusetts. These revenues include monthly subscription charges for basic service, calling beyond the local territory on a fixed price and on a per minute basis, local private line services and enhanced calling features, such as voicemail, caller identification, call waiting and call forwarding. The Company also provides billing and collections services for other carriers under contract and receives revenues from directory advertising. A growing portion of the Company’s rural subscribers take bundled service plans that include multiple services, including unlimited domestic calling, for a flat monthly fee.

(b)	Network Access.

The Company receives revenues from charges established to compensate it for the origination, transport and termination of calls of long distance and other interexchange carriers. These include subscriber line charges imposed on end users and switched and special access charges paid by carriers. Switched access charges for long distance services within Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia are generally based on rates approved by the APSC, the MPUC, the MDTC, the MPSC, the New Hampshire Public Utilities Commission (the “NHPUC”), the VPSB and the WVPSC, respectively, where appropriate. Switched and special access charges for interstate and international services are based on rates approved by the United States Federal Communications Division (the “FCC”).

(c)	Cable Television.

The Company offers basic, digital, high-definition, digital video recording and pay per view cable television services to the majority of its telephone service territory in Alabama, including Internet Protocol television and Video on Demand. The Company is a reseller of satellite services for Dish Network and DirecTV in Missouri.

(d)	Internet.

The Company receives revenues from monthly recurring charges for digital high-speed data lines, dial-up internet access and ancillary services such as web hosting and computer virus protection.

(e)	Transport Services.

The Company receives monthly recurring revenues for the rental of fiber to transport data and other telecommunications services in New England.

3.4	Service Agreements with Carriers.

In order to provide certain services to its customers, the Company’s CLEC resells telecommunications services that it purchases from its RLECs. The Company also has several interconnection agreements with FairPoint Communications and Verizon to obtain access to unbundled network elements for use in providing service to its own customers.

3.5	Facilities.

The Company owns substantially all of its real property in Alabama, Missouri and Vermont, including its corporate office in Oneonta, Alabama. The Company primarily leases real property in Maine, Massachusetts, New Hampshire and West Virginia, including its primary office locations in Bangor, New Gloucester and Portland, Maine, Granby, Massachusetts, Bedford, New Hampshire and War, West Virginia. The Company also leases certain other real property, including land in Oneonta, Alabama, pursuant to a long-term, renewable lease. A small portion of the Company’s Alabama cable television service equipment is located on this leased property.

3.6	Employees.

As of the date hereof, the Company employed approximately 270 employees and contracted with approximately 22 independent contractors who each market the Company’s products.

3.7	Regulation.

The Company is subject to federal, state and local regulation. The Company holds regulatory authorizations for its service offerings and files reports with the FCC and state regulatory bodies. The FCC exercises jurisdiction over all facilities and services of telecommunications common carriers to the extent those facilities are used to provide, originate or terminate certain interstate or international communications. State regulatory commissions, such as the APSC, the MPUC, the MDTC, the MPSC, the NHPUC, the VPSB and the WVPSC, exercise jurisdiction over the Company’s facilities and services to the extent those facilities are used to provide, originate or terminate certain intrastate communications. Decisions by the FCC and state regulatory bodies affect the Company’s revenues in many ways through tariffs, price caps, high cost subsidies and other forms of regulation. Local governments often regulate the public rights-of-way necessary to install and operate networks and may require the Company to obtain licenses or franchises regulating its use of public rights-of-way.

3.8	The Company’s Capital Structure.

(a)	Senior Secured Credit Facility.

Otelco is a borrower under a credit facility consisting of a $120 million original term loan, a $108,853,032.12 additional term loan and up to a $15 million revolving loan commitment (the “Senior Secured Credit Facility”), each governed by that certain Second Amended and Restated Credit Agreement, dated as of October 20, 2008, by and among Otelco, as borrower, certain of Otelco’s direct and indirect subsidiaries, as credit parties thereto, General Electric Capital Corporation as administrative agent, agent and lender, GE Capital Markets, Inc., as lead arranger and sole bookrunner, and CoBank, ACB, as co-lead arranger and lender. As of the date hereof, Otelco has approximately $162 million of outstanding borrowings under the term loan portions of the Senior Secured Credit Facility and $0 of outstanding borrowings under the revolving loan portion of the Senior Secured Credit Facility. While the Senior Secured Credit Facility does not require scheduled principal payments, the Company made voluntary prepayments in August 2009, November 2010 and May 2011 totaling $11.5 million to reduce the Senior Secured Credit Facility. The Senior Secured Credit Facility matures on October 31, 2013.

Indebtedness under the Senior Secured Credit Facility is guaranteed by all of Otelco’s direct and indirect subsidiaries, other than Mid-Maine Telecom LLC and War Telephone LLC, and is secured by a first priority security interest in substantially all of Otelco’s direct and indirect subsidiaries’ capital stock and substantially all of Otelco’s and its direct and indirect subsidiaries’ tangible and intangible assets, other than the capital stock and tangible and intangible assets of Mid-Maine Telecom LLC and War Telephone LLC. The Company pays a commitment fee of .50% per annum, payable quarterly in arrears, on the unused portion of the revolving loan commitment.

(b)	Income Deposit Securities.

On December 21, 2004, Otelco completed an offering of 9,676,733 income deposit securities (“IDSs”). On July 5, 2007, Otelco completed an additional offering of 3,000,000 IDSs. On June 8, 2010, Otelco exchanged all 544,671 issued and outstanding shares of its Class B Common Stock for 544,671 IDSs. Each IDS represents one share of Existing Common Stock, par value $0.01 per share, and $7.50 principal amount of Subordinated Notes, further described below. The Company’s IDSs trade on the NASDAQ Global Market under the symbol “OTT” and on the Toronto Stock Exchange under the symbol “OTT.un.”

(1)	Subordinated Notes.

On December 21, 2004, Otelco completed an offering of $81,075,497.50 aggregate principal amount of its 13% senior subordinated notes due 2019 (the “Subordinated Notes”). On July 5, 2007, Otelco completed an additional offering of $22,500,000 aggregate principal amount of its Subordinated Notes. On June 8, 2010, Otelco issued an additional $4,085,032.50 aggregate principal amount of Subordinated Notes in connection with the exchange of all 544,671 issued and outstanding shares of its Class B Common Stock for 544,671 IDSs. As of the date of this Disclosure Statement, $107,660,530 aggregate principal amount of Subordinated Notes have been issued and are outstanding. All of the outstanding Subordinated Notes were issued pursuant to that certain Indenture, dated as of December 21, 2004, as supplemented as of July 3, 2006, July 5, 2007, October 31, 2008, June 8, 2010, October 1, 2011 and October 14, 2011, among Otelco, certain of Otelco’s direct and indirect subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as trustee (the “Subordinated Notes Indenture”). While the Subordinated Notes serve as a component of the Company’s IDSs, $8,500,000 aggregate principal amount of the Subordinated Notes are held separately.

Otelco is required to pay cash interest on the principal amount of the Subordinated Notes at a rate of 13% per annum. However, the Subordinated Notes Indenture provides that Otelco’s board of directors is permitted to defer interest on up to four occasions with respect to up to two quarters per occasion before resuming interest payments, including paying interest on the deferred interest. Otelco’s board of directors exercised its contractual right under the Subordinated Notes Indenture to defer interest on the Subordinated Notes for the third and fourth quarters of 2012. The Subordinated Notes are unsecured, rank pari passu with the trade payables of Otelco and its direct and indirect subsidiaries that guarantee the Subordinated Notes and mature on December 30, 2019.

(2)	Class A Common Stock.

Otelco’s outstanding capital stock consists of 13,221,404 shares of Class A Common Stock.

ARTICLE IV.
EVENTS LEADING TO THE SOLICITATION

4.1	Events Leading to the Solicitation.

The current Senior Secured Term Loan has a maturity date of October 31, 2013 and the Company and its management team diligently explored a variety of potential transactions in an effort to refinance the existing debt or acquire additional capital. In May 2012, the Company retained Evercore Group, L.L.C. (“Evercore”) as its financial advisor to assist the Company to engage in negotiations with the Senior Secured Credit Facility Lenders with respect to a potential balance sheet restructuring. To conserve $7 million in cash during the pendency of these negotiations, Otelco exercised its contractual right under the Subordinated Notes Indenture to defer interest on the Subordinated Notes for the third and fourth quarters of 2012. Otelco had previously suspended dividends on its Class A Common Stock.

The Company provided the Senior Secured Credit Facility Lenders with information regarding its operations, projections and business plan to facilitate their ability to negotiate and assess a potential restructuring plan with the Company. After good-faith, arm’s-length negotiations, on January 31, 2013, the Company reached an agreement (as may be amended or modified, the “Plan Support Agreement”) with the Plan Support Parties, including certain Senior Secured Credit Facility Lenders.

4.2	The Plan Support Agreement.

Pursuant to the Plan Support Agreement, the Plan Support Parties have agreed to, among other things, vote all of their Claims against the Debtors in favor of the Plan, to support the terms of the Plan and to take all reasonable actions necessary and appropriate to consummate the Plan in a timely manner, so long as certain restructuring milestones set forth in the Plan Support Agreement are met. Such milestones include a deadline for consummation of the Plan by June 30, 2013, which will be automatically extended for an additional sixty days if the Company has not obtained certain necessary regulatory approvals, as may be further extended with the consent of the Plan Support Parties.

(a)	Additional Agreements.

Each of the parties to the Plan Support Agreement has agreed that, unless the Plan Support Agreement is terminated in accordance with the terms thereof, it will not take any action that is inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Plan, and not directly or indirectly propose, support, solicit, encourage or participate in the formulation of any restructuring for the Company other than the Plan.

(b)	Fiduciary Duties.

Nothing in the Plan Support Agreement shall require the Company or its board of directors to breach any fiduciary obligations it has under applicable law, and to the extent that such fiduciary obligations require the Company or its board of directors to terminate its obligations under the Plan Support Agreement, it may do so without incurring any liability to the Plan Support Parties.

ARTICLE V.

REASONS FOR THE SOLICITATION

The Company is pursuing a restructuring through solicitation and confirmation of the Plan to reduce its debt leverage and better position the Company to compete in the telecommunications and information technology industry, and to resolve the maturity of the obligations under the Senior Secured Term Loan, which matures on October 31, 2013. As of September 30, 2012, the Company had approximately $270 million of long term indebtedness outstanding. As of September 30, 2012, it had approximately $27 million of cash on hand.

The Company expects that the Plan, if successfully confirmed, will reduce the Company’s indebtedness to no more than $142 million at consummation of the Plan, consisting of an estimated $142 million in term loan borrowings, or such higher amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion. Following the consummation of the Plan, the Company projects that it will have approximately $142 million in cash on its balance sheet, with additional liquidity under the New Senior Secured Credit Facility. However, there can be no assurance actual results will comport materially with the Company’s projections.

Chapter 11 of the Bankruptcy Code provides that unless the terms of section 1129(b) of the Bankruptcy Code are satisfied, for the Bankruptcy Court to confirm the Plan as a consensual plan, the holders of impaired Claims against, and Interests in, the Company in each Class of impaired Claims and Interests must accept the Plan by the requisite majorities set forth in the Bankruptcy Code. For a class of impaired claims to accept the Plan, section 1126 of the Bankruptcy Code requires acceptance by (i) holders of claims that hold at least two-thirds in dollar amount and (ii) more than one-half in number of holders of claims of such class who vote on the Plan. An impaired class of interests is deemed to accept a plan of reorganization if holders of at least two-thirds in amount of the allowed interests in such class who actually cast ballots vote to accept the plan.

The Plan is formulated to leave general unsecured creditors unimpaired, which the Company believes will preserve the Company’s value as a going concern. However, should holders of Class 5 Subordinated Notes Claims vote to reject the Plan, the Plan will impair the claims of general unsecured creditors in order to ensure that the Plan does not “discriminate unfairly” between non-accepting classes of equal priority. Under such mechanism, whether holders of Class 5 Subordinated Notes Claims vote to accept or reject the Plan, holders of Class 5 Subordinated Notes Claims will ultimately receive the same recovery under the Plan, and the Company believes that the Plan will be confirmable by the Bankruptcy Court pursuant to section 1129(b) of the Bankruptcy Code. The acceptance or rejection of Class 5 Subordinated Notes Claims will only effect the recovery of general unsecured creditors. Thus, the Company believes that holders of Class 5 Subordinated Notes Claims should vote to accept the Plan in order to leave the claims of general unsecured creditors unimpaired by the Plan and thereby maximize the value of the Company. As holders of Class 5 Subordinated Notes Claims will receive all of the New Class A Common Stock of the Company under the Plan, the preservation of the Company’s value is inherently linked to the recovery to holders of Class 5 Subordinated Notes Claims.

In the event that the Plan does not receive sufficient votes for confirmation, the Company would likely commence chapter 11 cases on terms other than as contemplated by the Plan. If the Company commences such a bankruptcy filing, holders of the Subordinated Notes may receive consideration that is substantially less than what is being offered under the Plan, or, under certain circumstances, no recovery at all.

The Company believes that a bankruptcy (other than pursuant to the Plan) could result in recoveries to its creditors substantially below those expected to result from the Plan, and could materially adversely affect its business and prospects. As a result, the Company is pursuing solicitation of the Plan because it believes that the Plan is superior to any existing alternative. For all of these reasons, the Company’s board of directors supports the Plan and urges the Holders of Claims and Interests entitled to vote on the Plan to accept and support it.

ARTICLE VI.

THE PLAN

6.1	Anticipated Events in a Chapter 11 Case.

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to chapter 11, a debtor may remain in possession of its assets, continue to manage its business and attempt to reorganize its business for the benefit of the debtor, its creditors and other parties-in-interest. The commencement of a chapter 11 case creates an estate comprising all the legal and equitable interests of a debtor in its property as of the date the petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession,” unless the Bankruptcy Court orders the appointment of a trustee. The commencement of a chapter 11 case also triggers the automatic stay provisions of section 362 of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect prepetition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the Bankruptcy Court, the automatic stay generally remains in full force and effect until confirmation of a plan of reorganization.

Pursuant to section 1102 of the Bankruptcy Code, upon the commencement of a chapter 11 case, the Office of the United States Trustee (the “U.S. Trustee”) is required to appoint a committee of creditors holding unsecured claims and may appoint additional committees of creditors or of equity security holders as the U.S. Trustee deems appropriate. However, it is not uncommon for the U.S. Trustee to not appoint a creditors’ committee in cases where solicitation of a Plan has been conducted before the Petition Date and holders of unsecured claims are unimpaired.

Pursuant to section 1103 of the Bankruptcy Code, a committee appointed under section 1102 of the Bankruptcy Code may:

•	consult with the trustee or debtor in possession concerning the administration of the chapter 11 case;

•	investigate the acts, conduct, assets, liabilities and financial condition of the debtor, the operation of the debtor’s business and the desirability of the continuance of such business and any other matter relevant to the case or to the formulation of a plan;

•	participate in the formulation of a plan, advise those represented by such committee of such committee’s determinations as to any plan formulated and collect and file with the court acceptances or rejections of a plan;

•	request the appointment of a trustee or examiner under section 1104 of the Bankruptcy Code; and

•	perform such other services as are in the interest of those represented by the committee.

Furthermore, pursuant to section 1109(b) of the Bankruptcy Code, upon the commencement of the chapter 11 case, any party-in-interest, including the debtor, a creditors’ committee, an equity security holders’ committee, a creditor, an equity security holder or any indenture trustee may raise and may appear and be heard on any issue in the chapter 11 case.

6.2	Summary of Distributions under the Plan.

If the Plan is confirmed by the Bankruptcy Court, each holder of an Allowed Claim or Allowed Interest in a particular Class will receive the same treatment as the other holders in the same Class of Claims or Interests, whether or not such holder voted to accept the Plan, unless such holder agrees to accept less favorable treatment by settlement or otherwise. Moreover, upon confirmation, the Plan will be binding on all of the Debtors’ creditors and equity holders regardless of whether such creditors or equity holders voted to accept the Plan. Such treatment will be in full satisfaction, release and discharge of and in exchange for such holder’s Claims against, or Interests in, the Debtors, except as otherwise provided in the Plan.

(a)	Treatment of Unclassified Claims.

The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include Administrative Claims, Priority Tax Claims and Fee Claims as set forth below.

(1)	Administrative Claims.

Under the Plan, Administrative Claims include any claim, other than a Fee Claim, a claim for payment of U.S. Trustee Fees, for payment of costs or expenses of administration, specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the business of the Debtors (such as wages, salaries, or commissions for services rendered). Each holder of an Allowed Administrative Claim shall be paid 100% of the unpaid Allowed amount of such Claim in Cash on the Distribution Date. Notwithstanding the immediately preceding sentence, Allowed Administrative Claims incurred in the ordinary course of business and on ordinary business terms unrelated to the administration of the Reorganization Cases (such as Allowed trade and vendor Claims) shall be paid, at the Debtors’ or Reorganized Debtors’ option, in accordance with ordinary business terms for payment of such Claims. Notwithstanding the foregoing, the holder of an Allowed Administrative Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Debtors or Reorganized Debtors.

(2)	Priority Tax Claims.

Under the Plan, Priority Tax Claims include any Claim by a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

(3)	Fee Claims.

Under the Plan, Fee Claims include any Claim by a Professional Person (other than an ordinary course professional retained pursuant to an order of the Bankruptcy Court) for compensation or reimbursement pursuant to section 327, 328, 330, 331, 503(b) or 1103(a) of the Bankruptcy Code in connection with the Reorganization Cases, and a claim by a member of the Creditors’ Committee, if any, arising under section 503(b)(3)(F) of the Bankruptcy Code.

(b)	Treatment of Classified Claims.

The following describes the Plan’s classification of the Claims and Interests that are required to be classified under the Bankruptcy Code and the treatment each holder of Allowed Claims or Allowed Interests will receive for such Claims or Interests:

(1)	Class 1 — Senior Secured Term Loan Claims.

The Claims in Class 1 consist of any Claim derived from or based upon the Senior Secured Term Loan under the Senior Secured Credit Facility.

Treatment: In full and final satisfaction of each Allowed Senior Secured Term Loan Claim, each holder thereof shall retain its liens on its collateral which shall continue to secure the New Term Loan Obligations and shall receive, in full and final satisfaction of its Allowed Senior Secured Term Loan Claims its Pro Rata share of: (i) the New Term Loan Obligations under the New Senior Secured Credit Facility; (ii) the Senior Secured Term Loan Payment; and (iii) the New Class B Common Stock, subject to dilution on account of the Management Equity Plan, as a fee for the extended maturity of the New Senior Secured Credit Facility.

Voting: Class 1 is Impaired. Therefore, holders of Class 1 Senior Secured Term Loan Claims are entitled to vote to accept or reject the Plan.

(2)	Class 2 — Senior Secured Revolving Loan Claims.

The Claims in Class 2 consist of any Claim derived from or based upon the Senior Secured Revolving Loan under the Senior Secured Credit Facility.

Treatment: In full and final satisfaction of each Allowed Senior Secured Revolving Loan Claim, each holder thereof shall either be: (i) reinstated and amended on the Effective Date pursuant to the New Senior Secured Credit Facility Agreement; or (ii) paid in full in Cash on the relevant Distribution Date.

Voting: Class 2 is Impaired. Therefore, holders of Class 2 Senior Secured Revolving Loan Claims are entitled to vote to accept or reject the Plan.

(3)	Class 3 — Other Secured Claims.

The Claims in Class 3 consist of any Secured Claim other than a Senior Secured Term Loan Claim, or a Senior Secured Revolving Loan Claim.

Each Allowed Other Secured Claim in Class 3 shall be considered to be a separate subclass within Class 3, and each such subclass shall be deemed to be a separate Class for purposes of the Plan.

Treatment: Subject to the provisions of sections 502(b)(3) and 506(d) of the Bankruptcy Code, each holder of an Allowed Other Secured Claim shall receive, at the Reorganized Debtors’ option: (i) the Reinstatement of such Claim; (ii) payment in full in Cash of the Allowed amount of such Other Secured Claim; (iii) the delivery of the collateral securing any such Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (iv) such other treatment rendering such Other Secured Claim Unimpaired; or (v) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

Voting: Class 3 is not Impaired by the Plan and each holder of a Class 3 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Class 3 Other Secured Claims are not entitled to vote to accept or reject the Plan.

(4)	Class 4 — Other Priority Claims.

The Claims in Class 4 consist of any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than: (i) an Administrative Claim; (ii) a Priority Tax Claim; (iii) a Fee Claim; or (iv) any Claim for “adequate protection” of the security interests of the Senior Secured Credit Facility Lenders authorized pursuant to the terms of an order approving the use of cash claimed as collateral.

Treatment: In satisfaction of each Allowed Other Priority Claim, each holder thereof shall receive the following, at the option of the Reorganized Debtors: (i) payment in full in Cash; (ii) other treatment rendering such Other Priority Claim Unimpaired; or (iii) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

Voting: Class 4 is not Impaired by the Plan and each holder of a Class 4 Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Class 4 Other Priority Claims are not entitled to vote to accept or reject the Plan.

(5)	Class 5 — Subordinated Notes Claims.

Allowance: The Claims in Class 5 consist of any Claim derived from or based upon the Subordinated Notes. The Subordinated Notes Claims shall be deemed to be Allowed Claims in the approximate amount of $117.8 million.

Treatment: On the Effective Date, each holder of an Allowed Subordinated Notes Claim shall receive, in full and final satisfaction of its Allowed Subordinated Notes Claim, its Pro Rata share of the Subordinated Notes Equity Distribution, subject to dilution on account of the Management Equity Plan.

Voting: Class 5 is Impaired. Therefore, holders of Class 5 Subordinated Notes Claims are entitled to vote to accept or reject the Plan.

(6)	Class 6 — 510(b) Subordinated Notes Claims.

Class 6 consists of all Claims of the type described in, and subject to subordination pursuant to section 510(b) of the Bankruptcy Code, if any, which Claim is related to the Subordinated Notes.

Treatment: On the Effective Date, all 510(b) Subordinated Notes Claims shall be cancelled, and holders of Subordinated Notes Claims shall receive no distribution on account of such Claims.

Voting: Class 6 is Impaired by the Plan and holders of 510(b) Subordinated Notes Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Class 6 510(b) Subordinated Notes Claims are not entitled to vote to accept or reject the Plan.

(7)	Class 7 — General Unsecured Claims.

The Claims in Class 7 consist of any Claim that is not: (i) an Administrative Claim, (ii) an Other Priority Claim, (iii) a Priority Tax Claim, (iv) a claim for U.S. Trustee Fees, (v) an Other Secured Claim, (vi) a Senior Secured Term Loan Claim, (vii) a Senior Secured Revolving Loan Claim, (viii) a Fee Claim, (ix) a Subordinated Notes Claim or (x) a 510(b) Subordinated Notes Claim.

Treatment: In the event that holders of Class 5 Subordinated Notes Claims vote to accept the Plan, Class 7 General Unsecured Claims shall be an unimpaired class under the Plan and each Allowed General Unsecured Claim shall, at the discretion of the Reorganized Debtors, be: (i) Reinstated as of the Effective Date as an obligation of the Reorganized Debtors, and paid in accordance with the ordinary course terms for such Claim; (ii) paid in full in Cash on the relevant Distribution Date; or (iii) receive such other treatment as may be agreed between such holder and the Reorganized Debtors.

In the event that holders of Class 5 Subordinated Notes Claims vote to reject the Plan, Class 7 General Unsecured Claims shall be an impaired class under the Plan. Each Allowed General Unsecured Claim shall receive payment in Cash equal to 40.5% of the Allowed amount of such General Unsecured Claim in full and final satisfaction of such Allowed General Unsecured Claim.

Voting: Class 7 is not Impaired unless Class 5 votes to reject the Plan. As a result, each holder of a Class 7 General Unsecured Claim will either be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or be deemed to have rejected the Plan. If Class 7 is deemed to reject the Plan, the Debtors will seek confirmation of the Plan pursuant to the provisions of section 1129(b) of the Bankruptcy Code. Therefore, holders of Class 7 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

(8)	Class 8 — Existing Equity Interests.

Class 8 consists of (a) all Interests in a Debtor, other than an Intercompany Interest, including but not limited to the common stock, par value $0.01 per share, of Holdco, issued and outstanding immediately prior to the Effective Date, and (b) all Claims of the type described in section 510(b) of the Bankruptcy Code, if any, which Claim is related to an Interest in a Debtor.

Treatment: On the Effective Date, all Existing Equity Interests shall be cancelled, and holders of Existing Equity Interests shall receive no distribution on account of such Interests.

Voting: Class 8 is Impaired by the Plan and holders of Existing Equity Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Class 8 Other Existing Equity Interests are not entitled to vote to accept or reject the Plan.

6.3	Settlement.

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, any controversies regarding the value of the New Common Stock of the Reorganized Debtors, and all Claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against any Released Party, or holders of Claims, arising out of, relating to or in connection with the business or affairs of or transactions with the Debtors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, creditors and other parties-in-interest, and are fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

6.4	Post-Confirmation Capital Structure of the Reorganized Debtors.

(a)	The New Senior Secured Credit Facility.

The New Senior Secured Credit Facility will consist of the New Term Loan Obligations and New Revolving Loan Obligations. The New Revolving Loan Obligations may be used to finance the Reorganized Debtors’ working capital and capital expenditure needs and to finance transaction costs and expenses related to the Restructuring Transaction. Obligations incurred under the New Senior Secured Credit Facility Agreement shall, inter alia, be secured by liens which are substantially similar to the liens securing the Senior Secured Credit Facility, or as otherwise agreed among the Debtors and the lenders under the New Senior Secured Credit Facility.

(1)	New Term Loan Obligations.

The New Term Loan Obligations shall consist of obligations in the principal amount of not more than $142 million, or such higher amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion, with respect to the term loan portion of the New Senior Secured Credit Facility.

(2)	New Revolving Loan Obligations.

The New Revolving Loan Obligations in a drawable principal amount of not more than $5 million shall be available to the Reorganized Debtors to finance their working capital and capital expenditure needs and to fund payments required under the Plan. Any portion of the New Revolving Loan Obligations that may be repaid from time to time may be reborrowed, subject to the applicable provisions of the New Senior Secured Credit Agreement.

(b)	Authorization and Issuance of New Common Stock.

As of the Effective Date, Reorganized Otelco shall authorize and issue two classes of New Common Stock, which shall be distributed in accordance with Sections 5.1 and 5.2 and other relevant provisions of the Plan to effectuate the Restructuring Transaction. In addition, as of the Effective Date, Reorganized Otelco shall authorize such shares of New Common Stock as may be required for the Management Equity Plan, in accordance with Sections 5.1, 5.2 and 7.7 of the Plan.

(c)	New Stockholders Agreement and New Registration Rights Agreement.

On and as of the Effective Date, the New Stockholders Agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each shareholder shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Otelco.

On and as of the Effective Date, the New Registration Rights Agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each applicable party shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Otelco.

6.5	Means for Implementation.

(a)	Restructuring Transaction.

On or as of the Effective Date, the Distributions provided for under the Plan shall be effectuated pursuant to the following transactions (collectively, the “Restructuring Transaction”): (i) pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and except as otherwise provided in the Plan, the property of each Estate shall vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, encumbrances, charges, and other Interests, except as provided in the Plan, the New Senior Secured Credit Facility Agreement, the other Plan Documents or the Confirmation Order. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein; (ii) all Existing Equity Interests shall be deemed cancelled as of the Effective Date. Reorganized Otelco shall issue the New Common Stock pursuant to the terms of the Plan and enter into the New Stockholders Agreement; (iii) the Debtors shall consummate the Plan by (1) making Distributions of the New Common Stock and Cash, and (2) entering into the New Senior Secured Credit Facility Agreement and the New Registration Rights Agreement; and (iv) the releases provided for herein, which are an essential element of the Restructuring Transaction, shall become effective.

(b)	Corporate Action.

The Debtors shall continue to exist as the Reorganized Debtors on and after the Effective Date, with all of the powers of corporations or limited liability companies, as the case may be, under applicable law. The certificates of incorporation or operating agreements, as applicable, of each Reorganized Debtor shall, inter alia, prohibit the issuance of nonvoting stock to the extent required by section 1123(a)(6) of the Bankruptcy Code. The adoption of any new or amended and restated operating agreements, certificates of incorporation and by-laws of each Reorganized Debtor and the other matters provided for under the Plan involving the corporate or entity structure of the Debtors or the Reorganized Debtors, or limited liability company or corporate action to be taken by or required of the Debtors or the Reorganized Debtors, shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by members, stockholders or directors of the Debtors or the Reorganized Debtors, as the case may be; provided, however, that the amended and restated operating agreements, certificates of incorporation, and by-laws for each Reorganized Debtor shall be in the forms attached to the Plan Supplement with such changes and modifications as consented to by the Senior Secured Credit Facility Agent and Required Lenders. Without limiting the foregoing, the Reorganized Debtors shall be authorized, without any further act or action required, to issue all New Common Stock and any instruments required to be issued hereunder, to undertake, consummate and execute and deliver any documents relating to the Restructuring Transaction and to undertake any action or execute and deliver any document contemplated under the Plan. The Confirmation Order shall provide that it establishes conclusive corporate or other authority, and evidence of such corporate or other authority, required for each of the Debtors and the Reorganized Debtors to undertake any and all acts and actions required to implement or contemplated by the Plan, including without limitation, the specific acts or actions or documents or instruments identified in Section 7.2 of the Plan, and no board, member or shareholder vote shall be required with respect thereto.

(c)	Effectuating Documents and Further Transactions.

The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, so long as such documents, contracts, instruments and other agreements are consistent with the Plan and the Plan Support Agreement.

(d)	Intercompany Claims and Interests.

Intercompany Claims are a necessary accounting mechanic of a centralized cash management system. Each Debtor generates sufficient cash to pay its individual obligations, and thus Intercompany Claims are not a mechanic to loan money to less capitalized affiliates. On the Effective Date, each Reorganized Debtor will have sufficient cash to pay its own obligations. Solely for the purpose of maintaining the Debtors’ corporate accounting practices and centralized cash management system, each Intercompany Claim shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

Solely for the purpose of maintaining the Debtors’ corporate structure, Intercompany Interests shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

(e)	Managers and Officers of the Reorganized Debtors.

As of the Effective Date, employees of the Debtors will remain employed by the Reorganized Debtors on the same terms and conditions as existed as of the Effective Date, to assist the Reorganized Debtors with the administration of the Estate and businesses of the Reorganized Debtors. Notwithstanding the foregoing, and for the avoidance of doubt, any employment agreements governing the employment of such parties with the Debtors shall be deemed assumed as of the Effective Date in accordance with Section 9.1 of the Plan.

(f)	Directors of the Reorganized Debtors.

As of the Effective Date, the New Board shall consist of those certain individuals, the names of which shall be set forth in the Plan Supplement. The members of the board of directors or board of managers of each Debtor, as applicable, in their capacities as such, shall be deemed to have resigned as of the Effective Date, and shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date. Following the occurrence of the Effective Date, the board of directors or board of managers of each Reorganized Debtor, as applicable, may be replaced by such individuals as are selected in accordance with the organizational documents of such Reorganized Debtor.

(g)	Management Equity Plan.

As of the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors shall adopt and implement the Management Equity Plan, which shall include, among other things, the grant of stock options to the Reorganized Debtors’ senior management for a percentage of New Common Stock not to exceed 10% of the total voting and economic interest of the Reorganized Debtors. The awards of stock options to members of the Debtors’ senior management shall be determined by the New Board of the Reorganized Debtors, which awards may consist of, among other things, restricted stock and/or time and performance based options, and will take account of any other bonus and compensation plans. The members of management and the employees entitled to participate in the Management Equity Plan, and the awards for each, will be determined by the New Board in its sole and absolute discretion.

(h)	General Distribution Mechanics.

Notwithstanding anything herein to the contrary, no Distribution shall be made on account of a Disputed Claim until such Disputed Claim becomes an Allowed Claim. Except with respect to Claims that are Reinstated, no claimant shall have recourse to the Reorganized Debtors (or any property thereof), other than with regard to the enforcement of rights or Distributions under the Plan.

Any Cash payment to be made pursuant to the Plan will be in U.S. dollars and may be made by draft, check, or wire transfer, in the sole discretion of the Debtors or the Reorganized Debtors, or as otherwise required or provided in any relevant agreement or applicable law. Any payment or Distribution due on a day other than a Business Day may be made, without interest, on the next Business Day.

Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution in excess of the Allowed amount of such Claim. If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Reorganized Debtors may, in lieu of making such Distribution to such Person, make such Distribution into a segregated account until the disposition thereof shall be determined by Court order or by written agreement among the interested parties.

Unless otherwise provided herein, on or immediately after the Effective Date, the Reorganized Debtors or the Distribution Agent will issue, or cause to be issued, and authenticate, as applicable, the applicable Distribution, and subject to Bankruptcy Rule 9010, unless otherwise provided herein, make all distributions to any holder of an Allowed Claim at (a) the address of such holder on the books and records of the Debtors or their agents, (b) at the address in any written notice of address change delivered to the Debtors or the Distribution Agent, including any addresses included on any filed proofs of Claim or Interest, or (c) in the case of a holder of a Subordinated Notes Claim, at the address either on record with the DTC or in the Subordinated Notes Trustee’s official records. In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Distribution Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest, provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the relevant Distribution Date, subject to the treatment described in Section 7.7(j) below.

Distributions on account of Subordinated Notes Claims shall be made on the Effective Date by the Reorganized Debtors to the Subordinated Notes Trustee. The Subordinated Notes Trustee shall act as Distribution Agent and make applicable Distributions to holders of Subordinated Notes Claims pursuant to the terms of the Plan.

Distributions on account of the Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims (to the extent not previously paid) shall be made on the Distribution Date by the Reorganized Debtors or the Debtors, as applicable, to the Senior Secured Credit Facility Agent. The Senior Secured Credit Facility Agent shall act as Distribution Agent and distribute the relevant Distributions to holders of Allowed Senior Secured Term Loan Claims and Allowed Senior Secured Revolving Loan Claims, respectively, pursuant to the terms of the Plan.

The Reorganized Debtors or applicable Distribution Agent shall hold all Unclaimed Property (and all interest, dividends, and other distributions thereon), for the benefit of the holders of Claims entitled thereto under the terms of the Plan. At the end of one (1) year following the relevant Distribution Date of particular Cash or New Common Stock, the holders of Allowed Claims theretofore entitled to Unclaimed Property shall be deemed to have forfeited such property, whereupon all right, title and interest in and to such property shall immediately and irrevocably revest in the Reorganized Debtors, such holders shall cease to be entitled thereto and: (a) any such Unclaimed Property that is Cash (including Cash interest, maturities, dividends and the like) shall be property of the Reorganized Debtors free of any restrictions thereon; and (b) any New Common Stock that is Unclaimed Property shall be cancelled or held as treasury shares at the Reorganized Debtors’ discretion. The Reorganized Debtors or the applicable Distribution Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, proofs of Claim filed against the Debtors, or relevant registers maintained for such Claims.

Neither the Reorganized Debtors, nor any applicable Distribution Agent, shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or $20.00 in Cash. Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock shall be issued. When any Distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual Distribution of such New Common Stock shall be rounded to the next higher or lower number as follows: (a) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number; and (b) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of shares of the New Common Stock shall be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Distribution Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock. Fractional shares of New Common Stock that are not distributed in accordance with Section 7.9(l) of the Plan shall be returned to Holdco and cancelled.

(i)	Withholding Taxes.

Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any Distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes. Notwithstanding any other provision of the Plan, each holder of an Allowed Claim that is to receive a Distribution of Cash, New Term Loan Obligations and/or New Common Stock pursuant to the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution.

(j)	Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, (a) all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including the transfers effectuated under the Plan, the sale by the Debtors of any owned property pursuant to section 363(b) or 1123(b)(4) of the Bankruptcy Code, any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, and (b) the creation, modification, consolidation or recording of any mortgage pursuant to the terms of the Plan, the New Senior Secured Credit Facility Agreement or ancillary documents, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

(k)	Exemptions from Securities Laws.

The issuance of New Common Stock pursuant to the Plan (including the New Common Stock issued under the Management Equity Plan) shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

(l)	Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off and/or recoup against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any and all claims, rights and causes of action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and causes of action that a Reorganized Debtor or its successor may possess against such holder.

(m)	Insurance Preservation and Proceeds.

Nothing in the Plan, including any releases, shall diminish or impair the enforceability of any policies of insurance that may cover claims against the Debtors or any other Person.

(n)	No Change of Control.

Except as otherwise expressly provided by order of the Bankruptcy Court, none of (i) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the Reorganization Cases, (ii) the distribution of the New Common Stock pursuant to the Plan or (iii) consummation of the Restructuring Transaction or any other transaction pursuant to the Plan shall constitute a “change in ownership” or “change of control” (or a change in working control) of, or in connection with, any Debtor.

6.6	Discharge.

(a)	Scope.

Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge, effective as of the Effective Date, of all debts of, Claims against, liens on, and Interests in the Debtors, their assets or properties, which debts, Claims, liens, and Interests arose at any time before the entry of the Confirmation Order. The discharge of the Debtors shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is an Allowed Claim or whether the holder thereof votes to accept the Plan. On the Effective Date, as to every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting against the Debtors, the Reorganized Debtors or the assets or properties of any of them, any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.

(b)	Injunction.

In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims, liens and Interests discharged hereby.

(c)	Releases of Liens.

Unless a particular Claim is Reinstated, and except with respect to Class 1 Claims and Class 2 Claims: (i) each holder of a Secured Claim or a Claim that is purportedly secured (including an Other Secured Claim) shall, on or immediately before the Effective Date (or, in the case of Other Secured Claims treated pursuant to Section 4.4(c) of the Plan, on or prior to the date of the return of the relevant collateral) and as a condition to receiving any Distribution hereunder: (A) turn over and release to the Debtors, or the Reorganized Debtors, as applicable, any and all property of the Debtors or the Estates that secures or purportedly secures such Claim; and (B) execute such documents and instruments as the Debtors or the Reorganized Debtors require to evidence such claimant’s release of such property; and (ii) on the Effective Date (or such other date described in this subsection), all claims, right, title and interest in such property shall revert to the Reorganized Debtors free and clear of all Claims and Interests, including (without limitation) liens, charges, pledges, encumbrances and/or security interests of any kind. All liens of the holders of such Claims or Interests in property of the Debtors, the Estates, and/or the Reorganized Debtors shall be deemed to be cancelled and released as of the Effective Date (or such other date described in this subsection). Notwithstanding the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to execute and deliver such release of liens until ten (10) days after such Claim becomes an Allowed Claim or is Disallowed. To the extent any holder of a Claim described in the first sentence of this subsection fails to release the relevant liens as described above, the Reorganized Debtors may act as attorney-in-fact, on behalf of the holders of such liens, to provide any releases as may be required by any lender under the New Senior Secured Credit Facility or for any other purpose.

(d)	Cancellation of Stock/Instruments.

The Existing Equity Interests, the Existing Income Deposit Securities, the Senior Secured Credit Facility, the Subordinated Notes (each including any related credit agreement, indenture, security and guaranty agreements, interest rate agreements and commodity hedging agreements) and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, other than an Intercompany Interest, and any rights of any holder in respect thereof, shall be deemed cancelled on the Effective Date, provided, however, the Subordinated Notes Indenture shall continue in effect solely for purposes of allowing the Subordinated Notes Trustee to make the Distributions to be made on account of the Subordinated Notes; provided further that the Senior Secured Credit Facility Agreement shall continue in effect solely for purposes of allowing the Senior Secured Credit Facility Agent to make Distributions to be made on account of the Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims.

6.7	Vesting and Retention of Causes of Action.

Except as otherwise provided in the Plan (including, but not limited to, Section 8.4 of the Plan), on the Effective Date all property comprising the Estates (including, subject to any release provided for herein, any claim, right or cause of action that may be asserted by or on behalf of the Debtors, whether relating to the avoidance of preferences or fraudulent transfers under sections 544, 547, 548, 549 and/or 550 of the Bankruptcy Code or otherwise) shall be vested in the Reorganized Debtors free and clear of all Claims, liens, charges, encumbrances and interests of creditors and equity security holders, except for the rights to Distribution afforded to holders of certain Claims under the Plan. After the Effective Date, the Reorganized Debtors shall have no liability to holders of Claims and Interests other than as provided for in the Plan. As of the Effective Date, the Reorganized Debtors may operate each of their respective businesses and use, acquire and settle and compromise claims or interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan or by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any claims, rights and causes of action that the Debtors or the Estates may hold. The Reorganized Debtors or any successor thereto may pursue those claims, rights and causes of action in accordance with what is in its best interests and in accordance with its fiduciary duties.

6.8	Survival of Certain Indemnification Obligations.

The obligations of the Debtors to indemnify individuals who serve or served on or after the Petition Date as their respective directors, officers, agents, employees, representatives, and Professional Persons retained by the Debtors pursuant to the Debtors’ operating agreements, certificates of incorporation, by-laws, applicable statutes and preconfirmation agreements in respect of all present and future actions, suits and proceedings against any of such officers, directors, agents, employees, representatives, and Professional Persons retained by the Debtors, based upon any act or omission related to service with, for, or on behalf of the Debtors on or before the Effective Date, as such obligations were in effect at the time of any such act or omission, shall not be expanded, discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the Reorganized Debtors regardless of such confirmation, consummation and reorganization, and regardless of whether the underlying claims for which indemnification is sought are released pursuant to the Plan.

6.9	Release, Injunction and Related Provisions.

A “Released Party” means each of, and solely in its capacity as such: (a) the Debtors; (b) the Senior Secured Credit Facility Agent; (c) the Plan Support Parties; (d) the Subordinated Notes Trustee; (e) the Creditors’ Committee, if any, and its members (solely in their capacity as members of the Creditors’ Committee but not in their capacity as individual creditors), advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons); and (f) with respect to each of the foregoing entities in clauses (a) through (e), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

A “Releasing Party” means each of, and solely in its capacity as such, (a) the Senior Secured Credit Facility Agent; (b) the Plan Support Parties; (c) the Subordinated Notes Trustee; (d) the holders of impaired Claims or Interests other than those who (i) have been deemed to reject the Plan, or (ii) abstain from voting or voted to reject the Plan and have also checked the box on the applicable Ballot indicating that they opt not to grant the releases provided in the Plan; (e) the Creditors’ Committee, if any, and its members (solely in their capacity as members of the Creditors’ Committee but not in their capacity as individual creditors), advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons); (f) the holders of Unimpaired Claims; and (g) with respect to the foregoing entities in clauses (a) through (f), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

(a)	Satisfaction of Claims and Interests.

The treatment to be provided for respective Allowed Claims or Interests pursuant to the Plan shall be in full and final satisfaction, settlement, release and discharge of such respective Claims or Interests.

(b)	Debtor Releases.

Except as otherwise expressly set forth in the Plan or the Confirmation Order, as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, including good faith settlement and compromise of the claims released herein and the services of the Debtors’ current officers, directors, managers and advisors in facilitation of the expeditious implementation of the transactions contemplated hereby, each Debtor and debtor in possession, and any person seeking to exercise the rights of the Debtors’ Estates, including without limitation, the Reorganized Debtors, any successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code, shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge and shall be deemed to have provided a full discharge and release to each Released Party and their respective property (and each such Released Party so released shall be deemed fully released and discharged by each Debtor, debtor in possession, and any person seeking to exercise the rights of the Debtors’ estates, including without limitation, the Reorganized Debtors, any successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies and liabilities whatsoever, (other than all rights, remedies and privileges to enforce the Plan, the Plan Supplement and the contracts, instruments, releases, indentures and other agreements or documents (including, without limitation, the Plan Documents) delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the parties released pursuant to Section 8.4(b) of the Plan, the Reorganization Cases, the Plan or the Disclosure Statement, or any related contracts, instruments, releases, agreements and documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, and that could have been asserted by or on behalf of the Debtors, the debtors in possession or their Estates, or any of their affiliates, whether directly, indirectly, derivatively or in any representative or any other capacity, individually or collectively, in their own right or on behalf of the holder of any Claim or Interest or other entity, against any Released Party; provided, however, that in no event shall anything in Section 8.4(b) of the Plan be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

(c)	Releases by Holders of Claims and Interests.

Except as expressly set forth in the Plan or the Confirmation Order, on the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each Releasing Party (regardless of whether such Releasing Party is a Released Party), in consideration for the obligations of the Debtors and the other Released Parties under the Plan, the Distributions provided for under the Plan, and the contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan and the Restructuring Transaction, will be deemed to have consented to the Plan for all purposes and the restructuring embodied herein and deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge (and each entity so released shall be deemed released and discharged by the Releasing Parties) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies or liabilities whatsoever, including all derivative claims asserted or which could be asserted on behalf of a Debtor (other than all rights, remedies and privileges of any party under the Plan, and the Plan Supplement and the contracts, instruments, releases, agreements and documents (including, without limitation, the Plan Documents) delivered under or in connection with the Plan), including, without limitation, any claims for any such loss such holder may suffer, have suffered or be alleged to suffer as a result of the Debtors commencing the Reorganization Cases or as a result of the Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Reorganization Cases, the purchase or sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Releasing Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the Plan or the Disclosure Statement or any related contracts, instruments, releases, agreements and documents; provided, however, that in no event shall anything in Section 8.4(c) of the Plan be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, of the releases in Sections 8.4(b) and (c), which includes by reference each of the related provisions and definitions contained herein, and further, will constitute the Bankruptcy Court’s finding that such releases are (i) in exchange for the good and valuable consideration provided by the Debtors and the other Released Parties, representing good faith settlement and compromise of the claims released herein, (ii) in the best interests of the Debtors and all holders of Claims and Interests, (iii) fair, equitable, and reasonable, (iv) approved after due notice and opportunity for hearing, and (v) a bar to any of the Releasing Parties asserting any claim or cause of action released by the Releasing Parties against any of the Debtors and the other Released Parties or their respective property.

Notwithstanding anything to the contrary contained herein, with respect to a Released Party that is a non-Debtor, nothing in the Plan or the Confirmation Order shall effect a release of any claim by the United States government or any of its agencies whatsoever, including without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party, nor shall anything in the Confirmation Order or the Plan enjoin the United States from bringing any claim, suit, action or other proceeding against such Released Party for any liability whatever, including without limitation, any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States, nor shall anything in the Confirmation Order or the Plan exculpate any non-Debtor party from any liability to the United States Government or any of its agencies, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party.

Notwithstanding anything to the contrary contained herein, except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, except with respect to a Released Party that is a Debtor, nothing in the Confirmation Order or the Plan shall effect a release of any claim by any state or local authority whatsoever, including without limitation, any claim arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor, nor shall anything in the Confirmation Order or the Plan enjoin any state or local authority from bringing any claim, suit, action or other proceeding against any Released Party that is a non-Debtor for any liability whatever, including without limitation, any claim, suit or action arising under the environmental laws or any criminal laws of any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to any state or local authority whatsoever, including any liabilities arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor. As to any state or local authority, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude any valid right of setoff or recoupment.

As to the United States, its agencies, departments or agents, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude: (i) any liability of the Debtors or Reorganized Debtors arising on or after the Effective Date; or (ii) any valid right of setoff or recoupment. Furthermore, nothing in the Plan or the Confirmation Order: (A) discharges, releases, or precludes any environmental liability that is not a claim (as that term is defined in the Bankruptcy Code), or any environmental claim (as the term “claim” is defined in the Bankruptcy Code) of a governmental unit that arises on or after the Effective Date; (B) releases the Debtors or the Reorganized Debtors from any non-dischargeable liability under environmental law as the owner or operator of property that such persons own or operate after the Effective Date; (C) releases or precludes any environmental liability to a governmental unit on the part of any Persons other than the

Debtors and Reorganized Debtors; or (D) enjoins a governmental unit from asserting or enforcing outside this Court any liability described in this paragraph.

(d)	Injunction.

Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; (v) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (vi) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, further, that the Releasing Parties are, with respect to Claims or Interests held by such parties, permanently enjoined after the Confirmation Date from taking any actions referred to in clauses (i) through (vi) above against the Released Parties or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Released Parties or any property of any such transferee or successor; provided, however, that nothing contained herein shall preclude any Person from exercising its rights, or obtaining benefits, directly and expressly provided to such entity pursuant to and consistent with the terms of the Plan, the Plan Supplement and the contracts, instruments, releases, agreements and documents delivered in connection with the Plan.

All Persons releasing claims pursuant to Section 8.4(b) or (c) of the Plan shall be permanently enjoined, from and after the Confirmation Date, from taking any actions referred to in clauses (i) through (v) of the immediately preceding paragraph against any party with respect to any claim released pursuant to Section 8.4(b) or (c).

(e)	Exculpation.

None of the Released Parties shall have or incur any liability to any holder of any Claim or Interest for any prepetition or postpetition act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation, the negotiation and execution of the Plan, the Plan Documents, the Reorganization Cases, the Disclosure Statement, the dissemination of the Plan, the solicitation of votes for and the pursuit of the Plan, the consummation of the Plan, or the administration of the Plan or the property (including without limitation the New Common Stock and any other security offered, issued or distributed in connection with the Plan) to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition or postpetition activities taken or omission in connection with the Plan or the restructuring of the Debtors except fraud, gross negligence or willful misconduct, each as determined by a Final Order. The Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, solely to the extent that it would contravene Rule 1.8(h)(1) of the New York Rules of Professional Conduct or any similar ethical rule of another jurisdiction, if binding on an attorney of a Released Party, no attorney of any Released Party shall be released by the Debtors or the Reorganized Debtors.

(f)	Injunction Related to Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to Section 8.4(e) of the Plan.

(g)	Exclusive Jurisdiction.

The Bankruptcy Court (and the United States District Court for the District of Delaware) shall retain exclusive jurisdiction to adjudicate any and all claims or causes of action released pursuant to Section 8.4 of the Plan (i) against any Released Party, (ii) relating to the Debtors, the Plan, the Distributions, the New Common Stock, the Reorganization Cases, the Restructuring Transaction, or any contract, instrument, release, agreement or document executed and delivered in connection with the Plan and the Restructuring Transaction, and (iii) brought by the Debtors (or any successor thereto) or any holder of a Claim or Interest.

6.10	Objections to Claims and Interest.

Unless otherwise ordered by the Bankruptcy Court, objections to Claims shall be filed and served on the applicable holder of such Claim not later than 120 days after the later to occur of: (a) the Effective Date; and (b) the filing of the relevant Claim. Notwithstanding any authority to the contrary, any objections to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (x) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (y) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (z) by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Reorganization Cases (so long as such appearance has not been subsequently withdrawn).

After the Confirmation Date, only the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without Court approval. Any Claims filed after the applicable Bar Date shall be deemed Disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person or entity wishing to file such untimely Claim has received prior Bankruptcy Court authority to do so.

In the event that Class 5 votes to accept the Plan, and thus Class 7 is not impaired under the Plan, any objections or disputes with respect to Class 7 General Unsecured Claims made prior to the Effective Date will continue to exist on and after the Effective Date and such objections or disputes will not be adjudicated in the Reorganization Cases, but shall be addressed by the Reorganized Debtors in the ordinary course of business.

6.11	Executory Contracts.

(a)	Executory Contracts and Unexpired Leases.

On the Effective Date, all executory contracts and unexpired leases of the Debtors and/or the Estates shall be assumed by the Debtors and assigned to the Reorganized Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contracts and unexpired leases that are the subject of separate rejection motions filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order; and (ii) any executory contract or unexpired lease that is the subject of a Cure Dispute pursuant to Section 9.3 of the Plan and for which the Debtors or Reorganized Debtors, as the case may be, make a motion to reject such contract or lease based upon the existence of such Cure Dispute filed at any time.

Subject to subsection (a) above and Section 9.3 of the Plan, the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption or rejection, as applicable, of executory contracts and unexpired leases the assumption or rejection of which is provided for in Section 9.1(a) of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code and such assumption or rejection shall be deemed effective as of the Effective Date.

(b)	Bar Date for Rejection Damages.

If the rejection of any executory contract or unexpired lease under the Plan (including executory contracts and unexpired leases included on the Schedule of Rejected Contracts) gives rise to a Claim by the non-Debtor party or parties to such contract or lease, such Claim, to the extent that it is timely filed and is an Allowed Claim, shall be classified as a General Unsecured Claim; provided, however, that the General Unsecured Claim arising from such rejection shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their successors or properties, unless a proof of such Claim is filed and served on the Reorganized Debtors within thirty (30) days after the date of notice of the entry of the order of the Bankruptcy Court rejecting the executory contract or unexpired lease, which may include, if applicable, the Confirmation Order.

(c)	Cure.

At the election of the Reorganized Debtors, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (i) by payment of the default amount (the “Cure Amount”) in Cash on or as soon as reasonably practicable after the later to occur of (A) thirty (30) days after the determination of the Cure Amount and (B) the Effective Date or such other date as may be set by the Bankruptcy Court; or (ii) on such other terms as agreed to by the Debtors or Reorganized Debtors and the non-Debtor party to such executory contract or unexpired lease.

In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the assumption of an executory contract or unexpired lease, the cure payment required by section 365(b)(1) of the Bankruptcy Code shall be made only following the entry of a Final Order resolving the Cure Dispute and approving the assumption of such executory contract or unexpired lease. If a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the subject contract or lease prior to resolution of the Cure Dispute, provided that the Debtors reserve Cash in an amount sufficient to pay the full amount asserted by the non-Debtor party to the subject contract (or such other amount as may be fixed or estimated by the Bankruptcy Court). Such reserve may be in the form of a book entry and evergreen in nature. The Debtors or Reorganized Debtors shall have the right at any time to move to reject any executory contract or unexpired lease based on the existence of a Cure Dispute.

6.12	Conditions Precedent to Confirmation and Consummation of the Plan.

(a)	Conditions Precedent to Confirmation.

Confirmation of the Plan is subject to: (i) entry of the Confirmation Order, which shall be in form and substance reasonably satisfactory to the Debtors and the Senior Secured Credit Facility Agent; and (ii) the Plan Documents having been filed in substantially final form prior to the Confirmation Hearing, which Plan Documents shall be in form and substance reasonably satisfactory to the Debtors, the Senior Secured Credit Facility Agent and the Required Lenders.

(b)	Conditions to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article X of the Plan: (i) the Confirmation Order shall have been entered; (ii) the Confirmation Order shall have become a Final Order; (iii) the certificates of incorporation and by-laws of the Reorganized Debtors shall have been amended or created as provided in the Plan, which shall be in form and substance reasonably satisfactory to the Debtors, the Senior Secured Credit Facility Agent and the Required Lenders; (iv) the New Board shall have been appointed; (v) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan; (vi) the New Senior Secured Credit Facility Agreement, which shall be in form and substance reasonably satisfactory to the Debtors, the Senior Secured Credit Facility Agent and the Required Lenders, including all ancillary documents, opinions of counsel and closing certificates, shall have been executed and delivered; (vii) the Senior Secured Term Loan Payment shall (a) be at least $20 million, and (b) be in an amount sufficient to pay all interest and expenses under the Senior Secured Credit Facility and to reduce the principal amount of the Senior Secured Term Loan to no greater than $142,000,000, or such higher amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion; (viii) the Debtors shall have, or shall have received pursuant to the New Senior Secured Credit Facility, the requisite funding to make any Distributions required under the Plan to be made in Cash; and (ix) all other Plan Documents required to be executed and delivered on or prior to the Effective Date shall have been executed and delivered, and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and shall be consistent in all respects with the Plan.

(c)	Waiver of Conditions Precedent.

Other than the requirement of Section 10.2(a) of the Plan that the Confirmation Order must be entered, which cannot be waived, the requirement that a particular condition be satisfied may be waived in whole or part by the Debtors (with the consent of the Senior Secured Credit Facility Agent), without notice and a hearing, and the Debtors’ benefits under the “mootness doctrine” shall be unaffected by any provision of the Plan. The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by the Debtors). The failure of the Debtors to assert the non-satisfaction of any such conditions shall not be deemed a waiver of any other rights hereunder, and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

(d)	Effect of Non-Occurrence of the Conditions to Consummation.

If each of the conditions to confirmation and consummation of the Plan and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than sixty (60) days after the Confirmation Date, or by such later date as is proposed by the Debtors and, after notice and a hearing, by the Bankruptcy Court, upon motion by any party in interest made before the time that each of the conditions has been satisfied or duly waived, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; or (b) prejudice in any manner the rights of the Debtors, including (without limitation) the right to seek a further extension of the exclusive periods to file and solicit votes with respect to a plan under section 1121(d) of the Bankruptcy Code.

(e)	Withdrawal of Plan.

Subject to the Plan Support Agreement, the Debtors reserve the right to modify or revoke and withdraw the Plan at any time before the Confirmation Date or, if the Debtors are for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. If the Debtors revoke and withdraw the Plan: (a) nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or to prejudice in any manner the rights of the Debtors or any Persons in any further proceeding involving the Debtors; and (b) the result shall be the same as if the Confirmation Order were not entered, the Plan was not filed and no actions were taken to effectuate it.

(f)	Cramdown.

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

6.13	Retention of Jurisdiction.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Reorganization Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, as set forth in Article XI of the Plan.

6.14	Amendments.

The Debtors may modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and the disclosure statement pertaining thereto meet applicable Bankruptcy Code requirements, provided that any such modification is consistent with the terms of the Plan Support Agreement. After the entry of the Confirmation Order, the Debtors may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that any such modification is consistent with the terms of the Plan Support Agreement, provided further that the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing. Any waiver under Section 10.3 of the Plan shall not be considered to be a modification of the Plan. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may modify the Plan in a way that materially and adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests, provided that any such modification is consistent with the terms of the Plan Support Agreement, provided further that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtors obtain Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by the holders of at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each Class affected by such modification; and (iv) the Debtors comply with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

ARTICLE VII.

CONFIRMATION OF THE PLAN

7.1	Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. The Debtors shall request that the Bankruptcy Court hold a hearing to consider confirmation of the Plan (the “Confirmation Hearing”), including a determination that the Plan solicitation was in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the Bankruptcy Code, upon such notice to parties-in-interest as is required by the Bankruptcy Code and the Bankruptcy Court. Bankruptcy Rule 2002(b) requires no less than 28 days’ notice by mail of the time for filing objections to confirmation of the Plan and of the time and place of the confirmation hearing, unless the Bankruptcy Court shortens or lengthens this period. Holders of impaired Claims and Interests, among others, will be provided notice by mail, or by publication if required by the Bankruptcy Court, of the date and time fixed by the Bankruptcy Court for the Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan. The Bankruptcy Court will also establish procedures for the filing and service of objections to confirmation of the Plan. Such procedures will be described in the notice informing parties-in-interest of the time for filing objections to confirmation of the Plan.

ANY OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE FILED WITH THE BANKRUPTCY COURT IN ACCORDANCE WITH APPLICABLE BANKRUPTCY RULES AND ANY PROCEDURES ESTABLISHED BY THE BANKRUPTCY COURT.

7.2	Confirmation.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan.

(a)	Confirmation Requirements.

Confirmation of a plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

•	the plan complies with the applicable provisions of the Bankruptcy Code;

•	the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•	the plan has been proposed in good faith and not by any means forbidden by law;

•	any plan payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

•	the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

•	with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan, on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

•	each class of claims or interests has either accepted the plan or is not impaired under the plan;

•	except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims will be paid in full on the effective date;

•	if a class of claims is impaired, at least one (1) impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

•	confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

Subject to satisfying the standard for any potential “cramdown” of Classes deemed to reject the Plan, the Debtors believe that:

•	the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•	the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

•	the Plan has been proposed in good faith.

Set forth below is a summary of the relevant statutory confirmation requirements.

(1)	Acceptance.

Classes 1, 2 and 5 are impaired under the Plan and are entitled to vote to accept or reject the Plan. Class 7 will be unimpaired under the Plan if Class 5 votes to accept the Plan and, in such event will be conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. If Class 5 votes to reject the Plan, Class 7 will be conclusively presumed to reject the Plan and the Debtors will seek confirmation of the Plan pursuant to the provisions of section 1129(b) of the Bankruptcy Code. Classes 3 and 4 are unimpaired and, therefore, are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Classes 6 and 8 are impaired and not receiving any property under the Plan, and thus are deemed to have rejected the Plan.

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan, any exhibit or schedule thereto or any Plan Document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary. The Debtors believe that the Plan will satisfy the “cramdown” requirements of section 1129(b) of the Bankruptcy Code with respect to Claims and Interests in Classes 5, 6, 7 and 8.

The Debtors will also seek confirmation of the Plan over the objection of any individual holders of Claims or Interests who are members of an accepting Class. However, there can be no assurance that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code.

(2)	Unfair Discrimination and Fair and Equitable Test.

To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable” for, respectively, secured creditors, unsecured creditors and holders of equity interests.

A plan of reorganization does not “discriminate unfairly” with respect to a non-accepting class if the value of the cash and/or securities to be distributed to the non-accepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the non-accepting class. As provided by the Plan, Class 5 may consent to a different treatment than Class 7, and with such consent the Plan does not “discriminate unfairly.”

(3)	Feasibility; Financial Projections; Valuation.

The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Company has analyzed its ability to meet its obligations under the Plan. As part of this analysis, the Company has prepared projections of the financial performance of the Reorganized Debtors for each of the five fiscal years from 2013 through 2017 (the “Financial Projections”). The Financial Projections, and the assumptions on which they are based, are set forth in the Projected Financial Information contained in Exhibit 6 hereto.

The Financial Projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan will occur on June 30, 2013.

THE PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. THE PROJECTIONS WERE PREPARED DURING THE FOURTH QUARTER OF 2012 AND SUBSEQUENTLY UPDATED TO REFLECT CERTAIN OPERATIONAL ITEMS AND THE PRO FORMA BALANCE SHEET. WHILE THE DEBTORS BELIEVE THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, WERE REASONABLE WHEN PREPARED IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. THE COMPANY MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE PROJECTIONS, AND DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE THE FINANCIAL PROJECTIONS TO REFLECT NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS MAY BE REQUIRED UNDER APPLICABLE LAW.

The Company prepared the Financial Projections based upon certain assumptions that it believes to be reasonable under the circumstances. Those assumptions considered to be significant are described in Exhibit 6. The Financial Projections have not been examined or compiled by independent accountants. Many of the assumptions on which the projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Company and its management, and are subject to significant incremental uncertainty as a result of the scope and potential duration of the current economic recession underway both in the United States and abroad. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the Reorganized Debtors’ actual financial results. Therefore, the actual results achieved throughout the five-year period of the Financial Projections may vary from the projected results and the variations may be material. All holders of Claims or Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Projections are based in connection with their evaluation of the Plan.

(b)	Valuation of the Reorganized Debtors.

THE VALUATION INFORMATION SET FORTH IN THIS SECTION REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED COMPANY, WHICH ASSUMES THAT THE REORGANIZED COMPANY CONTINUES AS AN OPERATING BUSINESS. THE ESTIMATED VALUE

SET FORTH IN THIS SECTION DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OF THE COMPANY’S ASSETS, AND THE ESTIMATED VALUE SET FORTH HEREIN DOES NOT NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED COMPANY, ITS SECURITIES OR ASSETS, WHICH VALUE MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATE SET FORTH IN THIS SECTION.

The valuation of the Company for purposes of the Plan is set forth on Exhibit 7 hereto. Evercore has estimated the going concern value of the enterprise to be comprised of the Reorganized Company as of January 18, 2012. The valuation analysis is based on the Financial Projections provided by the Company’s management for the years 2013 through 2017. The valuation analysis assumes that the Effective Date takes place on or about June 30, 2013. Evercore undertook the analysis to estimate the value available for distribution to holders of Allowed Claims pursuant to the Plan and to analyze the relative recoveries to such holders thereunder. The estimated total value available for distribution to holders of Allowed Claims consists of the estimated value of the Reorganized Company’s operations on a going concern basis.

Based on the Financial Projections and subject to the disclaimers and the descriptions of Evercore’s methodology set forth in Exhibit 7, and solely for purposes of the Plan, Evercore estimates that the Enterprise Value of the Reorganized Company falls within a range of approximately $162 to $200 million.

The foregoing valuation is based on a number of assumptions and subject to a number of qualifications, as set forth in Exhibit 7, including the successful reorganization of the Company’s business in a timely manner, the achievement of the forecasts reflected in the Financial Projections, the continuation of current market conditions through the Effective Date and the Plan becoming effective in accordance with its terms.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY EVERCORE. THE PREPARATION OF A VALUATION ESTIMATE INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ESTIMATE IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. IN PERFORMING THESE ANALYSES, EVERCORE AND THE COMPANY MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS. THE ANALYSES PERFORMED BY EVERCORE ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES.

(c)	Best Interests Test.

With respect to each impaired Class of Claims and Interests, confirmation of the Plan requires that each holder of a Claim or Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Company were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims in each impaired Class would receive if the Company were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Company’s assets and properties in the context of liquidation under chapter 7 of the Bankruptcy Code. The Cash amount that would be available for satisfaction of Claims and Interests would consist primarily of the proceeds resulting from the disposition of the assets and properties of the Company, augmented by the Cash held by the Company at the time of the commencement of the liquidation case. Such Cash amount would be (i) first, reduced by the amount of the Allowed Secured Claims and chapter 7 trustee related fees, and, to the extent approved by the Bankruptcy Court, reasonable necessary costs and expenses of preserving, or disposing of, such property, (ii) second, reduced by the costs and expenses of liquidation and such additional administrative claims that might result from the termination of the Company’s business and the use of chapter 7 for the purposes of liquidation, and (iii) third, reduced by the Company’s costs of liquidation under chapter 7, including the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of leases and executory contracts (including vendor, agent and customer contracts) assumed or entered into by the Company prior to the filing of the chapter 7 case.

To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Company’s assets and properties, after subtracting the amounts attributable to the foregoing claims, must be compared with the value of the property offered to such Classes of Claims under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, the Company has determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would receive pursuant to the liquidation of the Company under chapter 7.

Moreover, the Company believes that the value of any distributions to each Class of Allowed Claims in a chapter 7 case would be less than the value of distributions under the Plan because in a chapter 7 case the Company would not have the proceeds of the New Senior Secured Revolving Loan to make such distributions to the holders of Allowed Claims and any distribution in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for up to 18 months after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

The Company prepared a liquidation analysis that is annexed hereto as Exhibit 5 (the “Liquidation Analysis”). The information set forth in Exhibit 5 provides (i) a summary of the liquidation values of the Company’s assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ estates and (ii) the expected recoveries of the Company’s creditors and equity interest holders under the Plan. The Liquidation Analysis indicates that holders of Subordinated Notes Claims would, after payment of liquidation costs and expenses, receive a 0% recovery on their Claims in a liquidation scenario. In contrast, holders of Subordinated Notes Claims would receive a 40.5% recovery under the Plan. Further, holders of Senior Secured Revolving Loan Claims would receive a 63%–69%% recovery in a liquidation and a 100% recovery under the Plan. Holders of Senior Secured Term Loan Claims would receive a 63%–69% recovery in a liquidation and a 100% recovery under the Plan. As reflected in Exhibit 5, the following additional Classes of Claims and Interests would have a zero percent (0%) recovery on their Claims and Interests in a liquidation scenario: Other Secured Claims, Other Priority Claims, and General Unsecured Claims. In contrast, the holders of Allowed General Unsecured Claims would have a 100% recovery on their Claims under the Plan if Class 5 votes to accept the Plan, and a 40% recovery on their Claims under the Plan if Class 5 votes to reject the Plan.

Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Company’s management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Company and its management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change and significant economic and competitive uncertainties and contingencies beyond the control of the Company and its management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the results of a liquidation of the Company. Accordingly, the values reflected might not be realized if the Company were, in fact, to be liquidated. The chapter 7 liquidation period is assumed to last 6 months following the appointment of a chapter 7 trustee, allowing for, among other things, the sale of the Company’s operations. All holders of Claims and Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Liquidation Analysis is based in connection with their evaluation of the Plan.

7.3	Classification of Claims and Interests.

Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against, and interests in, a debtor. Under section 1122 of the Bankruptcy Code, a plan of reorganization may classify claims and interests only into classes containing claims and interests which are substantially similar to the other claims or interests in the same class. The Plan designates seven classes of claims and one class of interests. The Company believes that they have classified all claims and interests in compliance with the provisions of section 1122 of the Bankruptcy Code. However, should the Company commence chapter 11 cases, a holder of a Claim or Interest could challenge the Company’s classification of Claims and Interests, and the Bankruptcy Court could determine that a different classification is required for the Plan to be confirmed. In such event, it is the Company’s intention to seek to modify the Plan to provide for whatever classification might be required by the Bankruptcy Court and to use the acceptances received, to the extent permitted by the Bankruptcy Court, the Bankruptcy Code and the Bankruptcy Rules to demonstrate the acceptance of the Class or Classes which are affected. Any such reclassification could affect a Class’s acceptance of the Plan by changing the composition of such Class and the required vote for acceptance of the Plan and could potentially require a resolicitation of votes on the Plan. The Company believes that the Plan meets the classification requirements of the Bankruptcy Code.

7.4	Consummation.

The Plan will be consummated on the Effective Date. The Effective Date will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in the Plan, have been satisfied or waived pursuant to the Plan. For a more detailed discussion of such conditions precedent and the consequences of the failure to meet such conditions, see Article VI herein.

The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

ARTICLE VIII.

ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

If the Plan is not consummated, the Company’s capital structure will remain over-leveraged and the Company will remain unable to service its debt obligations including repayment of the Senior Secured Term Loan upon maturity. Accordingly, if the Plan is not confirmed and consummated, the alternatives include:

8.1	Alternative Plan(s) of Reorganization.

In formulating and developing the Plan, the Company considered various alternatives and engaged in an extensive negotiating process with the Plan Support Parties. The Company believes that the Plan fairly adjusts the rights of various Classes of Claims and Interests, and also provides superior recoveries to Classes 1, 2, 3, 4, 5 and 7 over any alternative capable of rational consideration (such as a chapter 7 liquidation), thus enabling stakeholders to maximize their returns.

THE COMPANY BELIEVES THAT CONFIRMATION OF THE PLAN IS PREFERABLE TO ANY ALTERNATIVE PLAN OR TRANSACTION BECAUSE THE PLAN MAXIMIZES THE AMOUNT OF DISTRIBUTIONS TO ALL HOLDERS OF CLAIMS AND INTERESTS AND ANY ALTERNATIVE TO CONFIRMATION OF THE PLAN WILL RESULT IN SUBSTANTIAL DELAYS IN THE DISTRIBUTION OF ANY RECOVERIES.

8.2	Liquidation Under the Bankruptcy Code.

The Company could be liquidated under chapter 7 of the Bankruptcy Code. The Company believes that liquidation would result in lower aggregate distributions being made to creditors than those provided for in the Plan, which is demonstrated by the Liquidation Analysis set forth in Exhibit 5 to this Disclosure Statement.

Further, the Company could liquidate by selling all or substantially all of the Company’s assets pursuant to a sale conducted through either section 363 of the Bankruptcy Code or through a chapter 11 plan. The Company considered such options, but believes that at this time neither approach would likely increase the value of the recovery by the Company’s stakeholders and would likely result in lower aggregate distributions being made to creditors and equity holders than those provided for in the Plan.

8.3	Inaction/Maintenance of Status Quo.

If the Company is forced to file for bankruptcy protection upon maturity of the obligations under the Senior Secured Credit Facility without a consensual deal, the bankruptcy cases could be time-consuming and much more costly than the currently contemplated restructuring. The Company believes that these actions could hinder its ability to obtain financing and make it difficult to restructure its debt obligations. Therefore, the Company believes that inaction is not a viable alternative to consummation of the Plan.

ARTICLE IX.

SUMMARY OF VOTING PROCEDURES

The following summarizes briefly the procedures to accept or reject the Plan. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys.

9.1	The Solicitation Package.

The following materials constitute the solicitation package (collectively, the “Solicitation Package”):

•	the applicable Ballots and applicable voting instructions;

•	a pre-addressed, postage pre-paid return envelope; and

•	the Disclosure Statement with all exhibits, including the Plan and any other supplements or amendments to these documents.

The Voting Classes shall be sent paper copies of the appropriate Ballots and applicable voting instructions and copies of the Disclosure Statement with all exhibits, including the Plan. Any party who desires paper copies of these documents may request copies by writing to Kurtzman Carson Consultants, 599 Lexington Avenue, 39th Floor, New York, NY 10022, Attn: Otelco Vote Processing. All parties entitled to vote to accept or reject the Plan shall receive a paper copy of each appropriate Ballot.

9.2	Voting Deadline.

The period during which Ballots with respect to the Plan will be accepted by the Voting Agent will terminate on the Voting Deadline, or 5:00 p.m. (Eastern Prevailing Time) on March 15, 2013, unless the Company extends the date until which Ballots will be accepted. Except to the extent the Company so determines in its sole discretion or as permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Company in connection with the Company’s request for confirmation of the Plan (or any permitted modification thereof).

The Company reserves the absolute right, at any time or from time to time, to extend the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason, including determining whether or not the requisite number of acceptances has been received. The Company will give notice of any such extension in a manner deemed reasonable to the Company in its discretion.

9.3	Voting and Revocation Instructions.

Only the Voting Classes are entitled to vote to accept or reject the Plan, and they may do so by following the instructions below and the voting instructions attached to the Ballot. The failure of a holder of a Claim or Interest in the Voting Classes to deliver a duly executed Ballot will be deemed to constitute an abstention by such holder with respect to voting on the Plan, and such abstentions will not be counted as votes for or against the Plan.

The Company is providing the Solicitation Package to holders of Claims in the Voting Classes whose names (or the names of their nominees) appear as of the Voting Record Date, which was February 8, 2013, in the records maintained by the Company, the DTC or the Senior Secured Credit Facility Agent, as applicable.

If you hold Claims in the Voting Classes that are registered in your own name, including Senior Secured Term Loan Claims or Senior Secured Revolving Loan Claims on the register of the Senior Secured Credit Facility Agent, or are a participant whose name appears on a security position listing as the owner of the Subordinated Notes (whether or not such Subordinated Notes are held by virtue of being a holder of Existing Income Deposit Securities), you can vote on the Plan by completing the information requested on the appropriate Ballot, signing, dating and indicating your vote on the Ballot, and returning the completed original Ballot in the enclosed, pre-addressed, postage pre-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline, 5:00 p.m. (Eastern Prevailing Time) on March 15, 2013 (unless the Voting

Deadline is extended, in which case the Ballots must be received by the Voting Agent by any subsequent time or date to which the Voting Deadline is extended).

(a)	Instructions for Beneficial Owners of Subordinated Notes.

If you are a beneficial owner holding securities as a record holder in your own name you should complete the information requested on the Ballot, indicate your vote on the Ballot, and return the completed original Ballot in the enclosed, pre-addressed, postage pre-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

If you are a beneficial owner holding securities through a broker, dealer, commercial bank, trust company or other nominee, you or your “nominee” can vote on the Plan in one of the two following ways:

•	If your Ballot has already been signed (or “prevalidated”) by your nominee (as described below), you can vote on the Plan by completing the information requested on the Ballot, indicating your vote on the Ballot, and returning the completed original Ballot in the enclosed, pre-addressed, postage pre-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

•	If your Ballot has not been signed (or “prevalidated”) by your nominee, you can vote on the Plan by completing the information requested on the Ballot, indicating your vote on the Ballot, and returning the completed original Ballot to your nominee in sufficient time for your nominee then to process the Ballot and return it to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline. If no pre-addressed, postage pre-paid envelope was enclosed for this purpose, the nominee must be contacted for instructions.

Any Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Voting Agent that Ballot (properly validated) or a master Ballot that reflects the vote of such beneficial owner.

(b)	Instructions for Nominees of Holders of Subordinated Notes.

If you are a broker, dealer, commercial bank, trust company or other nominee that is the registered holder of securities, please forward a copy of this Disclosure Statement, the appropriate Ballot, and any other enclosed materials to each beneficial owner as of the Voting Record Date and arrange for beneficial owners to vote in accordance with the voting procedures described herein and:

•	If you have signed (or “prevalidated”) a Ballot by: (1) signing the Ballot; (2) indicating on the Ballot the name of the registered holder and the amount of securities held by the nominee; and (3) forwarding such Ballot together with the solicitation package and other materials requested to be forwarded, to the beneficial owner for voting, then the beneficial owner must vote on the Plan by completing the information requested on the Ballot, indicating its vote on the Ballot, and returning the completed original Ballot in the enclosed, pre-addressed, postage pre-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom “pre-validated” Ballots were delivered should be maintained by the nominee for inspection for at least one year from the Voting Deadline.

•	If you have not signed (or “prevalidated”) the appropriate Ballot, then you, as nominee, may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with this Disclosure Statement, a return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such beneficial owner may vote on the Plan by completing the information requested on the Ballot, indicating its vote on the Ballot, and returning the completed original Ballot to you, as nominee. After collecting the Ballots, you, as nominee, should, in turn, complete a master Ballot compiling the votes and other information from the Ballot, execute the master Ballot, and deliver the master Ballot to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to the Voting Agent (along with the master Ballot) or be retained by nominees for inspection for at least one year from the Voting Deadline.

Each nominee should advise its beneficial owners to return their Ballots to the nominee by a date calculated by the nominee to allow it to prepare and return the master Ballot to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

The Company expects that DTC as a nominee holder of the Subordinated Notes and Existing Income Deposit Securities, will arrange for its participants to vote by executing a letter of authorization in favor of such participants. As a result of such letter, each such participant will be authorized to vote its Voting Record Date positions held in the name of such securities clearing agencies, and the Company shall, in any event, rely on the listing of participants provided by DTC as of the Voting Record Date.

Any holder of a Claim in the Voting Classes that has not received a Ballot should contact its nominee or the Voting Agent at its address and telephone number listed in this Disclosure Statement.

The Company has engaged the Voting Agent as the noticing, claims and balloting agent to assist in the balloting and tabulation process. The Voting Agent will process and tabulate Ballots for each class entitled to vote to accept or reject the Plan and will file a voting report as soon as practicable on or after the Petition Date.

Any Ballot that is properly executed by the holder of a Claim or Interest, but that does not clearly indicate an acceptance or rejection of the Plan or which indicates both an acceptance and a rejection of the Plan, shall not be counted.

Each holder of a Claim in the Voting Classes must vote all of its Claims within a particular class either to accept or reject the Plan and may not split its votes.

(c)	Releases under the Plan.

Pursuant to Section 8.4(c) of the Plan, holders of Class 1 Claims and Class 5 Claims, and holders of Class 7 Claims if Class 7 is deemed to accept the Plan, shall be deemed to forever release, waive and discharge all claims against the Released Parties in any way relating to the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement unless a holder abstains from voting or votes to reject the Plan and also marks such holder’s Ballot indicating that such holder opts out of the releases in Section 8.4(c) of the Plan.

All Ballots are accompanied by a pre-addressed, postage pre-paid envelope. It is important to follow the specific instructions provided on each Ballot.

(d)	Withdrawal or Revocation of a Ballot.

Acceptances or rejections may be withdrawn or revoked at any time before the Voting Deadline by the beneficial owner on the Voting Record Date who completed the original Ballot, or by the nominee who completed the master Ballot in such beneficial owner’s name, as the case may be. However, after commencement of a reorganization case in connection with the Plan, withdrawal or revocation of votes accepting or rejecting the Plan may be effected only with the approval of the Bankruptcy Court.

Acceptances or rejections in regard to the Plan may be withdrawn or revoked before commencement of a reorganization case in connection with the Plan by complying with the following procedures: (1) a holder of a Claim or Interest in the Voting Classes should deliver a written notice of withdrawal or revocation to the record holder for endorsement and delivery to the Voting Agent and (2) a record holder of a Claim or Interest in the Voting Classes who voted securities held for its own account should deliver a written notice of withdrawal or revocation to the Voting Agent.

To be effective, a notice of revocation and withdrawal must:

•	be received prior to the Voting Deadline by the Voting Agent at its address;

•	specify the name and/or customer account number of the beneficial owner whose vote on the Plan is being withdrawn or revoked;

•	contain the description of the Claim as to which a vote on the Plan is withdrawn or revoked; and

•	be signed by the beneficial owner of the Claim who executed the Ballot reflecting the vote being withdrawn or revoked, or by the nominee who executed the master Ballot reflecting the vote being withdrawn or revoked, as applicable, in each case in the same manner as the original signature on the Ballot or master Ballot, as the case may be.

9.4	Note to Holders of Claims in the Voting Classes.

By signing and returning a Ballot, each holder of a Claim in the Voting Classes will be certifying to the Bankruptcy Court and the Company that, among other things:

•	the holder has received and reviewed a copy of the Disclosure Statement and Solicitation Package and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

•	the holder has cast the same vote with respect to all Claims in the same respective class; and

•	no other Ballots with respect to the same Claim have been cast, or, if any other Ballots have been cast with respect to such Claims, then any such Ballots are thereby revoked.

9.5	Voting Tabulation.

The Ballot does not constitute, and shall not be deemed to be, a proof of claim or an assertion or admission of a claim.

Unless the Company decides otherwise, Ballots received after the Voting Deadline may not be counted. The method of delivery of the Ballots to be sent to the Voting Agent is at the election and risk of each holder of a Claim or Interest in the Voting Classes. Except as otherwise provided herein, a Ballot will be deemed delivered only when the Voting Agent actually receives the original executed Ballot. No Ballot should be sent to the Company, the Company’s agents (other than the Voting Agent), or the Company’s financial or legal advisors.

The Company reserves the right to use the acceptances to seek confirmation of any permitted amendment or modification of the Plan, provided that the Company may not make any amendment or modification to the Plan prohibited by the Bankruptcy Code and Bankruptcy Rules.

The Bankruptcy Code may require the Company to disseminate additional solicitation materials if the Company makes material changes to the terms of the Plan. In that event, the solicitation will be extended to the extent directed by the Bankruptcy Court.

If multiple Ballots are received from the same holder with respect to the same Claim in the respective Voting Class, the last Ballot timely received will be deemed to reflect that voter’s intent and will supersede and revoke any prior Ballot. Holders of a Claim in the Voting Classes must vote all of their Claims within a particular Class either to accept or reject the Plan and may not split their vote. Accordingly, a Ballot that partially rejects and partially accepts the Plan will not be counted.

In the event a designation of a vote with respect to a Claim on the basis of a lack of good faith is requested by a party-in-interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

The Company will file with the Bankruptcy Court, on the Petition Date, or as soon as practicable thereafter, the voting report prepared by the Voting Agent. The voting report shall, among other things, delineate every Ballot that does not conform to the voting instructions or that contains any form of irregularity, including, but not limited to, those Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, received via facsimile or e-mail or damaged. The voting report also shall indicate the Company’s intentions with regard to such irregular Ballots. Neither the Company nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots other than as provided in the voting report, nor will any of them incur any liability for failure to provide such notification.

ARTICLE X.

THE REORGANIZATION CASES

10.1	Continuation of Business After the Petition Date.

Following the Petition Date, the Debtors intend to operate their businesses in the ordinary course as debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code.

10.2	First Day Relief.

The Debtors expect that the Reorganization Cases will be of a short duration, and expect to request that the Bankruptcy Court schedule a confirmation hearing within 30 to 45 days of the Petition Date. To expedite their emergence from chapter 11, the Debtors intend to seek, among other things, the relief detailed below from the Bankruptcy Court on the Petition Date. If granted, this relief will facilitate the administration of the Reorganization Cases. There can be no assurances, however, that the Bankruptcy Court will grant the requested relief. Bankruptcy courts customarily provide various forms of administrative and other relief in the early stages of chapter 11 cases. The Debtors intend to seek all necessary and appropriate relief from the Bankruptcy Court in order to facilitate their reorganization goals, including the matters described below.

Together with its petition for relief, the Debtors anticipate filing a number of “first day” motions on the Petition Date. The Debtors’ first day motions may include, among other things, motions for:

•	an order authorizing the Debtors to use cash claimed as collateral;

•	an order authorizing the Debtors (i) to continue the Debtors’ current cash management system, (ii) to maintain prepetition bank accounts, (iii) to continue use of existing business forms and existing books and records and (iv) to continue their current investment guidelines and invest their available cash in the customary manner and consistent with past practices;

•	an order authorizing the Debtors to pay (i) prepetition employee wages, salaries and other compensation, (ii) prepetition employee business expenses, and (iii) other miscellaneous employee expenses and employee benefits;

•	an order authorizing the Debtors to pay prepetition obligations to certain independent sales agents; and

•	such other orders as are typical in reorganization cases or that may be necessary for the preservation of the Debtors’ assets or for confirmation of the Plan.

Additionally, the Company intends to seek Bankruptcy Court approval shortly after the commencement of the Reorganization Cases to pay certain of the General Unsecured Claims in the ordinary course of business, including prepetition amounts outstanding to utility companies as adequate assurance, wages and benefits to the Company’s employees, commissions to the Company’s external sales agents, and accrued taxes and regulatory fees to the applicable taxing authorities, among other payments of prepetition amounts typically granted as “first day” relief. The Plan proposes to assume substantially all of the Company’s executory contracts and unexpired leases, which requires the Company to pay such claims in full. If the Company receives Bankruptcy Court approval to pay such claims and assume such contracts and leases, the Company believes that the amount of General Unsecured Claims as of the Effective Date will be substantially less than the amount expressed herein.

The orders will be sought pursuant to accompanying motions and, if appropriate, memoranda of law. The foregoing list is subject to change depending upon the Debtors’ needs in connection with its operations during the Reorganization Cases. Failure of the Bankruptcy Court to enter certain of these orders, or a delay in doing so, could result in the Reorganization Cases becoming protracted and could delay, perhaps materially, the hearing on, and the ultimate confirmation of, the Plan.

10.3	Case Administration.

(a)	Joint Administration of the Reorganization Cases.

The Debtors will seek an order authorizing joint administration of their chapter 11 cases for procedural purposes only. As many of the motions, hearings, and other matters involved in the Reorganization Cases will affect all of the Debtors, joint administration will reduce costs and facilitate the administrative process by avoiding the need for duplicative notices, applications and orders. No party should be prejudiced by the joint administration of the Reorganization Cases as such relief is solely procedural and is not intended to affect substantive rights.

(b)	Scheduling of Combined Disclosure Statement and Confirmation Hearing and Approval of Prepetition Solicitation Procedures.

The Debtors intend to seek an order scheduling a combined Confirmation Hearing and hearing on this Disclosure Statement at which time the Debtors will seek approval of this Disclosure Statement and confirmation of the Plan pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code. The Debtors will request this hearing no later than forty-five (45) days after the Petition Date. Additionally, the Debtors will seek approval of the prepetition solicitation procedures of acceptances of the Plan from holders of Claims in Voting Classes.

(c)	Schedules and Statement of Financial Affairs.

In the event that Class 5 accepts the Plan and Class 7 is unimpaired, the Debtors do not believe that detailed schedules of assets and liabilities (“Schedules”) and statements of financial affairs (“SOFAs”), which otherwise must be filed in bankruptcy cases, should be required in their proposed prepackaged Reorganization Cases. In light of the expense to be incurred in connection with preparation of such documents and the lack of impairment of all Classes except Classes 1, 2 and 5 (which Classes shall vote on the Plan), Class 7 (which Class will be unimpaired if Class 5 accepts the Plan), and Classes 6 and 8 (which Classes are deemed to reject the Plan), the Debtors believe the filing of such detailed Schedules and SOFAs is unnecessary and will seek a waiver of the requirement to file such documents, or alternatively, if such relief is not granted, an extension of time to file its Schedules and SOFAs.

(d)	Retention of Professionals.

Upon the commencement of the Reorganization Cases, the Debtors intend to file certain applications to retain professionals who will assist the Debtors in the administration of the Reorganization Cases. Among other professionals, the Debtors intend to retain Willkie Farr & Gallagher LLP and Young Conaway Stargatt & Taylor LLP as restructuring co-counsel, Dorsey & Whitney LLP as general corporate counsel, Evercore Group L.L.C., as financial advisor, and Kurtzman Carson Consultants, as claims and noticing agent.

ARTICLE XI.

CERTAIN RISK FACTORS TO BE CONSIDERED

11.1	Certain Bankruptcy Considerations.

(a)	General.

While the Company believes that the Reorganization Cases, commenced in order to implement an agreed-upon restructuring, will be of short duration and will not be materially disruptive to it business, the Company cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the bankruptcy proceeding, it is impossible to predict with certainty the amount of time that the Company may spend in bankruptcy or to assure parties-in-interest that the Plan will be confirmed.

Even if the Plan is confirmed on a timely basis, the Reorganization Cases could have an adverse effect on the Company’s business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Company’s relationships with its key vendors and suppliers, customers, employees and agents. Bankruptcy proceedings also will involve additional expenses and may divert some of the attention of the Company’s management away from the operation of the business.

The extent to which bankruptcy proceedings disrupt the Company’s business will likely be directly related to the length of time it takes to complete the proceedings. If the Company is unable to obtain confirmation of the Plan on a timely basis because of a challenge to confirmation of the Plan or a failure to satisfy the conditions to consummation of the Plan, it may be forced to operate in bankruptcy for an extended period while it tries to develop a different reorganization plan that can be confirmed. That would increase both the probability and the magnitude of the potentially adverse effects described herein.

(b)	Failure to Confirm the Plan.

Classes 1, 2 and 5 are the only Classes that are entitled to vote to accept or reject the Plan. The Company believes it will receive the requisite amount of votes in favor of the Plan, in light of the fact that the Plan Support Parties have agreed to vote for, support and not object to the Plan. The Company will thus receive votes from holders of at least two-thirds in amount and a majority in number of holders of Senior Secured Term Loan Claims and holders of Senior Secured Revolving Loan Claims who submit Ballots (the “Requisite Acceptances”), and will be able to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code regardless of the votes of Class 5 as at least one impaired Class will have voted in favor of the Plan as required by section 1129(a)(10) of the Bankruptcy Code.

Even if the Requisite Acceptances are received, the Bankruptcy Court, which, as a court of equity may exercise substantial discretion, may decide not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Company, and that the value of distributions to dissenting holders of Claims and Interests may not be less than the value such holders would receive if the Company was liquidated under chapter 7 of the Bankruptcy Code. Although the Company believes that the Plan meets such test, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

Further, section 1129 of the Bankruptcy Code also requires that, in order for the Plan to be confirmed under section 1129(b) of the Bankruptcy Code, the Plan must not discriminate unfairly with respect to each non-accepting Class of Claims or Interests. Although the Company believes that the Plan meets such test, including by impairing Class 7 in the event that Class 5 does not vote to accept the Plan, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

There can be no assurance that modifications to the Plan would not be required for confirmation, or that such modifications would not require a resolicitation of votes on the Plan. The Company believes that the Plan does not discriminate unfairly between non-accepting Classes of Claims or Interests, and that if the Plan is confirmed, it would not be followed by a liquidation or an immediate need for further financial reorganization and that holders of claims and interests would receive or retain value that is not less than the value such holders would receive or retain if the Company was liquidated under chapter 7 of the Bankruptcy Code.

Moreover, the Bankruptcy Court could determine that the disclosures made herein were inadequate and that the votes in favor of the Plan did not count. The Company would then have to commence the solicitation process again, which would include re-filing a plan of reorganization and disclosure statement. Typically, this process involves a 90-day or longer period and includes a court hearing for the required approval of a disclosure statement, followed (after Bankruptcy Court approval) by another solicitation of votes for the plan of reorganization, followed by a confirmation hearing where the bankruptcy court determines whether the requirements for confirmation have been satisfied, including the requisite claim and (if applicable) interest holder acceptances.

If no plan of reorganization can be confirmed, the Reorganization Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the Company’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of claims and interests are set forth in Exhibit 5. The Company believes that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because of (i) the likelihood that the Company’s assets would have to be sold or otherwise disposed of over a short period of time, (ii) additional administrative expenses involved in the appointment of a trustee and (iii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Company’s operation.

(c)	Improper Solicitation of Acceptances.

Usually, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a petition commencing a chapter 11 case. Nevertheless, a debtor may solicit votes before the commencement of a chapter 11 case in accordance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

•	the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote;

•	the time prescribed for voting is not unreasonably short; and

•	the solicitation of votes is in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan. With regard to solicitation of votes before the commencement of a bankruptcy case, if the Bankruptcy Court concludes that the requirements of Bankruptcy Rule 3018(b) have not been met, then the Bankruptcy Court could deem such votes invalid, whereupon the Plan could not be confirmed without a resolicitation of votes to accept or reject the Plan. While the Company believes that the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018 will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(d)	Failure to Receive Bankruptcy Court Approval of the Compromises and Settlements Contemplated by the Plan.

The Plan constitutes a settlement, compromise and release of all rights arising from or relating to the allowance, classification and treatment of all Allowed Claims and Interests and their respective distributions and treatments under the Plan, taking into account and conforming to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination or section 510(b) and (c) of the Bankruptcy Code. This settlement, compromise and release require approval by the Bankruptcy Court in the form of a confirmation order. The Company cannot ensure that the Bankruptcy Court will approve of the settlement contemplated in the Plan.

(e)	Alternative Plans of Reorganization May Be Proposed.

Once the Reorganization Cases have commenced, other parties-in-interest could seek authority from the Bankruptcy Court to propose an alternative plan of reorganization. Under the Bankruptcy Code, a debtor in possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization. However, such exclusivity period can be reduced or terminated upon order of the Bankruptcy Court. Were such an order to be entered, other parties-in-interest would then have the opportunity to propose alternative plans of reorganization.

If other parties-in-interest were to propose an alternative plan following expiration or termination of the Company’s exclusivity period, such a plan may be less favorable to, among others, the existing holders of Senior Secured Term Loan Claims, Senior Secured Revolving Loan Claims, Subordinated Notes, and General Unsecured Claims. Alternative plans of reorganization also may treat less favorably the claims of a number of other constituencies, including the Company’s employees, agents, vendors and customers. The Company considers maintaining relationships with its employees, agents, customers and vendors as critical to maintaining the value of its business as it restructures, and have sought to treat those constituencies accordingly. However, proponents of alternative plans of reorganization may not share the Company’s assessment and seek to impair the claims of such constituencies. If there are competing plans of reorganization, the Reorganization Cases are likely to become longer and more complicated.

(f)	Failure to Consummate the Plan.

One condition to consummation of the Plan is the entry of the Confirmation Order that will approve, among other things, the assumption of the majority of the Company’s executory contracts and unexpired leases and the execution of the New Senior Secured Credit Facility. As of the date of this Disclosure Statement, there can be no assurance that the conditions to consummation will be satisfied or waived. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the Restructuring Transaction completed.

(g)	Failure of Class 5 to Accept the Plan.

The Plan is formulated to leave holders of General Unsecured Claims unimpaired, which the Company believes will serve to maximize the Company’s value. However, should holders of Subordinated Notes Claims vote to reject the Plan, the Plan will impair the claims of general unsecured creditors in order to ensure that the Plan does not “discriminate unfairly” between non-accepting classes of equal priority. Impairment of General Unsecured Claims may serve to erode the value of the New Common Stock.

(h)	Extended Stay in Bankruptcy Proceeding.

While the Company expects that a chapter 11 bankruptcy filing solely for the purpose of implementing the Plan would be of short duration (such as 45-60 days) and would not be unduly disruptive to the Company’s business, the Company cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the bankruptcy proceeding, it is impossible to predict with certainty the amount of time that the Company may spend in bankruptcy, and the Company cannot be certain that the Plan would be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Plan could itself have an adverse effect on the Company’s business. There is a risk, due to uncertainty about the Company’s future, that:

•	customers could seek alternative sources of products and services from the Company’s competitors, including competitors that have comparatively greater financial resources and that are in little or no relative financial or operational distress;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	vendors, suppliers or agents and other business partners could terminate their relationship with the Company or require financial assurances or enhanced performance.

A lengthy bankruptcy proceeding would also involve additional expenses and divert the attention of management from operating the Company’s business, as well as creating concerns for employees, suppliers and customers.

The disruption that a bankruptcy proceeding would inflict upon the Company’s business would increase with the length of time it takes to complete the proceeding and the severity of that disruption would depend upon the attractiveness and feasibility of the Plan from the perspective of the constituent parties on whom the Company depends, including vendors, employees, agents and customers. If the Company is unable to obtain confirmation of the Plan on a timely basis, because of a challenge to the Plan or a failure to satisfy the conditions to the effectiveness of the Plan, the Company may be forced to operate in bankruptcy for an extended period while they try to develop a different reorganization plan that can be confirmed. A protracted bankruptcy case would increase both the probability and the magnitude of the adverse effects described above.

(i)	Failure to Receive Bankruptcy Court Approval of Use of Cash Collateral.

On or shortly after commencing chapter 11 cases, the Company intends to ask the Bankruptcy Court to authorize them to use cash collateral to fund the chapter 11 cases. Such access to cash collateral will provide liquidity during the pendency of the chapter 11 cases. There can be no assurance that the Bankruptcy Court will approve the use of cash collateral on the terms requested. Moreover, if the chapter 11 cases take longer than expected to conclude, the Company may exhaust its available cash collateral. There is no assurance that the Company will be able to obtain an extension of the right to use cash collateral from its secured lenders. In such case, the liquidity necessary for the orderly functioning of the Company’s business may be materially impaired.

(j)	Changes, Amendments, Modification or Withdrawal of the Plan.

Except as otherwise specifically provided in the Plan and the Plan Support Agreement, the Company reserves the right to modify the Plan, whether such modification is material or immaterial, and seek confirmation of the Plan as modified, to the extent allowed by the Bankruptcy Court, the Bankruptcy Code and Bankruptcy Rules. The potential impact of any such amendment or waiver on the holders of Claims and Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes or a change in the relative rights of such Classes. All holders of Claims and Interests will receive notice of such amendments or waivers required by applicable law and the Bankruptcy Court. If, after receiving sufficient acceptances, but before confirmation of the Plan, the Company seeks to modify the Plan, the previously solicited acceptances will be valid only if (i) all classes of adversely affected creditors accept the modification in writing or (ii) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of holders of accepting Claims.

If chapter 11 cases are commenced by, or against the Company, the Company reserves the right not to file the Plan and to revoke or withdraw the Plan at any time before confirmation of the Plan. If the Company revokes or withdraws the Plan, all votes thereon will be deemed to be null and void. In such event, nothing contained in the Plan will be deemed to constitute a waiver or release of any claims by or against, or interests of or in, the Company or any other person, or to prejudice in any manner the Company’s rights or those of any other person.

(k)	Termination of the Plan Support Agreement in Certain Circumstances.

While pursuant to the Plan Support Agreement certain Senior Secured Credit Facility Lenders have agreed to support and vote in favor of the Plan, such support can be terminated and such votes revoked upon the occurrence of certain “Termination Events” (as defined therein) under the Plan Support Agreement. Such Termination Events include, among other things, the failure of the Company to reach certain milestones in the Reorganization Cases in a timely manner, such as orders from the Bankruptcy Court approving the Plan, and the occurrence of the Effective Date in accordance with the timeline set forth in the Plan Support Agreement. While the Company believes that it will be able to meet such milestones, there can be no assurance that will be the case. Additional events that constitute Termination Events under the Plan Support Agreement include the conversion of the Reorganization Cases to cases under chapter 7 of the Bankruptcy Code, a material breach by the Company of its obligations under the Plan Support Agreement, or a final determination by a court or governmental agency of competent jurisdiction that the transactions contemplated by the Plan cannot legally go forward. See Exhibit 2 for additional detail. If a Termination Event occurs and the support of the Plan Support Parties were to be withdrawn, and the votes of such holders were revoked, the Company may need to amend the Plan and re-solicit votes thereon, or formulate a new chapter 11 plan and solicit votes on such new plan. Such amendment and/or re-solicitation could cause material delay in the Reorganization Cases, and may adversely impact the Company’s businesses and its ability to reorganize.

(l)	Distributions Will Be Delayed.

If the Plan can be confirmed, the date of the distributions to be made pursuant to the Plan will be delayed until consummation of the Plan. The Company estimates that the process of obtaining confirmation of the Plan will last approximately 30 to 45 days from the date of the commencement of the Company’s chapter 11 cases and could last considerably longer. Distributions could be delayed for a minimum of 14 days thereafter and may be delayed for a substantially longer period if the Company has not received all required regulatory approvals, or if other conditions to consummation have not yet been met.

(m)	Objections to Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Company believes that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(n)	Failure to Assume Executory Contracts and Unexpired Leases.

The Plan provides for the assumption of all executory contracts and unexpired leases, other than those leases and contracts that the Company specifically rejects. The Company’s intention is to preserve as much of the benefit of its existing contracts and leases as possible. However, some limited classes of executory contracts, such as certain types of intellectual property licenses, may not be assumed in this way. In such cases, the Company would need the consent of the counterparty to maintain the benefit of the contract. There is no guarantee that such consent would either be forthcoming or that conditions would not be attached to any such consent that make assuming the contracts unattractive. The Company would then be required to either forego the benefits offered by such contracts or to find alternative arrangements to replace them.

(o)	Failure to Receive Bankruptcy Court Approval of First Day Orders.

In the event of a bankruptcy filing, the Company will seek to address potential concerns of its customers, vendors, employees, licensors/licensees and other key parties-in-interest that might arise from the filing of the Plan through its intention to seek appropriate court orders to permit them to pay accounts payable to key parties-in-interest in the ordinary course of business. There can be no guarantee that the Company will be successful in obtaining the necessary approvals of the Bankruptcy Court for such arrangements or for every party-in-interest the Company may seek to treat in this manner.

(p)	Failure to Receive Requisite Regulatory Approvals.

The Company holds telecommunications licenses issued by the FCC and state regulatory bodies. Corporate transactions by telecommunications companies that represent a change of control over licenses are subject to approval by the FCC and state regulatory bodies. The Company anticipates that obtaining regulatory approval from the FCC could take up to approximately 95 days from the date of the bankruptcy filing. However, the Company does not believe that the changes in equity ownership, management or direction of the Company that will occur pursuant to the Restructuring Transaction and the Plan will constitute a change of control that will require obtaining regulatory approval from state regulatory bodies.

Currently, the holders of the Company’s IDSs hold all the Company’s Existing Equity Interests. Immediately following the conversion of Subordinated Notes to New Common Stock, along with the other changes that will occur pursuant to the Restructuring Transaction and the Plan, the holders of New Common Stock will be identical to the holders of Existing Equity Interests immediately prior to the Effective Date, except that (i) one holder of Subordinated Notes that is not a holder of the Company’s IDSs and, accordingly, is not a holder of Existing Equity Interests (the “Non-IDS Noteholder”) will receive New Common Stock under the Plan and (ii) the Senior Secured Term Lenders will receive New Common Stock and will be granted customary creditor protective rights under the Plan. Further, it is possible that one or more members of senior management of the Company could exercise stock options to purchase New Common Stock granted as part of the Management Equity Plan. The maximum change in equity ownership and control of the Company represented by this issuance of new equity and other rights and the exercise of stock options cannot reach a level that would constitute a change of control for state telecommunications regulatory purposes. Accordingly, the Company has determined that no such change of control will occur under the Restructuring Transaction and the Plan, and the Company does not intend to file for approval of change of control from any state regulatory body.

Should circumstances or court orders change the Restructuring Transaction or the Plan in a way that will require any approval by a state telecommunications regulatory body, the Company will commence the regulatory approval process as promptly as practicable to obtain the requisite approvals in a timely manner. If such filings are made, the state regulatory agencies may require modifications, additions or amendments to the Restructuring Transaction, including the Plan, causing delays or potential denial of approvals for the Restructuring Transaction.

11.2	Risks Relating to the New Senior Secured Credit Facility Agreement and the New Common Stock.

(a)	Variances from Financial Projections.

The projections attached hereto as Exhibit 6 reflect numerous assumptions concerning the Reorganized Company’s anticipated future performance, some of which may not occur. Such assumptions include, without limitation, assumptions concerning the confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Company, industry performance, general business and economic conditions, competition, adequate financing and other matters, many of which are beyond the Company’s control. Unanticipated events and circumstances occurring subsequent to the preparation of the projections may also affect the Company’s actual financial results. These unanticipated events and circumstances may be material and may adversely affect the value of the New Common Stock and the ability of the Reorganized Company to repay or refinance obligations with respect to indebtedness, including the New Senior Secured Credit Facility. Because the actual results achieved throughout the periods covered by the projections may vary from the projected results, the projections should not be relied upon as a guarantee, representation or other assurance of the actual results that will occur.

(b)	Substantial Leverage.

The degree to which Reorganized Otelco, together with its subsidiaries (collectively, the “Reorganized Company”), will be leveraged after the consummation of the Plan could have important consequences because substantial indebtedness may restrict the Reorganized Company’s operating flexibility, could adversely affect the Reorganized Company’s financial health and could prevent the Reorganized Company from fulfilling its financial obligations.

Although the Plan will substantially reduce the Reorganized Company’s debt leverage, the Reorganized Company will still have significant long-term debt obligations. As of the Effective Date, on a pro forma basis, the Reorganized Company will have an estimated $142 million of total outstanding indebtedness if the Plan is consummated. If the Reorganized Company exits chapter 11 over-leveraged it could significantly affect the

Reorganized Company’s financial health and ability to fulfill financial obligations. For example, a high level of indebtedness could:

•	make it more difficult for the Reorganized Company to satisfy current and future debt obligations;

•	make it more difficult for the Reorganized Company to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

•	require the Reorganized Company to dedicate a substantial portion of cash flows from operating activities to the payment of principal and interest on the indebtedness, thereby reducing the funds available to the Reorganized Company for working capital, capital expenditures, acquisitions and general corporate purposes;

•	place the Reorganized Company at a competitive disadvantage to its competitors that are not as highly leveraged as the Reorganized Company;

•	make the Reorganized Company vulnerable to interest rate fluctuations, if it incurs any indebtedness that bears interest at variable rates;

•	impair the Reorganized Company’s ability to adjust to changing industry and market conditions; and

•	make the Reorganized Company more vulnerable in the event of a downturn in general economic conditions or in its business or changing market conditions or regulations.

Although the New Senior Secured Credit Facility Agreement will limit the Reorganized Company’s ability to incur additional indebtedness, these restrictions will be subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the New Senior Secured Credit Facility Agreement will not prevent the Reorganized Company from incurring obligations that do not constitute indebtedness. To the extent that the Reorganized Company incurs additional indebtedness or such other obligations, the risks associated with the Reorganized Company’s substantial leverage, including possible inability to service debt, would increase.

(c)	Ability to Service Debt.

The Reorganized Company’s ability to repay or to refinance obligations with respect to indebtedness, including the New Senior Secured Credit Facility, depends on the Reorganized Company’s future financial and operating performance. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond the Reorganized Company’s control. These factors could include, without limitation, operating difficulties, increased operating costs, significant customer attrition, pricing pressures, responses from competitors, regulatory developments and delays in implementing strategic initiatives.

There can be no assurance that the Reorganized Company’s business will generate sufficient cash flow from operations, or that future borrowings will be available in an amount sufficient or on satisfactory terms, to enable the Reorganized Company to repay its indebtedness or to fund any of its other liquidity needs. The Reorganized Company will likely need to refinance all or a portion of its indebtedness, including the New Senior Secured Credit Facility, at or before maturity. There can be no assurances that the Reorganized Company will be able to refinance any of its indebtedness, including the New Senior Secured Credit Facility, on terms that are satisfactory to it, or at all.

(d)	Value of the New Common Stock.

The value of the New Common Stock may be adversely affected by a number of factors, including many of the risks described in this Disclosure Statement. If, for example, the Reorganized Company fails to comply with the covenants in the New Senior Secured Credit Facility Agreement, resulting in an event of default thereunder, certain of the Reorganized Company’s outstanding indebtedness could be accelerated, which could have a material adverse effect on the value of the New Common Stock.

(e)	The New Common Stock will be Subordinated to the New Senior Secured Credit Facility.

The Reorganized Company’s existing and future indebtedness under the New Senior Secured Credit Facility and other non-equity claims will rank senior to the New Common Stock as to rights upon any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding. In the event of any distribution or payment of the Reorganized Company’s assets in any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding, the Reorganized Company’s creditors will have a superior claim and interest, as applicable, to the interests of the holders of the New Common Stock. If any of the foregoing events occur, there can be no assurance that there will be assets in an amount significant enough to warrant any distribution in respect of the New Common Stock.

(f)	Issuance of New Common Stock.

In connection with the restructuring pursuant to the Plan under chapter 11 of the Bankruptcy Code, the Company will rely on section 1145 of the Bankruptcy Code to exempt the issuance of the New Common Stock from the registration requirements of the Securities Act (and of any state securities or “blue sky” laws). Section 1145 exempts from registration the sale of a debtor’s securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the New Common Stock will generally be exempt from the registration requirements of the Securities Act. Accordingly, recipients will be able to resell the New Common Stock without registration under the Securities Act or other federal securities laws, unless the recipient is an “underwriter” with respect to such securities, within the meaning of section 1145(b) of the Bankruptcy Code, or an “affiliate” of the Company, within the meaning of Rule 144 under the Securities Act. Section 1145(b) of the Bankruptcy Code defines “underwriter” as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (ii) offers to sell securities issued under a plan for the holders of such securities, or (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (iv) is an “issuer” of the relevant security, as such term is used in Section 2(11) of the Securities Act. Rule 144 under the Securities Act defines “affiliate” of an issuer as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

Notwithstanding the foregoing, statutory underwriters and affiliates may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act. Parties that believe that they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code or affiliates of the Company are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144.

There can be no assurance that any market for the New Common Stock will develop or be sustained. If an active market does not develop or is not sustained, the market price and liquidity of the New Common Stock may be adversely affected. The liquidity of any market for the New Common Stock will depend on a number of factors, including, without limitation:

•	the number of holders of the New Common Stock;

•	the Reorganized Company’s operating performance and financial condition;

•	the market for similar securities;

•	the Reorganized Company’s credit rating; and

•	the interest of securities dealers in making a market in the New Common Stock.

(g)	Dividend Policies.

In April 2012, Otelco suspended dividends on its Class A Common Stock. The Company does not anticipate that the Reorganized Company will pay any dividends on the New Common Stock in the foreseeable future. In addition, the New Senior Secured Credit Facility will, and the Reorganized Company’s future indebtedness may, restrict the ability of the Reorganized Company to pay dividends on the New Common Stock.

11.3	Risks Associated with the Business.

(a)	The Reorganization Cases May Negatively Impact the Reorganized Company’s Future Operations.

Although the Company believes that it will be able to emerge from chapter 11 relatively expeditiously, there can be no assurance as to the timing for approval of the Plan or the Company’s emergence from chapter 11. The Reorganization Cases may adversely affect the Reorganized Company’s ability to retain existing customers and suppliers, attract new customers and maintain contracts that are critical to its operations.

(b)	Competitiveness of the Telecommunications Industry.

Although the Company has historically experienced limited wireline telephone competition in many of its RLEC territories, the market for telecommunications services is highly competitive. Certain competitors benefit from brand recognition and financial, personnel, marketing and other resources that are significantly greater than the Company’s. The Company cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions. Increased competition from existing and new entities could have an adverse effect on the Company’s business, revenue and cash flow.

In all of the Company’s markets, it faces competition from wireless carriers, including the potential for customers to export existing wireline telephone numbers to wireless services. As wireless carriers continue to build-out their networks and add products and services aimed at the fixed wireless market, the Company may experience increased competition, which could have an adverse effect on its business, revenue and cash flow.

The current and potential competitors in the Company’s RLEC territories include cable television companies, CLECs and other providers of telecommunications and data services, including internet and voice over internet protocol service providers, wireless carriers, satellite television companies, alternate access providers, neighboring incumbent local exchange carriers, long distance companies and electric utilities that may provide services competitive with those services that the Company provides or intends to provide.

In Maine and New Hampshire, the Company’s CLEC operations may encounter a change in the competitive landscape that would impact its continued ability to grow and/or retain customers, sustain current pricing plans and control the cost of access to incumbent carrier customers.

Although the Company’s long distance operations have historically been modest in relation to its competitors, the Company has expanded its long distance business within its territories, primarily through bundling long distance with other local services and providing a single bill for these services. The Company’s existing long distance competitors, including those with significantly greater resources than the Company, could respond to such initiatives and new competitors may enter the market with attractive offerings. There can be no assurance that the Company’s local services revenue, including long distance services, will not decrease in the future as competition and/or the cost of providing services increase.

(c)	Changes in the Regulation of the Telecommunications Industry.

The Company operates in an industry that is regulated at the federal, state and local level. The majority of the Company’s revenue has historically been supported by and subject to regulation. Certain federal and state regulations and local franchise requirements have been, are currently, and may in the future be, the subject of judicial proceedings, legislative hearings and administrative proposals. Such proceedings may relate to, among other things, federal and state universal service funds (including Universal Service Fund High Cost Loop (“USF HCL”)), the rates the Company may charge for its local, network access and other services, the manner in which the Company offers and bundles its services, the terms and conditions of interconnection, unbundled network elements and resale rates, and could change the manner in which telecommunications companies operate. The Universal Service Fund and Intercarrier Compensation (“ICC”) order issued by the FCC in November 2011 began significantly reducing access revenue received by the Company in July 2012 and, unless revised, will significantly reduce USF HCL revenue over a five to ten year period. In addition, the FCC’s ICC order imposes certain costs and rate increases on carriers that the Company may not be able to pass on to its customers without experiencing further access line loss.

(d)	Restrictive Covenants in the New Senior Secured Credit Facility Agreement Will Limit Operating Flexibility.

The New Senior Secured Credit Facility Agreement will contain covenants that will, among other things, restrict the Reorganized Company’s ability to take specific actions, even if the Reorganized Company believes those actions to be in its best interest, including, without limitation, restrictions on the Reorganized Company’s ability to:

•	incur additional indebtedness and issue preferred stock and certain redeemable capital stock;

•	make certain types of restricted payments, including investments and acquisitions;

•	pay dividends on the New Common Stock;

•	sell certain assets;

•	enter into specified transactions with affiliates;

•	create a number of liens;

•	consolidate, merge or transfer all or substantially all of the Company’s assets; and

•	change the nature of its business.

Any future indebtedness of the Reorganized Company may impose similar or other restrictive covenants. In addition, the New Senior Secured Credit Facility Agreement and Reorganized Otelco’s certificate of incorporation will contain a covenant generally requiring Reorganized Otelco to sell all of the equity interests or substantially all of the assets of the Reorganized Company within 180 days after the occurrence of certain triggering events.

(e)	Ability to Integrate New Technologies and Provide New Services.

The telecommunications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. The Company cannot predict the effect of these changes on its competitive position, its capital expenditure requirements, its profitability or the industry generally. Technological developments may reduce the competitiveness of the Company’s networks and require additional capital expenditures or the procurement of additional products that could be expensive and time consuming to install and integrate into the Company’s network. In addition, new products and services arising out of technological developments may reduce the attractiveness of the Company’s services. If the Company fails to adapt successfully to technological advances or fails to obtain access to new technologies, it could lose customers and be limited in its ability to attract new customers and/or sell new services to its existing customers. In addition, delivery of new services in a cost-efficient manner depends upon many factors, and the Company may not generate the revenue anticipated from such services.

(f)	Network and Infrastructure Disruptions.

To be successful, the Company will need to continue to provide its customers with reliable and timely service over its networks. The Company faces the following risks to its networks and infrastructure:

•	the Company’s territories could have significant weather events that physically damage access lines and network infrastructure;

•	the Company’s rural geography creates the risk of security breaches, break-ins and sabotage;

•	power surges and outages, computer viruses and hacking and software and hardware defects that are beyond the Company’s control; and

•	unusual spikes in demand and capacity limitations in the Company’s or its suppliers’ networks.

Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause the Company to lose customers and/or incur expenses, and thereby adversely affect the Company’s business, revenue and cash flow. In addition, the APSC, MPUC, MDTC, MPSC, NHPUC, VPSB and/or WVPSC could require the Company to issue credits on customer bills for such service interruptions, further impacting revenue and cash flow. Wholesale network contracts could impose service level penalties for service disruptions.

(g)	Misappropriation, Misuse, Leakage, Falsification and Accidental Release or Loss of Information Maintained in the Company’s Information Technology Systems.

The Company’s operating activities are subject to risks caused by misappropriation, misuse, leakage, falsification and accidental release or loss of information maintained in the Company’s information technology systems, including customer, personnel and vendor data. The Company could be exposed to significant costs if such risks were to materialize, and such events could damage the reputation and credibility of the Company and its business and have a negative impact on the Company’s revenue. The Company could also be required to expend significant capital and other resources to remedy any such security breach.

(h)	Geographic Concentration.

The Company’s business is conducted primarily in north central Alabama, Maine, New Hampshire, western Massachusetts, central Missouri, western Vermont and southern West Virginia and, accordingly, the Company’s business is dependent upon the general economic conditions of these regions. There can be no assurance that future economic conditions in these regions, including as a result of the current global economic downturn, will not impact demand for the Company’s services or cause residents to relocate to other regions, which may adversely impact the Company’s business, revenue and cash flow.

(i)	Retaining Key Personnel.

The Company’s success depends on the personal efforts of a small group of skilled employees and senior management. The rural nature of much of the Company’s service area provides for a smaller pool of skilled telephone employees and increases the challenge of hiring employees. The challenge of hiring employees could be further increased by the Reorganization Cases. The loss of key personnel could have a material adverse effect on the Company’s financial performance.

(j)	Loss of Access Lines.

The Company’s business generates revenue by delivering voice and data services over access lines. The Company has experienced net voice access line loss in its RLEC territories due to challenging economic conditions, wireless substitution, loss of second lines and increased competition. The Company expects to continue to experience net voice access line loss in its rural markets. If voice access line losses are not substantially offset by data access line gains, it could adversely affect the Company’s business and results of operations.

(k)	Changes in Economic and Non-Economic Conditions.

There are factors that may be beyond the Company’s control that could affect its operations and business. Such factors include adverse changes in the conditions in the specific markets for the Company’s services, the conditions in the broader market for telecommunications services and the conditions in the domestic and global economies generally.

Although the Company’s performance is affected by the general condition of the economy, not all of the Company’s services are affected equally. Voice access revenue is generally linked to relatively consistent variables, such as population changes, housing starts and general economic activity levels in the areas served. Data access and cable television revenue is generally related to more variable factors, such as changing levels of discretionary spending on entertainment and the adoption of e-commerce and other online activities by the Company’s current or prospective customers. It is not possible for the Company’s management to accurately predict all of these factors and the impact of such factors on the Company’s performance.

Changes in the competitive, technological and regulatory environments may also impact the Company’s ability to increase revenue and/or earnings from the provision of local wireline services. The Company may therefore have to place increased emphasis on developing and realizing revenue through the provision of new and enhanced services with higher growth potential. In such a case, there is a risk that these revenue sources, as well as the Company’s cost savings efforts through further efficiency gains, will not grow or develop at a fast enough pace to offset slowing growth in local services. It is also possible that, as the Company invests in new technologies and services, demand for those new services may not develop. There can be no assurance that the Company will be able to successfully expand its service offerings through the development of new services, and the Company’s efforts to do so may have a material adverse effect on its financial performance.

(l)	Decreases in Network Access Charges or Rates for Local Services.

The interstate network access rates that the Company can charge are regulated by the FCC, and the intrastate network access rates that the Company can charge are regulated by the regulatory commissions in each state in which the Company operates. Those rates may change from time to time. The FCC has reformed and continues to reform the federal network access charge system, including proposed changes intended to promote deployment of broadband data services. The FCC’s ICC order has and will significantly change the way telecommunication carriers receive compensation for exchanging traffic. Over the next three years, all intrastate rates that exceed the interstate rate will be reduced to the interstate rate. Beginning in 2014, the interstate rate will be reduced over three years to “bill and keep,” in which carriers bill their customers for services and keep those charges, but neither pay for nor receive compensation from traffic sent to or received from other carriers. These changes began to reduce the Company’s access revenue in July 2012. It is unknown at this time what additional changes, if any, the FCC or state regulatory commissions may adopt. Such regulatory developments could adversely affect the Company’s business, revenue and cash flow.

The local services rates and intrastate access fees charged by the Company’s RLECs are regulated by state regulatory commissions that have the power to grant and revoke authorization to companies to provide telecommunications services and to impose other conditions and penalties. If the Company fails to comply with regulations set forth by an applicable state regulatory commission, the Company may face revocation of its authorizations in that state or other conditions and penalties. It is possible that new plans would require the Company to reduce its rates, forego future rate increases, provide greater features as part of its basic service plan or limit its rates for certain offerings. The Company cannot predict the ultimate impact, if any, of such changes on its business, revenue and cash flow.

Certain of the Company’s RLECs charge rates for local services and intrastate access service based in part upon a rate-of-return authorized by the applicable state regulatory commissions. These authorized rates are subject to audit at any time and may be reduced if the state regulatory commission finds them excessive. If any of the Company’s RLECs is ordered to reduce its rates or if its applications to increase rates are denied or delayed, the Company’s business, revenue and cash flow may be negatively impacted.

The National Exchange Carrier Association may file revisions to its average schedule formula each year, which revisions are subject to FCC approval. Six of Otelco’s subsidiaries participate in average schedule rates. The FCC’s ICC order contains provisions that extend limits on corporate operations expense to the Interstate Common Line Support portions of the USF HCL, which will reduce the level of funding some of Otelco’s operating subsidiaries receive.

(m)	Reduction in Universal Service Fund High Cost Loop Support.

Six of the Company’s RLECs receive federal USF HCL revenue to support their high cost of operations. Such support payments are based upon each participating RLEC’s average cost per loop as compared to the national average cost per loop. These support payments fluctuate based upon the historical costs of the Company’s participating RLECs as compared to the national average cost per loop. Each year, the average cost per loop has increased, putting pressure on the USF HCL funds received by the Company to the extent that the Company’s participating RLECs’ costs do not increase at the same rate. If the Company’s participating RLECs are unable to receive support from the USF HCL, or if such support is reduced, the Company’s business, revenue and cash flow would be negatively affected.

The FCC’s ICC order reformed the current high-cost universal support rules. The FCC’s ICC order places limits on certain operating expenses that can be recovered from the Universal Service Fund (the “USF”) and places additional service requirements to be eligible to receive USF HCL support. The FCC has yet to issue orders addressing all aspects of the high-cost universal support that could affect the amount of USF HCL support the Company receives. The Company cannot predict the total impact these orders could have on USF HCL support. The outcome of any future FCC proceedings and other regulatory or legislative changes could affect the amount of USF HCL support that the Company receives and could have an adverse effect on the Company’s business, revenue and cash flow. If a wireless or other telecommunications carrier becomes eligible to receive USF HCL support in the Company’s service areas, or even outside of the Company’s service areas, the amount of support the Company receives from the USF HCL could decline under current rules, and under some proposed USF HCL rule changes, could be significantly reduced.

The Universal Service Administrative Company (the “USAC”) serves as the administrative agent to collect data and distribute funds for the USF. In 2006, the USAC began conducting High Cost Beneficiary audits, designed to ensure compliance with FCC rules and program requirements and to assist in program compliance. Carriers were chosen from a random sample of each type of eligible telecommunications carrier, including average schedule and cost companies, incumbents and competitors and rural and non-rural, from various states. Audits were designed to ensure proper designation of a carrier as an eligible telecommunications carrier, accuracy of data submissions, documentation of accounting procedures, physical inventory of assets, true-up of projected data and samples of detailed documentation. Audits of Blountsville Telephone LLC (formerly Blountsville Telephone Company, Inc.), Hopper Telecommunications LLC (formerly Hopper Telecommunications Company, Inc.), Granby Telephone LLC (formerly Granby Telephone and Telegraph Co. of Mass.), Otelco Telephone LLC and Brindlee Mountain Telephone LLC (formerly Brindlee Mountain Telephone Company), initiated during 2007 and 2008, have been completed and no material action is pending. These audits were conducted widely across the Company’s industry as directed by the FCC.

(n)	Loss of Protected Status Under Interconnection Rules.

As a “rural telephone company” under the United States Communications Act of 1934, each of the Company’s RLECs is exempt from the obligation to lease its unbundled facilities to CLECs, to offer retail services at wholesale prices for resale, to permit competitive co-location at its facilities and to comply with certain other requirements applicable to larger incumbent local exchange carriers. However, the Company eventually may be required to comply with these requirements in some or all of its service areas if it receives a bona fide request from a telecommunications carrier and the state regulatory commissions, as applicable, determine that it is in the public interest to impose such requirements. In addition, the Company may be required to comply with some or all of these requirements in order to achieve greater pricing flexibility from state regulators. If the Company is required to comply with these requirements, it could incur additional administrative and regulatory expenses and face more competition, which could adversely affect the Company’s business, revenue and cash flow.

ARTICLE XII.

SECURITIES LAW MATTERS

12.1	General.

This section discusses certain securities law matters that are raised by the Plan. This section should not be considered applicable to all situations or to all holders of Subordinated Notes. Holders of Subordinated Notes should consult their own legal counsel with respect to these and other issues.

12.2	Issuance and Resale of the New Common Stock Under the Plan.

In connection with the restructuring pursuant to the Plan under chapter 11 of the Bankruptcy Code, the Company will rely on section 1145 of the Bankruptcy Code to exempt the issuance of the New Common Stock from the registration requirements of the Securities Act (and of any state securities or “blue sky” laws). Section 1145 exempts from registration the sale of a debtor’s securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the New Common Stock will generally be exempt from the registration requirements of the Securities Act. Accordingly, recipients will be able to resell the New Common Stock without registration under the Securities Act or other federal securities laws, unless the recipient is an “underwriter” with respect to such securities, within the meaning of section 1145(b) of the Bankruptcy Code, or an “affiliate” of the Company, within the meaning of Rule 144 under the Securities Act. Section 1145(b) of the Bankruptcy Code defines “underwriter” as one who (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (ii) offers to sell securities issued under a plan for the holders of such securities, or (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (iv) is an “issuer” of the relevant security, as such term is used in Section 2(11) of the Securities Act. Rule 144 under the Securities Act defines “affiliate” of an issuer as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

Notwithstanding the foregoing, statutory underwriters and affiliates may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act. Parties that believe that they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code or affiliates of the Company are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144.

12.3	Where You Can Find More Information.

Otelco is subject to the informational reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file reports, proxy statements, information statements and other information with the SEC. Reports, proxy statements, information statements and other information filed by Otelco with the SEC pursuant to the requirements of the Exchange Act may be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 (or 1-800-732-0330). The SEC maintains a web site that contains reports, proxy statements, information statements and other information regarding the Company. The SEC’s web site address is http://www.sec.gov. The Company will continually update its investor relations web site with information on the Restructuring. The Company’s investor relations web site address is http://phx.corporate-ir.net/preview/phoenix.zhtml?c=184665&p=irol-irhome.

This Disclosure Statement contains summaries of certain agreements that the Company has entered into or expects to enter into in connection with the Plan. The descriptions contained in this Disclosure Statement of these agreements are not purported to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements, copies of which, once complete, will be made available without charge to you by making a written request at the following address:

Kurtzman Carson Consultants
599 Lexington Avenue, 39th Floor
New York, NY 10022
Attn: Otelco Vote Processing

ARTICLE XIII.

CERTAIN FEDERAL INCOME TAX
CONSEQUENCES OF THE PLAN

13.1	Introduction.

The following is a discussion of certain material U.S. federal income tax consequences of the consummation of the Plan to the Company and to certain U.S. Holders and Non-U.S. Holders (each as defined herein) of Claims, specifically only the Class 1, Class 2, Class 5 and Class 8 Claims. This discussion is for general information purposes only and describes the expected tax consequences only to holders entitled to vote on the Plan. It is not a complete analysis of all potential federal income tax consequences that may result from the consummation of the Plan and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “IRC”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court. This discussion is not tax advice, and holders are urged to consult their independent tax advisors regarding the tax consequences to them of the Restructuring Transaction and of the ownership and disposition of the New Term Loan Obligations and the New Common Stock received in respect of Claims.

For purposes of this discussion, the term “U.S. Holder” means a holder of a Claim, the New Term Loan Obligations or the New Common Stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

For purposes of this discussion, a “Non-U.S. Holder” means a holder of a Claim, the New Term Loan Obligations, or the New Common Stock, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. This summary does not address all aspects of U.S. federal income taxes that may be relevant to Non-U.S. Holders in light of their personal circumstances, and does not deal with federal taxes other than the federal income tax or with non-U.S., state, local or other tax considerations. Special rules, not discussed here, may apply to certain Non-U.S. Holders, including U.S. expatriates, controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds a Claim, or will hold the New Term Loan Obligations or the New Common Stock, then you should consult your own tax advisors.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, THE COMPANY INFORMS YOU THAT ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE IRC. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This discussion assumes that holders of Claims have held such property as “capital assets” within the meaning of IRC Section 1221 (generally, property held for investment) and that holders will hold the New Term Loan Obligations and the New Common Stock as capital assets. In addition, this discussion assumes that, for U.S. federal income tax purposes, the Existing Income Deposit Securities will be treated as a unit consisting of one share of the Company’s existing common stock and a Subordinated Note. This discussion further assumes that the Senior Secured Term Loan and the Subordinated Notes, including the Subordinated Notes held through Existing Income Deposit Securities, will be treated as debt for U.S. federal income tax purposes. In the event that any of the foregoing assumptions is incorrect, or such characterization is successfully challenged by the IRS, the tax consequences of the consummation of the Plan could differ from those described below.

This discussion does not address all federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances or to holders subject to special rules under the federal income tax laws, such as financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, holders subject to the alternative minimum tax, holders holding Claims or who will hold the New Term Loan Obligations or the Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, holders who have a functional currency other than the U.S. dollar and holders that acquired Claims in connection with the performance of services. This discussion does not address any federal income tax considerations related to the adoption and implementation of the Management Equity Plan.

13.2	Federal Income Tax Consequences to the Company.

(a)	Cancellation of Indebtedness and Reduction of Tax Attributes.

In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (x) the amount of Cash paid, (y) the issue price of any new indebtedness issued and (z) the fair market value of any new consideration (including New Common Stock) given in satisfaction of such indebtedness at the time of the exchange. Because the Plan provides that holders of certain Claims will receive the New Term Loan Obligations and/or the New Common Stock, the amount of COD Income will depend on the issue price of the New Term Loan and on the fair market value of the New Common Stock. Thus, the precise amount of COD Income, if any, resulting from the exchange of Claims cannot be determined before the date of the exchange.

COD Income realized by a debtor will be excluded from income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, the Company will likely not be required to recognize any COD Income realized as a result of the implementation of the Plan. If and to the extent any COD Income is excluded from taxable income pursuant to the Bankruptcy Exception, the Company generally will be required to reduce certain of its tax attributes, including, but not limited to, its net operating losses (“NOLs”), loss carryforwards, credit carryforwards and tax basis in certain assets, as described in more detail below. If any COD Income is not excluded from taxable income, and the Company does not have sufficient losses to offset fully such COD Income, the Company may incur tax liability from such COD Income.

A debtor that does not recognize COD Income under the Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD Income. Attributes subject to reduction include NOLs, NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries). A debtor’s tax basis in its assets generally may not be reduced below the amount of liabilities remaining immediately after the discharge of indebtedness. If the debtor is a member of a consolidated group and reduces its basis in the stock of another group member, a “look-through rule” requires a corresponding reduction in the tax attributes of the lower-tier member. NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under IRC Section 108(b)(5) (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If the debtor is a member of a consolidated group, the debtor may treat stock in another group member as depreciable property for purposes of the Section 108(b)(5) Election, provided the lower-tier member consents to a corresponding reduction in its basis in its depreciable property. If a debtor makes a Section 108(b)(5) Election, the limitation on reducing the debtor’s basis in its assets below the amount of its remaining liabilities does not apply.

As discussed above, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend on the issue price of the New Term Loan and the fair market value of the New Common Stock on the Effective Date. These items cannot be known with certainty until after the Effective Date. The Company anticipates that, in the year of the discharge in bankruptcy, it will utilize all of its available NOLs and some of its credits and, accordingly, in the year following its emergence from chapter 11 it will have no NOL carryforwards and a reduced amount of credits. In addition, the Company anticipates that immediately after the discharge of indebtedness the Company’s aggregate liabilities will exceed the aggregate of the adjusted tax bases of the assets held by the Company immediately after the discharge. Accordingly, under the special rule described above, the Company anticipates that it will not be required to reduce its tax basis in its assets and will be able to continue to amortize and depreciate the remaining basis in such assets after emergence from chapter 11. The Company does not intend to make a Section 108(b)(5) Election to reduce its basis in depreciable property first.

(b)	Section 382 Limitation on NOLs.

Under IRC Section 382, if a corporation (or consolidated group) undergoes an “ownership change,” the amount of its pre-change losses, including NOL carryforwards and certain losses or deductions which are “built-in” (i.e., economically accrued but unrecognized) as of the date of the ownership change, that may be utilized to offset future taxable income generally will be subject to an annual limitation. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period. The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation.

The Company expects that the consummation of the Plan will not result in an ownership change that would limit its use of pre-change losses. However, no assurance can be given that an ownership change will not occur. Subsequent changes in Reorganized Otelco’s stock ownership, depending on the magnitude, could, either alone or taken together with prior changes in its stock ownership, result in an ownership change that would trigger the imposition of limitations under IRC Section 382.

In general, the amount of the annual limitation to which a corporation (or consolidated group) would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the applicable long-term tax-exempt rate (as published by the IRS for the month in which the ownership change occurs). A modified annual limitation applies when a corporation (or consolidated group) that is in bankruptcy undergoes an ownership change pursuant to a confirmed bankruptcy plan. The annual limitation can potentially be increased by the amount of certain recognized built-in gains, as discussed below.

As indicated above, IRC Section 382 also limits the deduction of certain built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero, thereby precluding any utilization of the corporation’s pre-change losses (absent any increases due to any recognized built-in gains).

(c)	Alternative Minimum Tax.

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the taxable year. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated, with further adjustments required if AMTI, determined without regard to adjusted current earnings (“ACE”), differs from ACE. In addition, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, under current law only 90% of its AMTI generally may be offset by available NOL carryforwards. Accordingly, for tax periods after the Effective Date, the Reorganized Debtors may have to pay AMT regardless of whether they generate non-AMT NOLs or have sufficient non-AMT NOL carryforwards to offset regular taxable income for such periods. A corporation that pays AMT generally is later allowed a nonrefundable credit (equal to a portion of its prior year AMT liability) against its regular federal income tax liability in future taxable years when it is no longer subject to the AMT.

13.3	Federal Income Tax Consequences to U.S. Holders of Certain Claims.

(a)	Tax Securities.

The tax consequences of the Plan to a U.S. Holder of a Claim will generally depend in part upon (1) whether such Claim is based on an obligation that constitutes a “security” for federal income tax purposes and (2) whether all or a portion of the consideration received for such Claim is an obligation that constitutes a “security” for federal income tax purposes. The determination of whether a debt obligation constitutes a security for federal income tax purposes is complex and depends on the facts and circumstances surrounding the origin and nature of the debt obligation. Generally, obligations arising out of the extension of trade credit have been held not to be securities for tax purposes, while corporate debt obligations evidenced by written instruments with original maturities of ten years or more have been held to be securities for tax purposes. It is uncertain whether the Senior Secured Term Loan, the New Term Loan Obligations, and the Subordinated Notes will be considered securities for federal tax purposes, and U.S. Holders are advised to consult their tax advisors with respect to this issue.

(b)	U.S. Holders of Senior Secured Term Loan Claims (Class 1).

(1)	Exchange of Senior Secured Term Loan Claims for New Term Loan Obligations, Senior Secured Term Loan Payment and New Common Stock.

Under applicable Treasury Regulations, the significant modification of a debt instrument will result in a deemed exchange of the “old” debt instrument for a “new” debt instrument and will be a taxable event upon which gain or loss may be recognized in certain circumstances. A modification of a debt instrument is significant if the modified instrument differs materially either in kind or extent from the original debt instrument. Pursuant to the Plan, the Senior Secured Term Loan will be modified through a reduction in principal, an extension of its maturity date and certain other changes pursuant to the New Senior Secured Credit Facility Agreement (together, the “Credit Facility Modifications”).

It is unclear whether the Credit Facility Modifications will be treated as a significant modification of the Senior Secured Term Loan. If the adoption of the Credit Facility Modifications does not result in a significant modification, U.S. Holders of the Senior Secured Term Loan Claims will have the same adjusted tax basis in, and holding period for, the New Term Loan Obligations as the U.S. Holder had with respect to the Senior Secured Term Loan immediately prior to the adoption of the Credit Facility Modifications, with the adjusted tax basis reduced by the amount of the Senior Secured Loan Payment received (other than any amount of such payment received in satisfaction of accrued but unpaid interest). If the Credit Facility Modifications constitute a significant modification of the Senior Secured Term Loan, the U.S. federal income tax consequences of the Credit Facility Modifications depend, in part, on whether the Senior Secured Term Loan and the New Term Loan Obligations constitute securities for purposes of the “reorganization” provisions of the IRC. See “Federal Income Tax Consequences to U.S. Holders of Certain Claims — Tax Securities.”

If the Senior Secured Term Loan and the New Term Loan Obligations are treated as securities for federal income tax purposes, the exchange of Senior Secured Term Loan Claims for New Term Loan Obligations, the Senior Secured Term Loan Payment and New Common Stock would constitute a recapitalization. As a result, a U.S. Holder of a Senior Secured Term Loan Claim would not be permitted to recognize any loss realized on the exchange but would be required to recognize gain, if any, equal to the lesser of (i) difference, if any, between (x) the sum of the issue price of the New Term Loan Obligations, the fair market value of the New Common Stock and the amount of the Senior Secured Term Loan Payment received and (y) the U.S. Holder’s adjusted tax basis in the Senior Secured Term Loan, and (ii) the amount of the Senior Secured Term Loan Payment received, in each case except to the extent any such consideration is treated as received in satisfaction of accrued but unpaid interest or fees. Any gain generally will be capital gain, and will be long-term capital gain if the U.S. Holder has held the Senior Secured Term Loan for more than one year as of the date of disposition. To the extent that any consideration is allocable to accrued but unpaid interest, the U.S. Holder will recognize ordinary interest income. See “Federal Income Tax Consequences to U.S. Holders of Certain Claims — Other Considerations — Accrued Interest.” To the extent that any consideration is treated as a payment of fees due, such amounts may be taxed as ordinary income. See “Federal Income Tax Consequences to U.S. Holders of Certain Claims — Other Considerations — Fees.”

Except to the extent allocable to accrued but unpaid interest or fees, a U.S. Holder’s aggregate tax basis in the New Term Loan Obligations and the New Common Stock would equal the U.S. Holder’s adjusted tax basis in the Senior Secured Term Loan, increased by any gain recognized in the exchange and decreased by the amount of the Senior Secured Term Loan Payment received. That aggregate tax basis should be allocated between the New Term Loan Obligation and the New Common Stock received based on their relative fair market values. The U.S. Holder’s holding period in the New Term Loan Obligations and the New Common Stock would include the U.S. Holder’s holding period in the Senior Secured Term Loan. The basis of any New Term Loan Obligation and/or New Common Stock treated as received in satisfaction of accrued but unpaid interest or fees would equal the amount of such accrued but unpaid interest or fees, and the holding period for any such New Term Loan Obligation and/or New Common Stock would begin on the day following the Effective Date. Based on the terms to maturity of the Senior Secured Term Loan and the New Term Loan Obligations, it is uncertain whether the Senior Secured Term Loan and the New Term Loan Obligations would be treated as securities for federal income tax purposes.

If the Senior Secured Term Loan and the New Term Loan Obligations are not treated as securities for federal income tax purposes, a U.S. Holder of a Senior Secured Term Loan Claim will generally recognize gain or loss on the exchange. Such gain or loss will generally be equal to the difference between (i) the sum of the issue price of the New Term Loan Obligations, the fair market value of the New Common Stock and the amount of the Senior Secured Term Loan Payment received, except to the extent any such consideration is treated as received in satisfaction of accrued but unpaid interest or fees, and (ii) the U.S. Holder’s adjusted tax basis in the Senior Secured Term Loan. Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Senior Secured Term Loan for more than one year as of the date of disposition. To the extent that any consideration is allocable to accrued but unpaid interest, the U.S. Holder will recognize ordinary interest income. See “Federal Income Tax Consequences to U.S. Holders of Certain Claims — Other Considerations — Accrued Interest.” Any amounts allocable to fees may be taxable as ordinary income. See “Federal Income Tax Consequences to U.S. Holders of Certain Claims — Other Considerations — Fees.”

A U.S. Holder of a Senior Secured Term Loan Claim would have a tax basis in the New Term Loan Obligations equal to the New Term Loan Obligations’ issue price and a tax basis in the New Common Stock equal to the fair market value of such stock on the Exchange Date, and the U.S. Holder’s holding period in the New Term Loan Obligations and the New Common Stock would begin on the day following the Effective Date. The issue price of the New Term Loan Obligations should be the stated redemption price at maturity of such obligations. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

(2)	New Term Loan Obligations.

Interest paid on the New Term Loan Obligations will be taxable to a U.S. Holder as ordinary interest income. Upon the sale, exchange or retirement of a New Term Loan Obligation, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the U.S. Holder’s adjusted tax basis in the New Term Loan Obligation. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest are treated as ordinary interest income. The Company believes that it is unlikely that the New Term Loan Obligations will be issued with market discount. Accordingly, gain or loss realized on the sale, exchange or retirement of a New Term Loan Obligation will generally be long-term capital gain or loss if at the time of sale, exchange or retirement such New Term Loan Obligation has been held for more than one year.

(3)	New Common Stock.

Distributions. A U.S. Holder of New Common Stock generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent such distributions are paid out of the Reorganized Debtors’ current or accumulated earnings and profits as determined for federal income tax purposes. Distributions not treated as dividends for federal income tax purposes will first constitute a return of capital and will be applied against and reduce a U.S. Holder’s adjusted tax basis in the New Common Stock, but not below zero. Any excess amount will be treated as gain from a sale or exchange of the New Common Stock. U.S. Holders that are treated as corporations for federal income tax purposes may be entitled to a dividends received deduction with respect to distributions out of earnings and profits.

Sale or Other Taxable Disposition. A U.S. Holder of New Common Stock will recognize gain or loss upon the sale or other taxable disposition of New Common Stock equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the New Common Stock. Subject to the rules discussed below in “Other Considerations—Market Discount” and the recapture rules under IRC Section 108(e)(7), any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Common Stock for more than one year as of the date of disposition. Under the IRC Section 108(e)(7) recapture rules, a U.S. Holder may be required to treat gain recognized on the taxable disposition of the New Common Stock as ordinary income if the U.S. Holder took a bad debt deduction with respect to the Claim or recognized an ordinary loss on the exchange of the Claim for New Common Stock. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

(c)	U.S. Holders of Senior Secured Revolving Loan Claims (Class 2).

The Company expects that the consummation of the Plan will not result in any U.S. federal income tax consequences to U.S. Holders of Senior Secured Revolving Loan Claims.

(d)	U.S. Holders of Subordinated Notes Claims (Class 5).

(1)	Exchange of Subordinated Notes, including Subordinated Notes Held Through Existing Income Deposit Securities, for New Common Stock.

If the Subordinated Notes, including the Subordinated Notes held through Existing Income Deposit Securities, are treated as securities for federal income tax purposes, the exchange of Subordinated Notes for New Common Stock will constitute a recapitalization and U.S. Holders of the Subordinated Notes will not recognize gain or loss on the exchange, except to the extent that any New Common Stock is treated as received in satisfaction of accrued but unpaid interest. To the extent that a portion of the New Common Stock is allocable to accrued but unpaid interest, the U.S. Holder will recognize ordinary interest income. The U.S. Holder will not be permitted to recognize loss on the exchange with respect to any original issue discount previously included in income. See “Federal Income Tax Consequences to U.S. Holders of Certain Claims — Other Considerations — Accrued Interest.” A U.S. Holder of the Subordinated Notes would have a tax basis in the New Common Stock equal to the U.S. Holder’s adjusted tax basis in its Subordinated Notes on the Effective Date, and the U.S. Holder’s holding period in the New Common Stock would include the U.S. Holder’s holding period in its Subordinated Notes; provided that the basis of any New Common Stock treated as received in satisfaction of accrued but unpaid interest would equal the amount of such accrued but unpaid interest, and the holding period for any such New Common Stock would begin on the day after the Effective Date. The Company believes, based on the term to maturity of the Subordinated Notes, that the Subordinated Notes should be treated as securities for federal income tax purposes. In general, a U.S. Holder’s adjusted tax basis in its Subordinated Notes on the Effective Date will be the portion of the purchase price of the Existing Income Deposit Securities that was allocable to the Subordinated Notes at the time of purchase, or the purchase price for the Subordinated Notes (as the case may be), decreased by any principal payments made on the Subordinated Notes, and increased by any original issue discount on the Subordinated Notes included in the U.S. Holder’s income on or prior to the Effective Date.

If the Subordinated Notes are not treated as securities for federal income tax purposes, a U.S. Holder of Subordinated Notes will generally recognize gain or loss on the exchange of the Subordinated Notes for the New Common Stock. Such gain or loss will generally be equal to the difference between (i) the fair market value of the New Common Stock that is not attributable to accrued but unpaid interest and (ii) the U.S. Holder’s adjusted tax basis in the Subordinated Notes. Subject to the market discount rules discussed below, any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S.

Holder has held the Subordinated Notes for more than one year as of the date of disposition. To the extent that a portion of the New Common Stock is allocable to accrued but unpaid interest, the U.S. Holder will recognize ordinary interest income. See “Federal Income Tax Consequences to U.S. Holders of Certain Claims — Other Considerations — Accrued Interest” and “—Market Discount.” U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

(2)	Cancellation of Common Stock for No Consideration.

Pursuant to the Plan, the Company’s common stock held through Existing Income Deposit Securities will be cancelled without distribution. A U.S. Holder of such stock may be entitled in the year of cancellation (or in an earlier year) to a worthless stock deduction under IRC Section 165(g) to the extent of such U.S. Holder’s tax basis in the stock. The rules governing the timing and amount of worthless stock deductions place considerable emphasis on the facts and circumstances of the holder, the issuer and the instrument with respect to which a deduction is claimed. U.S. Holders of the Company’s common stock therefore are urged to consult their own tax advisors with respect to their ability to take such a deduction.

(3)	New Common Stock.

See “Federal Income Tax Consequences to U.S. Holders of Certain Claims — U.S. Holders of Senior Secured Term Loan Claims — New Common Stock,” for a discussion of the tax consequences of holding New Common Stock.

(e)	Other Considerations.

Accrued Interest. There is general uncertainty regarding the extent to which the receipt of cash or other property by a debt holder should be treated as attributable to accrued but unpaid interest on the debt obligation. Certain U.S. Treasury Regulations generally treat a payment under a debt instrument first as a payment of accrued interest and then as a payment of principal. Application of this rule to a final payment on a debt instrument being discharged at a discount in bankruptcy is unclear. Based on certain other authority, the Company intends to take the position that cash or property distributed pursuant to the Plan will first be allocable to the principal amount of a U.S. Holder’s Claim and then, to the extent necessary, to any accrued but unpaid interest thereon. The IRS, however, could take a contrary position.

To the extent any property received pursuant to the Plan is considered attributable to accrued but unpaid interest, a U.S. Holder will recognize ordinary income to the extent the value of the property exceeds the amount of accrued but unpaid interest previously included in gross income by the U.S. Holder. A U.S. Holder’s tax basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of the property, and its holding period in the property should begin on the day after the Effective Date. A U.S. Holder generally will be entitled to recognize a loss to the extent any accrued interest (but not including original issue discount) previously included in its gross income is not paid in full. U.S. Holders should consult their tax advisors regarding the extent to which consideration received under the Plan should be treated as attributable to unpaid accrued interest.

Fees. To the extent that a U.S. Holder receives cash or other property for fees, expenses and other amounts due under a Claim, such amounts will generally be includible in income in accordance with the U.S. Holder’s general method of tax accounting.

Market Discount. Under the “market discount” provisions of Sections 1276 through 1278 of the IRC, some or all of any gain realized by a U.S. Holder exchanging the debt instruments constituting its Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt constituting the surrendered Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (ii) in the case of a debt instrument issued with “original issue discount,” its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition (determined as described above) of a debt instrument that it acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debt instrument was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent that the surrendered debt instrument that had been acquired with market discount is exchanged in a tax-free or other reorganization transaction for other property (as may occur here with respect to receipt of the New Common Stock and the New Term Loan Obligations), any market discount that accrued on such debt instrument but was not recognized by the U.S. Holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

Additional Tax on Investment Income. Certain individuals, estates and trusts are required to pay a 3.8% Medicare tax on “net investment income” including, among other things, interest and proceeds of sales or other dispositions in respect of securities, subject to certain exceptions. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Company’s securities.

13.4	Federal Income Tax Consequences to Non-U.S. Holders of Subordinated Notes Claims.

(a)	Consequences to Non-U.S. Holders of the Exchange.

Any gain or interest income realized by a Non-U.S. Holder on the exchange of its Subordinated Notes, including the Subordinated Notes held through Existing Income Deposit Securities, generally will be exempt from U.S. federal income or withholding tax, provided that:

•	such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the voting stock of the Company, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the IRC;

•	the statement requirement set forth in Section 871(h) or Section 881(c) of the IRC has been fulfilled with respect to the beneficial owner, as discussed below;

•	such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States; and

•	such gain or interest income is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

The statement requirement referred to in the second bullet point of the preceding paragraph will generally be fulfilled if the beneficial owner of the property or cash received on the exchange certifies on IRS Form W-8BEN (or such successor form as the IRS designates) under penalties of perjury that it is not a U.S. person and provides its name and address. The Non-U.S. Holder must provide the form to the Company or its paying agent, or in the case of a note held through a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, to such organization, bank or other financial institution, which must in turn provide to the Company or its paying agent a statement that it has received the form and furnish a copy thereof; provided that a non-U.S. financial institution will fulfill this requirement by filing IRS Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. These forms must be periodically updated.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if any gain or interest income realized on the exchange of its Claim is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on such gain or interest income in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates), in the manner described above, in order to claim an exemption from withholding tax.

In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

(b)	Consequences to Non-U.S. Holders of Holding the New Common Stock.

This summary assumes that no item of income or gain in respect of the New Common Stock will at any time be effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder.

(1)	Dividends on New Common Stock.

Dividends paid to a Non-U.S. Holder (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a tax treaty a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN (or such successor form as the IRS designates), in the manner described above, prior to the payment of the dividends. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund from the IRS of any excess amounts withheld by filing timely an appropriate claim for refund with the IRS.

(2)	Gain on Disposition of New Common Stock.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition of New Common Stock, unless:

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States; or

•	the Company is or has been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes.

The Company believes that it is not currently, and does not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes, but no assurances can be given in this regard.

13.5	Information Reporting and Backup Withholding.

The Reorganized Debtors (or their paying agent) may be obligated to furnish information to the IRS regarding the consideration received by holders (other than corporations and other exempt holders) pursuant to the Plan. In addition, the Reorganized Debtors will be required to report annually to the IRS with respect to each holder (other than corporations and other exempt holders) the amount of interest paid and OID, if any, accrued on the New Term Loan Obligations, the amount of dividends paid on the New Common Stock, and the amount of any tax withheld from payment thereof. The IRS may make the information returns reporting such interest and dividends and withholding available to tax authorities in the country in which a Non-U.S. Holder is resident.

U.S. Holders may be subject to backup withholding (currently at a rate of 28%) on the consideration received pursuant to the Plan. Backup withholding may also apply to interest, OID and principal payments on the New Term Loan Obligations, dividends paid on the New Common Stock and proceeds received upon sale or other disposition of the New Term Loan Obligations or the New Common Stock. Certain holders (including corporations) generally are not subject to backup withholding. A holder that is not otherwise exempt generally may avoid backup withholding by furnishing to the Reorganized Debtors (or their paying agent) its taxpayer identification number and certifying, under penalties of perjury, that the taxpayer identification number provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their federal income tax liability or may claim a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER

SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

ARTICLE XIV.

CONCLUSION

The Company believes that confirmation and implementation of the Plan is preferable to any of the alternatives described herein because it will provide the greatest recovery to holders of Claims and Interests. Other alternatives would involve significant delay, uncertainty and substantial administrative costs and are likely to reduce any return to creditors who hold Claims or Interests. Further, the Company believes that the unimpairment of general unsecured creditors is vital to the Company’s going concern value and thus urges that holders of Class 5 Subordinated Notes Claims vote to accept the Plan.

Dated: February 1, 2013

Respectfully submitted,

Otelco Inc. on behalf of itself and its Affiliates

By:	/s/ Michael Weaver
Michael Weaver President and Chief Executive Officer

Counsel for the Company:

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue
New York, NY 10019
(212) 728-8000

and

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Rodney Square
1000 North King Street
Wilmington, Delaware 19801
(302) 571-6600

Exhibits

•	Plan (Exhibit 1)

•	Plan Support Agreement (Exhibit 2)

•	Prepetition Organizational Chart (Exhibit 3)

•	Audited Consolidated Financial Statements for the Company for the fiscal year ended December 31, 2011 (Exhibit 4)

•	Liquidation Analysis (Exhibit 5)

•	Reorganized Company’s Projected Financial Information (Exhibit 6)

•	Valuation Analysis (Exhibit 7)

EXHIBIT 1

Plan

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

X
In re	:	Chapter 11
:
Otelco Inc., et al.	:	Case No. [] ([])
:
Debtors.	:	(Jointly Administered)
X

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR
OTELCO INC. AND ITS AFFILIATED DEBTORS

Dated: February 1, 2013

WILLKIE FARR & GALLAGHER LLP 787 Seventh Avenue New York, New York 10019-6099 (212) 728-8000

-AND-

YOUNG CONAWAY STARGATT & TAYLOR, LLP Rodney Square 1000 North King Street Wilmington, Delaware 19801 (302) 856-6600

Counsel for Debtors and Debtors in Possession

EXHIBITS

EXHIBITS IN THE PLAN SUPPLEMENT

Exhibit 1	New Senior Secured Credit Facility Agreement

Exhibit 2	New Stockholders Agreement

Exhibit 3	List of Officers and Directors

Exhibit 4	Certificate of Incorporation of Otelco Inc.

Exhibit 5	Bylaws of Otelco Inc.

Exhibit 6	Management Equity Plan

Exhibit 7	New Registration Rights Agreement

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

A.	Definitions.

The capitalized terms set forth below shall have the following meanings:

1.1   510(b) Subordinated Notes Claim means a Claim of the type described in, and subject to subordination pursuant to section 510(b) of the Bankruptcy Code, if any, which Claim is related to a Subordinated Notes Claim.

1.2   Administrative Claim means a Claim, other than a Fee Claim or a claim for payment of U.S. Trustee Fees, for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the business of the Debtors (such as wages, salaries or commissions for services rendered).

1.3   Allowed ________ Claim means a Claim that is Allowed in the specified Class. For example, an Allowed Class 1 Claim or Allowed Senior Secured Term Loan Claim is an Allowed Claim in the Senior Secured Term Loan Claims Class designated herein as Class 1.

1.4   Allowed means, with respect to any Claim or Interest, to the extent such Claim or Interest is: (a) not Disputed; and (b) (i) is scheduled by the Debtors in their schedules of assets and liabilities (if filed) pursuant to the Bankruptcy Code and Bankruptcy Rules in a liquidated amount and not listed as contingent, unliquidated or disputed and for which no contrary proof of claim has been filed, (ii) proof of which has been timely filed, or deemed timely filed, with the Bankruptcy Court pursuant to the Bankruptcy Code, the Bankruptcy Rules and/or any applicable orders of the Bankruptcy Court, or late filed with leave of the Bankruptcy Court; and not objected to within the period fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules and/or applicable orders of the Bankruptcy Court, (iii) has been allowed by an agreement between the holder of such Claim or Interest and the Debtors or Reorganized Debtors, or (iv) has otherwise been allowed by a Final Order or pursuant to the Plan. An Allowed Claim: (a) includes a previously Disputed Claim to the extent such Disputed Claim becomes allowed; and (b) shall be net of any setoff amount that may be asserted by any Debtor against the holder of such Claim, which shall be deemed to have been setoff in accordance with the provisions of the Plan.

1.5   Ballot means the ballot distributed to each holder of a Claim eligible to vote on the Plan, on which ballot such holder of a Claim may, inter alia, vote for or against the Plan.

1.6   Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to the Reorganization Cases.

1.7   Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or any other court exercising competent jurisdiction over the Reorganization Cases or any proceeding therein.

1.8   Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court (including any applicable local rules of the United States District Court for the District of Delaware), as applicable to the Reorganization Cases.

1.9   Bar Date means any deadline for filing proof of a Claim that arose on or prior to the Petition Date, if any, as established by an order of the Bankruptcy Court or the Plan.

1.10   Business Day means any day except a Saturday, Sunday, or “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

1.11   Cash means cash and cash equivalents, including, but not limited to, bank deposits, checks, and other similar items in the legal tender of the United States of America.

1.12   Cash Distribution Amount means the amount of (a) Cash required to make Distributions under the Plan to holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Fee

Claims, Allowed Class 2 Claims, Allowed Class 3 Claims, Allowed Class 4 Claims and Allowed Class 7 Claims, and (b) Cash reserved on account of Disputed Claims.

1.13   Causes of Action means any claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

1.14   Claim means a claim against a Debtor, whether or not asserted, known or unknown, as such term is defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

1.15   Class means a group of Claims or Interests classified by the Plan pursuant to section 1123(a)(1) of the Bankruptcy Code, and as set forth in Article III of the Plan.

1.16   Confirmation Date means the date the Bankruptcy Court enters the Confirmation Order on its docket.

1.17   Confirmation Hearing means the hearing to adjudicate confirmation of the Plan.

1.18   Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement pursuant to sections 1125 and 1126(b) of the Bankruptcy Code, which shall be in form and substance reasonably satisfactory to the Debtors and the Senior Secured Credit Facility Agent.

1.19   Creditors’ Committee means the Official Committee of Unsecured Creditors in the Reorganization Cases, if any, as appointed by the Office of the United States Trustee for the District of Delaware, and as may be reconstituted from time to time.

1.20   Cure Amount shall have the meaning ascribed to such term in Section 9.3(a) of the Plan.

1.21   Cure Dispute shall have the meaning ascribed to such term in Section 9.3(b) of the Plan.

1.22   Debtors means: Otelco Inc.; Blountsville Telephone LLC; Brindlee Mountain Telephone LLC; Communications Design Acquisition LLC; CRC Communications LLC; Granby Telephone LLC; Hopper Telecommunications LLC; Mid-Maine Telecom LLC; Mid-Maine TelPlus LLC; Otelco Mid-Missouri LLC; I-Land Internet Services LLC; Otelco Telecommunications LLC; Otelco Telephone LLC; Pine Tree Telephone LLC; Saco River Telephone LLC; Shoreham Telephone LLC; and War Telephone LLC.

1.23   Disallowed means a finding of the Bankruptcy Court in a Final Order or provision of the Plan providing that a Claim shall not be an Allowed Claim.

1.24   Disclosure Statement means the Disclosure Statement that relates to the Plan and is approved by the Bankruptcy Court pursuant to sections 1125 and 1126(b) of the Bankruptcy Code, as such Disclosure Statement may be amended, modified, or supplemented (and all exhibits and schedules annexed thereto or referred to therein and all supplements thereto).

1.25   Disputed means, with respect to a Claim or Interest, that portion (including, when appropriate, the whole) of such Claim or Interest that: (a) if the Debtors are required by the Bankruptcy Court to file schedule of assets and liabilities, (i) has not been scheduled by the Debtors or has been scheduled in a lesser amount or priority than the amount or priority asserted by the holder of such Claim or Interest, or (ii) has been scheduled as contingent, unliquidated or disputed and for which no proof of claim has been

2

timely filed; (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court which has not been withdrawn or overruled by a Final Order; and/or (c) is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by final, non-appealable order of a court of competent jurisdiction.

1.26   Distribution means the distribution in accordance with the terms of the Plan of Cash, the New Term Loan Obligations, the New Revolving Loan Obligations and/or New Common Stock, in each case, if any, and as the case may be.

1.27   Distribution Address means the address set forth in the relevant proof of claim. If no proof of claim is filed in respect to a particular Claim, then the address set forth in the Debtors’ books and records or register maintained for registered securities; provided that, with respect to the Senior Secured Credit Facility, the Distribution Address shall be the address of the Senior Secured Credit Facility Agent.

1.28   Distribution Agent means with respect to Distributions made on account of: (a) the Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims, the Senior Secured Credit Facility Agent; (b) the Subordinated Notes Claims, the Subordinated Notes Trustee; or (c) any other Claim or Interest, any stock transfer agents, agents contractually authorized and/or obligated to make Distributions to certain claimants and similar intermediaries and agents participating in making or conveying Distributions as required by the Plan, which may include any Reorganized Debtor.

1.29   Distribution Date means (a) with respect to Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims, the Effective Date, (b) with respect to Subordinated Notes Claims, the Effective Date (or as soon as reasonably practicable thereafter), (c) with respect to Administrative Claims, Other Priority Claims, Priority Tax Claims, Other Secured Claims, and General Unsecured Claims, the date that is the latest of: (i) the Effective Date (or as soon thereafter as reasonably practicable); (ii) the date such Claim would ordinarily be due and payable; and (iii) the date (or as soon thereafter as reasonably practicable) that is fifteen (15) days (or, if such date is not a Business Day, on the next Business Day thereafter) after such Claim becomes an Allowed Claim or otherwise becomes payable under the Plan, and (d) with respect to Fee Claims, the date (or as soon thereafter as reasonably practicable) that such Claims are allowed by Final Order of the Bankruptcy Court.

1.30   Effective Date means a Business Day, selected by the Debtors, which is after the entry of the Confirmation Order, on which all conditions to the Effective Date set forth in Section 10.2 of the Plan have been satisfied or waived.

1.31   Estates means the estates created in the Reorganization Cases pursuant to section 541 of the Bankruptcy Code.

1.32   Estimated Fee Claims shall have the meaning ascribed to such term in Section 4.3 of the Plan.

1.33   Estimation Order means an order or orders of the Bankruptcy Court, if any, estimating for voting and/or distribution purposes (under section 502(c) of the Bankruptcy Code) the allowed amount of any Claim. The defined term Estimation Order includes the Confirmation Order if the Confirmation Order grants the same relief that would have been granted in a separate Estimation Order.

1.34   Existing Equity Interests means (a) any Interest, other than an Intercompany Interest, including but not limited to the common stock, par value $0.01 per share, of Holdco, issued and outstanding immediately prior to the Effective Date, and (b) a Claim of the type described in section 510(b) of the Bankruptcy Code, if any, which Claim is related to an Interest in a Debtor.

1.35   Existing Income Deposit Securities means those certain income deposit securities held by non-affiliates representing one share of common stock, par value $0.01 per share, of Holdco, and $7.50 principal amount of a Subordinated Note.

1.36   Fee Claim means a Claim by a (a) Professional Person (other than an ordinary course professional retained pursuant to an order of the Bankruptcy Court) for compensation or reimbursement pursuant to section 327, 328, 330, 331, 503(b) or 1103(a) of the Bankruptcy Code in connection with the

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Reorganization Cases; or (b) member of the Creditors’ Committee, if any, arising under section 503(b)(3)(F) of the Bankruptcy Code.

1.37   Final Order means an order or judgment of the Bankruptcy Court, as entered on the docket of the Bankruptcy Court that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely-filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Bankruptcy Court, may be filed with respect to such order shall not cause such order not to be a Final Order;

1.38   General Unsecured Claim means any Claim that is not: (a) an Administrative Claim, (b) an Other Priority Claim, (c) a Priority Tax Claim, (d) a claim for U.S. Trustee Fees, (e) an Other Secured Claim, (f) a Senior Secured Term Loan Claim, (g) a Senior Secured Revolving Loan Claim, (h) a Fee Claim, (i) a Subordinated Notes Claim or (j) a 510(b) Subordinated Notes Claim.

1.39   HoldCo means Otelco Inc., a Delaware corporation.

1.40   Impaired means with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.41   Intercompany Claim means any Claim (including an Administrative Claim), cause of action, or remedy held by a Debtor against another Debtor.

1.42   Intercompany Interest means an Interest in a Debtor held by another Debtor.

1.43   Interest means any equity interest in any Debtor, including an equity security within the meaning of section 101(16) of the Bankruptcy Code or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

1.44   Management Equity Plan means the equity plan established for certain employees of the Reorganized Debtors.

1.45   New Board means the board of directors of Reorganized Otelco on and after the Effective Date.

1.46   New Class A Common Stock means voting shares of Reorganized Otelco, representing 92.5% of the total economic and voting interests in Reorganized Otelco.

1.47   New Class B Common Stock means limited voting shares of Reorganized Otelco, representing 7.5% of the total economic interests in Reorganized Otelco.

1.48   New Common Stock means the common stock of Reorganized Otelco consisting of the New Class A Common Stock and New Class B Common Stock, described in Article VI hereof, issued on the Effective Date and distributed in the manner provided by the Plan.

1.49   New Registration Rights Agreement means the registration rights agreement with respect to the New Class B Common Stock, which shall be in the form attached hereto as Exhibit 7 with such changes and modifications as consented to by the Senior Secured Credit Facility Agent and the Required Lenders.

1.50   New Revolving Loan Obligations means obligations in the principal amount of not more than $5 million with respect to the revolving loan portion of the New Senior Secured Credit Facility.

1.51   New Senior Secured Credit Facility means the credit facility provided to the Reorganized Debtors pursuant to the New Senior Secured Credit Facility Agreement.

1.52   New Senior Secured Credit Facility Agreement means the first priority secured credit agreement between each of the Reorganized Debtors, either as borrower or guarantors, and the lenders that are party thereto, entered into on the Effective Date, providing for the New Term Loan Obligations and New Revolving Loan Obligations; which shall be in the form attached hereto as Exhibit 1, with such changes and

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modifications as consented to by the Senior Secured Credit Facility Agent and the Required Lenders in their sole discretion.

1.53   New Stockholders Agreement means that certain agreement, which shall be in the form attached hereto as Exhibit 2 with such changes and modifications as consented to by the Senior Secured Credit Facility Agent and the Required Lenders, governing the rights, duties and obligations of shareholders of Reorganized Otelco, to be dated as of the Effective Date.

1.54   New Term Loan Obligations means obligations in the principal amount of not more than $142 million, or such higher amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion, with respect to the term loan portion of the New Senior Secured Credit Facility.

1.55   Other Priority Claim means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) a Fee Claim, or (d) any Claim for “adequate protection” of the security interests of the Senior Secured Credit Facility Lenders authorized pursuant to the terms of an order approving the use of cash claimed as collateral.

1.56   Other Secured Claim means a Secured Claim other than a Senior Secured Term Loan Claim, or a Senior Secured Revolving Loan Claim.

1.57   Person means any individual, corporation, partnership, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, including, for the avoidance of doubt, the Creditors’ Committee, if any, Interest holders, current or former employees of the Debtors, or any other entity.

1.58   Petition Date means [].

1.59   Plan means this Joint Prepackaged Plan of Reorganization, dated as of the date set forth on the first page hereof, for the Debtors, together with any amendments or modifications hereto as the Debtors may file hereafter with the consent of the Senior Secured Credit Facility Agent and Required Lenders.

1.60   Plan Documents means the New Senior Secured Credit Facility Agreement, the New Stockholders Agreement, the Management Equity Plan, the list of proposed officers and directors of the Reorganized Debtors, the New Registration Rights Agreement, the amended certificates of incorporation of the Reorganized Debtors and the amended by-laws of the Reorganized Debtors, provided, that, each Plan Document is to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan on the Effective Date.

1.61   Plan Supplement means the supplemental appendix to the Plan, which contains, among other things, substantially final forms or executed copies, as the case may be, of the Plan Documents.

1.62   Plan Support Agreement means that certain restructuring support agreement among the Debtors and the Plan Support Parties, dated as of January 31, 2013, together with the exhibits and attachments thereto, and as the same may be amended from time to time in accordance with the terms thereof.

1.63   Plan Support Parties means those certain holders of Impaired Claims that are parties to the Plan Support Agreement.

1.64   Priority Tax Claim means any Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.65   Pro Rata means the proportion that a Claim or Interest in a particular Class bears to the aggregate amount of the Claims or Interests in such Class, excluding Disallowed Claims or Disallowed Interests.

1.66   Professional Person means a Person retained by order of the Bankruptcy Court in connection with the Reorganization Cases, pursuant to section 327, 328, 330 or 1103 of the Bankruptcy Code.

1.67   Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the

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Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the Debtors or their status as debtors under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable and contractual rights to which the Claim entitles the holder thereof.

1.68   Released Parties means each of, and solely in its capacity as such: (a) the Debtors; (b) the Senior Secured Credit Facility Agent; (c) the Plan Support Parties; (d) the Subordinated Notes Trustee; (e) the Creditors’ Committee, if any, and its members (solely in their capacity as members of the Creditors’ Committee but not in their capacity as individual creditors), advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons); and (f) with respect to each of the foregoing entities in clauses (a) through (e), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.69   Releasing Party means each of, and solely in its capacity as such, (a) the Senior Secured Credit Facility Agent; (b) the Plan Support Parties; (c) the Subordinated Notes Trustee; (d) the holders of impaired Claims or Interests other than those who (i) have been deemed to reject the Plan, or (ii) abstain from voting or voted to reject the Plan and have also checked the box on the applicable Ballot indicating that they opt not to grant the releases provided in the Plan; (e) the Creditors’ Committee, if any, and its members (solely in their capacity as members of the Creditors’ Committee but not in their capacity as individual creditors), advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons); (f) the holders of Unimpaired Claims; and (g) with respect to the foregoing entities in clauses (a) through (f), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.70   Reorganization Cases means the chapter 11 cases of the Debtors pending before the Bankruptcy Court.

1.71   Reorganized Debtor means each Debtor on and after the Effective Date.

1.72   Reorganized Otelco means Otelco Inc. on and after the Effective Date.

1.73   Required Lenders shall mean those Senior Secured Term Loan Lenders holding at least sixty-six and two-thirds percent of the obligations under the Senior Secured Term Loan, and constituting a majority of the Senior Secured Term Loan Lenders under the Senior Secured Credit Facility Agreement.

1.74   Restructuring Transaction shall have the meaning ascribed to such term in Section 7.1 of the Plan.

1.75   Schedules of Assets and Liabilities means the Debtors’ schedules of assets and liabilities, if any, as may be amended or supplemented, filed with the Bankruptcy Court pursuant to sections 521(1) and 1106(a)(2) of the Bankruptcy Code.

1.76   Secured Claim means, pursuant to section 506 of the Bankruptcy Code and section 1111 of the Bankruptcy Code, as applicable, that portion of a Claim that is secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of a Debtor in and to property of such Debtor’s Estate, to the extent of the value of the holder’s interest in such property as of the relevant determination date. The defined term Secured Claim includes any Claim that is a secured Claim pursuant to sections 506 and 553 of the Bankruptcy Code.

1.77   Securities Act means the United States Securities Act of 1933, as amended.

1.78   Senior Secured Credit Facility Agent means General Electric Capital Corporation, as administrative agent, agent and lender under the Senior Secured Credit Facility Agreement.

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1.79   Senior Secured Credit Facility means the prepetition first priority credit facility consisting of the Senior Secured Term Loan and the Senior Secured Revolving Loan, pursuant to the Senior Secured Credit Facility Agreement.

1.80   Senior Secured Credit Facility Agreement means that certain Second Amended and Restated Credit Agreement, dated as of October 20, 2008, by and among Holdco, as borrower, the other credit parties thereto, the lenders party thereto, and General Electric Capital Corporation, as administrative agent, agent and lender, GE Capital Markets, Inc., as lead arranger and sole bookrunner, and CoBank, ACB, as co-lead arranger and lender, together with any guaranties, and other collateral or ancillary documents (as amended, modified or supplemented).

1.81   Senior Secured Credit Facility Lenders means all Senior Secured Revolving Loan Lenders and all Senior Secured Term Loan Lenders.

1.82   Senior Secured Revolving Loan means that certain $15,000,000 revolving credit facility made pursuant to the Senior Secured Credit Facility Agreement.

1.83   Senior Secured Revolving Loan Claim means any Claim under that certain Senior Secured Revolving Loan made pursuant to the Senior Secured Credit Facility Agreement.

1.84   Senior Secured Revolving Loan Lenders means all lenders under the Senior Secured Revolving Loan pursuant to the Senior Secured Credit Facility Agreement.

1.85   Senior Secured Term Loan means that certain term loan in the principal amount of $162,000,000 made pursuant to the Senior Secured Credit Facility Agreement.

1.86   Senior Secured Term Loan Claim means any Claim under that certain Senior Secured Term Loan made pursuant to the Senior Secured Credit Facility Agreement, including all accrued interest and expenses as of the Effective Date.

1.87   Senior Secured Term Loan Lenders means all lenders under the Senior Secured Term Loan pursuant to the Senior Secured Credit Facility Agreement.

1.88   Senior Secured Term Loan Payment means the payment of all Cash on hand on the Effective Date (before any Distributions are made) minus (a) the Cash Distribution Amount and (b) $5,000,000, in partial satisfaction of the Senior Secured Term Loan Claims, which payment shall be (i) sufficient to reduce the principal amount of the Senior Secured Credit Facility to an amount less than or equal to $142,000,000, or such higher principal amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion, and to pay all accrued and unpaid interest and expenses under the Senior Secured Credit Facility, and (ii) not less than $20,000,000, or such lower amount agreed to in writing by the Senior Secured Credit Facility Agent and holders of more than fifty percent in number and two-thirds in amount of the Senior Secured Term Loan Claims in their sole and absolute discretion.

1.89   Subordinated Notes means those certain 13% unsecured senior subordinated notes due 2019, issued by HoldCo pursuant to the Subordinated Notes Indenture.

1.90   Subordinated Notes Claim means any Claim derived from or based upon the Subordinated Notes.

1.91   Subordinated Notes Equity Distribution means 92.5% of the New Class A Common Stock, prior to dilution by the Management Equity Plan.

1.92   Subordinated Notes Indenture means that certain Indenture, dated as of December 21, 2004, among HoldCo, as issuer, the guarantors named thereto, and Wells Fargo Bank, N.A. as trustee, supplemented as of July 3, 2006, July 5, 2007, October 31, 2008, June 8, 2010, October 1, 2011 and October 14, 2011, together with any guaranties, collateral or ancillary documents (as amended, modified or supplemented).

1.93   Subordinated Notes Trustee means Wells Fargo Bank, N.A. as trustee under the Subordinated Notes Indenture.

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1.94   Unclaimed Property means any Cash or other property unclaimed on or after the Effective Date or date on which a Distribution would have been made in respect of the relevant Allowed Claim. Unclaimed Property shall include: (a) checks (and the funds represented thereby) and other property mailed to a Distribution Address and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby) and New Common Stock not mailed or delivered because no Distribution Address to mail or deliver such property was available.

1.95   United States Trustee means the Office of the United States Trustee for the District of Delaware.

1.96   Unimpaired means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

1.97   U.S. Trustee Fees means fees arising under 28 U.S.C. § 1930(a)(6) and accrued interest thereon arising under 31 U.S.C. § 3717.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. Any capitalized term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules. Except for the rules of construction contained in sections 102(5) of the Bankruptcy Code, which shall not apply, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. Any reference in the Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, and any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. To the extent there is an inconsistency between any of the provisions of the Plan and any of the provisions contained in the Plan Documents to be entered into as of the Effective Date, the Plan Documents shall control.

C.	Appendices and Plan Documents.

All Plan Documents and appendices to the Plan are incorporated into the Plan by reference and are a part of the Plan as if set forth in full herein. Holders of Claims and Interests may inspect a copy of the Plan Documents, once filed, in the Office of the Clerk of the Bankruptcy Court during normal business hours, or obtain a copy of the Plan Documents by a written request sent to the following address:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Jack M. Tracy II, Esq.
Telephone: (212) 728-8000

ARTICLE II

METHOD OF CLASSIFICATION OF CLAIMS
AND INTERESTS AND GENERAL PROVISIONS

2.1	General Rules of Classification.

Generally, a Claim is classified in a particular Class for voting and distribution purposes only to the extent the Claim qualifies within the description of that Class, and is classified in another Class or Classes to the extent any remainder of the Claim qualifies within the description of such other Class or Classes. Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically defined Class and a more generally-defined Class, it shall be included in the more specifically defined Class.

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2.2	Settlement.

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, all claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against any Released Party, or holders of Claims, arising out of, relating to or in connection with the business or affairs of or transactions with the Debtors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

2.3.	Substantive Consolidation of Debtors for Purposes of Voting, Confirmation and Distribution.

(a)   This Plan provides for substantive consolidation of the Debtors’ Estates, but solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims under this Plan. On the Effective Date, and solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims under this Plan: (i) all guarantees of any Debtor of the payment, performance or collection of another Debtor with respect to Claims against such Debtor shall be eliminated and cancelled; (ii) any single obligation of multiple Debtors shall be treated as a single obligation in the consolidated Reorganization Cases; and (iii) all guarantees by a Debtor with respect to Claims against one or more of the other Debtors shall be treated as a single obligation in the consolidated Reorganization Cases. On the Effective Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by a Debtor as to the obligation of another Debtor shall be released and of no further force and effect. Except as set forth in this Section 2.3 of the Plan, such substantive consolidation shall not affect (i) the legal and corporate structure of the Reorganized Debtors, or (ii) any obligations under any leases or contracts assumed in this Plan or otherwise after the Petition Date.

(b)   Notwithstanding the substantive consolidation of the Estates for the purposes set forth in Section 2.3(a) of the Plan, each Reorganized Debtor shall pay all U.S. Trustee Fees on all disbursements, including Distributions and disbursements in and outside of the ordinary course of business pursuant to Section 2.6 of the Plan.

2.4	Administrative, Fee and Priority Tax Claims.

Administrative Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified and are excluded from the Classes set forth in Article III in accordance with section 1123(a)(1) of the Bankruptcy Code.

2.5	Deadline for Filing Fee Claims.

All proofs or applications for payment of Fee Claims must be filed with the Bankruptcy Court by the date that is forty-five (45) days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter). Any Person that fails to file such a proof of Claim or application on or before such date shall be forever barred from asserting such Claim against the Debtors, the Reorganized Debtors or their property and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Claim.

Objections to Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) days after the Effective Date or such other date as established by the Bankruptcy Court.

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2.6	U.S. Trustee Fees.

On the Effective Date or as soon as practicable thereafter, the Debtors or Reorganized Debtors shall pay all U.S. Trustee Fees that are then due. Any U.S. Trustee Fees due thereafter shall be paid by each of the applicable Reorganized Debtors in the ordinary course until the earlier of the entry of a final decree closing the applicable Reorganization Case, or a Bankruptcy Court order converting or dismissing the applicable Reorganization Case. Any deadline for filing Administrative Claims or Fee Claims shall not apply to U.S. Trustee Fees.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

The following table designates the Classes of Claims and Interests under the Plan and specifies which Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, or (c) deemed to accept or reject this Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Senior Secured Term Loan Claims	Yes	Yes
Class 2	Senior Secured Revolving Loan Claims	Yes	Yes
Class 3	Other Secured Claims	No	No (Deemed to accept)
Class 4	Other Priority Claims	No	No (Deemed to accept)
Class 5	Subordinated Note Claims	Yes	Yes
Class 6	510(b) Subordinated Notes Claims	Yes	No (Deemed to reject)
Class 7	General Unsecured Claims	No, unless Class 5 Subordinated Note Claims vote to reject the Plan	No
Class 8	Existing Equity Interests	Yes	No (Deemed to reject)

ARTICLE IV

TREATMENT OF UNIMPAIRED CLASSES

4.1	Administrative Claims.

Each holder of an Allowed Administrative Claim shall be paid 100% of the unpaid Allowed amount of such Claim in Cash on the Distribution Date. Notwithstanding the immediately preceding sentence, Allowed Administrative Claims incurred in the ordinary course of business and on ordinary business terms unrelated to the administration of the Reorganization Cases (such as Allowed trade and vendor Claims) shall be paid, at the Debtors’ or Reorganized Debtors’ option, in accordance with ordinary business terms for payment of such Claims. Notwithstanding the foregoing, the holder of an Allowed Administrative Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Debtors or Reorganized Debtors.

4.2	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

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4.3	Fee Claims.

A Fee Claim in respect of which a final fee application has been properly filed and served pursuant to Section 2.5 of the Plan shall be payable by the Reorganized Debtors to the extent approved by a Final Order of the Bankruptcy Court. Prior to the Effective Date, each holder of a Fee Claim shall submit to the Debtors estimates of any Fee Claims that have accrued prior to the Effective Date that have not been included in a monthly fee statement or interim fee application submitted by such Professional Person (collectively, the “Estimated Fee Claims”). On the Effective Date, the Debtors or Reorganized Debtors shall reserve and hold in an account Cash in an amount equal to the aggregate amount of each unpaid Estimated Fee Claim as of the Effective Date (minus any unapplied retainers). Such Cash shall be disbursed solely to the holders of Allowed Fee Claims as soon as reasonably practicable after a Fee Claim becomes an Allowed Claim. Upon payment of Allowed Fee Claims, Cash remaining in such account shall be reserved until all other applicable Allowed Fee Claims have been paid in full or all remaining applicable Fee Claims have been Disallowed or not otherwise permitted by Final Order, at which time any remaining Cash held in reserve with respect to the Estimated Fee Claims shall become the sole and exclusive property of the Reorganized Debtors. In the event that the aggregate amount of the Estimated Fee Claims is less than the aggregate amount of the Allowed Fee Claims, the Debtors or the Reorganized Debtors shall nonetheless be required to satisfy each Allowed Fee Claim in full, in Cash as soon as reasonably practicable after such Fee Claim becomes an Allowed Claim.

4.4	Other Secured Claims — Class 3.

Subject to the provisions of sections 502(b)(3) and 506(d) of the Bankruptcy Code, each holder of an Allowed Other Secured Claim shall receive, at the Reorganized Debtors’ option: (a) the Reinstatement of such Claim; (b) payment in full in Cash of the Allowed amount of such Other Secured Claim; (c) the delivery of the collateral securing any such Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (d) such other treatment rendering such Other Secured Claim Unimpaired; or (e) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

4.5	Other Priority Claims — Class 4.

In satisfaction of each Allowed Other Priority Claim, each holder thereof shall receive the following, at the option of the Reorganized Debtors: (a) payment in full in Cash; (b) other treatment rendering such Other Priority Claim Unimpaired; or (c) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

ARTICLE V

TREATMENT OF IMPAIRED CLASSES

5.1	Senior Secured Term Loan Claims — Class 1.

The Senior Secured Term Loan Claims shall be deemed Allowed Claims in the amount of $[]. On the Effective Date, each holder of an Allowed Senior Secured Term Loan Claim shall retain its liens on its collateral which shall continue to secure the New Term Loan Obligations and shall receive, in full and final satisfaction of its Allowed Senior Secured Term Loan Claims its Pro Rata share of:

(a)	the New Term Loan Obligations under the New Senior Secured Credit Facility;

(b)	the Senior Secured Term Loan Payment; and

(c)	the New Class B Common Stock, subject to dilution on account of the Management Equity Plan, as a fee for the extended maturity of the New Senior Secured Credit Facility.

5.2	Senior Secured Revolving Loan Claims — Class 2.

The Senior Secured Revolving Loan Claims shall be deemed Allowed Claims in the amount of $[]. In satisfaction of each Allowed Senior Secured Revolving Loan Claim, each Allowed Senior Secured Revolving Loan Claim shall either be: (a) reinstated and amended on the Effective Date pursuant to the New Senior Secured Credit Facility Agreement; or (b) paid in full in Cash on the relevant Distribution Date.

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5.3	Subordinated Notes Claims — Class 5.

The Subordinated Notes Claims shall be deemed Allowed Claims in the amount of $[]. On the Effective Date, each holder of an Allowed Subordinated Notes Claim shall receive, in full and final satisfaction of its Allowed Subordinated Notes Claim, its Pro Rata share of the Subordinated Notes Equity Distribution, subject to dilution on account of the Management Equity Plan.

5.4	510(b) Subordinated Notes Claims — Class 6.

On the Effective Date, all 510(b) Subordinated Notes Claims shall be cancelled. Holders of 510(b) Subordinated Notes Claims shall receive no distribution on account of such Claims.

5.5	General Unsecured Claims — Class 7.

(a)	In the event that holders of Class 5 Subordinated Notes Claims vote to accept the Plan, Class 7 General Unsecured Claims shall be an unimpaired class under the Plan and each Allowed General Unsecured Claim shall, at the discretion of the Reorganized Debtors, be: (i) Reinstated as of the Effective Date as an obligation of the Reorganized Debtors, and paid in accordance with the ordinary course terms for such Claim; (ii) paid in full in Cash on the relevant Distribution Date; or (iii) receive such other treatment as may be agreed between such holder and the Reorganized Debtors.

(b)	In the event that holders of Class 5 Subordinated Notes Claims vote to reject the Plan, Class 7 General Unsecured Claims shall be an impaired class under the Plan. Each Allowed General Unsecured Claim shall receive payment in Cash equal to 40.5% of the Allowed amount of such General Unsecured Claim in full and final satisfaction of such Allowed General Unsecured Claim.

5.6	Existing Equity Interests — Class 8.

On the Effective Date, all Existing Equity Interests shall be cancelled. Holders of Existing Equity Interests shall receive no distribution on account of such Interests.

ARTICLE VI

NEW COMMON STOCK

6.1	Authorization and Issuance of New Common Stock.

As of the Effective Date, Reorganized Otelco shall authorize and issue two classes of equity securities consisting of the New Common Stock, which shall be distributed in accordance with Sections 5.1 and 5.2 and other relevant provisions of the Plan to effectuate the Restructuring Transaction. In addition, as of the Effective Date, Reorganized Otelco shall authorize such shares of New Common Stock as may be required for the Management Equity Plan, in accordance with Sections 5.1, 5.2 and 7.7 of the Plan.

6.2	New Stockholders Agreement and New Registration Rights Agreement.

On and as of the Effective Date, the New Stockholders Agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each applicable party shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Otelco.

On and as of the Effective Date, the New Registration Rights Agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each applicable party shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Otelco.

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ARTICLE VII

MEANS OF IMPLEMENTATION

7.1	Restructuring Transaction.

On or as of the Effective Date, the Distributions provided for under the Plan shall be effectuated pursuant to the following transactions (collectively, the “Restructuring Transaction”):

(a)   pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and except as otherwise provided in the Plan, the property of each Estate shall vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, encumbrances, charges, and other Interests, except as provided in the Plan, the New Senior Secured Credit Facility Agreement, the other Plan Documents or the Confirmation Order. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein;

(b)   all Existing Equity Interests shall be deemed cancelled as of the Effective Date. Reorganized Otelco shall issue the New Common Stock pursuant to the terms of the Plan and enter into the New Stockholders Agreement;

(c)   the Debtors shall consummate the Plan by (i) making Distributions of the New Common Stock and Cash, and (ii) entering into the New Senior Secured Credit Facility Agreement and the New Registration Rights Agreement; and

(d)   the releases provided for herein, which are an essential element of the Restructuring Transaction, shall become effective.

7.2	Corporate Action.

The Debtors shall continue to exist as the Reorganized Debtors on and after the Effective Date, with all of the powers of corporations or limited liability companies, as the case may be, under applicable law. The certificates of incorporation or operating agreements, as applicable, of each Reorganized Debtor shall, inter alia, prohibit the issuance of nonvoting stock to the extent required by section 1123(a)(6) of the Bankruptcy Code. The adoption of any new or amended and restated operating agreements, certificates of incorporation and by-laws of each Reorganized Debtor and the other matters provided for under the Plan involving the corporate or entity structure of the Debtors or the Reorganized Debtors, or limited liability company or corporate action to be taken by or required of the Debtors or the Reorganized Debtors, shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by members, stockholders or directors of the Debtors or the Reorganized Debtors, as the case may be; provided, however, that the amended and restated operating agreements, certificates of incorporation, and by-laws for each Reorganized Debtor shall be in the forms attached hereto as Exhibit 4 and Exhibit 5 with such changes and modifications as consented to by the Senior Secured Credit Facility Agent and the Required Lenders. Without limiting the foregoing, the Reorganized Debtors shall be authorized, without any further act or action required, to issue all New Common Stock and any instruments required to be issued hereunder, to undertake, consummate and execute and deliver any documents relating to the Restructuring Transaction and to undertake any action or execute and deliver any document contemplated under the Plan. The Confirmation Order shall provide that it establishes conclusive corporate or other authority, and evidence of such corporate or other authority, required for each of the Debtors and the Reorganized Debtors to undertake any and all acts and actions required to implement or contemplated by the Plan, including without limitation, the specific acts or actions or documents or instruments identified in this Section 7.2, and no board, member or shareholder vote shall be required with respect thereto.

7.3	Effectuating Documents and Further Transactions.

The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, so long as such documents, contracts, instruments and other agreements are consistent with the Plan and the Plan Support Agreement.

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7.4	Intercompany Claims and Interests.

(a)   Each Intercompany Claim shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

(b)   Solely for the purpose of maintaining the Debtors’ corporate structure, Intercompany Interests shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

7.5	Managers and Officers of the Reorganized Debtors.

As of the Effective Date, employees of the Debtors will remain employed by the Reorganized Debtors on the same terms and conditions as existed as of the Effective Date, to assist the Reorganized Debtors with the administration of the Estate and businesses of the Reorganized Debtors. Notwithstanding the foregoing, and for the avoidance of doubt, any employment agreements governing the employment of such parties with the Debtors shall be deemed assumed as of the Effective Date in accordance with Section 9.1 hereof.

7.6	Directors of the Reorganized Debtors.

As of the Effective Date, the New Board shall consist of those certain individuals, the names of which shall be set forth in the Plan Supplement. The members of the board of directors or board of managers of each Debtor, as applicable, prior to the Effective Date, in their capacities as such, shall be deemed to have resigned as of the Effective Date, and shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date. Following the occurrence of the Effective Date, the board of directors or board of managers of each Reorganized Debtor, as applicable, may be replaced by such individuals as are selected in accordance with the organizational documents of such Reorganized Debtor.

7.7	Management Equity Plan.

As of the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors shall adopt and implement the Management Equity Plan, which shall include, among other things, the grant of stock options to the Reorganized Debtors’ senior management for a percentage of New Common Stock not to exceed 10% of the total voting and economic interest of the Reorganized Debtors. The awards of stock options to members of the Debtors’ senior management shall be determined by the New Board of the Reorganized Debtors, which awards may consist of, among other things, restricted stock and/or time and performance based options, and will take account of any other bonus and compensation plans. The members of management and the employees entitled to participate in the Management Equity Plan, and the awards for each, will be determined by the New Board in its sole and absolute discretion.

Except as otherwise provided in the Plan, any pre-existing understandings, either oral or written, between the Debtors and any current or former director, officer, or employee as to entitlement to participate in any equity or other incentive plan of any kind existing as of the Petition Date shall be null and void as of the Effective Date and shall not be binding on the Reorganized Debtors with respect to the Management Equity Plan or any other incentive plan implemented after the Effective Date. All decisions as to entitlement to participate after the Effective Date in any new incentive plan shall be within the sole and absolute discretion of the New Board.

7.8	General Distribution Mechanics.

(a)   Distributions on Account of Allowed Claims Only. Notwithstanding anything herein to the contrary, no Distribution shall be made on account of a Disputed Claim until such Disputed Claim becomes an Allowed Claim.

(b)   No Recourse. Except with respect to Claims that are Reinstated, no claimant shall have recourse to the Reorganized Debtors (or any property thereof), other than with regard to the enforcement of rights or Distributions under the Plan.

(c)   Method of Cash Distributions. Any Cash payment to be made pursuant to the Plan will be in U.S. dollars and may be made by draft, check, or wire transfer, in the sole discretion of the Debtors or the Reorganized Debtors, or as otherwise required or provided in any relevant agreement or applicable law.

(d)   Distributions on Non-Business Days. Any payment or Distribution due on a day other than a Business Day may be made, without interest, on the next Business Day.

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(e)   No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution in excess of the Allowed amount of such Claim.

(f)   Disputed Payments. If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Reorganized Debtors may, in lieu of making such Distribution to such Person, make such Distribution into a segregated account until the disposition thereof shall be determined by Court order or by written agreement among the interested parties.

(g)   Delivery of Distributions — Generally. Unless otherwise provided herein, on or immediately after the Effective Date, the Reorganized Debtors or the Distribution Agent will issue, or cause to be issued, and authenticate, as applicable, the applicable Distribution, and subject to Bankruptcy Rule 9010, unless otherwise provided herein, make all distributions to any holder of an Allowed Claim at (a) the address of such holder on the books and records of the Debtors or their agents, (b) at the address in any written notice of address change delivered to the Debtors or the Distribution Agent, including any addresses included on any filed proofs of Claim or Interest, or (c) in the case of a holder of a Subordinated Notes Claim, at the address either on record with the DTC or in the Subordinated Notes Trustee’s official records. In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Distribution Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest, provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the relevant Distribution Date, subject to the treatment described in Section 7.7(j) below.

(h)   Delivery of Distributions on Account of Subordinated Notes Claims. Distributions on account of Subordinated Notes Claims shall be made on the Effective Date by the Reorganized Debtors to the Subordinated Notes Trustee. The Subordinated Notes Trustee shall act as Distribution Agent and make applicable Distributions to holders of Subordinated Notes Claims pursuant to the terms of the Plan.

(i)   Delivery of Distributions on Account of Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims. Distributions on account of the Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims (to the extent not previously paid) shall be made on the Distribution Date by the Reorganized Debtors or the Debtors, as applicable, to the Senior Secured Credit Facility Agent. The Senior Secured Credit Facility Agent shall act as Distribution Agent and distribute the relevant Distributions to holders of Allowed Senior Secured Term Loan Claims and Allowed Senior Secured Revolving Loan Claims, respectively, pursuant to the terms of the Plan.

(j)   Unclaimed Property. The Reorganized Debtors or applicable Distribution Agent shall hold all Unclaimed Property (and all interest, dividends, and other distributions thereon), for the benefit of the holders of Claims entitled thereto under the terms of the Plan. At the end of one (1) year following the relevant Distribution Date of particular Cash or New Common Stock, the holders of Allowed Claims theretofore entitled to Unclaimed Property held pursuant to this section shall be deemed to have forfeited such property, whereupon all right, title and interest in and to such property shall immediately and irrevocably revest in the Reorganized Debtors, such holders shall cease to be entitled thereto and: (a) any such Unclaimed Property that is Cash (including Cash interest, maturities, dividends and the like) shall be property of the Reorganized Debtors free of any restrictions thereon; and (b) any New Common Stock that is Unclaimed Property shall be cancelled or held as treasury shares at the Reorganized Debtors’ discretion. The Reorganized Debtors or the applicable Distribution Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, proofs of Claim filed against the Debtors, or relevant registers maintained for such Claims.

(k)   Distribution Minimum. Neither the Reorganized Debtors, nor any applicable Distribution Agent, shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or $20.00 in Cash.

(l)   Fractional Shares. Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock shall be issued. When any Distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole

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number, the actual Distribution of such New Common Stock shall be rounded to the next higher or lower number as follows: (a) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number; and (b) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of shares of the New Common Stock shall be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Distribution Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock. Fractional shares of New Common Stock that are not distributed in accordance with this Section 7.9(l) shall be returned to Holdco and cancelled.

7.9   Withholding Taxes.

Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any Distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes. Notwithstanding any other provision of the Plan, each holder of an Allowed Claim that is to receive a Distribution of Cash, New Term Loan Obligations and/or New Common Stock pursuant to the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such Distribution.

7.10	Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, (a) all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including the transfers effectuated under the Plan, the sale by the Debtors of any owned property pursuant to section 363(b) or 1123(b)(4) of the Bankruptcy Code, any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, and (b) the creation, modification, consolidation or recording of any mortgage pursuant to the terms of the Plan, the New Senior Secured Credit Facility Agreement or ancillary documents, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

7.11	Exemption from Securities Laws.

The issuance of New Common Stock pursuant to the Plan (including the New Common Stock issued under the Management Equity Plan) shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

7.12	Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off and/or recoup against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any and all claims, rights and causes of action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and causes of action that a Reorganized Debtor or its successor may possess against such holder.

7.13	Insurance Preservation and Proceeds.

Nothing in the Plan, including any releases, shall diminish or impair the enforceability of any policies of insurance that may cover claims against the Debtors or any other Person.

7.14	Solicitation of Debtors.

Notwithstanding anything to the contrary herein, each Debtor that would otherwise be entitled to vote to accept or reject this Plan as a holder of a Claim against or Interest in another Debtor shall not be solicited for voting purposes, and such Debtor will be deemed to have voted to accept this Plan.

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7.15	No Change of Control.

Except as otherwise expressly provided by order of the Bankruptcy Court, none of (a) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the Reorganization Cases, (b) the distribution of the New Common Stock pursuant to the Plan or (c) consummation of the Restructuring Transaction or any other transaction pursuant to the Plan shall constitute a “change in ownership” or “change of control” (or a change in working control) of, or in connection with, any Debtor.

ARTICLE VIII

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

8.1	Discharge.

(a)   Scope. Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge, effective as of the Effective Date, of all debts of, Claims against, liens on, and Interests in the Debtors, their assets or properties, which debts, Claims, liens, and Interests arose at any time before the entry of the Confirmation Order. The discharge of the Debtors shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is an Allowed Claim or whether the holder thereof votes to accept the Plan. On the Effective Date, as to every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting against the Debtors, the Reorganized Debtors or the assets or properties of any of them, any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.

(b)   Injunction. In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims, liens and Interests discharged hereby.

(c)   Release of Liens. Unless a particular Claim is Reinstated, and except with respect to Class 1 Claims and Class 2 Claims: (i) each holder of a Secured Claim or a Claim that is purportedly secured (including an Other Secured Claim) shall, on or immediately before the Effective Date (or, in the case of Other Secured Claims treated pursuant to Section 4.4(c) of the Plan, on or prior to the date of the return of the relevant collateral) and as a condition to receiving any Distribution hereunder: (A) turn over and release to the Debtors, or the Reorganized Debtors, as applicable, any and all property of the Debtors or the Estates that secures or purportedly secures such Claim; and (B) execute such documents and instruments as the Debtors or the Reorganized Debtors require to evidence such claimant’s release of such property; and (ii) on the Effective Date (or such other date described in this subsection), all claims, right, title and interest in such property shall revert to the Reorganized Debtors free and clear of all Claims and Interests, including (without limitation) liens, charges, pledges, encumbrances and/or security interests of any kind. All liens of the holders of such Claims or Interests in property of the Debtors, the Estates, and/or the Reorganized Debtors shall be deemed to be cancelled and released as of the Effective Date (or such other date described in this subsection). Notwithstanding the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to execute and deliver such release of liens until ten (10) days after such Claim becomes an Allowed Claim or is Disallowed. To the extent any holder of a Claim described in the first sentence of this subsection fails to release the relevant liens as described above, the Reorganized Debtors may act as attorney-in-fact, on behalf of the holders of such liens, to provide any releases as may be required by any lender under the New Senior Secured Credit Facility or for any other purpose.

(d)   Cancellation of Stock/ Instruments. The Existing Equity Interests, the Existing Income Deposit Securities, the Senior Secured Credit Facility, the Subordinated Notes (each including any related credit agreement, indenture, security and guaranty agreements, interest rate agreements and commodity hedging agreements) and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, other than an Intercompany Interest, and any rights of any holder in respect thereof, shall be deemed cancelled on the Effective Date, provided, however, the Subordinated Notes Indenture shall continue in effect solely for purposes of allowing the Subordinated Notes Trustee to make the Distributions to be made on account of the Subordinated Notes; provided further that the

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Senior Secured Credit Facility Agreement shall continue in effect solely for purposes of allowing the Senior Secured Credit Facility Agent to make Distributions to be made on account of the Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims.

8.2	Vesting and Retention of Causes of Action.

(a)   Except as otherwise provided in the Plan (including, but not limited to, Section 8.4 of the Plan), on the Effective Date all property comprising the Estates (including, subject to any release provided for herein, any claim, right or cause of action that may be asserted by or on behalf of the Debtors, whether relating to the avoidance of preferences or fraudulent transfers under sections 544, 547, 548, 549 and/or 550 of the Bankruptcy Code or otherwise) shall be vested in the Reorganized Debtors free and clear of all Claims, liens, charges, encumbrances and interests of creditors and equity security holders, except for the rights to Distribution afforded to holders of certain Claims under the Plan. After the Effective Date, the Reorganized Debtors shall have no liability to holders of Claims and Interests other than as provided for in the Plan. As of the Effective Date, the Reorganized Debtors may operate each of their respective businesses and use, acquire and settle and compromise claims or interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

(b)   Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan or by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any claims, rights and causes of action that the Debtors or the Estates may hold. The Reorganized Debtors or any successor thereto may pursue those claims, rights and causes of action in accordance with what is in its best interests and in accordance with its fiduciary duties.

8.3	Survival of Certain Indemnification Obligations.

The obligations of the Debtors to indemnify individuals who serve or served on or after the Petition Date as their respective directors, officers, agents, employees, representatives, and Professional Persons retained by the Debtors pursuant to the Debtors’ operating agreements, certificates of incorporation, by-laws, applicable statutes and preconfirmation agreements in respect of all present and future actions, suits and proceedings against any of such officers, directors, agents, employees, representatives, and Professional Persons retained by the Debtors, based upon any act or omission related to service with, for, or on behalf of the Debtors on or before the Effective Date, as such obligations were in effect at the time of any such act or omission, shall not be expanded, discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the Reorganized Debtors regardless of such confirmation, consummation and reorganization, and regardless of whether the underlying claims for which indemnification is sought are released pursuant to the Plan.

8.4	Release of Claims.

(a)   Satisfaction of Claims and Interests. The treatment to be provided for respective Allowed Claims or Interests pursuant to the Plan shall be in full and final satisfaction, settlement, release and discharge of such respective Claims or Interests.

(b)   Debtor Releases. Except as otherwise expressly set forth in the Plan or the Confirmation Order, as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, including good faith settlement and compromise of the claims released herein and the services of the Debtors’ current officers, directors, managers and advisors in facilitation of the expeditious implementation of the transactions contemplated hereby, each Debtor and debtor in possession, and any person seeking to exercise the rights of the Debtors’ Estates, including without limitation, the Reorganized Debtors, any successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code, shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge and shall be deemed to have provided a full discharge and release to each Released Party and their respective property (and each such Released Party so released shall be deemed fully released and discharged by each Debtor, debtor in possession, and any person seeking to exercise the rights of the Debtors’ estates, including without limitation, the Reorganized Debtors, any

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successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies and liabilities whatsoever, (other than all rights, remedies and privileges to enforce the Plan, the Plan Supplement and the contracts, instruments, releases, indentures and other agreements or documents (including, without limitation, the Plan Documents) delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the parties released pursuant to this Section 8.4(b), the Reorganization Cases, the Plan or the Disclosure Statement, or any related contracts, instruments, releases, agreements and documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date , and that could have been asserted by or on behalf of the Debtors, the debtors in possession or their Estates, or any of their affiliates, whether directly, indirectly, derivatively or in any representative or any other capacity, individually or collectively, in their own right or on behalf of the holder of any Claim or Interest or other entity, against any Released Party; provided, however, that in no event shall anything in this Section 8.4(b) be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

(c)   Releases by Holders of Claims and Interests. Except as expressly set forth in the Plan or the Confirmation Order, on the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each Releasing Party (regardless of whether such Releasing Party is a Released Party), in consideration for the obligations of the Debtors and the other Released Parties under the Plan, the Distributions provided for under the Plan, and the contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan and the Restructuring Transaction, will be deemed to have consented to the Plan for all purposes and the restructuring embodied herein and deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge (and each entity so released shall be deemed released and discharged by the Releasing Parties) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies or liabilities whatsoever, including all derivative claims asserted or which could be asserted on behalf of a Debtor (other than all rights, remedies and privileges of any party under the Plan, and the Plan Supplement and the contracts, instruments, releases, agreements and documents (including, without limitation, the Plan Documents) delivered under or in connection with the Plan), including, without limitation, any claims for any such loss such holder may suffer, have suffered or be alleged to suffer as a result of the Debtors commencing the Reorganization Cases or as a result of the Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Reorganization Cases, the purchase or sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Releasing Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the Plan or the Disclosure Statement or any related contracts, instruments, releases, agreements and documents; provided, however, that in no event shall anything in this Section 8.4(c) be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, of the releases in Sections 8.4(b) and (c), which includes by reference each of the related provisions and definitions contained herein, and further, will

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constitute the Bankruptcy Court’s finding that such releases are (i) in exchange for the good and valuable consideration provided by the Debtors and the other Released Parties, representing good faith settlement and compromise of the claims released herein, (ii) in the best interests of the Debtors and all holders of Claims and Interests, (iii) fair, equitable, and reasonable, (iv) approved after due notice and opportunity for hearing, and (v) a bar to any of the Releasing Parties asserting any claim or cause of action released by the Releasing Parties against any of the Debtors and the other Released Parties or their respective property.

Notwithstanding anything to the contrary contained herein, with respect to a Released Party that is a non-Debtor, nothing in the Plan or the Confirmation Order shall effect a release of any claim by the United States government or any of its agencies whatsoever, including without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party, nor shall anything in the Confirmation Order or the Plan enjoin the United States from bringing any claim, suit, action or other proceeding against such Released Party for any liability whatever, including without limitation, any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States, nor shall anything in the Confirmation Order or the Plan exculpate any non-Debtor party from any liability to the United States Government or any of its agencies, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party.

Notwithstanding anything to the contrary contained herein, except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, except with respect to a Released Party that is a Debtor, nothing in the Confirmation Order or the Plan shall effect a release of any claim by any state or local authority whatsoever, including without limitation, any claim arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor, nor shall anything in the Confirmation Order or the Plan enjoin any state or local authority from bringing any claim, suit, action or other proceeding against any Released Party that is a non-Debtor for any liability whatever, including without limitation, any claim, suit or action arising under the environmental laws or any criminal laws of any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to any state or local authority whatsoever, including any liabilities arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor. As to any state or local authority, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude any valid right of setoff or recoupment.

As to the United States, its agencies, departments or agents, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude: (i) any liability of the Debtors or Reorganized Debtors arising on or after the Effective Date; or (ii) any valid right of setoff or recoupment. Furthermore, nothing in the Plan or the Confirmation Order: (A) discharges, releases, or precludes any environmental liability that is not a claim (as that term is defined in the Bankruptcy Code), or any environmental claim (as the term “claim” is defined in the Bankruptcy Code) of a governmental unit that arises on or after the Effective Date; (B) releases the Debtors or the Reorganized Debtors from any non-dischargeable liability under environmental law as the owner or operator of property that such persons own or operate after the Effective Date; (C) releases or precludes any environmental liability to a governmental unit on the part of any Persons other than the Debtors and Reorganized Debtors; or (D) enjoins a governmental unit from asserting or enforcing outside this Court any liability described in this paragraph.

(d)   Injunction. Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates

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or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; (v) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (vi) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, further, that the Releasing Parties are, with respect to Claims or Interests held by such parties, permanently enjoined after the Confirmation Date from taking any actions referred to in clauses (i) through (vi) above against the Released Parties or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Released Parties or any property of any such transferee or successor; provided, however, that nothing contained herein shall preclude any Person from exercising its rights, or obtaining benefits, directly and expressly provided to such entity pursuant to and consistent with the terms of the Plan, the Plan Supplement and the contracts, instruments, releases, agreements and documents delivered in connection with the Plan.

All Persons releasing claims pursuant to Section 8.4(b) or (c) of the Plan shall be permanently enjoined, from and after the Confirmation Date, from taking any actions referred to in clauses (i) through (v) of the immediately preceding paragraph against any party with respect to any claim released pursuant to Section 8.4(b) or (c).

(e)   Exculpation. None of the Released Parties shall have or incur any liability to any holder of any Claim or Interest for any prepetition or postpetition act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation, the negotiation and execution of the Plan, the Plan Documents, the Reorganization Cases, the Disclosure Statement, the dissemination of the Plan, the solicitation of votes for and the pursuit of the Plan, the consummation of the Plan, or the administration of the Plan or the property (including without limitation the New Common Stock and any other security offered, issued or distributed in connection with the Plan) to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition or postpetition activities taken or omission in connection with the Plan or the restructuring of the Debtors except fraud, gross negligence or willful misconduct, each as determined by a Final Order. The Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, solely to the extent that it would contravene Rule 1.8(h)(1) of the New York Rules of Professional Conduct or any similar ethical rule of another jurisdiction, if binding on an attorney of a Released Party, no attorney of any Released Party shall be released by the Debtors or the Reorganized Debtors.

(f)   Injunction Related to Exculpation. The Confirmation Order shall permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to Section 8.4(e) of the Plan.

(g)   Exclusive Jurisdiction. The Bankruptcy Court (and the United States District Court for the District of Delaware) shall retain exclusive jurisdiction to adjudicate any and all claims or causes of action released pursuant to this Section 8.4 (i) against any Released Party, (ii) relating to the Debtors, the Plan, the Distributions, the New Common Stock, the Reorganization Cases, the Restructuring Transaction, or any contract, instrument, release, agreement or document executed and delivered in connection with the Plan and the Restructuring Transaction, and (iii) brought by the Debtors (or any successor thereto) or any holder of a Claim or Interest.

8.5	Objections to Claims and Interests.

Unless otherwise ordered by the Bankruptcy Court, objections to Claims shall be filed and served on the applicable holder of such Claim not later than 120 days after the later to occur of: (a) the Effective Date; and (b) the filing of the relevant Claim. Notwithstanding any authority to the contrary, any objections to a

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Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (x) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (y) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (z) by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Reorganization Cases (so long as such appearance has not been subsequently withdrawn).

After the Confirmation Date, only the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without Court approval. Any Claims filed after the applicable Bar Date shall be deemed Disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person or entity wishing to file such untimely Claim has received prior Bankruptcy Court authority to do so.

In the event that Class 5 votes to accept the Plan, and thus Class 7 is not impaired under the Plan, any objections or disputes with respect to Class 7 General Unsecured Claims made prior to the Effective Date will continue to exist on and after the Effective Date and such objections or disputes will not be adjudicated in the Reorganization Cases, but shall be addressed by the Reorganized Debtors in the ordinary course of business.

8.6	Amendments to Claims.

After the Confirmation Date, a Claim for which the applicable Bar Date, if any, has passed may not be filed or amended without the authorization of the Bankruptcy Court and, even with such Bankruptcy Court authorization, may be amended by the holder of such Claim solely to decrease, but not to increase, the amount or priority. Unless otherwise provided herein, or otherwise consented to by the Debtors or Reorganized Debtors, any new or amended Claim filed after the Confirmation Date shall be deemed Disallowed in full and expunged without any action by the Debtors or Reorganized Debtors, unless the holder of such Claim has obtained prior Bankruptcy Court authorization for such filing.

8.7	Estimation of Claims.

Subject to Section 8.5 above, any Debtor, Reorganized Debtor or holder of a Claim, may request that the Bankruptcy Court estimate any Claim pursuant to section 502(c) of the Bankruptcy Code for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim for purposes of determining the allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, any objecting party may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.

ARTICLE IX

EXECUTORY CONTRACTS

9.1	Executory Contracts and Unexpired Leases.

(a)   On the Effective Date, all executory contracts and unexpired leases of the Debtors and/or the Estates shall be assumed by the Debtors and assigned to the Reorganized Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contracts and unexpired leases that are the subject of separate rejection motions filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order; and (ii) any executory contract or unexpired lease that is the subject of a Cure Dispute pursuant to Section 9.3 of the Plan and for which the Debtors or Reorganized Debtors, as the case may be, make a motion to reject such contract or lease based upon the existence of such Cure Dispute filed at any time.

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(b)   Subject to subsection (a) above and Section 9.3 below, the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption or rejection, as applicable, of executory contracts and unexpired leases the assumption or rejection of which is provided for in Section 9.1(a) of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code and such assumption or rejection shall be deemed effective as of the Effective Date.

9.2	Bar Date for Rejection Damages.

If the rejection of any executory contract or unexpired lease under the Plan (including executory contracts and unexpired leases included on the Schedule of Rejected Contracts) gives rise to a Claim by the non-Debtor party or parties to such contract or lease, such Claim, to the extent that it is timely filed and is an Allowed Claim, shall be classified as a General Unsecured Claim; provided, however, that the General Unsecured Claim arising from such rejection shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their successors or properties, unless a proof of such Claim is filed and served on the Reorganized Debtors within thirty (30) days after the date of notice of the entry of the order of the Bankruptcy Court rejecting the executory contract or unexpired lease, which may include, if applicable, the Confirmation Order.

9.3	Cure.

(a)   At the election of the Reorganized Debtors, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (i) by payment of the default amount (the “Cure Amount”) in Cash on or as soon as reasonably practicable after the later to occur of (A) thirty (30) days after the determination of the Cure Amount and (B) the Effective Date or such other date as may be set by the Bankruptcy Court; or (ii) on such other terms as agreed to by the Debtors or Reorganized Debtors and the non-Debtor party to such executory contract or unexpired lease.

(b)   In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the assumption of an executory contract or unexpired lease, the cure payment required by section 365(b)(1) of the Bankruptcy Code shall be made only following the entry of a Final Order resolving the Cure Dispute and approving the assumption of such executory contract or unexpired lease. If a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the subject contract or lease prior to resolution of the Cure Dispute, provided that the Debtors reserve Cash in an amount sufficient to pay the full amount asserted by the non-Debtor party to the subject contract (or such other amount as may be fixed or estimated by the Bankruptcy Court). Such reserve may be in the form of a book entry and evergreen in nature. The Debtors or Reorganized Debtors shall have the right at any time to move to reject any executory contract or unexpired lease based on the existence of a Cure Dispute.

ARTICLE X

CONDITIONS PRECEDENT TO
CONFIRMATION AND CONSUMMATION OF THE PLAN

10.1	Conditions Precedent to Confirmation.

Confirmation of the Plan is subject to:

(a)   entry of the Confirmation Order, which shall be in form and substance reasonably satisfactory to the Debtors and the Senior Secured Credit Facility Agent; and

(b)   the Plan Documents having been filed in substantially final form prior to the Confirmation Hearing, which Plan Documents shall be in form and substance reasonably satisfactory to the Debtors, the Senior Secured Credit Facility Agent and the Required Lenders.

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10.2	Conditions to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article X hereof:

(a)   the Confirmation Order shall have been entered;

(b)   the Confirmation Order shall have become a Final Order;

(c)   the certificates of incorporation and by-laws of the Reorganized Debtors shall have been amended or created as provided in the Plan, which shall be in form and substance reasonably satisfactory to the Debtors, the Senior Secured Credit Facility Agent and the Required Lenders;

(d)   the New Board shall have been appointed;

(e)   the Debtors shall have received all authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan;

(f)   the New Senior Secured Credit Facility Agreement, which shall be in form and substance reasonably satisfactory to the Debtors, the Senior Secured Credit Facility Agent and the Required Lenders, including all ancillary documents, opinions of counsel and closing certificates, shall have been executed and delivered;

(g)   the Senior Secured Term Loan Payment shall (i) be at least $20 million and (ii) be in an amount sufficient to pay all interest and expenses arising under the Senior Secured Credit Facility and to reduce the principal amount of the Senior Secured Term Loan to an amount no greater than $142,000,000;

(h)   the Debtors shall have, or shall have received pursuant to the New Senior Secured Credit Facility, the requisite funding to make any Distributions required under the Plan to be made in Cash; and

(i)   all other Plan Documents required to be executed and delivered on or prior to the Effective Date shall have been executed and delivered, and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and shall be consistent in all respects with the Plan.

10.3	Waiver of Conditions Precedent.

Other than the requirement of Section 10.2(a) that the Confirmation Order must be entered, which cannot be waived, the requirement that a particular condition be satisfied may be waived in whole or part by the Debtors (with the consent of the Senior Secured Credit Facility Agent), without notice and a hearing, and the Debtors’ benefits under the “mootness doctrine” shall be unaffected by any provision hereof. The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by the Debtors). The failure of the Debtors to assert the non-satisfaction of any such conditions shall not be deemed a waiver of any other rights hereunder, and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

10.4	Effect of Non-Occurrence of the Conditions to Consummation.

If each of the conditions to confirmation and consummation of the Plan and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than sixty (60) days after the Confirmation Date, or by such later date as is proposed by the Debtors and, after notice and a hearing, by the Bankruptcy Court, upon motion by any party in interest made before the time that each of the conditions has been satisfied or duly waived, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; or (b) prejudice in any manner the rights of the Debtors, including (without limitation) the right to seek a further extension of the exclusive periods to file and solicit votes with respect to a plan under section 1121(d) of the Bankruptcy Code.

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10.5	Withdrawal of the Plan.

Subject to the Plan Support Agreement, the Debtors reserve the right to modify or revoke and withdraw the Plan at any time before the Confirmation Date or, if the Debtors are for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. If the Debtors revoke and withdraw the Plan: (a) nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or to prejudice in any manner the rights of the Debtors or any Persons in any further proceeding involving the Debtors; and (b) the result shall be the same as if the Confirmation Order were not entered, the Plan was not filed and no actions were taken to effectuate it.

10.6	Cramdown.

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE XI

ADMINISTRATIVE PROVISIONS

11.1	Retention of Jurisdiction.

(a)   Purposes. Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(i)  to determine the allowability, classification, or priority of Claims upon objection by the Reorganized Debtors or any other party in interest entitled hereunder to file an objection (including the resolution of disputes regarding any Disputed Claims and claims for disputed Distributions), and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

(ii)  to issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Reorganization Cases on or before the Effective Date with respect to any Person;

(iii)  to protect the property of the Estates from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning liens, security interest or encumbrances on any property of the Estate;

(iv)  to determine any and all applications for allowance of Fee Claims;

(v)  to determine any Priority Tax Claims, Other Priority Claims, Administrative Claims or any other request for payment of claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(vi)  to resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of Distributions hereunder;

(vii)  to determine any and all motions related to the rejection, assumption or assignment of executory contracts or unexpired leases, to determine any motion to reject an executory contract or unexpired lease pursuant to Section 9.1(a) of the Plan or to resolve any disputes relating to the appropriate cure amount or other issues related to the assumption of executory contracts or unexpired leases in the Reorganization Cases;

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(viii)  to determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Reorganization Cases, including any remands;

(ix)  to enter a Final Order closing the Reorganization Cases;

(x)  to modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(xi)  to issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(xii)  to enable the Reorganized Debtors to prosecute any and all proceedings to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;

(xiii)  to determine any tax liability pursuant to section 505 of the Bankruptcy Code;

(xiv)  to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(xv)  to resolve any disputes concerning whether a Person had sufficient notice of the Reorganization Cases, any applicable Bar Date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(xvi)  to resolve any dispute or matter arising under or in connection with any order of the Bankruptcy Court entered in the Reorganization Cases;

(xvii)  to hear and resolve any causes of action involving the Debtors, the Reorganized Debtors or the Estates that arose prior to the Confirmation Date or in connection with the implementation of the Plan, including actions to avoid or recover preferential transfers or fraudulent conveyances;

(xviii)  to resolve any disputes concerning any release of a nondebtor hereunder or the injunction against acts, employment of process or actions against such nondebtor arising hereunder;

(xix)  to approve any Distributions, or objections thereto, under the Plan;

(xx)  to approve any Claims settlement entered into or offset exercised by the Debtors or Reorganized Debtors; and

(xxi)  to determine such other matters, and for such other purposes, as may be provided in the Confirmation Order, or as may be authorized under provisions of the Bankruptcy Code;

provided, however, notwithstanding anything to the contrary in the Plan or the Confirmation Order, after the Effective Date, the Bankruptcy Court’s retention of jurisdiction shall not govern the enforcement of the loan documentation executed in connection with the New Senior Secured Credit Facility Agreement, any of the documentation related thereto or any other document in the Plan Supplement that has a choice of venue provision, which provision shall govern exclusively.

(b)   Failure of the Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Reorganization Cases, then Section 11.1(a) of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

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11.2	Governing Law.

Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply and except for Reinstated Claims governed by another jurisdiction’s law, the rights and obligations arising under the Plan shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

11.3	Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

11.4	Monetary Figures.

All references in the Plan to monetary figures shall refer to legal currency of the United States of America, unless otherwise expressly provided.

11.5	Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits. Nothing herein shall: (a) restrict the Debtors’ or the Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors.

11.6	Amendments.

(a)   Preconfirmation Amendment. The Debtors may modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and the disclosure statement pertaining thereto meet applicable Bankruptcy Code requirements, provided that any such modification is consistent with the terms of the Plan Support Agreement.

(b)   Postconfirmation Amendment Not Requiring Resolicitation. After the entry of the Confirmation Order, the Debtors may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan; provided that any such modification is consistent with the terms of the Plan Support Agreement; provided further that the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing. Any waiver under Section 10.3 hereof shall not be considered to be a modification of the Plan.

(c)   Postconfirmation/Preconsummation Amendment Requiring Resolicitation. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may modify the Plan in a way that materially and adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests; provided that any such modification is consistent with the terms of the Plan Support Agreement; provided further that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtors obtain Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by the holders of at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each Class affected by such modification; and (iv) the Debtors comply with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

11.7	Successors and Assigns.

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person.

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11.8	Controlling Documents.

To the extent the Plan is inconsistent with the Disclosure Statement or any other agreement entered into between the Debtors and any party, the Plan controls the Disclosure Statement and any other such agreements. To the extent that the Plan is inconsistent with the Confirmation Order, the Confirmation Order (and any other orders of the Bankruptcy Court) control the Plan.

11.9	Creditors’ Committee.

As of the Effective Date, the duties of the Creditors’ Committee, if any, shall terminate, except with respect to the pursuit of or objection to any Fee Claims.

11.10	Termination of Professionals.

On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, (a) such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for payment of such Fee Claims, and (b) nothing herein shall prevent the Reorganized Debtors from retaining any such Professional Person on or after the Effective Date, which retention shall not require Bankruptcy Court approval.

11.11	Hart-Scott-Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any similar state laws or regulations, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated. In the event any applicable notification and waiting periods do not expire without objection, the Debtors or their agent shall, in their sole discretion, be entitled to sell such entity’s shares of New Common Stock that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

11.12	Notices.

All notices or requests in connection with the Plan shall be in writing and will be deemed to have been given when received by mail and addressed to:

(a)	if to the Debtors:

Otelco Inc. 505 Third Avenue East Oneconta, Alabama 35121
Attention:	Chief Executive Officer

with copies to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019
Attention:	Rachel C. Strickland, Esq. Jack M. Tracy II, Esq.
Telecopy:	(212) 728-8111
E-mail:	rstrickland@willkie.com jtracy@willkie.com

Young Conaway Stargatt & Taylor, LLP Rodney Square 1000 North King Street Wilmington, Delaware 19801
Attention:	Edmon L. Morton, Esq.
Telecopy:	(302) 571-1253
E-mail:	emorton@ycst.com

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(b)	if to the Senior Secured Credit Facility Lenders or the Senior Credit Facility Agent:

General Electric Capital Corporation 201 Merritt 7 Norwalk, CT 06851
Attention:	Tom Costello
E-mail:	thomas.costello@ge.com

with copies to:

King & Spalding 1180 Peachtree Street, NE Atlanta, GA 30309
Attention:	Sarah Borders, Esq.
Telecopy:	(404) 572-5100
E-mail:	sborders@kslaw.com

11.13	Reservation of Rights.

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be, an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:

Respectfully submitted,

OTELCO INC., a Delaware corporation, on behalf of itself and its subsidiaries

By:
Name: Michael Weaver Title: Chief Executive Officer

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EXHIBIT 1

New Senior Secured Credit Facility Agreement

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of ____________________, 2013

among

OTELCO INC.,

as Borrower,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,

as Credit Parties,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent, Agent and Lender

i

ii

iii

		Page
11.9	GOVERNING LAW	50
11.10	Notices	50
11.11	Section Titles	51
11.12	Counterparts	51
11.13	WAIVER OF JURY TRIAL	51
11.14	Press Releases and Related Matters	51
11.15	Reinstatement	51
11.16	Advice of Counsel	51
11.17	No Strict Construction	51
11.18	Effect of Amendment and Restatement of the Existing Credit Agreement	51

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INDEX OF APPENDICES

Annex A (Recitals)	—	Definitions
Annex B (Section 1.2)	—	[Intentionally Omitted]
Annex C (Section 1.8)	—	Cash Management System
Annex D (Section 2.1(a))	—	Closing Checklist
Annex E (Section 4.1(a))	—	Financial Statements and Projections — Reporting
Annex F (Section 4.1(b))	—	Collateral Reports
Annex G (Section 6.10)	—	Financial Covenants
Annex H (Section 9.9(a))	—	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	—	Notice Addresses
Annex J (from Annex A —
Commitments definition)	—	Commitments as of Third Restatement Closing Date

Exhibit 1.1(a)(i)	—	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	—	Form of Revolving Note
Exhibit 1.1(b)	—	Form of Term Note
Exhibit 1.1(c)(i)	—	Form of Notice of Swing Line Advance
Exhibit 1.1(c)(ii)	—	Form of Swing Line Note
Exhibit 1.5(e)	—	Form of Notice of Conversion/Continuation
Exhibit 6.3(a)(viii)	—	Form of Subordinated Intercompany Note
Exhibit 6.23	—	Form of Joinder Agreement
Exhibit 9.1(a)	—	Form of Assignment Agreement

Schedule A	—	Consolidated EBITDA, Capital Expenditures and Interest Expense — 2007/2008
Schedule D-1	—	Execution Regulatory Approvals
Schedule D-2	—	Closing Regulatory Approvals
Schedule 1.1	—	Agent’s Representatives
Disclosure Schedule 1.4	—	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.1	—	Type of Entity; State of Organization; Telecommunications Approvals
Disclosure Schedule 3.2	—	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(a)	—	Financial Statements
Disclosure Schedule 3.4(b)	—	Pro Forma
Disclosure Schedule 3.6	—	Real Property
Disclosure Schedule 3.7	—	Labor Matters
Disclosure Schedule 3.8	—	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	—	Tax Matters
Disclosure Schedule 3.12	—	ERISA Plans
Disclosure Schedule 3.13	—	Litigation
Disclosure Schedule 3.14	—	Brokers
Disclosure Schedule 3.15	—	Intellectual Property
Disclosure Schedule 3.17	—	Hazardous Materials
Disclosure Schedule 3.18	—	Insurance
Disclosure Schedule 3.19	—	Accounts
Disclosure Schedule 3.20	—	Government Contracts
Disclosure Schedule 3.22	—	Material Agreements
Disclosure Schedule 3.25	—	Conditions to Governmental Authority Approvals of the Country Road Acquisition Agreement

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Disclosure Schedule 3.27	—	Capitalization
Disclosure Schedule 6.2	—	Investments
Disclosure Schedule 6.3	—	Indebtedness
Disclosure Schedule 6.4(a)	—	Transactions with Affiliates
Disclosure Schedule 6.6	—	Guaranteed Indebtedness
Disclosure Schedule 6.7	—	Existing Liens

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This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of ____________________, 2013 among OTELCO INC., a Delaware corporation (“Borrower”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.

RECITALS

WHEREAS, pursuant to the Second Amended and Restated Credit Agreement dated as of October 20, 2008, among Borrower, GE Capital, as Lender and as Agent for Lenders, and the other Lenders from time to time party thereto (as so amended and as otherwise amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), the Lenders extended term loans to Borrower in the initial aggregate principal amount of One Hundred Seventy-Three Million Five Hundred Thousand Dollars ($173,500,000), of which $162,000,000 remains outstanding, and made available to Borrower a Revolving Loan Commitment in a principal amount of up to Fifteen Million Dollars ($15,000,000);

WHEREAS, on ____________________, 2013 (the “Petition Date”), the Borrower and its Subsidiaries (as hereinafter defined and, collectively, the “Debtors”) commenced Chapter 11 Case Nos. ______ through __________, as administratively consolidated as Chapter 11 Case No. ______ (each a “Chapter 11 Case”) and collectively, the “Chapter 11 Cases”) by filing separate voluntary petitions for reorganization under the Bankruptcy Code with the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Borrower has requested and the Lenders have agreed that the Existing Credit Agreement be amended and restated pursuant to the terms and on the conditions set forth herein;

WHEREAS, in connection with this amendment and restatement of the Existing Credit Agreement on the terms and conditions further set forth herein, each of the parties to the Collateral Documents acknowledges and reaffirms (a) the continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents and (b) the continuing effectiveness of Collateral Documents as security for the Obligations;

WHEREAS, pursuant to the Existing Credit Agreement, each of the Guarantors guaranteed all of the obligations of Borrower to Agent and Lenders under the Loan Documents and granted to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its existing and after-acquired personal and real property to secure such guaranty, other than property of a PUC Restricted Subsidiary;

WHEREAS, in connection with the amendment and restatement of the Existing Credit Agreement on the terms and conditions further set forth herein, each of the Guarantors acknowledges and reaffirms (a) the continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents, (b) the continuing effectiveness of the Subsidiary Guaranty pursuant to which it guarantees all of the obligations of Borrower to Agent and Lenders under the Loan Documents, and (c) the continuing effectiveness of the Security Agreement, pursuant to which it granted to Agent, for the benefit of Agent and Lenders, of a security interest in and lien upon substantially all of its existing and after-acquired personal property, other than property of a PUC Restricted Subsidiary, to secure, among other things, its obligations under the Subsidiary Guaranty; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

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NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto hereby amend and restate the Existing Credit Agreement in its entirety and agree as follows:

1	AMOUNT AND TERMS OF CREDIT

1.1	Credit Facilities.

(a)	Revolving Credit Facility.

(i)   Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrower from time to time from the Closing Date until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date and subject to the terms and conditions hereof, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a); provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time. Each Revolving Credit Advance shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 1:00 p.m. (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 11:00 a.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a “Notice of Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent. If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).

(ii)   Except as provided in Section 1.12, Borrower shall execute and deliver to each Revolving Lender on the Closing Date a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender and substantially in the form of Exhibit 1.1(a)(ii) (each a “Revolving Note” and, collectively, the “Revolving Notes”). Each Revolving Note shall represent the obligation of Borrower to pay the amount of the applicable Revolving Lender’s Revolving Loan Commitment or, if less, such Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(b)	Term Loan.

(i)   Pursuant to the Existing Credit Agreement, Lenders party thereto advanced term loans to Borrower in the aggregate principal amount of $173,500,000, of which $162,000,000.00 remains outstanding (the “Existing Term Loan”). On the Closing Date and subject to the satisfaction or waiver by Agent and each Lender of each of the conditions set forth in Section 2, the Lenders agree that the terms and conditions of the Term Loan shall be amended and restated on the terms and conditions set forth herein. The obligations of each Term Lender hereunder shall be several and not joint. Except as provided in Section 1.12, the Term Loan shall be evidenced by promissory notes substantially in the form of Exhibit 1.1(b) (each a “Term Note” and collectively the “Term Notes”). Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender’s Total Term Loan Commitment, together with interest thereon as prescribed in Section 1.5. Promptly after the receipt from a Lender of an original Term Note executed and delivered by Borrower pursuant to the Existing Credit Agreement and marked “cancelled”, Borrower shall execute and deliver to such Lender a new Term Note in replacement of such Term Note in the principal amount of the Term Loan of such Lender hereunder. Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender’s Total Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.

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(ii)   [Intentionally Omitted]

(iii)   The entire unpaid balance of the Term Loan shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full. No payment with respect to the Term Loan may be reborrowed.

(iv)   Each payment of principal with respect to the Term Loan made pursuant to this Section 1.1(b) shall be paid to Agent for the ratable benefit of each Term Lender, ratably in proportion to each such Term Lender’s respective Total Term Loan Commitment.

(c)	Swing Line Facility.

(i)   Subject to the terms and conditions hereof, the Swing Line Lender shall make available from time to time from the Closing Date until the Commitment Termination Date advances (each, a “Swing Line Advance”) in accordance with this Section 1.1(c). The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the Maximum Amount less the sum of the outstanding balance of the Revolving Loan at such time and the Reserves in effect at such time (“Swing Line Availability”). Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(c). Each Swing Line Advance shall be made pursuant to a notice of Swing Line Advance (a “Notice of Swing Line Advance”) in writing substantially in the form of Exhibit 1.1(c)(i), delivered by Borrower to the Swing Line Lender and Agent in accordance with this Section 1.1(c). Any such notice must be given no later than 1:00 p.m. (New York time) on the Business Day of the proposed Swing Line Advance. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Requisite Revolving Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that Swing Line Advance, and to have such Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(c)(iii) or purchase partic ipating interests in accordance with Section 1.1(c)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.

(ii)   Borrower shall execute and deliver to the Swing Line Lender on the Closing Date a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, and substantially in the form of Exhibit 1.1(c)(ii) (the “Swing Line Note”). The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(iii)   The Swing Line Lender, at any time and from time to time but no less frequently than once weekly, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of the Revolving Credit Advances referred to in the immediately preceding sentence shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

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(iv)   If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of Section 1.1(c)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)   Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(c)(iii) or 1.1(c)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(d)   Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Swing Line Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

1.2	[Intentionally Omitted].

1.3	Prepayments.

(a)	Voluntary Prepayments. Borrower may at any time on at least three (3) days’ prior notice to Agent and Lenders voluntarily prepay all of the Term Loan. In addition, subject to the following sentence, Borrower may at any time on at least three (3) days’ prior written notice to Agent and Lenders voluntarily prepay part of the Term Loan; provided that any such partial prepayment shall be in a minimum amount of $500,000. In addition, Borrower may at any time on at least 10 days’ prior written notice to Agent terminate the Revolving Loan Commitment; provided that upon such termination, all Revolving Loans and other Obligations shall be immediately due and payable in full. Any such voluntary prepayment and any such termination of the Revolving Loan Commitment must be accompanied by the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such termination of the Revolving Loan Commitment, Borrower’s right to request Revolving Credit Advances shall simultaneously be terminated.

(b)	Mandatory Prepayments.

(i)   If at any time the sum of the outstanding balances of the Revolving Loan and the Swing Line Loan exceed the Maximum Amount less the Reserves as then in effect, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess.

(ii)   No later than the Business Day following receipt by any Credit Party of Net Cash Proceeds of any Disposition (other than Excluded Disposition Proceeds), Borrower shall prepay the Obligations in amount equal to the Net Cash Proceeds of such Disposition; provided, however, that so long as (a) no Default or Event of Default has occurred and is continuing, (b) the Net Cash Proceeds of all Dispositions (other than Excluded Disposition Proceeds) from the first day of the then current Fiscal Year through the applicable date of determination do not exceed $1,000,000 in the aggregate, for all Credit Parties combined and (c) the applicable Credit Party shall have delivered to Agent written notice on or prior to the fifth Business Day after such Disposition (if such Disposition is a Condemnation) or on

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or prior to the third Business Day prior to the consummation of such Disposition (if such Disposition is not a Condemnation) of its election to allocate all or a portion of the Net Cash Proceeds of such Disposition to reinvest in capital assets used or to be used in the businesses of the Credit Parties of the type engaged in by the Credit Parties as of the Closing Date or businesses reasonably related thereto (a “Reinvestment Transaction”), the applicable Credit Party may apply all or a portion of such Net Cash Proceeds to such Reinvestment Transaction within 180 days following such Disposition, provided, further, that (1) any portion of such Net Cash Proceeds that Borrower does not so elect in such written notice to allocate to such Reinvestment Transaction shall be applied to prepay the Loans in accordance with this Section 1.3(b)(ii) no later than the Business Day following receipt thereof by Agent; (2) until such Reinvestment Transaction is consummated, the amount of such Net Cash Proceeds allocated to such Reinvestment Transaction shall either be (x) deposited in a cash collateral account held by Agent or (y) applied to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application to the Revolving Loan Agent shall establish a Reserve against the Borrowing Availability in an amount equal to the amount of such proceeds so applied; (3) Borrower may request a Revolving Credit Advance or release from such cash collateral account, as applicable, to fund such Reinvestment Transaction and so long as the conditions in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance or Agent shall release funds from such cash collateral account to fund such Reinvestment Transaction; (4) in the event such Net Cash Proceeds have been applied against the Revolving Loan, the Reserve established with respect to such Net Cash Proceeds shall be reduced by the amount of such Revolving Credit Advance; and (5) if such Reinvestment Transaction is not consummated within 180 days following such Disposition, or to the extent any portion of such Net Cash Proceeds allocated to such Reinvestment Transaction are not applied to such Reinvestment Transaction within 180 days following such Disposition, (A) such Net Cash Proceeds then held in such account shall immediately be applied to prepay the Loans in accordance with this Section 1.3(b)(ii) and (B) any Reserve allocated to such Reinvestment Transaction shall be immediately utilized through the borrowing by Borrower of a Revolving Credit Advance, the proceeds of which shall be applied to the prepayment of the Loans in accordance with this Section 1.3(b)(ii).

(iii)   No later than the Business Day following receipt by any Credit Party of Net Cash Proceeds of any Debt Issuance (other than Excluded Debt Issuance Proceeds) or any Stock Issuance (other than Excluded Stock Issuance Proceeds), Borrower shall prepay the Obligations in an amount equal to such Net Cash Proceeds. No later than the Business Day following the thirtieth (30th) day following receipt by any Credit Party of Net Cash Proceeds of any Debt Issuance referred to in clause (c) or (d) of the definition of Excluded Debt Issuance Proceeds, Borrower shall prepay the Obligations in an amount equal to the amount (if any) of the Net Cash Proceeds from such Debt Issuance that have not been applied as provided in subclause (i) or (ii) of such clause (c) or (d), as applicable. No later than the Business Day following the thirtieth (30th) day following receipt by any Credit Party of Net Cash Proceeds of any Stock Issuance referred to in clause (c) of the definition of Excluded Stock Issuance Proceeds, Borrower shall prepay the Obligations in an amount equal to the amount (if any) of the Net Cash Proceeds from such Stock Issuance that have not been applied as provided in subclauses (i), (ii), (iii) or (iv) of such clause (c).

(iv)   [Intentionally Omitted]

(v)   [Intentionally Omitted]

(vi)   Borrower shall prepay the Obligations from insurance and condemnation proceeds in accordance with Section 5.4(c) and the Mortgages, respectively.

(vii)   [Intentionally Omitted]

(viii)   Borrower shall on each date that is 45 days after the last day of each Fiscal Quarter of the Borrower, repay the principal amount of the Term Loan in an amount equal to seventy-five percent (75%) of the Excess Cash of the Borrower and its Subsidiaries as of the last day of each such Fiscal Quarter, with such payments commencing on the last day of the first full Fiscal Quarter ending after the Closing Date; provided, however, such payment shall be reduced to an amount equal to fifty percent (50%) of the

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Excess Cash of the Borrower and its Subsidiaries if on the applicable quarterly payment date the Borrower’s Consolidated Total Leverage Ratio is less than or equal to 2.25:1.00.

(ix)   Borrower shall repay the principal amount of the Term Loan in equal quarterly installments of $[__________]1 on the last day of March, June, September and December of each year, commencing on the last day of the first full Fiscal Quarter ending after the Closing Date.

The entire remaining principal balance of the Term Loan shall be due and payable on the Commitment Termination Date.

The Agent shall give prompt notice to each Lender of the amount of each mandatory prepayment made by Borrower under this Section 1.3(b).

(c)   Application of Certain Mandatory Prepayments. Any prepayments made by Borrower pursuant to Sections 1.3(b)(ii), (b)(iii), (b)(vi) or (b)(ix) above, and any prepayments from insurance and condemnation proceeds in accordance with Section 5.4(c) and the Mortgage(s), respectively, shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Loans, ratably in proportion to the interest accrued as to each Loan; and third, to prepay the outstanding principal balance of the Loans, ratably in proportion to the outstanding principal balance of each Loan. Neither the Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments. Any prepayments made by Borrower pursuant to Section 1.3(b)(viii) above shall be applied as follows: first, to prepay the outstanding principal balance of the Term Loans; second, the repay the outstanding balance of any other Loans outstanding, third, to interest then due and payable on the Loans, ratably in proportion to the interest accrued as to each Loan; and fourth, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents. Neither the Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments.

(d)   [Intentionally Omitted].

(e)   No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.4   Use of Proceeds. The Borrower shall utilize the proceeds of the Term Loan, the Revolving Loan and the Swing Line Loan, for the financing of Borrower’s ordinary working capital and general corporate purposes, including without limitation Consolidated Capital Expenditures, in each case to the extent not prohibited by this Agreement.

1.5	Interest and Applicable Margins.

(a)   Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances and the Term Loan, the Index Rate plus the Applicable Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable LIBOR Margin per annum and with respect to the Swing Line Loan, the Index Rate plus the Applicable Index Margin per annum.

(b)   If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)   All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year (or, in the case of interest on Index Rate Loans, a 365 or 366 day year, as applicable), in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.

[1]	An amount equal to 5% per annum

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(d)   So long as an Event of Default has occurred and is continuing, the interest rates applicable to the Loans shall be increased by two percentage points (2%) per annum above the rates of interest otherwise applicable hereunder (“Loan Default Rate”), and all outstanding Loans shall bear interest at the Loan Default Rate applicable to such Loans. Interest at the Loan Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand. Any other amounts payable hereunder (other than the Loans) or the other Loan Documents that are not paid when due shall bear interest, from the date when due until paid in full, at a rate per annum equal to the Index Rate plus the Applicable Index Margin plus two percentage points (2%).

(e)   So long as no Event of Default has occurred and is continuing, Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $500,000. Any such election must be made by 11:00 a.m. (New York time) on the third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 11:00 a.m. (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or an Event of Default has occurred and is continuing), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).

(f)   Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Original Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

1.6   [Intentionally Omitted].

1.7   [Intentionally Omitted].

1.8   Cash Management Systems. From and after the Closing Date, Borrower will maintain until the Termination Date the cash management systems described in Annex C (the “Cash Management Systems”).

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1.9   Fees.

(a)   On the Closing Date, Borrower shall issue to each lender its Pro Rata Share of Class B Equity.

(b)   As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on each Interest Payment Date for Index Rate Loans prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrower’s non-use of available funds (the “Unused Commitment Fee”) in an amount equal to one-half of one percent (0.50%) per annum (calculated on the basis of a 360 day year for actual days elapsed) of the difference between (x) the Maximum Amount (as in effect from time to time) and (y) the average for the period of the daily closing balance of the Revolving Loan and Swing Line Loan outstanding during the period for which such Fee is due.

1.10   Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.11	Application and Allocation of Payments.

(a)   So long as no Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Section 1.3(c). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its applicable Pro Rata Share, except as otherwise provided in Section 1.3(a) and Section 1.3(b) if a Term Lender declines a partial prepayment of the Term Loan or if a partial prepayment is made pursuant to Section 1.3(b)(vii). As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower and unless expressly stated otherwise in this Agreement, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on the Loans, ratably in proportion to the interest accrued as to each Loan; (3) to principal payments on the Loans, ratably in proportion to the outstanding principal balance of each Loan; and (4) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.

(b)   Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

1.12   Loan Account and Accounting. Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Advances and the Term Loan, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within 30 days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on Borrower in all

8

respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.13	Indemnity.

(a)   Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent (including without limitation in its role as administrative agent and collateral agent under the Existing Credit Agreement), Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted by any third party or by any Credit Party against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from (i) that Indemnified Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, (ii) any dispute among any of Agent and the Lenders which dispute does not involve any Credit Party or (iii) any settlement effected without the consent of a Credit Party. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b)   To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (excluding loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this Section 1.13(b), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

1.14  Access. Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon reasonable prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access during normal business hours to its properties,

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facilities and senior management employees (including officers) of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect and make extracts from any Credit Party’s books and records and to audit in scope and manner consistent with lending industry practices any Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party (collectively, an “Inspection”); provided that Borrower shall be obligated to reimburse Agent for its reasonable costs and expenses incurred in connection with an Inspection only (i) for each Inspection commenced while an Event of Default has occurred and is continuing and (ii) for one Inspection per year commenced while no Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as reasonably determined by Agent, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Agent and each Lender with access to its suppliers and customers. Each Credit Party shall make available to Agent and its counsel, as promptly as reasonably practical under the circumstances, originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least five (5) days’ prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrower.

1.15	Taxes.

(a)   Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof. Agent and Lenders shall not be obligated to return or refund any amounts received pursuant to this Section 1.15.

(b)   Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefore, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c)   Each Lender organized under the laws of the United States or any state thereof shall provide to Borrower and Agent a properly completed and executed IRS Form W-9. Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN-or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any Person that seeks to become a Lender under this Agreement shall, prior to becoming a Lender hereunder, provide to Borrower and Agent either a Certificate of Exemption if such Person is a Foreign Lender and otherwise a Form W-9.

1.16	Capital Adequacy; Increased Costs; Illegality.

(a)   If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive from any Governmental Authority charged with the

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administration or interpretation thereof or otherwise having jurisdiction in respect thereof regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)   If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof or otherwise having jurisdiction in respect thereof) or (ii) the compliance with any guideline or request from any Governmental Authority (whether or not having the force of law there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any LIBOR Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b). In no event shall Borrower be obligated to compensate any Lender pursuant to this Section 1.16(b) for any increased cost incurred by such Lender more than 180 days prior to the date that such Lender notifies Borrower of such Lender’s intention to claim compensation under this Section 1.16(b) (except that, if the circumstances referred to above which would result in any such increased cost is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof). Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all request, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in law, regardless of the date enacted, adopted or issued.

(c)   Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof or otherwise having jurisdiction in respect thereof) shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith (but not earlier than the last day of the applicable LIBOR Period, except if required by law) prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d)   Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected

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Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within five (5) Business Days following its receipt of Borrower’s notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower’s rights under this Section 1.16(d) shall terminate and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

1.17   Single Loan. All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

2	CONDITIONS PRECEDENT

2.1   Conditions to the Effectiveness of this Agreement. This Agreement shall become effective and enforceable against all parties hereto on the date on which the following conditions have been satisfied or provided for in a manner satisfactory to Agent and Lenders, or waived in writing by Agent and Lenders (all references to Credit Parties in this Section 2.1 shall be deemed to refer to the Credit Parties:

(a)   Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Credit Party, Agent and Lenders; and Agent and Lenders shall have received such information, documents, instruments, agreements and legal opinions as Agent or any Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent and Lenders; provided, however, that the Plan of Reorganization, the Registration Rights Agreement, the Stockholders Agreement, the Organizational Documents shall be satisfactory to the Agent and Lenders in their sole discretion.

(b)   Capital Structure: Other Indebtedness. The capital structure of each Credit Party, the corporate structure of the Credit Parties, the terms and conditions of all Indebtedness of each Credit Party, and all governing organizational documents of the Credit Parties shall be acceptable to Agent.

(c)   Reorganization Plan. The Bankruptcy Court shall have entered a final non-appealable order (the “Confirmation Order”) confirming a Chapter 11 plan of reorganization (the “Reorganization Plan” and together with all exhibits and other attachments thereto, as any of the foregoing shall be amended, modified or supplemented from time to time or any of the terms or conditions thereof waived, the “Plan Documents”) in respect of the Chapter 11 Cases in accordance with Section 1129 of the Bankruptcy Code, which such Reorganization Plan shall be in form and substance satisfactory to the Bankruptcy Majority Lenders in their sole discretion. All conditions precedent to the effectiveness of the Reorganization Plan (other than the funding of the Loans to be made on the Closing Date and the final order requirement with respect to the Confirmation Order, provided, however, that the Confirmation Order remains unstayed) shall have been satisfied (or, with the prior written consent of Agent, waived) in the reasonable judgment of the Agent, no changes, modifications, amendments or waivers (other than such changes, modifications or waivers satisfactory to the Agent in its sole and absolute discretion) shall have been made to such Reorganization Plan since the filing thereof with the Bankruptcy Court on the Petition Date, and the Reorganization Plan shall be consummated provided, however, that except as consented to by the Agent, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the Loan Documents or any rights or remedies related thereto. Agents shall have received true and correct copies of each Plan Document, together with evidence that the transactions contemplated thereby shall have been consummated.

(d)   Confirmation Order. The Confirmation Order shall be in form and substance reasonably satisfactory to the Bankruptcy Majority Lenders, shall have been entered on the docket of the Bankruptcy Court in full force and effect, shall not have been stayed, reversed, vacated or otherwise modified in any manner that is adverse to the rights or interests of the Lenders. The transactions contemplated by the Plan

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Documents shall have been consummated substantially contemporaneously with the effectiveness of this Credit Agreement on the Closing Date.

(e)   Equity Documents. Agent shall have received evidence that the Lenders shall have received the Class B Equity and that the Equity Documents shall have been entered into by Borrower, together with true and complete copies of each Equity Document, in each case in form and substance satisfactory to the Agent and Bankruptcy Majority Lenders in their sole discretion.

(f)   Cash on Hand. As of the Closing Date, immediately prior to making the payments required under the Reorganization Plan to be made on the Closing Date, the Borrower shall have cash on hand of no less than (i) $5,000,000 plus (ii) an amount equal to the Senior Secured Term Loan Payment Amount, plus (iii) an amount equal to the Cash Distribution Amount.

(g)   Approvals. Agent and Lenders shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, including the FCC, any applicable PUC and any applicable Franchising Authority, to the execution, delivery and performance of this Agreement and the other Loan Documents, other than those consents and approvals listed on Schedule D-1 or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(h)   Cash Payment. Borrower shall have made a cash payment to the Agent and Lenders in an amount to reduce the principal amount of the Existing Term Loan to $142,000,000; provided, however, that such payment shall have not be less than $20,000,000.

(i)   [Intentionally Omitted]

(j)   Payment of Fees. Borrower shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

(k)   Representations and Warranties. Each of the representations and warranties made by or on behalf of any Credit Party herein or in any other Loan Document shall be true and correct on the Closing Date, as if made on the Closing Date.

2.2	Further Conditions to Each Loan.

(a)   Except as otherwise expressly provided herein, no Revolving Lender shall be obligated to fund any Advance, if, as of the date thereof:

(i)   any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date (A) as stated if such representation or warranty contains an express materiality qualification or (B) in any material respect if such representation or warranty does not contain such a qualification, except to the extent that such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall not have been untrue or incorrect as of such earlier date (A) as stated if such representation or warranty contains an express materiality qualification or (B) in any material respect if such representation or warranty does not contain such a qualification) and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Requisite Revolving Lenders have determined not to make such Advance (or have instructed the Swing Line Lender not to make such Advance) as a result of the fact that such representation or warranty is untrue or incorrect as aforesaid;

(ii)   any event or circumstance having a Material Adverse Effect has occurred since the date hereof and Requisite Revolving Lenders have determined not to make such Advance (or have instructed the Swing Line Lender not to make such Advance) as a result of the fact that such event or circumstance has occurred;

(iii)   any Default or Event of Default has occurred and is continuing or would result from the funding of such Advance, and Requisite Revolving Lenders shall have determined not to make such Advance (or have instructed the Swing Line Lender not to make such Advance) as a result of that Default or Event of Default; or

(iv)   after giving effect to any Advance, the outstanding principal amount of the Revolving Loan would exceed the Maximum Amount less the sum of the then outstanding principal amount of the

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Swing Line Loan and the Reserves then in effect, or after giving effect to any Swing Line Advance, the outstanding principal amount of the Swing Line Loan would exceed the lesser of (A) the Swing Line Commitment and (B) the Maximum Amount less the sum of the then outstanding principal amount of the Revolving Loan and the Reserves then in effect.

(b)   [Intentionally Omitted.]

The request and acceptance by Borrower of the proceeds of any Advance shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3	REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and restructure Indebtedness outstanding under the Existing Credit Agreement, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties each and all of which shall survive the execution and delivery of this Agreement.

3.1   Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, and their respective jurisdiction of incorporation or organization are as set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, Communications Laws, tax and other laws, is in compliance with all applicable provisions of law and regulation, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.1), each Credit Party has all Communications Licenses and Governmental Authorizations and has filed all required federal and state applications and notifications, in each case necessary for the operation of the Telecommunications Businesses in the United States respectively conducted by the Credit Parties (the Communications Licenses, Governmental Authorizations and federal and state applications and notifications necessary for the operation of the Telecommunications Businesses in the United States respectively conducted by the Credit Parties, the “Telecommunications Approvals”), except for those Telecommunications Approvals the absence of which, individually or in the aggregate, could not reasonably be expect to have a Material Adverse Effect. As of the Closing Date, Disclosure Schedule (3.1) correctly lists (i) all such Communications Licenses and Governmental Authorizations; (ii) the geographical area to which each of such Communications Licenses and Governmental Authorizations relates; (iii) the Governmental Authority that issued each of such Communications Licenses and Governmental Authorizations; (iv) the expiration date, if any, of each of such Communications Licenses and Governmental Authorizations; and (v) if not issued in the name of a Credit Party, the name of the Person in whose name such Communications Licenses and Governmental Authorizations are nominally issued. As of the Closing Date, all Telecommunications Approvals granted to the Credit Parties remain in full force and effect, except to the extent the failure thereof to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and have not been revoked, suspended, canceled or modified in any adverse way, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and are not subject to any conditions or requirements that are not generally imposed by the FCC, any PUC, any Franchising Authority or any other Governmental Authority upon the holders of such Telecommunications Approvals that, individually or in the aggregate, could reasonably be expected to have

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a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.1), each Credit Party has filed all required reports, applications and statements of account with the FCC, the Copyright Office, any PUC and any Franchising Authority, as the case may be, and has paid all Franchise, license, regulatory, copyright royalty or other fees and charges which have become due pursuant to any Telecommunications Approvals, except for fees or charges the failure to pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.1), no Credit Party is in violation of, or in default of, in a manner that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, any applicable Communications Law or the provisions, terms and conditions of any Telecommunications Approval. There are no pending or, to the knowledge of any Credit Party, threatened formal complaints, proceedings, letters of inquiry, notices of apparent liability, investigations, protests, petitions or other written objections against any Credit Party at the FCC or the PUC or Franchising Authority of any jurisdiction in which any Credit Party operates, except for matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2   Executive Offices, Collateral Locations, FEIN. As of the Closing Date, Disclosure Schedule (3.2) sets forth (i) each Credit Party’s name as it appears in official filings in the state of its incorporation or other organization, (ii) the type of entity of each Credit Party, (iii) the organizational identification number issued by each Credit Party’s state of incorporation or organization or a statement that no such number has been issued, and (iv) each Credit Party’s state of organization or incorporation. As of the Closing Date, the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), and none of such locations has changed within 12 months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party, as of the Closing Date.

3.3   Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or other Governmental Authority except where such violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except (i) those referred to in Section 2.1(e), all of which will have been duly obtained, made or complied with prior to the Closing Date and those referred to in Section 2.1(g) all of which have been complied with as of the Closing Date and (ii) any consents or approvals of any Person other than a Governmental Authority where the failure to obtain such consents or approvals of any such Person, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors rights generally or by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.4   Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Borrower and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a)   Financial Statements. The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered to Agent and Lenders on the Closing Date.

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(i)   The audited consolidated balance sheets of Borrower and its Subsidiaries as of December 31, 2012 and the related consolidated statements of operations, members’ equity and cash flows for each of the three Fiscal Years in the period ended December 31, 2012, certified by BDO USA, LLP.

(ii)   The unaudited consolidated balance sheet of Borrower and its Subsidiaries as of [date] and the related consolidated statements of operation, stockholders’ equity and cash flows for the Fiscal Quarter then ended.

(b)   Projections. The Projections delivered to the Lenders have been prepared by Borrower in light of the past operations of its businesses and the reorganization contemplated by the Plan of Reorganization, but including future payments of known contingent liabilities, and reflect projections for the period beginning on the Closing Date through 2017 on a year-by-year basis. The Projections are based upon substantially the same accounting principles as those used in the preparation of financial statements described above and the estimates and assumptions stated therein, all of which Borrower believes to be reasonable in light of then-current conditions and then-current facts known to Borrower at the time prepared and as of the Closing Date and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein.

3.5   [Intentionally Omitted].

3.6   Ownership of Property; Liens. As of the Closing Date, (i) All Material Real Estate is listed on Disclosure Schedule (3.6), under the heading “Material Real Estate,” and constitutes all of the Material Real Estate owned, leased or subleased by any Credit Party and (ii) the other real property listed in Disclosure Schedule (3.6) constitutes, to the best of each Credit Party’s knowledge after due inquiry, all of the other real property owned, leased or subleased by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered or otherwise made available to Agent. Disclosure Schedule (3.6) further describes (i) any Material Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date and (ii) to the best of each Credit Party’s knowledge after due inquiry, any other Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and, as applicable, marketable title to, valid leasehold interests in, or other valid rights to use, all of its personal property and assets as of the Closing Date. None of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights in effect as of the Closing Date pertaining to any Real Estate owned by any Credit Party. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights in effect on the Closing Date pertaining to any Credit Party’s leasehold interest (1) in any Real Estate leased by such Credit Party which was created or granted by any Credit Party or any Person claiming by, through or under a Credit Party and (2) to the knowledge the Credit Parties, in any Material Real Estate leased by such Credit Party which was created or granted by any other Person. As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except for those permits the absence of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.7   Labor Matters. Except as set forth in Disclosure Schedule (3.7), as of the Closing Date: (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s

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knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual, except any of the foregoing that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.8   Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party (other than Borrower) is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party (other than Borrower) may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)). The Borrower has not engaged in any trade or business, or has any assets (other than Stock of its Subsidiaries and assets incidental to the ownership thereof), or has Incurred any Indebtedness or Guaranteed Indebtedness (other than Indebtedness permitted under Section 6.3 and Guaranteed Indebtedness permitted under Section 6.6).

3.9   Government Regulation. No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the application of the proceeds thereof and repayment thereof will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10   Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock as of the Closing Date. None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that could reasonably be expected to cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that could reasonably be expected to cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11   Taxes. All Federal, state and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld

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by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), as of the Closing Date no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s actual knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.12	ERISA.

(a)   Disclosure Schedule (3.12) lists all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans in effect as of the Closing Date. Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form required to be filed for each such Plan (other than any Multiple Employer Plan or any Multiemployer Plan) have been made available to Agent. Except with respect to Multiple Employer Plans and Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status except where the failure to so qualify or the loss of such qualification, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23 except for any noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)   Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan (other than the NTCA Retirement and Security Program (the “NTCA Plan”)) has any Unfunded Pension Liability that, in the aggregate for all such Title IV Plans combined, exceeds $100,000 and the liability of the Credit Parties and ERISA Affiliates with respect to the Unfunded Pension Liability under the NTCA Plan is not material; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur in either case that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan (other than a Multiple Employer Plan or a Multiemployer Plan) or any Person as fiduciary or sponsor of any Plan (other than a Multiple Employer Plan or a Multiemployer Plan) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate except for any Transfer or transaction that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (vi) except in the case of any ESOP, as of the Closing Date, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of Fair Market Value of the assets of any Plan (other than a Multiple Employer Plan or a Multiemployer

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Plan) measured on the basis of Fair Market Value as of the latest valuation date of any Plan; and (vii) as of the Closing Date, no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.

3.13   No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened that seeks damages in excess of $1,000,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14   Brokers. Except as set forth on Disclosure Schedule (3.14), no broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15   Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark and registered Copyright and each License with respect to any such Patent, Trademark or registered Copyright, is listed, together with application or registration numbers, as applicable, and together with each owner thereof, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person except for any such infringement or interference that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property except for any infringement or interference that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.16   Full Disclosure; Perfection of Liens. The information contained in this Agreement, any of the other Loan Documents, the Financial Statements, the Collateral Reports and the other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement do not contain and will not contain any untrue statement of a material fact or omit to state a material fact known to any Credit Party and necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Projections from time to time delivered hereunder are or will be based in all material respects upon the estimates and assumptions stated therein, all of which Borrower believed at the time of delivery to be reasonable in light of then current conditions and then current facts known to Borrower as of such delivery date, and reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein, it being understood that the Projections are not facts and the actual performance of the entities covered by the Projections may differ significantly from that projected. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

3.17	Environmental Matters.

(a)   Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not materially and adversely impact any Credit Party’s ability to use such Real Estate in the operation of its business and that would not result in Environmental Liabilities that, individually or in the aggregate, could reasonably be expected to exceed $750,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate that would result in Environmental Liabilities that, individually or in the aggregate, could reasonably be expected to exceed $750,000; (iii) the

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Credit Parties are in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which, individually or in the aggregate, could reasonably be expected to exceed $750,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that, individually or in the aggregate, could reasonably be expected to exceed $750,000, and to the knowledge of the Credit Parties all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party has actual knowledge of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of any Credit Party which, individually or in the aggregate, could reasonably be expected to exceed $750,000, and no Credit Party has knowingly permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $750,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no written notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the actual knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all environmental reports, reviews and audits and all material written information pertaining to actual or potential Environmental Liabilities, in each case if prepared by or at the instruction of, or otherwise in the possession or control of, any Credit Party, in each case relating to any Credit Party.

(b)   Each Credit Party hereby acknowledges and agrees that none of the Lenders or Agent (i) is now, or has ever been, in control of any of the Real Estate or any Credit Party’s affairs, and (ii) has the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

3.18   Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy. As of the Closing Date, each Credit Party is in compliance with its obligations under Section 5.4.

3.19   Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, the complete account number therefor and, if such account is a deposit account, whether such account is (a) a “Blocked Account”, “Excluded Account” or “Disbursement Account” for the purposes of Annex C or (b) a “PUC Restricted Subsidiary Account”.

3.20   Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.21   Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Credit Party with any customer or supplier that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.22   Agreements and Other Documents. As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject as of the Closing Date and each of which is listed in Disclosure Schedule (3.22): (i) supply agreements and purchase agreements not terminable by such Credit Party within 60 days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum; (ii) leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; (iii) licenses and permits held by the Credit Parties, the absence of which, individually or in the aggregate, could reasonably be expected to

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have a Material Adverse Effect; (iv) instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; and (v) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party. Except as set forth on Disclosure Schedule (3.22), as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

3.23   Solvency. On the Closing Date, each Credit Party is Solvent. After giving effect to (a) the Loans to be made on the Closing Date or such other date as Loans requested hereunder are made, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, (c) the consummation of the transactions contemplated by the Plan of Reorganization, and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

3.24   [Intentionally Omitted].

3.25   [Intentionally Omitted].

3.26   [Intentionally Omitted].

3.27   Capitalization. On the Closing Date, after giving effect to consummation of the Reorganization Plan, the authorized Stock of Borrower shall consist of (a) [__________] shares of Class A common stock, par value $0.01 per share (such authorized shares of Class A common stock, together with any subsequently authorized shares of such common stock, the “Class A Common Stock”) of which [__________] shares are issued and outstanding and (b) [__________] shares of Class B limited voting stock, par value $0.01 per share (such authorized shares of Class B limited voting stock, together with any subsequently authorized shares of such common stock, the “Class B Common Stock”) of which [__________] shares are issued and outstanding. All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and are free of preemptive rights. Except as set forth in Disclosure Schedule (3.27), on the Closing Date, Borrower does not have outstanding any Stock convertible into or exchangeable for its Stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Stock or any Stock appreciation or similar rights.

3.28   OFAC. No Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by such executive order, or is otherwise associated with any such person in any manner violative of such executive order, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons (as defined in Executive Order 13224) or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

3.29   Patriot Act. Each Credit Party is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

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4   FINANCIAL STATEMENTS AND INFORMATION

4.1	Reports and Notices.

(a)   Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, Compliance Certificates, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b)   Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports at the times, to the Persons and in the manner set forth in Annex F.

4.2   Communication with Accountants. Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including BDO USA LLP, and authorizes and shall request those accountants to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, results of operations, financial condition and other affairs of any Credit Party, provided that an officer of Borrower will be given the reasonable opportunity to participate in any direct communication with the Credit Parties’ independent public accountants.

5   AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the Closing Date and until the Termination Date:

5.1   Maintenance of Existence and Conduct of Business. Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or organizational existence (except to the extent permitted by Section 6.1) and its material rights and franchises, including, without limitation, all Telecommunications Approvals; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and at all times maintain, preserve and protect all of its material assets and properties used or useful in the conduct of its business, and keep the same in reasonable repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.

5.2	Payment of Charges.

(a)   Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its material property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, except such unpaid Charges which will not cumulatively in the aggregate for all unpaid Charges of all Credit Parties result in more than $500,000 in liabilities for all Credit Parties combined, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen and bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)   Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP, (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all

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additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.

5.3   Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in order to permit the preparation of financial statements in accordance with GAAP.

5.4	Insurance; Damage to or Destruction of Collateral.

(a)   The Credit Parties shall, at their sole cost and expense, maintain (i) the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or (ii) casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and coverage for business interruption and public liability insurance (including products/completed operations liability coverage) in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in each case with insurers and in amounts reasonably acceptable to Agent (it being agreed that any insurer having an A.M. Best policy holders rating of at least “A- minus” shall be acceptable to Agent). Such policies of insurance shall contain provisions pursuant to which the insurer agrees to provide 30 days (or, in the case of cancellation for nonpayment of premium, 10 days’) prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. Notwithstanding the requirement in subsection (a) hereof, Federal Flood Insurance shall not be required for (i) real property that is not required to be subject to a mortgage in favor of the Agent for the benefit of the Lenders, (ii) real property not located in a Special Flood Hazard Area, or (iii) real property located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent reasonably deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)   Agent reserves the right at any time upon any change in any Credit Party’s insurance risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent’s opinion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry; provided that so long as no Event of Default has occurred and is continuing, the Credit Parties shall be required to obtain such additional forms and limits of insurance only on the annual renewal date of the applicable insurance policy (or on a date reasonably selected by Agent if there is no such annual renewal date). If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

(c)   Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, certificates of insurance and endorsements to all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Credit Party (other than a PUC Restricted Subsidiary) shall deliver to Agent, in form and substance reasonably satisfactory to Agent, certificates of insurance and endorsements to all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as lender’s loss payee (via a Lenders Loss Payable endorsement). Each Credit Party (other than a PUC Restricted Subsidiary) irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $1,000,000, as each such Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of each such Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with

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respect to such “All Risk” policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly notify Agent and Lenders of any loss, damage or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance, and if any Credit Party receives insurance proceeds in respect of any such loss, damage or destruction to the Collateral, it shall immediately pay them to Agent for application in accordance with this Section 5.4(c) (it being understood that proceeds of business interruption insurance shall be retained by the applicable Credit Party except during the occurrence and continuance of a Default or an Event of Default). After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations of Borrower in accordance with Section 1.3(c) or permit or require each Credit Party to use such money, or any part thereof, to promptly begin and diligently pursue the replacement, repair, restoration or rebuilding of the Collateral with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $1,500,000 in the aggregate, Agent shall permit the applicable Credit Party either to replace, restore, repair or rebuild the property or to reinvest such proceeds in revenue producing capital assets used in the businesses of the Credit Parties of the type engaged in by the Credit Parties as of the Closing Date, or businesses reasonably related thereto; provided that if such Credit Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days following such casualty or has not consummated such reinvestment within 180 days following such casualty, Agent may apply such insurance proceeds to the Obligations of Borrower in accordance with Section 1.3(c). All insurance proceeds that are to be made available to any Credit Party to replace, repair, restore or rebuild such Collateral or to fund such reinvestment shall either be (x) deposited in a cash collateral account held by Agent or (y) applied by Agent to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Agent shall establish a Reserve against the Borrowing Availability in an amount equal to the amount of such proceeds so applied. Thereafter, such funds shall be made available to Borrower to provide funds to replace, repair, restore or rebuild such Collateral or to fund such reinvestment as follows: (i) Borrower shall request a Revolving Credit Advance or release from such cash collateral account be made to fund such replacement, repair, restoration or rebuilding or to fund such reinvestment in the amount requested to be released; (ii) so long as the conditions in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance or Agent shall release funds from such cash collateral account; and (iii) in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Collateral or to fund such reinvestment, such insurance proceeds shall be applied in accordance with Section 1.3(c) and such Reserve shall be immediately utilized through the borrowing by Borrower of a Revolving Credit Advance, the proceeds of which shall be applied to prepay the Loans in accordance with Section 1.3(c).

5.5   Compliance with Laws. Each Credit Party shall comply in all respects with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA and labor matters, Communications Laws and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Credit Party shall duly and timely comply in all respects with the provisions, terms and conditions of all Telecommunications Approvals, except to the extent that such failure, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.6   Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered materially inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that no such supplement to any such

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Disclosure Schedule or representation shall (x) amend, supplement or otherwise modify any Disclosure Schedule or representation, or (y) be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing and in the case of clause (x) except for changes permitted or required by Annex C and changes otherwise constituting matters expressly permitted or expressly contemplated by this Agreement.

5.7   Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person and shall comply with the terms of its Licenses, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.8   Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to operate the Real Estate in the manner presently operated or to otherwise materially comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party has actual knowledge of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $750,000; and (d) promptly forward to Agent a copy of any written order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $750,000, in each case whether or not the Environmental Protection Agency or any other Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there is a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent’s written request (i) cause the performance of such environmental audits relating to the suspected violation or Release, including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems reasonably appropriate relating to the suspected violation or Release, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

5.9   Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. Each Credit Party shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral having a value, individually or in the aggregate, in excess of $100,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. No real property or warehouse space shall be leased having annual rental payments in excess of $250,000 by any Credit Party and no Inventory (other than Inventory of a PUC Restricted Subsidiary) shall be shipped to a processor or converter under arrangements established without the prior written consent of Agent, unless and until a satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. To the extent permitted hereunder, if any Credit Party (other than a PUC Restricted Subsidiary) proposes to acquire a fee ownership interest or leasehold interest in any Material Real Estate, it shall concurrently provide to Agent a mortgage or deed of trust or leasehold mortgage or deed of trust, as applicable, granting Agent a first priority Lien on such Real Estate or leasehold interest therein, as applicable, together with environmental audits, mortgage title insurance commitment, real property survey,

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local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements, in each case, reasonably requested by Agent, and in each case, in form and substance reasonably satisfactory to Agent. In addition, if any Real Property owned or leased by any Credit Party (other than a PUC Restricted Subsidiary) shall subsequently become or be determined to be Material Real Estate, promptly following a request from Agent, such Credit Party shall provide to Agent a mortgage or deed of trust or leasehold mortgage or deed of trust, as applicable, granting Agent a first priority Lien on such Real Estate, or leasehold interest therein, as applicable, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements, in each case, reasonably requested by Agent, and in each case, in form and substance reasonably satisfactory to Agent.

5.10   [Intentionally Omitted].

5.11   CoBank Capital. So long as CoBank is a Lender hereunder, Borrower will acquire or maintain ownership of non-voting participation certificates in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of non-voting participation certificates that Borrower may be required to purchase in CoBank in connection with the Loans may not exceed the maximum amount permitted by the Bylaws at the time this Agreement is entered into. The rights and obligations of the parties with respect to such non-voting participation certificates and any distributions made on account thereof or on account of Borrower’s patronage with CoBank shall be governed by CoBank’s Bylaws. Borrower hereby consents and agrees that the amount of any distributions with respect to its patronage with CoBank that are made in qualified written notices of allocation (as defined in 26 U.S.C. § 1388) and that are received by Borrower from CoBank, will be taken into account by Borrower at the stated dollar amounts whether the distribution is evidenced by a participation certificate or other form of written notice that such distribution has been made and recorded in the name of Borrower on the records of CoBank. CoBank’s Pro Rata Share of the Loans and other Obligations due to CoBank shall be secured by a statutory first lien on all equity which Borrower may now own or hereafter acquire in CoBank. Such equity shall not, however, constitute security for the Obligations due to any other Lender. CoBank shall not be obligated to set off or otherwise apply such equities to Borrower’s obligations to CoBank.

5.12   Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon request of Agent or Requisite Lenders, duly execute and deliver, or cause to be duly executed and delivered, to Agent and Lenders such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent or Requisite Lenders to carry out more effectively the provisions and purposes of this Agreement and each other Loan Document.

5.13   Subsidiaries and Collateral. The Credit Parties will take such action from time to time as shall be necessary to ensure that (i) all Subsidiaries of Borrower are Credit Parties hereunder, (ii) all Subsidiaries of Borrower (other than a PUC Restricted Subsidiary) are Guarantors under the Subsidiary Guaranty, (iii) Borrower and all Subsidiaries of Borrower (other than a PUC Restricted Subsidiary) are Grantors under the Security Agreement and Agent (for the benefit of itself and the Lenders) has first priority perfected Liens (subject to Permitted Encumbrances), in substantially all the assets of Borrower and such Subsidiaries, consistent with the provisions of the Security Agreement, (iv) Borrower and all Subsidiaries of Borrower (other than the PUC Restricted Subsidiaries) are Pledgors under the Pledge Agreement, and (v) Agent (for the benefit of itself and the Lenders) has first priority perfected Liens in one hundred percent (100%) of the outstanding Stock of each of the Subsidiaries of Borrower (other than the Stock of War Telephone) consistent with the provisions of the Pledge Agreement.

5.14	[Intentionally Omitted].

5.15	Change of Law Applicable to Mid-Maine Telecom.

(a)   Mid-Maine Telecom shall execute and deliver to Agent (i) a guaranty substantially in the form of the Subsidiary Guaranty (or a Joinder Agreement in respect of the Subsidiary Guaranty) not later than 30 days after Mid-Maine Telecom shall have obtained knowledge that Mid-Maine Telecom shall not be required by

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applicable law to obtain consent from the PUC in the State of Maine in order to execute and deliver such a guaranty and (ii) a security agreement substantially in the form of the Security Agreement (or a Joinder Agreement in respect of the Security Agreement) not later than 30 days after Mid-Maine Telecom shall not be required by applicable law to obtain consent from the PUC in the State of Maine in order to execute and deliver such a security agreement.

(b)   Upon the execution and delivery by Mid-Maine Telecom of (i) the guaranty (or Joinder Agreement) referred to in paragraph (a) of this Section 5.15 and (ii) the security agreement (or Joinder Agreement) referred to in paragraph (a) of this Section 5.15, any provision in the Loan Documents that specifically excludes Mid-Maine Telecom shall, mutatis mutandis, be deemed to also apply to Mid-Maine Telecom.

(c)   The Credit Parties shall notify Agent and the Lenders promptly upon obtaining knowledge that Mid-Maine Telecom will be required to execute and deliver documents pursuant to the foregoing clauses of this Section 5.15. In such event, if and to the extent reasonably requested by Agent or Requisite Lenders, Mid-Maine Telecom will cause to be delivered to Agent and Lenders all other relevant documentation of the type described in Section 2 and the Closing Checklist with respect thereto.

5.16	Change of Law Applicable to War Telephone.

(a)   War Telephone shall execute and deliver to Agent (i) a guaranty substantially in the form of the Subsidiary Guaranty (or a Joinder Agreement in respect of the Subsidiary Guaranty) not later than 30 days after War Telephone shall have obtained knowledge that War Telephone shall not be required by applicable law to obtain consent from the PUC in the State of West Virginia in order to execute and deliver such a guaranty and (ii) a security agreement substantially in the form of the Security Agreement (or a Joinder Agreement in respect of the Security Agreement) not later than 30 days after War Telephone shall not be required by applicable law to obtain consent from the PUC in the State of West Virginia in order to execute and deliver such a security agreement.

(b)   War Telephone shall execute and deliver to Agent a Joinder Agreement in respect of the Pledge Agreement and shall pledge all of the Stock of War Telephone pursuant to the terms of the Pledge Agreement not later than 30 days after the Borrower shall have obtained knowledge that War Telephone shall not be required by applicable law to obtain consent from the PUC in the State of West Virginia in order for its Stock to be pledged to Agent under the Pledge Agreement.

(c)   Upon the execution and delivery by War Telephone of (A) the guaranty (or Joinder Agreement) referred to in paragraph (a) of this Section 5.16 and (B) the security agreement (or Joinder Agreement) referred to in paragraph (a) of this Section 5.16 any provision in the Loan Documents that specifically excludes War Telephone shall, mutatis mutandis, be deemed to also apply to War Telephone.

(d)   The Credit Parties shall notify Agent and the Lenders promptly upon obtaining knowledge that War Telephone will be required to execute and deliver documents pursuant to the foregoing clauses of this Section 5.16. In such event, if and to the extent reasonably requested by Agent or Requisite Lenders, War Telephone will cause to be delivered to Agent and Lenders all other relevant documentation of the type described in Section 2 and the Closing Checklist with respect thereto.

5.17	Post-Closing Regulatory Deliverables.

(a)   Within thirty (30) days after the Closing Date, Borrower shall cause to be delivered to Agent copies of the consummation notices filed with the FCC regarding the transfer of control of the domestic Section 214 and international Section 214 authorizations, and evidence of the filing of such notices.

(b)   Within thirty (30) days after the Closing Date, Borrower shall cause to be delivered to Agent a copy of the post-closing notification of the transaction filed with the Massachusetts Department of Telecommunications and Cable, and evidence of the filing of such notification.

(c)   Within thirty (30) days after the Closing Date, Borrower shall cause to be delivered to Agent a copy of the post-closing notification of the transaction filed with the Maine Public Utilities Commission, and evidence of the filing of such notification.

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(d)   Within thirty (30) days after the Closing Date, Borrower shall cause to be delivered to Agent a copy of the post-closing notification of the transaction filed with the Public Service Commission of West Virginia, and evidence of the filing of such notification.

(e)   Within thirty (30) days after the Closing Date, Borrower shall cause to be delivered to Agent (i) a copy of the post-closing notification of the transaction filed with the New Hampshire Public Utilities Commission, and evidence of the filing of such notification, and (ii) either a copy of the form of notification letter sent to all New Hampshire customers, along with a certification from the Borrower that the notification letter was sent to all required New Hampshire customers, or a certification from the Borrower that no notifications are required pursuant to New Hampshire and federal laws.

5.18	Sale Covenant.

(a)   In the event that either (i) the Borrower’s Consolidated Total Leverage Ratio, at the end of any Fiscal Quarter, is more than 4.25:1.0 or (ii) an Event of Default shall have occurred under Section 8.1(a) hereof (the events described in the foregoing subsection (i) and (ii) are referred to herein as a “Trigger Event” or “Trigger Events”), the Borrower and its Subsidiaries shall within one hundred and eighty (180) days of the occurrence of a Trigger Event (the “Initial Outside Date”), effectuate the sale of their assets or equity interests (a “Liquidity Transaction”). Notwithstanding anything to the contrary contained herein, nothing herein shall constitute or be deemed to constitute (i) a consent by the Agent or any Lender to a Liquidity Transaction under this Section 5.18 or otherwise or (ii) an agreement by the Agent or any Lender to accept an amount less than the full amount of all Obligations in satisfaction of the claims and obligations hereunder. Notwithstanding anything herein to the contrary, any Credit Party’s determination as to whether to consummate any Liquidity Transaction shall be determined by the Credit Party’s board of directors in the exercise of such board of directors’ reasonable business judgment, which determination and business judgment shall take into consideration the board of directors’ fiduciary duties and its obligations, if any, to the Credit Party’s stockholders and creditors.

(b)   In furtherance of the Liquidity Transaction under Section 5.18(a), (i) on or prior to the date which is forty-five (45) days after the occurrence of a Trigger Event, the Credit Parties shall engage a nationally recognized investment banker selected by the Borrower (the “Investment Bank”) that is reasonably satisfactory to the Requisite Lenders and who has been retained pursuant to an engagement letter whose final form has been disclosed to the Agent, and has been executed in a form reasonably satisfactory to the Agent, (ii) on or prior to the date which is seventy-five (75) days after the occurrence of a Trigger Event, the Borrower shall have distributed to prospective buyers and prospective investors (or to the Investment Bank for distribution to such buyers and investors) a confidential information memorandum for the potential Liquidity Transaction in customary form and in a form approved by the Investment Bank, (iii) on or prior to the date which is one hundred thirty (130) days after the occurrence of a Trigger Event, the Borrower shall have received final bids related to the Liquidity Transaction; (iv) on or prior to the date which is one hundred forty-five (145) days after the occurrence of a Trigger Event, the Borrower shall have selected the final bidder or bidders for the Liquidity Transaction; and (v) on or prior to the Initial Outside Date, the Liquidity Transaction shall have been consummated. Notwithstanding anything herein to the contrary, any Credit Party’s determination as to whether to consummate any Liquidity Transaction shall be determined by the Credit Party’s board of directors in the exercise of such board of directors’ reasonable business judgment, which determination and business judgment shall take into consideration the board of directors’ fiduciary duties and its obligations, if any, to the Credit Party’s stockholders and creditors. If (i) Governmental Authorization for the Liquidity Transaction has not been obtained or (ii) the waiting period (and extensions thereof) applicable to the Liquidity Transaction under the Hart-Scott Rodino Antitrust Improvement Act of 1976 have not expired or been early terminated by the Initial Outside Date and the Borrower is working in good faith to obtain such approval, expiration or termination, as the case may be, the Borrower may extend the Initial Outside Date for a period of up to one hundred twenty (120) days by giving notice of such extension to the Agent or alternatively, if stockholder approval of the Liquidity Transaction has not been obtained by the Initial Outside Date and the Borrower is working in good faith to obtain such approval, provided the Borrower has executed a definitive, written agreement memorializing the Liquidity Transaction, on or prior to the date which is one hundred eighty (180) days after the occurrence of a Trigger Event, the Borrower may extend the Initial Outside Date for a period of forty-five (45) days by giving notice of such extension to the Agent. The Initial Outside Date may be extended solely to the extent necessary to enable the Borrower to obtain the applicable Governmental

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Authorization, stockholder approval or expiration or termination for the Liquidity Transaction and in no event shall the Initial Outside Date be extended by more than one hundred twenty (120) days in the aggregate.

(c)   Subject to the execution by the Agent and its advisors and Borrower of a mutually acceptable confidentiality agreement and applicable law, the Borrower will at all times keep the Agent and its advisors reasonably informed as to the status of the pursuit of a Liquidity Transaction and will in any event provide current and frequent (no less frequently than twice per month and in any event promptly following the occurrence of a material event in connection with the pursuit of a Liquidity Transaction) updates of the amount, number and status of all bids, the range of values of the Borrower reflected in bids or refinancing proposals, the timing and occurrence of visits by representatives of prospective buyers or investors, copies of all management presentations and sale memorandum submitted to prospective buyers or investors, copies of letters of intent or final commitment letters submitted by prospective buyers and investors and copies of all draft and final material documents for the Liquidity Transaction, provided, that until delivery of final letters of intent or final commitment letters, as the case may be, the Borrower may redact the names (and other identifying information) of the prospective buyers and investors, at which time the Borrower shall disclose the name of the prospective buyer or investor providing such final document. At the written request of the Agent or the Requisite Lenders, the Borrower will participate in conference calls (at times to be mutually agreed with the Borrower, such agreement not to be unreasonably withheld or delayed) with the Lenders and the Agent regarding the progress of the pursuit of the Liquidity Transaction; provided, such calls shall not occur more than twice per month and any such call shall constitute the fulfillment of the requirement to keep the Lenders informed as to the status of the pursuit of a Liquidity Transaction required by this Section 5.18(c), but shall not be deemed to fulfill any document delivery requirements under this Section 5.18(c). All requests for information by the Lenders relative to the Liquidity Transaction shall be made either through the Agent or at such conference calls.

(d)   Without limitation of the foregoing, the Borrower shall be deemed to have fulfilled its twice per month reporting obligations under Section 5.18(c) if the Borrower on a twice per month basis from and after the occurrence of a Trigger Event, shall deliver to the Agent, which reports and information are subject to the Agent’s and each Lender’s confidentiality requirements pursuant to Section 11.8 and applicable law, an updated chart prepared by the Borrower or the Investment Bank, in form and substance reasonably satisfactory to the Agent, for each prospective buyer and investor (whose names and other identifying information may be redacted until delivery of a final letter of intent or commitment letter, as the case may be, in which the name and other identifying information of the prospective buyer or investor providing such final document shall be disclosed) that has been contacted by the Investment Bank, (i) whether and/or when a teaser letter was sent to any such prospective buyer or investor, (ii) whether and/or when the prospective buyer or investor entered into a confidentiality agreement, (iii) whether and/or when a sale memorandum was delivered to any such prospective buyer, (iv) whether and/or when the prospective buyer or investor delivered a written indication of interest (or any revised version), (v) whether and/or when the prospective buyer or investor delivered a letter of intent or commitment letter or term sheet (or any revised version), (vi) to the extent such information is contained in similar charts prepared by the Investment Bank for distribution to representatives of the Credit Parties, the dates and, to the extent not prohibited by an agreement or by applicable law, the substance of communications between any representatives of the Credit Parties and representatives of the prospective buyer or investor and (vii) to the extent such information is contained in similar charts prepared by the Investment Bank for distribution to representatives of the Credit Parties, any other material information relating to the status of the prospective buyer’s or investor’s participation in the sale process.

6   NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the Closing Date until the Termination Date:

6.1   Mergers, Subsidiaries, Etc. (a) No Credit Party shall directly or indirectly, by operation of law or otherwise, (x) form or acquire any Subsidiary, or (y) merge with, consolidate with, acquire all or substantially all of any division, unit or business of, acquire all or substantially all of the assets of, acquire all or a substantial portion of the Stock of, or otherwise combine with or acquire, any Person, whether in a single transaction or a series of related transactions, individually or together with any other Credit Parties, except (i) as permitted by Section 6.1(b) below, and (ii) so long as no Default or Event of Default has occurred and

29

is continuing or would result therefrom, (A) any Subsidiary of Borrower may merge or consolidate with or convey all or substantially all of its assets to Borrower provided that Borrower is the surviving entity from any such transaction, (B) any Subsidiary of Borrower may merge or consolidate with or convey all or substantially all of its assets to a Subsidiary Guarantor provided that such Subsidiary Guarantor is the surviving entity from any such transaction and (C) Borrower or any Subsidiary of Borrower may form a Subsidiary organized under the laws of the United States so long as contemporaneously therewith such Subsidiary becomes a Credit Party, becomes a Subsidiary Guarantor and grants a Lien on its assets to Agent in accordance with Section 5.13.

6.2   Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any Investment in any Person, except:

(a)   Investments comprised of (i) notes payable, or stock or other securities issued by Account Debtors to the Credit Parties pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business and (ii) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(b)   Investments existing on the Closing Date and listed on Disclosure Schedule (6.2);

(c)   so long as Agent has not delivered an Activation Notice, Borrower may make Investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s, (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks, (v) mutual funds that invest substantially all their assets in one or more of the Investments described in clauses (i) through (iv) above, and (vi) others approved by Agent in its reasonable discretion;

(d)   any Credit Party may make capital contributions to any other Credit Party; provided that the aggregate amount of (i) all capital contributions to, intercompany loans to and other Investments in the PUC Restricted Subsidiaries made after the Closing Date shall not at any time exceed $3,000,000 for all Credit Parties combined and (ii) all intercompany loans by each PUC Restricted Subsidiary shall not at any time exceed such amounts permitted under Section 6.3(a)(viii)(F);

(e)   intercompany loans and advances by any Credit Party to any other Credit Party to the extent permitted by Section 6.3(a)(viii);

(f)   [Intentionally Omitted];

(g)   Investments consisting of deferred payment obligations received as consideration from Asset Sales effected in accordance with the requirements of Section 6.8, so long as such Investments do not in the aggregate exceed $500,000 at any time for all Credit Parties combined;

(h)   prepaid expenses, negotiable instruments held for collection and lease, and utility and workers’ compensation, performance and other similar deposits, in each case, created in the ordinary course of business;

(i)   Guaranteed Indebtedness permitted by Section 6.6;

(j)   [Intentionally Omitted];

(k)   Loans and advances to employees of any Credit Party in the ordinary course of business, in each case to the extent permitted by Section 6.4(b);

(l)   other Investments by the Credit Parties not exceeding $2,000,000 in the aggregate at any time outstanding for all Credit Parties combined, provided that this Section 6.2(o) shall not be applicable to Investments in a PUC Restricted Subsidiary.

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6.3   Indebtedness.

(a)   No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(i)   Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness or Capital Lease being refinanced, amended or modified;

(ii)   the Loans and the other Obligations;

(iii)   unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(iv)   existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified;

(v)   [Intentionally omitted]

(vi)   [Intentionally omitted]

(vii)   [Intentionally omitted]

(viii)   Indebtedness consisting of intercompany loans and advances made by a Credit Party to any other Credit Party; provided, that: (A) the Credit Party that is the recipient of any intercompany loan or advance (for purposes of this paragraph, the “Obligor”) shall have executed and delivered a demand note in the form of Exhibit 6.3(a)(viii) (an “Intercompany Note”) to evidence any such intercompany Indebtedness owing at any time to the Credit Party providing such intercompany loan or advance (for purposes of this paragraph, the “Holder”), which Intercompany Note shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations (except for any such Intercompany Note executed and delivered to a PUC Restricted Subsidiary); (B) Borrower, the applicable Obligor and the applicable Holder shall record all intercompany transactions on its respective books and records in a manner reasonably satisfactory to Agent; (C) the obligations of the applicable Obligor and the applicable Holder under any such Intercompany Note shall be subordinated to the Obligations of Borrower and each other Credit Party hereunder in accordance with the terms of the Intercompany Note; (D) at the time any such intercompany loan or advance is made by any Credit Party and after giving effect thereto, Borrower and such Credit Party shall be Solvent; (E) Agent has not delivered a notice to Borrower prohibiting such intercompany loans and advances following the occurrence and during the continuance of a Default or Event of Default; and (F) the aggregate amount of (I) intercompany loans to, capital contributions to and other Investments in the PUC Restricted Subsidiaries made after the Closing Date shall not at any time exceed $1,000,000 for all Credit Parties combined and (II) intercompany loans by the PUC Restricted Subsidiaries shall not at any time exceed $1,000,000 for all PUC Restricted Subsidiaries combined;

(ix)   [Intentionally Omitted];

(x)   [Intentionally Omitted];

(xi)   Guaranteed Indebtedness permitted by Section 6.6;

(xii)   [Intentionally Omitted];

(xiii)   Indebtedness constituting temporary bank overdrafts in the ordinary course of business that are promptly repaid;

(xiv)   [Intentionally Omitted];

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(xv)   [Intentionally omitted]

(xvi)   additional unsecured Indebtedness of Borrower, so long as (A) the aggregate outstanding principal amount thereof does not exceed $2,500,000 at any time, (B) the Indebtedness accrues interest at a market rate of interest, (C) no Default or Event of Default has occurred and is continuing or would result as of the date of issuance thereof, (D) on a Pro Forma Basis after giving effect to the Incurrence of such Indebtedness, the Credit Parties shall be in compliance with the Financial Covenants, and (E) Borrower shall have furnished to Agent and Lenders prior to the Incurrence thereof a certificate from a Responsible Officer of Borrower certifying as to compliance with the requirements of the preceding clauses (A), (B), (C) and (D) and containing the calculations demonstrating compliance with the preceding clause (D).

(b)   No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv); (iv) Indebtedness permitted by Sections 6.3(a)(i) and (viii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom; (vi) Indebtedness permitted by Section 6.3(a)(iii); and (vii) as otherwise permitted in Section 6.14.

6.4   Employee Loans and Affiliate Transactions.

(a)   Except as otherwise expressly permitted in this Section 6 with respect to Affiliates and except for transactions referred to on Disclosure Schedule (6.4(a)), no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of, and pursuant to the reasonable requirements of, such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions, except for such transactions between Borrower and any Subsidiary Guarantor or between Subsidiary Guarantors in the ordinary course of business, involves payments in excess of $1,000,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent and Lenders. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

(b)   No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes and stock purchase and option financing up to a maximum of $1,000,000 in the aggregate at any one time outstanding for all Credit Parties combined.

6.5   Capital Structure and Business.

(a)   No Credit Party shall:

(i)   permit any Person (other than Borrower or any Credit Party that is a Pledgor under the Pledge Agreement) to own any Stock of any Subsidiary of Borrower;

(ii)   issue or sell any Stock to any Person, except that:

(A)   any Subsidiary of Borrower may issue Stock to Borrower or any Pledgor under the Pledge Agreement;

(B)   Borrower may issue or sell its Class A common stock for Fair Market Value so long as no Change of Control occurs after giving effect thereto, no holding company of Borrower exists after giving effect thereto and such Class A common stock is issued for cash and not later than 90 days after the date of issuance thereof the Net Cash Proceeds from the issuance thereof are applied (1) to finance a permitted Consolidated Capital Expenditure, or (2) to prepay the Loans as required by Section 1.3(b)(iii); and

(b)   No Credit Party shall amend its charter, bylaws, operating agreement or other organizational documents. Each Credit Party that is a limited liability company agrees that at all times (i) the limited liability

32

company interests, membership interests, units or other interests in such Credit Party shall be represented by one or more certificates and (ii) such certificates and such Credit Party’s operating agreement or other organizational documents shall expressly provide that it is a security governed by Article 8-102 of the Code.

(c)   No Credit Party shall engage in any business other than the businesses engaged in by it on the Closing Date or businesses reasonably related or ancillary thereto.

6.6   Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except:

(a)   Guaranteed Indebtedness by endorsement of instruments or items of payment for deposit to the general account of any Credit Party;

(b)   Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation of such other Credit Party is permitted by this Agreement, provided that if the payment of such primary obligation is subordinated to the payment of any of the Obligations, then the payment of such Guaranteed Indebtedness shall be subordinated to the payment of the Obligations on the same basis that such primary obligation is so subordinated;

(c)   Guaranteed Indebtedness existing on the Closing Date and described in Disclosure Schedule 6.6;

(d)   the Guaranties;

(e)   Guaranteed Indebtedness incurred in the ordinary course of business of a Credit Party with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations of such Credit Party up to $500,000 in the aggregate for all Credit Parties combined;

(f)   Guaranteed Indebtedness arising under indemnity agreements with title insurers to cause such title insurers to issue in favor of Agent mortgagee title insurance policies;

(g)   [Intentionally Omitted]; and

(h)   additional Guaranteed Indebtedness of the Credit Parties not to exceed an aggregate outstanding principal amount of $500,000 at any time for all Credit Parties combined.

6.7   Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for:

(a)   Permitted Encumbrances;

(b)   Liens in existence on Closing Date and summarized on Disclosure Schedule (6.7) securing Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount so secured is not increased and the Lien does not attach to any other property;

(c)   Liens created after the Closing Date by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business or in connection with purchase money Indebtedness, involving the Incurrence of an aggregate amount of purchase money Indebtedness (including any assumed purchase money Indebtedness) and Capital Lease Obligations (including any assumed Capital Lease Obligations) of not more than $3,000,000 outstanding at any one time for all such Liens for all Credit Parties combined (provided that such Liens attach only to the assets subject to such purchase money Indebtedness and such Indebtedness is incurred within ninety (90) days following such purchase and does not exceed 100% of the purchase price of the subject assets);

(d)   leases and subleases of Real Property of a Credit Party granted to others which do not materially interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries; and

(e)   Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Borrower and its Subsidiaries in the ordinary course of business.

In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of

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Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except (i) operating leases, Capital Leases, Licenses and agreements evidencing purchase money Indebtedness, in each case which only prohibit Liens upon the assets that are subject thereto, (ii) customary non-assignment clauses in agreements entered into in the ordinary course of business, (iii) contracts for the sale of assets permitted by Section 6.8, and (iv) restrictions imposed by applicable law.

6.8 Sale of Stock and Assets. No Credit Party shall sell, lease, license, transfer, convey, assign or otherwise dispose of, in a single transaction or a series of related transactions, any of its Properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts (each, an “Asset Sale”), other than:

(a)   the sale of Inventory in the ordinary course of business;

(b)   the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that are obsolete, surplus or no longer used or useful in such Credit Party’s business and having a book value not exceeding $500,000 in any single transaction or $1,000,000 in the aggregate in any Fiscal Year for all Credit Parties combined;

(c)   the sale of other Equipment and Fixtures having a book value not exceeding $500,000 in any single transaction or $1,000,000 in the aggregate in any Fiscal Year for all Credit Parties combined;

(d)   the sale of Investments permitted by Section 6.2(c) in the ordinary course of business;

(e)   the sale of Investments acquired in settlements or bankruptcies of customers and suppliers;

(f)   Sale/Leaseback Transactions permitted by and entered into in accordance with Section 6.12;

(g)   dispositions of customer accounts by a Credit Party in connection with compromise or collections in the ordinary course of business;

(h)   leases and subleases permitted under Section 6.7(d);

(i)   transfers of assets by Borrower or any Subsidiary thereof to Borrower or any Subsidiary Guarantor;

(j)   Restricted Payments permitted by Section 6.14;

(k)   Condemnations and casualties; and

(l)   [Intentionally Omitted];

provided that each Asset Sale pursuant to the foregoing clauses of this Section 6.8 (other than clauses (j) and (k)) shall be for Fair Market Value and (other than Section 6.8(i)) for proceeds consisting of at least 75% cash or, solely in the case of Section 6.8(m), 100% cash. With respect to any Asset Sale permitted by this Section 6.8 (other than Sections 6.8(h), (j) and (k)), subject to Section 1.3(b), Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrower, at Borrower’s expense, appropriate documentation to acknowledge the release of Lien in respect thereof as reasonably requested by Borrower.

6.9   ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event could reasonably be expected to result in taxes, penalties or other liability of $1,000,000 in the aggregate.

6.10   Financial Covenants. Borrower shall not breach or fail to comply with any of the Financial Covenants.

6.11   Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact any Credit Party’s ability to use any of the Real Estate or any of the Collateral, in each case in the operation of its business, other than such violations or Environmental

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Liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.12   Sale/Leasebacks. No Credit Party shall engage in any Sale/Leaseback Transaction, synthetic lease or similar transaction involving any of its assets, except that within ninety (90) days following the date on which any Equipment or Fixtures are put in service by any Credit Party, such Credit Party may enter into a Sale/Leaseback Transaction with respect to such Equipment or Fixtures to the extent permitted by Section 6.7(c).

6.13   Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s-length basis and in the ordinary course of its business.

6.14   Restricted Payments. No Credit Party shall make any Restricted Payment, except that:

(a)   intercompany loans and advances may be made by any Credit Party to any other Credit Party to the extent permitted by Section 6.3(a)(viii);

(b)   Subsidiaries of Borrower may pay dividends and distributions to Borrower or any Subsidiary Guarantor;

(c)   any Credit Party may make employee loans permitted under Section 6.4(b);

(d)   any Credit Party may make payments of principal and interest of Intercompany Notes issued in accordance with Section 6.3(a)(viii);

(e)   [Intentionally Omitted]

(f)   [Intentionally Omitted]

(g)   [Intentionally Omitted]

(h)   [Intentionally Omitted]

(i)   Borrower may redeem or repurchase shares of its common stock from its officers, employees, consultants and directors in connection with the termination of employment or engagement of any such Person, provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate amount paid in respect of all such shares so redeemed or repurchased does not exceed $500,000 in any Fiscal Year;

(j)   [Intentionally omitted]

(k)   Borrower may pay dividends on its common stock solely in shares of common stock of Borrower; and

(l)   [Intentionally Omitted].

6.15   Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business or corporate offices, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least 30 days prior written notice to Agent and after any action required to be taken in accordance with Section 5.13 and any other action reasonably requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Credit Party shall change its Fiscal Year.

6.16   No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower except for (a) the Loan Documents, and (b) restrictions imposed by applicable law or any applicable rule, regulation or order.

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6.17   No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions.

6.18   [Intentionally Omitted].

6.19   Changes Relating to Material Contracts.

(a)   [Intentionally Omitted]

(b)   No Credit Party shall make any payment on any Indebtedness (other than the Obligations) in contravention of the terms of the subordination provisions with respect to any Indebtedness including, without limitation, terms which prohibit payments (other than payments of Obligations) (i) during the continuance of a default, or (ii) if specified Indebtedness is accelerated, or (iii) if a payment blockage notice is delivered.

(c)   After the issuance thereof, no Credit Party shall change or amend the terms of any Indebtedness (other than the Obligations) in a manner adverse to any Credit Party, Agent or any Lender.

(d)   No Credit Party shall change or amend in any manner adverse to the interests of the Lenders the terms of its certificate of formation or organization, operating agreement, certificate of incorporation or other organizational documents (including by-laws) or any agreement entered into by any Credit Party with respect to its Stock, or enter into any new agreement with respect to its Stock.

(e)   [Intentionally Omitted].

6.20   [Intentionally Omitted].

6.21   Designated Senior Debt. Borrower shall not designate any Indebtedness (other than the Obligations) as “Designated Senior Indebtedness” or “Senior Lender Indebtedness” or like term.

6.22   Limitations on Accumulation of Funds.

(a)   [Intentionally omitted]

(b)   To the extent permitted by the Maine PUC without seeking Maine PUC consent, (i) the Borrower shall not permit Mid-Maine Telecom to accumulate cash or cash equivalents (including funds on deposit in bank accounts and Investments of the type permitted by Section 6.2(c)) in excess of cash balances as may be reasonably required to be maintained by it to pay expenses incurred by it in the ordinary course of business, and (ii) the Borrower shall cause Mid-Maine Telecom to immediately pay cash dividends or otherwise make cash distributions to the Borrower or, to the extent permitted by Section 6.2(d) and Section 6.3(a)(viii), advance intercompany loans to Borrower in an aggregate amount equal to all such cash and cash equivalents then accumulated by Mid-Maine Telecom in excess of such cash balances.

(c)   To the extent permitted by the West Virginia PUC, without seeking West Virginia PUC consent, (i) the Borrower shall not permit War Telephone to accumulate cash or cash equivalents (including funds on deposit in bank accounts and Investments of the type permitted by Section 6.2(c)) in excess of cash balances as may be reasonably required to be maintained by it to pay expenses incurred by it in the ordinary course of business, and (ii) the Borrower shall cause War Telephone to immediately pay cash dividends or otherwise make cash distributions to the Borrower or, to the extent permitted by Section 6.2(d) and Section 6.3(a)(viii), intercompany loans to Borrower in an aggregate amount equal to all such cash and cash equivalents then accumulated by War Telephone in excess of such cash balances. No Credit Party (other than Borrower and the PUC Restricted Subsidiaries) shall accumulate cash or cash equivalents (including funds on deposit in bank accounts and Investments of the type permitted by Section 6.2(c)) in excess of cash balances as may be reasonably required to be maintained by it to pay expenses incurred by it in the ordinary course of business, and each such Credit Party shall immediately from time to time pay cash dividends or otherwise make cash distributions to the Credit Party of which it is a Subsidiary or, to the extent permitted by Section 6.2(d) and Section 6.3(a)(viii), intercompany loans to Borrower in an aggregate amount equal to all such cash and cash equivalents then accumulated by it in excess of such cash balances.

6.23   Limitations on Creation of Subsidiaries. Credit Party will establish, create or acquire any Subsidiary on or after the Closing Date, provided that the Credit Parties shall be permitted to establish, create and, to the extent permitted by Section 6.1, acquire Subsidiaries so long as (i) each such new Subsidiary is a Wholly-Owned Subsidiary, (ii) all of the Stock of each such new Subsidiary is pledged pursuant to the Pledge

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Agreement and the certificates representing such Stock, together with stock or other powers duly executed in blank, are delivered to Agent for the benefit of Lenders, and (iii) each such new Subsidiary executes and delivers to Agent and Lenders (1) a Joinder Agreement whereby such Subsidiary becomes a party to this Agreement as a “Credit Party” hereunder, a party to the Subsidiary Guaranty as a “Guarantor” thereunder, a party to the Security Agreement as a “Grantor” thereunder and, if applicable, a party to the Pledge Agreement as a “Pledgor” thereunder and (2) if and to the extent reasonably requested by Agent or Requisite Lenders, all other relevant documentation of the type described in Section 2 and the Closing Checklist as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Closing Date.

6.24   Financial Advisors. The Credit Parties shall not, and shall not cause or permit their Subsidiaries to, retain the services of a financial advisor or investment bank pursuant to an arrangement providing for the payment of a success fee, contingency fee or completion fee in connection with a restructuring or reorganization of the Credit Parties’ liabilities without the prior written consent of Agent.

7   TERM

7.1   Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations (other than contingent indemnity and expense reimbursement provisions for which no claim has been made) shall be automatically due and payable in full on such date.

7.2   Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for herein or in any other Loan Document, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8   EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1   Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)   Borrower (i) fails to make any payment of principal of any of the Loans when due and payable, or (ii) fails to make any payment of interest on, or Fees owing in respect of, any of the Loans or any of the other Obligations within three (3) days following the due date thereof, or (iii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within five (5) Business Days following Agent’s demand for such reimbursement or payment of expenses.

(b)   Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a), 5.15, 5.16, 5.17. 5.18 or 6, or any of the provisions set forth in Annex C or G, respectively.

(c)   Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annex E or F, respectively, and the same shall remain unremedied for three (3) Business Days or more.

(d)   Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more after any Credit Party first obtains knowledge or is notified of such failure or neglect.

(e)   A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach

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(i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations and other than Guaranteed Indebtedness with respect to which the primary obligation is not itself Indebtedness) of any Credit Party in excess of $500,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, such Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such right is exercised by such holder or trustee.

(f)   Any representation or warranty herein or in any other Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect as of the date when made or deemed made (i) as stated if such representation or warranty contains an express materiality qualification or (ii) in any material respect if such representation and warranty does not contain such a qualification.

(g)   Assets of any Credit Party with a Fair Market Value of $750,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

(h)   A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(i)   Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j)   A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate at any time are outstanding against one or more of the Credit Parties and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k)   Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(l)   Any Change of Control occurs.

(m)   [Intentionally Omitted.]

(n)   [Intentionally Omitted.]

(o)   Any Telecommunications Approval, including any FCC License, PUC Authorization or Franchise, of any Credit Party shall expire or terminate or be modified, revoked or otherwise lost which in any case could reasonably be expected to have a Material Adverse Effect.

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(p)   [Intentionally Omitted.]

(q)   [Intentionally Omitted.]

8.2   Remedies.

(a)   If any Default or Event of Default has occurred and is continuing, Agent, at the written request of the Requisite Revolving Lenders, shall, without notice, suspend the Revolving Loan and Swing Line Loan facilities with respect to additional Advances, whereupon any additional Advances shall be made in the sole discretion of the Requisite Revolving Lenders so long as such Default or Event of Default is continuing.

(b)   If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders, shall), without notice: (i) terminate the Revolving Loan Commitment and Swing Line Commitment with respect to further Advances; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Revolving Loan Commitment and Swing Line Commitment shall be immediately terminated and all of the Obligations, including the Revolving Loan and the Swing Line Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

8.3   Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9   ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1   Assignment and Participations.

(a)   Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i)(A) except for an assignment to an Affiliate (as defined in clause (a) and/or (b) of the definition of “Affiliate” in Annex A) of the assigning Lender, require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and (B) require the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on the assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $2,500,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $2,500,000; and (iv) except for an assignment to an Affiliate (as defined in clause (a) and/or (b) of the definition of “Affiliate” in Annex A) of the assigning Lender, include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and

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shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b)   Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c)   Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d)   Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to document any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested.

(e)   A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f)   Any entity that purchases a participation in the Loans pursuant to Section 9.2(b) shall not be entitled to receive any greater payment under Section 1.16(a) with respect to capital adequacy or similar requirements, Section 1.16(b) with respect to increased costs, Section 1.16(c) with respect to the inability to make LIBOR Loans or Section 1.15(a) with respect to withholding taxes, than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent or unless such sale is made while an Event of Default has occurred and is continuing.

(g)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under

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this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrower and Agent and assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

(h)   Notwithstanding any provision herein or in any Equity Document to the contrary, in no event shall a Lender make an assignment to a Qualified Assignee pursuant to Section 9.1(a) unless such Lender concurrently transfers to such Qualified Assignee a ratable portion of such Lender’s Class B Equity, and its respective rights and obligations in respect thereof.

9.2   Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document (other than any action or failure to act that is the subject of a mandatory provision of this Agreement or any Loan Documents), then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders, or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders or all affected Lenders, as applicable.

9.3   Agent’s Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder

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thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4   GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.

9.5   Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6   Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7   Successor Agent. Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a

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Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8   Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or any Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). Each Lender’s obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1. Borrower and each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9   Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a)   Advances; Payments.

(i)   Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Credit Advance is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan and not later than 11:00 a.m. (New York time) on the requested funding date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in Agent’s sole discretion, before receipt of such

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wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)   Not less than once during each calendar week or more frequently at Agent’s election (each, a “Revolving Lender Settlement Date”), Agent shall advise each Revolving Lender by telephone, or telecopy of the amount of such Revolving Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan. Provided that each Revolving Lender is not a Non-Funding Lender as of such Revolving Lender Settlement Date, Agent shall pay to each Revolving Lender such Revolving Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Revolving Lender Settlement Date for the benefit of such Revolving Lender on the Revolving Loans held by it. Such payments shall be made by wire transfer to such Revolving Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement or by such Lender to Agent in a separate notice) not later than 2:00 p.m. (New York time) on the next Business Day following each Revolving Lender Settlement Date.

(iii)   Provided that each Term Lender is not a Non-Funding Lender as of the Term Lender Settlement Date, Agent shall pay to each Term Lender such Term Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower for the benefit of such Term Lender on the Term Loan held by it on the day Agent receives such payments from Borrower if received by Agent prior to 2:00 p.m. (New York time) and on the next Business Day after receipt by Agent if received after 2:00 p.m. (New York time) (as applicable, the “Term Lender Settlement Date”). Such payments shall be made by wire transfer to such Term Lender’s account (as specified by such Term Lender in Annex H or the applicable Assignment Agreement or by such Lender to Agent in a separate notice).

(b)   Availability of Lender’s Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall promptly (and, in any event, within one (1) Business Day after receipt of such notice) repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c)   Return of Payments.

(i)   If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)   If any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)   Non-Funding Lenders.

(i)   Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan, or to fund any purchase of any participation to be made or funded by it, or to make any payment required

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by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.

(ii)   Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Requisite Lenders”, “Requisite Revolving Lenders” or “Lenders directly affected” pursuant to Section 11.2) for any voting or consent rights under or with respect to any Loan Document. Moreover, for the purposes of determining Requisite Lenders and Requisite Revolving Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iii)   Borrower Payments to a Non-Funding Lender. Agent shall apply all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Agent shall be entitled to hold as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s pro rata share of the Revolving Loan Commitments and upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, use such cash collateral to make such payment on behalf of such Non-Funding Lender. If any payments received by Agent have not been applied or held as cash collateral pursuant to the preceding two sentences, and no Default or Event of Default is continuing, such payments may be applied to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Non-Funding Lender as a result of such Non-Funding Lender’s breach of its obligations under this Agreement. With respect to such Non-Funding Lender’s failure to fund Revolving Loans, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (iv) below, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of all unpaid obligations owing by such Lender to Agent and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans.

(iv)   Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon. A Lender shall not otherwise cure its status as a Non-Funding Lender until such time as Agent has agreed in writing that such Lender is no longer a Non-Funding Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(v)   Fees. A Lender that is a Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrower shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender.

(e)   Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Lenders acknowledge that Borrower is

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required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

(f)   Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of the Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of the Requisite Lenders.

10   SUCCESSORS AND ASSIGNS

10.1   Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party and any surviving corporation in a merger to which such Credit Party is a party which merger is permitted by this Agreement), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11   MISCELLANEOUS

11.1   Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter (other than the Fee Letter) or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

11.2   Amendments and Waivers; Joinder Agreement

(a)   Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and (i) in the case of this Agreement, signed by Borrower, by Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders or all affected Lenders, as applicable, and by Agent (if the same affects the rights or duties of Agent) and (ii) in the case of any other Loan Document, signed by the parties thereto and consented to by Requisite Lenders, Requisite Revolving Lenders, Requisite Term Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)   No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2(a) to the funding of any Advance shall be effective unless the same shall be in writing and signed by the Requisite Revolving Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of (A) the conditions precedent to the funding of any Advance set forth in Section 2.2(a) unless the same shall be in writing and signed by the Requisite Revolving Lenders and Borrower, and (B) Section 1.5(e) relating to the conversion or continuation of any Advance unless the same shall be in writing and signed by the Requisite Revolving Lenders and Borrower.

(c)   No amendment, modification, termination or waiver shall, unless in writing and signed by each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action

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shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or prepayment premiums or other Fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii)-(iii)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $10,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders”, “Requisite Term Lenders” or “Requisite Revolving Lenders” insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document, including any release of any Guaranty or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each Lender at the time such amendment, modification, termination, waiver or consent is effected and each future Lender. For the avoidance of doubt, any waiver, amendment or modification of Section 5.18 hereof shall require the consent of Requisite Lenders.

(d)   If, (x) in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of one or more other Lenders whose consent is required is not obtained or (y) in connection with the execution of this Agreement, the other Loan Documents and the Equity Documents to be executed by each Lender, the signature of the Requisite Lenders to any such document is obtained, but the signature of one or more other Lenders is not obtained (any such Lender referred to in clause (x) or (y) whose consent or signature is not obtained being referred to as “Non Consenting Lender”), then, so long as Agent is not a Non Consenting Lender, Agent, or a Person reasonably acceptable to Agent, shall have the right (but shall have no obligation) to purchase (at par) all of the Commitments and Loans held by such Non Consenting Lender for an amount equal to the principal balance of all Loans held by the Non Consenting Lenders and all accrued interest and Fees with respect thereto through the date of such purchase (the “Payoff Amount”), and such Non Consenting Lender shall be deemed to have sold such Commitments and Loans to the Agent or such Person upon receipt of the Payoff Amount; each Non Consenting Lender agrees that it shall, upon Agent’s request, execute an Assignment Agreement to reflect such purchase and sale. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non Consenting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Requisite Lenders”, “Requisite Revolving Lenders” or “Lenders directly affected” pursuant to Section 11.2) for any voting or consent rights under or with respect to any Loan Document. Moreover, for the purposes of determining Requisite Lenders and Requisite Revolving Lenders, the Loans and Commitments held by Non Consenting Lenders shall be excluded from the total Loans and Commitments outstanding.

(e)   Upon payment in full in cash of all of the Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) and termination of the Commitments, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

(f)   Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Borrower and the Agent) if, upon

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giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 1.13, 1.15, 1.16 and 11.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(g)   Upon the execution and delivery by any Person to Agent of a Joinder Agreement, as applicable as provided in such Joinder Agreement, (a) such Person shall become and be a Credit Party hereunder, and each reference in this Agreement or any other Loan Document to a “Credit Party” shall also mean and be a reference to such Person, (b) such Person shall become and be a Guarantor under the Subsidiary Guaranty, and each reference in this Agreement or any other Loan Document to a “Guarantor” shall also mean and be a reference to such Person, (c) such Person shall become and be a Grantor under the Security Agreement, and each reference in this Agreement or any other Loan Document to a “Grantor” shall also mean and be a reference to such Person, (d) such Person shall become and be a Pledgor under the Pledge Agreement, and each reference in this Agreement or any other Loan Document to a “Pledgor” shall also mean and be a reference to such Person, and (e) each reference in this Agreement, the Subsidiary Guaranty, the Security Agreement and the Pledge Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference in any Loan Document to the “Credit Agreement”, “Subsidiary Guaranty”, “Security Agreement”, “Pledge Agreement” or “thereunder”, “thereof” or words of like import referring to the Agreement, Subsidiary Guaranty, Security Agreement or Pledge Agreement shall mean and be a reference to this Agreement, Subsidiary Guaranty, the Security Agreement or Pledge Agreement, as applicable, as supplemented by such Joinder Agreement. Each Credit Party agrees that (i) no consent of such Credit Party is required for the execution and delivery by any other Person of a Joinder Agreement or for such Person to become a party to this Agreement or any other Loan Document by executing and delivering such Joinder Agreement and (ii) its obligations under this Agreement and the other Loan Documents shall not be affected or diminished by any other Person becoming or failing to become a party to this Agreement or any other Loan Document.

11.3   Fees and Expenses. Borrower shall reimburse Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants (provided that such consultants were engaged with the consent (not to be unreasonably withheld) of Borrower) and auditors) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents. Borrower shall reimburse Agent (and, with respect to clauses (c), (d), (e) and (f) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with:

(a)   the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of any Loan;

(b)   any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents, or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(c)   any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction or to the extent any of the foregoing results from any dispute among any of Agent and the Lenders which dispute does not involve any Credit Party;

(d)   any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan

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Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

(e)   any workout or restructuring of the Loans during the pendency of one or more Events of Default; and

(f)   upon the occurrence and during the continuation of any Default, Event of Default or any Trigger Event efforts to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (f) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent or Lender, as applicable. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4   No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrower specifying such suspension or waiver.

11.5   Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6   Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7   Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8   Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of three (3) years following receipt thereof, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or

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such Lender (based on advice of Agent’s or such Lender’s counsel) to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

11.9   GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR FIVE (5) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10   Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and five (5) Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 11.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

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11.11   Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12   Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be an original and all of which shall collectively constitute one agreement.

11.13   WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY, THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14   Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or any Lender or its affiliates or referring to this Agreement, the other Loan Documents without at least 2 Business Days’ prior notice to GE Capital (and, if such disclosure will use the name of any Lender, to such Lender) and without the prior written consent of GE Capital (and, if such disclosure will use the name of any Lender, such Lender) unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital (and, if such disclosure will use the name of any Lender, such Lender) before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and approval (such approval not to be unreasonably withheld or delayed) prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15   Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16   Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17   No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.18   Effect of Amendment and Restatement of the Existing Credit Agreement. Upon this Agreement becoming effective, from and after the Closing Date: (a) the revolving credit commitments and term loan commitments available under the Existing Credit Agreement will be restated in accordance with the terms hereof; (b) the terms and conditions of the Existing Credit Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety, but shall be amended only with respect to the rights,

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duties and obligations among Borrower, Lenders and Agent accruing from and after the Closing Date; (c) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Existing Credit Agreement or any other Loan Document (as defined therein) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by each Borrower; (d) all indemnification obligations of the Credit Parties under the Existing Credit Agreement and any other Loan Documents shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of Lenders, Agent, and any other Person indemnified under the Existing Credit Agreement or any other Loan Document at any time prior to the Closing Date; (e) the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date after giving effect to the amendments and other transactions contemplated by this Agreement and the Plan of Reorganization, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; and (f) any and all references in the Loan Documents to the Existing Credit Agreement shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended or amended and restated from time to time hereafter.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

OTELCO INC.

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

OTELCO TELECOMMUNICATIONS LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

OTELCO TELEPHONE LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

HOPPER TELECOMMUNICATIONS LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

BRINDLEE MOUNTAIN TELEPHONE LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

52

BLOUNTSVILLE TELEPHONE COMPANY LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

MID-MAINE TELECOM LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

MID-MINE TELPLUS LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

I-LAND INTERNET SERVICES LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

COMMUNICATIONS DESIGN ACQUISITION LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

CRC COMMUNICATIONS LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

SHOREHAM TELEPHONE LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

SACO RIVER TELEPHONE LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

53

PINE TREE TELEPHONE LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

WAR TELEPHONE LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

OTELCO MID-MISSOURI LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

GRANBY TELEPHONE LLC

By:
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and a Lender

By:
Duly Authorized Signatory

COBANK, ACB, as a Lender

By:
Name:
Title:

RAYMOND JAMES BANK, FSB, as a Lender

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:
Name:
Title:

54

WEBSTER BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

CIBC, INC., as a Lender

By:
Name:
Title:

55

ANNEX A (Recitals)

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Activation Event” and “Activation Notice” have the meanings ascribed thereto in Annex C.

“Advance” means any Revolving Credit Advance or Swing Line Advance, as the context may require.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, including spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

“Aggregate Excess Funding Amount” has the meaning ascribed to it in Section 9.9(d).

“Agreement” means this Third Amended and Restated Credit Agreement dated as of the date hereof by and among Borrower, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable Margins” means collectively the Applicable Index Margin and the Applicable LIBOR Margin.

“Applicable Index Margin” means 3.25% per annum.

“Applicable LIBOR Margin” means 3.5% per annum.

“Asset Sale” has the meaning ascribed to it in Section 6.8.

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” has the meaning ascribed to it in the recitals to the Agreement.

“Bankruptcy Majority Lenders” means those Term Lenders holding at least two third in principal amount of the Term Loans and constituting more than one-half in number of the Lenders under the Existing Credit Agreement as of the Closing Date.

“Blocked Account” means each deposit account designated as a “Blocked Account” on Disclosure Schedule (3.19), as amended from time to time in accordance with paragraph (d) of Annex C.

“Borrower” has the meaning ascribed thereto in the preamble to the Agreement.

“Borrowing Availability” means as of any date of determination the Maximum Amount less the sum of (i) the Revolving Loan and Swing Line Loan then outstanding and (ii) the Reserves as then in effect.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet (excluding the footnotes thereto) of such lessee in respect of such Capital Lease.

“Cash Distribution Amount” has the meaning ascribed to such term in the Reorganization Plan.

“Cash Management Systems” has the meaning ascribed to it in Section 1.8.

“CERCLA” has the meaning ascribed to it in the definition of Environmental Laws.

“Change of Control” means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934), other than Permitted Holders, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the issued and outstanding shares of capital Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the Stockholders of Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries; (d) a sale of all or substantially all of the assets of the Borrower or any of its Subsidiaries; or (e) a merger of Borrower or any of its Subsidiaries other than a merger of the Borrower with any Subsidiary or the merger of any Subsidiary with any other Subsidiary.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges or claims upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

“Chapter 11 Cases” has the meaning ascribed to it in the recitals to the Agreement.

“Class B Equity” means limited voting shares of the Borrower, representing 7.5% of the total economic and voting interests in the Borrower, which is subject to dilution only by the Management Equity Plan.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Closing Date” means [__________].

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Mortgages, the Pledge Agreements and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

“Collateral Documents” means the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Omnibus Reaffirmation Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

“Collection Account” means that certain account of Agent, account number 502-328-54 in the name of Agent at Deutsche Bank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account.”

“Commitment Termination Date” means the earliest of (a) April 30, 2016, (b) the date of termination of Lenders’ obligations to make Advances or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and the permanent reduction of the Commitments to zero dollars ($0).

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) and the Total Term Loan Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) and Total Term Loan Commitments, as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Communications Laws” means, collectively, (i) the Communications Act of 1934, as amended, and the rules, orders, regulations and other applicable requirements of the FCC promulgated thereunder, as from time to time in effect and applicable to the Telecommunications Business; (ii) the Copyright Act of 1976, as amended, and the rules, orders, regulations and other applicable requirements of the Copyright Office promulgated thereunder, as from time to time in effect and applicable to the Telecommunications Business; (iii) the laws of any state governing or regulating the provision of any telecommunications services offered as part of the Telecommunications Business; (iv) the rules, orders, regulations and other applicable requirements of any PUC as from time to time in effect and applicable to the Telecommunications Business; and (v) the ordinances, rules, orders, regulations agreements and other applicable requirements of any Franchising Authority as from time to time in effect and applicable to the Telecommunications Business.

“Communications License” means any license, authorization, certification, waiver or permit required from the FCC, any PUC, any Franchising Authority or any other relevant Governmental Authority acting under applicable law or regulations pertaining to or regulating the Telecommunications Business of the Credit Parties, including any FCC License, any PUC Authorization and any Franchise.

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Condemnation” means any taking of Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner.

“Confirmation Order” has the meaning ascribed to it in Section 2.1 (c).

“Consolidated Capital Expenditures” means, with respect to the Credit Parties, all expenditures (by the expenditure of cash or the Incurrence of Indebtedness) by the Credit Parties during any measuring period that are required to be capitalized under GAAP.

“Consolidated Depreciation and Amortization Expense” means with respect to the Credit Parties for any period, the total amount of depreciation and amortization expense of the Credit Parties for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to the Credit Parties for any period, Consolidated Net Income for such period plus, without duplication: (i) taxes paid and provision for taxes based on income or profits of the Credit Parties for such period to the extent such taxes or provision for taxes were deducted in computing Consolidated Net Income, plus (ii) Consolidated Interest Expense for such period to the extent such Consolidated Interest Expense was deducted in computing Consolidated Net Income, plus (iii) Consolidated Depreciation and Amortization Expense for such period to the extent such Consolidated Depreciation and Amortization Expense was deducted in computing Consolidated Net Income, plus (iv) any non-recurring fees, expenses or charges related to any Securities Offering, any Investment permitted pursuant to Section 6.2, acquisition or Indebtedness permitted to be Incurred by this Agreement (not to exceed $______ in the aggregate for all such Securities Offerings, Investments and Indebtedness that are consummated), deducted in such period in computing Consolidated Net Income, plus (v) non-recurring costs incurred in connection with the reorganization contemplated by the Reorganization Plan (not to exceed $______ in the aggregate), plus (vi) any other non-cash charges reducing Consolidated Net Income for such period (excluding any such charge (x) that is an accrual of, or cash reserve for, anticipated cash charges for any future period or (y) relating to a write-down, write off or reserve with respect to Accounts and Inventory). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of Borrower shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its Stockholders.

“Consolidated Fixed Charges” means, with respect to the Credit Parties for any fiscal period, (a) the aggregate of all Consolidated Interest Expense paid in cash during such period, plus (b) scheduled payments of principal with respect to Indebtedness of the Credit Parties during such period, plus (c) Consolidated Capital Expenditures during such period (other than Consolidated Capital Expenditures to the extent financed with equity proceeds, asset sale proceeds, insurance or condemnation proceeds or Indebtedness (other than drawings under the Revolving Loan Commitment)), plus (d) all Taxes paid in cash during such period, plus (e) Restricted Payments described in Section 6.14(i) paid in cash during such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Test Period most recently ended on or prior to such date to (b) Consolidated Fixed Charges for such period.

“Consolidated Interest Expense” means, with respect to the Credit Parties for any period, consolidated interest expense of the Credit Parties for such period, to the extent such expense was deducted in computing Consolidated Net Income less any consolidated interest income, to the extent such income was included in computing Consolidated Net Income, in each case determined on a consolidated basis and otherwise determined in accordance with GAAP, plus, to the extent not included in such consolidated interest expense, and to the extent Incurred by any Credit Party, without duplication: (i) interest expense attributable to leases constituting part of a Sale/Leaseback Transaction and/or Capital Lease Obligations, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) interest Incurred in connection with Investments in discontinued operations, (viii) interest in respect of Indebtedness of any other Person to the extent such Indebtedness is guaranteed by any Credit Party, but only to the extent that such interest is actually paid by any Credit Party, (ix) the earned discount or yield with respect to the sale of receivables and (x) net amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates.

“Consolidated Net Income” means, with respect to the Credit Parties for any period, the aggregate of the Net Income of the Credit Parties for such period, on a consolidated basis; provided, however, that: (i) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded; (ii) any increase in amortization or depreciation resulting from purchase accounting in relation to any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded; (iii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period; (iv) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded; (v) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of the Borrower) shall be excluded; (vi) the Net Income for such period of any Person that is not a Subsidiary of Borrower, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to Borrower or a Subsidiary thereof in respect of such period and such payments were not at the time subject to any prior governmental approval or any consent of a third party (in each case which has not been obtained) or prohibited, directly or indirectly, by the operation of the terms of such Person’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Person or Stockholders, unless such restrictions with respect to such payments have been legally waived; (vii) the Net Income for such period of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its Stockholders, unless such restrictions with respect to the payment of dividends or in similar distributions have been legally waived; provided that the net loss of any such Subsidiary shall be included; (viii) any non-cash compensation expenses realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of Borrower or any Subsidiary shall be excluded, (ix) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 shall be excluded (x) the Net Income for such period of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any of it s Subsidiaries or such Person’s assets are acquired by Borrower or any of its Subsidiaries shall be excluded; (xi) the proceeds of any life insurance policy shall be excluded; and (xii) income tax refunds received in excess of income tax liabilities for such period shall be excluded..

“Consolidated Total Debt” means, as of any date of determination, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of the Credit Parties on a consolidated basis, including, the outstanding principal amount of the Loans hereunder, (ii) the aggregate stated balance sheet amount of all Capital Lease Obligations of the Credit Parties on a consolidated basis, (iii) the stated amount of all reimbursement and other obligations of the Credit Parties with respect to letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, whether or not matured, and (iv) the aggregate stated balance sheet amount or the stated amount of all Guaranteed Indebtedness (except Guaranteed

Indebtedness with respect to which the primary obligation is not itself Indebtedness) as to the Credit Parties on a consolidated basis.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the outstanding amount of Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party or (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Office” means the United States Copyright Office or any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof.

“Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in any Copyright Office and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means Borrower and each of its Subsidiaries.

“Current Assets” means all consolidated current assets as of any date of determination calculated in accordance with GAAP on a consolidated balance sheet of the Borrower and its Subsidiaries, but excluding cash and cash equivalents and any current deferred tax assets.

“Current Liabilities” means all consolidated liabilities as of any date of determination that should, in accordance with GAAP on a consolidated balance sheet of the Borrower and its Subsidiaries, be classified as current liabilities but excluding the current portion of any Indebtedness (including the Revolving Loan and Swing Line Loan, if applicable), any current deferred tax liabilities and any current accrued interest.

“Debt Issuance” means the Incurrence by any Credit Party of any Indebtedness.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“Disbursement Account” means each deposit account designated as a “Disbursement Account” on Disclosure Schedule (3.19), as amended from time to time in accordance with paragraph (d) of Annex C.

“Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Disclosure Schedules (1.4) through (6.7) in the Index to the Agreement.

“Disposition” means (i) any sale, assignment, lease, transfer or other disposition (including any Sale/Leaseback Transaction or any sale of any of Stock of any Subsidiary of Borrower) of any Property by any Credit Party to any other Person and/or (ii) any casualty to any Property or any Condemnation. The term Disposition shall not include any Debt Issuance or Stock Issuance.

“Documents” means any “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Equity Documents” means the Stockholders Agreement, the Registration Rights Agreement and the Organizational Documents.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excess Cash” means, as of any specified date, an amount of cash equal to:

(a)   Consolidated EBITDA for the Fiscal Quarter most recently ended on or prior to such specified date (for these purposes, the subject period), less

(b)   the sum of:

(i)   Consolidated Interest Expense paid in cash for such subject period;

(ii)   any scheduled principal payment of Indebtedness during such subject period;

(iii)   Consolidated Capital Expenditures made in cash during such subject period (except to the extent financed with (w) asset sale proceeds, (x) Indebtedness (other than drawings under the Revolving Loan Commitment), (y) equity proceeds or (z) insurance or condemnation proceeds); and

(iv)   consolidated cash income Tax expense of the Credit Parties for income Taxes paid in cash during such subject period minus cash income tax refunds received by any of the Credit Parties during such subject period; less

(c)   any increase in Working Capital during such subject period; plus

(d)   any decrease in Working Capital during such subject period;

provided, however, that amounts shall be included in clause (b) for any period only to the extent not duplicative of any cost or expense which is reflected in Consolidated Net Income for such period and which has not been added back to Net Income in calculating Consolidated EBITDA for such period.

“Excluded Account” means each deposit account designated as an “Excluded Account” on Disclosure Schedule (3.19), as amended from time to time in accordance with paragraph (d) of Annex C.

“Excluded Debt Issuance Proceeds” means (a) the Net Cash Proceeds from any Debt Issuance by any Credit Party that is permitted pursuant to Section 6.3(a)(i), (ii), (iv), (viii), (x), (xiii) or (xvi), and (c) the Net Cash Proceeds from any Debt Issuance by Borrower that is permitted pursuant to Section 6.3(a)(vii), but only to the extent that the Net Cash Proceeds therefrom are applied to finance permitted Consolidated Capital Expenditures.

“Excluded Disposition Proceeds” means (I) the Net Cash Proceeds of any Disposition permitted by Section 6.8(a), (d), (f), (g) (h), (i) or (j), (II) the Net Cash Proceeds of any Condemnation to the extent the application of such proceeds is addressed under a Mortgage and (III) the proceeds of casualty insurance which are addressed under Section 5.4(c).

“Excluded Stock Issuance Proceeds” means (a) the Net Cash Proceeds from any Stock Issuance by any Subsidiary of Borrower that is permitted pursuant to Section 6.5, or (c) the Net Cash Proceeds from any Stock Issuance by Borrower that is permitted pursuant to Section 6.5, but only to the extent that not later than 90 days after any such Stock Issuance by Borrower, such Net Cash Proceeds are applied to finance permitted Consolidated Capital Expenditures.

“Existing Credit Agreement” has the meaning ascribed to it in the recitals to the Agreement.

“Existing Term Loan” has the meaning ascribed to it in Section 1.1(b).

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FCC” means the Federal Communications Commission and any successor thereto.

“FCC License” means any Governmental Authorization granted or issued by the FCC.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, a floating rate equal to the federal funds effective rate publicly quoted from time to time by The Wall Street Journal as the federal funds “effective rate” (or, if The Wall Street Journal ceases quoting a federal funds effective rate, the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System as determined by Agent by reference to the federal funds rate publicly quoted in a reputable business publication selected by Agent in good faith, which determination shall be final, binding and conclusive (absent manifest error)).

“Federal Power Act” means the Federal Power Act, 16 U.S.C. §§ 791 et seq.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means that certain letter, dated as of February 22, 2008, between GE Capital and Borrower, as amended by that certain letter, dated as of May 14, 2008, between GE Capital and Borrower, by that certain letter, dated as of August 6, 2008, between GE Capital and Borrower and by that certain letter, dated as of October 20, 2008, between GE Capital and Borrower, with respect to certain fees to be paid from time to time by Borrower to GE Capital and each Lender.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Order” means an order or judgment of the Bankruptcy Court, as entered on the docket of the Bankruptcy Court that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely-filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Bankruptcy Court, may be filed with respect to such order shall not cause such order not to be a Final Order.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 and Annex E.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Flood Insurance” means, for any real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the real property up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.

“Franchise” means an initial Governmental Authorization or renewal thereof issued by a Franchising Authority which authorizes the acquisition, ownership, construction or operation of a cable television system.

“Franchising Authority” means any Governmental Authority authorized by any federal, state or local law to grant a Franchise or to exercise jurisdiction over the rates or services provided by a cable television system pursuant to a Franchise or over Persons holding a Franchise.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party, and any and all Governmental Authorizations to the extent permitted by applicable law.

“Goods” means any “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department, court, central bank or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, the FCC, any PUC and any Franchising Authority).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any material filing, qualification or registration with, any Governmental Authority, including any Communications License.

“Grantor” has the meaning ascribed to it in the Security Agreement.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, the Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Guarantor” means each Credit Party (other than Borrower and the PUC Restricted Subsidiaries) and each other Person, if any, that (i) executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement, or (ii) becomes a “Guarantor” under the Subsidiary Guaranty by the execution of a Joinder Agreement.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under: (i) currency exchange, interest rate or commodity swap agreements, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The terms “Incurrence” or “Incurred” shall have the meanings correlative thereto.

“Indebtedness” means, with respect to any Person: (i) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent: (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capital Lease Obligations or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (ii) to the extent not otherwise included, any Guaranteed Indebtedness as to such Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business and other than Guaranteed Indebtedness with respect to which the primary obligation is not itself Indebtedness); and (iii) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person; provided, further, that any obligation of Borrower or any Subsidiary in respect of account credits to participants under the LTIP or any successor or similar compensation plan, shall be deemed not to constitute Indebtedness.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.

“Indemnified Person” has the meaning ascribed to it in Section 1.13.

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent) (ii) the Federal Funds Rate plus 50 basis points per annum and (iii) 4.25% per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Initial Outside Date” has the meaning ascribed to it in Section 5.18.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Notes” has the meaning ascribed to it in Section 6.3.

“Interest Payment Date” means (a) as to any Index Rate Loan, each March 21, June 21, September 21 and December 21; and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period, provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other tangible personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Bank” has the meaning ascribed to it in Section 5.18.

“Investment Company Act of 1940” means the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1, et seq.

“Investment Property” means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration (including agreements providing for the adjustment of purchase price) of Indebtedness, Stock or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property by such Person to such other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 6.23 to the Agreement.

“Lenders” means (a) GE Capital, the other Lenders made parties to this Agreement pursuant to the Plan of Reorganization, and any other Person that becomes a “Lender” hereunder pursuant to Section 1.16(d) or Section 9.1(a), and (b) solely for the purpose of obtaining the benefit of the Liens granted to the Agent and the Guaranties made in favor of the Agent, in each case, for the benefit of the Lenders under the Collateral Documents.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by Borrower’s irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)   if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)   any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c)   any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)   Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)   Borrower shall select LIBOR Periods so that there shall be no more than six (6) separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to the greater of (i) 3.0% per annum and (ii)

(a)   the offered rate for deposits in Dollars for the applicable LIBOR Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)   a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Reuters, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be acceptable to Agent.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, security interest, easement or encumbrance, or priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Liquidity Transaction” has the meaning ascribed to it in Section 5.18.

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.12.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Fee Letter and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.

“Loans” means the Revolving Loan, the Swing Line Loan and the Term Loan.

“LTIP” means any long-term incentive or similar compensation plan maintained by Borrower or its Subsidiaries.

“Management Equity Plan” means the equity plan established for certain employees of the Borrower, which plan shall be acceptable to the Agent.

“Margin Stock” has the meaning ascribed to it in Section 3.10.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial or other condition of the Credit Parties considered as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement or the ability of any Credit Party to perform any of its other obligations under the Loan Documents, (c) the Collateral or Agent’s

Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

“Material Real Estate” means (i) the Real Estate subject to any Mortgage, (ii) any Real Estate having a value in excess of $250,000, (iii) any Real Estate leased, subleased or used by any Credit Party with respect to which the aggregate annual payments therefor exceed $300,000, and/or (iv) any Real Estate that the Requisite Lenders have determined is material to the business, operations, assets or financial condition of the Credit Parties.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

“Moody’s” means Moody’s Investors Service, Inc., and any successor rating agency.

“Mortgaged Properties” means Mortgages (or amendments to Mortgages) covering all of the owned Real Estate.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Multiple Employer Plan” means a “section 413(c) plan” as defined in Treasury Regulations Section 1.413-2 and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Cash Proceeds” means:

(a)   with respect to any Disposition, (i) the aggregate amount of cash proceeds received by any Credit Party in respect of such Disposition (including any cash proceeds received at any time by any Credit Party as income or other proceeds of any noncash proceeds or other consideration in respect of any Disposition as and when received), less (ii) the sum without duplication of the following amounts, but only to the extent not already deducted in arriving at the amount referred to in clause (a)(i) above: (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such Disposition and payable by any Credit Party in connection therewith (in each case, paid to non-Affiliates); (B) taxes payable by any Credit Party in connection with such Disposition; (C) amounts payable by any Credit Party to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, on the Property that is the subject of such Disposition and required to be, and which is, repaid by any Credit Party under the terms thereof as a result thereof (including in order to obtain the consent of such holders to make such Disposition); (D) an appropriate reserve for indemnities, purchase price adjustments and other contingent liabilities in accordance with GAAP in connection with such Disposition; and (E) an appropriate reserve for income taxes in accordance with GAAP in connection with respect of such Disposition; provided that the reversal of any such reserve shall be deemed to be cash proceeds received by a Credit Party in respect of such Disposition; and

(b)   with respect to any Debt Issuance or Stock Issuance, the gross amount of cash proceeds paid to or received by any Credit Party in respect of such Debt Issuance or Stock Issuance as the case may be (including any cash proceeds received at any time by any Credit Party as income or other proceeds of any noncash proceeds or other consideration in respect of any Debt Issuance or Stock Issuance as and when received), net of underwriting discounts and commissions and other reasonable costs and expenses directly incurred by such Credit Party and paid to non-Affiliates in connection therewith.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to a Borrower, Agent, or any Lender, or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (d), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Notes” means, collectively, the Revolving Notes, the Swing Line Note and the Term Notes.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Notice of Swing Line Advance” has the meaning ascribed to it in Section 1.1(c).

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Hedging Obligations of Borrower to a Secured Swap Provider pursuant to a Secured Rate Contract, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Organizational Documents” means the by-laws, certificate of incorporation, certificate of formation, stockholders agreement, or operating agreement of each of the Borrower and its Subsidiaries.

“Original Closing Date” means July 3, 2006.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $2,000,000 at any time for all Credit Parties combined, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; and (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petition Date” has the meaning ascribed to it in the recitals to the Agreement

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

“Plan Documents” has the meaning ascribed to it in Section 2.1(c).

“Pledge Agreements” means (i) the Pledge Agreement executed by Borrower and each other Credit Party that is a signatory thereto in favor of Agent, on behalf of itself and Lenders, together with any Joinders to Pledge Agreement executed from time to time and (ii) any other pledge agreement entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

“Pledgors” has the meaning ascribed to it in the Pledge Agreements.

“Preferred Stock” means any Stock with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of [date] after giving pro forma effect to the Restructuring.

“Pro Forma Basis” means, for purposes of determining compliance with any financial covenant or test hereunder and determining whether the conditions to the Incurrence of Indebtedness pursuant to Section 6.3 have been met, that the subject transaction shall be deemed to have occurred as of the first day of the four consecutive fiscal quarters most recently ended for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof (the “Reference Period”). For purposes of making calculations on a “Pro Forma Basis” hereunder, (a) any Indebtedness to be Incurred by any Person in connection with the consummation of any Debt Issuance will be assumed to have been Incurred on the first day of the Reference Period, (b) the gross interest expenses, determined in accordance with GAAP, with respect to such Indebtedness assumed to have been Incurred on the first day of the Reference Period that bears interest at a floating rate shall be calculated at the current rate under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is Incurred hereunder), and (c) any gross interest expense, determined in accordance with GAAP, Incurred during the Reference Period that was or is to be refinanced with proceeds of Indebtedness assumed to have been Incurred as of the first day of the Reference Period will be excluded from the calculation for which a Pro Forma Basis is being given.

“Projections” means Borrower’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, in each case delivered to the Lenders prior to the Closing Date.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Total Term Loan Commitment of that Lender by (ii) the aggregate Total Term Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

“PUC” means any state Governmental Authority that exercises jurisdiction over the rates or services or the acquisition, ownership, construction or operation of any telecommunications systems or over Persons who own, construct or operate a telecommunications system, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state, including, without limitation, the PUC of Alabama, the PUC of Missouri, the Department of Telecommunications and Cable of Massachusetts, the PUC of New Hampshire, Public Services Commission of West Virginia and the Public Utilities Commission of Maine.

“PUC Authorization” means any Governmental Authorization granted or issued by a PUC.

“PUC Restricted Subsidiary” means Mid-Maine Telecom and War Telephone.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Assignee” means (a) any Lender (other than a Non-Funding Lender or Impacted Lender), any Affiliate (as defined in clause (a) and/or (b) of the definition of “Affiliate” in this Annex A) of any Lender (other than a Non-Funding Lender or Impacted Lender)and, with respect to any Lender (other than a Non-Funding Lender or Impacted Lender) that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate (as defined in clause (a) and/or (b) of the definition of “Affiliate” in this Annex A) of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes greater than those taxes imposed by the assigning Lender at the time of such assignment.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means all real property owned, leased, subleased or used by any Credit Party.

“Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(c)(iii).

“Registration Rights Agreement” means the Registration Agreement of even date herewith entered into by and among the Lenders and each Credit Party that is a signatory thereto.

“Relationship Bank” means each of the banks specified on Disclosure Schedule (3.19) on the Closing Date and such other bank or banks reasonably acceptable to Agent.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Requisite Lenders” means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans.

“Requisite Revolving Lenders” means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loan.

“Requisite Term Lenders” means Lenders holding more than 50% of the aggregate principal amount of the Term Loan then outstanding.

“Reserves” means, as of any date, any reserve against the Borrowing Availability established by Agent pursuant to Section 1.3(b)(ii) or Section 5.4.

“Responsible Officer” means the chief executive officer, president, chief financial officer, principal accounting officer or treasurer of Borrower.

“Restricted Payment” means (a) the declaration or payment of any dividend or the Incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of any Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt or any other Indebtedness of any Credit Party subordinated to any of the Obligations; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of any Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of any Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder or Affiliate of any Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature) by any Credit Party to any Stockholder of any Credit Party or its Affiliates.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Loan Commitment.

“Revolving Loan” means, at any time, the aggregate amount of Revolving Credit Advances outstanding to Borrower.

“Revolving Loan Commitment” means (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances, which aggregate commitment shall be Five Million Dollars ($5,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Borrower or a Subsidiary whereby Borrower or a Subsidiary transfers such property to a Person and Borrower or such Subsidiary leases it from such Person, other than leases between Borrower and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

“Secured Rate Contract” means any Rate Contract between Borrower and the counterparty thereto, which (i) has been provided or arranged by GE Capital or an Affiliate of GE Capital, or (ii) the Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with Borrower, or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Securities Offering” means any public or private sale of common stock or Preferred Stock of Borrower (other than Disqualified Stock), other than public offerings with respect to Borrower’s Common Stock registered on Form S-8 and the sales in respect of the Equity Documents.

“Security Agreement” means the Amended and Restated Security Agreement dated as of the date hereof entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto, together with any joinders and amendments to the Security Agreement executed from time to time.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including (i) common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) and (ii) common stock represented by IDS Securities and common stock outstanding upon the separation of IDS Securities into the securities represented thereby.

“Stock Issuance” means any issuance by any Credit Party of any Stock to any Person or receipt by any Credit Party of a capital contribution from any Person, including the issuance of Stock pursuant to the exercise of options or warrants and the conversion of any Indebtedness to Stock.

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Stockholders Agreement” means the Stockholders Agreement of even date herewith entered into by and among the Lenders and each Credit Party that is a signatory thereto.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Credit Party that is a Guarantor under the Subsidiary Guaranty.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed by each Subsidiary of Borrower (other than the PUC Restricted Subsidiaries) in favor of Agent, on behalf of itself and Lenders, together with any joinders and amendments to the Subsidiary Guaranty executed from time to time.

“Swing Line Advance” has the meaning ascribed to it in Section 1.1(c)(i).

“Swing Line Availability” has the meaning ascribed to it in Section 1.1(c)(i).

“Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex J to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

“Swing Line Lender” means CoBank, ACB.

“Swing Line Loan” means at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

“Swing Line Note” has the meaning ascribed to it in Section 1.1(c)(ii).

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof, (ii) any branch profits taxes under Section 884 of the Code or similar taxes imposed by any such jurisdictions, (iii) any taxes imposed as a result of any Foreign Lender failing to comply with Section 1.15(c), or (iv) any taxes pursuant to Sections 1471-1474 of the Code, any regulatory or other guidance issued thereunder, or any tax imposed pursuant to Sections 1471 through 1474 of the Code, including any implementing Treasury regulations and administrative pronouncements thereunder.

“Telecommunications Approvals” shall have the meaning ascribed to it in Section 3.1.

“Telecommunications Business” means the business of (i) transmitting or providing services relating to the transmission of voice, video or data through transmission facilities, (ii) constructing, creating, developing or producing communications networks, related network transmission, equipment, software, devices and content for use in a communications or content distribution business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to (i) or (ii) above.

“Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) under the Agreement and the other Loan Documents have been completely discharged, and (c) Borrower shall not have any further right to borrow any monies under the Agreement.

“Term Lenders” means those Lenders having Total Term Loan Commitments.

“Term Lender Settlement Date” has the meaning assigned to it in Section 9.9(a)(iii).

“Term Loan” means the Existing Term Loan.

“Term Note” has the meaning assigned to it in Section 1.1(b)(i).

“Test Period” means each period of twelve fiscal months ended as provided in the relevant provision or definition in the Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Total Term Loan Commitment” means, collectively, an amount equal to One Hundred Forty-Two Million and No/100 Dollars ($142,000,000.00).

“Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Trigger Event” has the meaning ascribed to such term in Section 5.18.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the Fair Market Value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Unused Commitment Fee” shall have the meaning ascribed to such term in Section1.19(b) of this Agreement.

“War Telephone” means War Telephone LLC, a Delaware limited liability company.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements, joinders or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the “actual knowledge” of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance. Whenever any provision in any Loan Document refers to the “knowledge” (or an analogous phrase) of any Credit Party without the word “actual”, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

“Working Capital” means, with respect to any Credit Party, such Credit Party’s Current Assets (excluding cash) less its Current Liabilities.

ANNEX B

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CREDIT AGREEMENT

[INTENTIONALLY OMITTED]

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ANNEX C (Section 1.8)

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CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

Each Credit Party (other than a PUC Restricted Subsidiary) shall establish and maintain the Cash Management Systems described below. It is understood that each reference to a “Credit Party” or a “Subsidiary” in this Annex C only shall constitute a reference to each Credit Party or Subsidiary other than a PUC Restricted Subsidiary.

(a)   On or before the Closing Date, the applicable Credit Party shall cause each Blocked Account maintained by such Credit Party at a Relationship Bank to become subject to a tri-party blocked account agreement in accordance with paragraph (c) of this Annex C. Except for such closures or replacements expressly permitted or required by paragraph (d) of this Annex C, the Credit Parties shall, until the Termination Date, at all times maintain each Blocked Account at the Relationship Bank at which such account was established. On or before the Closing Date and until the Termination Date, each applicable Credit Party shall (i) request in writing and otherwise take reasonable steps to ensure that all Account Debtors forward payment directly to one or more Blocked Accounts or to Borrower or the applicable Subsidiary and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral into one or more Blocked Accounts or, to the extent permitted by paragraph (b) of this Annex C, into one or more Excluded Accounts or Disbursement Accounts.

(b)   Each Credit Party may maintain, in its name, at a Relationship Bank, one or more Disbursement Accounts. No Credit Party shall accumulate or maintain cash in Disbursement Accounts as of any date of determination in excess of (x) checks outstanding against such accounts and paid as of such date, (y) payroll requirements outstanding and paid as of such date, and (z) amounts necessary to meet ordinary course minimum balance requirements of the applicable Relationship Bank in respect thereof as of such date. Each Credit Party may maintain, in its name, at a Relationship Bank, one or more Excluded Accounts. The Credit Parties agree that at no time shall the aggregate amount on deposit in all Excluded Accounts and all other accounts of the Credit Parties (other than Disbursement Accounts or Blocked Accounts) exceed $100,000 in the aggregate at any time (after giving effect to any hold period) for all Credit Parties combined (the “Threshold Amount”); provided; however, that no Event of Default shall occur solely by reason of the amount on deposit in all Excluded Accounts and such other accounts combined exceeding the Threshold Amount if (i) the amount in excess of the Threshold Amount is transferred to a Blocked Account within one Business Day of such excess having occurred and (ii) at the close of business on such Business Day the amount on deposit in all Excluded Accounts and such other accounts combined does not exceed the Threshold Amount.

(c)   On or before the Closing Date each Relationship Bank shall have, in respect of each Blocked Account located at such Relationship Bank, entered into a tri-party blocked account agreement with Agent, for the benefit of itself and Lenders, and Credit Parties, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date. Unless Agent shall agree otherwise, each such blocked account agreement (and each blocked account agreement referred to in paragraph (b) and (d) of this Annex C) shall provide, among other things, that (i) all items of payment deposited in such account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date with respect to banks at which a Blocked Account is maintained, such bank agrees, from and after the receipt of a notice (an “Activation Notice”) from Agent (which Activation Notice may be given by Agent at any time at which an Event of Default has occurred and is continuing (an “Activation Event”)), to forward immediately all amounts in each Blocked Account to the Collection Account through daily sweeps from such Blocked Account into the Collection Account.

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(d)   After the Closing Date, no Credit Party shall (i) close any deposit or other account, (ii) establish any deposit or other account or (iii) continue to maintain such Credit Party’s deposit or other accounts; provided, however, that

(A)   a Credit Party may (I) close a deposit account in accordance with the final sentence of this paragraph (d), (II) close a Disbursement Account or Excluded Account so long as all amounts on deposit therein, if any, shall have been transferred to a Blocked Account prior to the closure thereof and (III) with the prior written consent of Agent, close a Blocked Account so long as all amounts on deposit therein, if any, shall have been transferred to another Blocked Account prior to the closure thereof;

(B)   [Intentionally Omitted];

(C)   so long as no Event of Default has occurred and is continuing, any Credit Party may establish a deposit account at a Relationship Bank subject to the satisfaction of the following conditions:

(I)   Borrower shall have delivered to Agent (1) written notice setting forth the Relationship Bank at which such account shall be established, whether the applicable account is either a “Blocked Account”, “Disbursement Account” or “Excluded Account” for purposes of this Annex C and a description of the proposed use therefor and (2) an amended Disclosure Schedule (3.19) reflecting the information specified in the immediately preceding clause (1); and

(II)   in the case of a Blocked Account, prior to the time of the opening thereof, the applicable Credit Party, the Relationship Bank at which such Blocked Account is located and Agent shall have executed and delivered to Agent a tri-party blocked account agreement with respect to such account, in form and substance reasonably satisfactory to Agent.

Borrower shall deliver to Agent (1) a list of all deposit accounts maintained by the Credit Parties together with the delivery of annual audited consolidated financial statements in accordance with paragraph (b) of Annex E and (2) within five (5) Business Days after the request of Agent, information concerning such accounts (including deposits and withdrawals therefrom) as Agent may reasonably request. Borrower shall, or, as applicable, shall cause its applicable Subsidiary to, close a deposit account or accounts (and establish replacement deposit accounts in accordance with clause (C) of this paragraph (d)) promptly and in any event within 30 days following notice from Agent that the creditworthiness of any bank holding the referenced account or accounts is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts of the bank holding such account or accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

(e)   The Blocked Accounts, Disbursement Accounts and Excluded Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

(f)   All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(g)   Borrower shall and shall cause its Subsidiaries, officers, employees, agents, directors or other Persons acting for or in concert with the Credit Parties, each a “Related Person”) to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by Borrower or any such Related Person, and (ii) within two (2) Business Days after receipt by Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account. Borrower on behalf of itself and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral shall be deposited directly into Blocked Accounts.

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ANNEX D (Section 2.1(a))

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CREDIT AGREEMENT

EXECUTION CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent and Lenders in form and substance satisfactory to Agent and Lenders on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

A.   Appendices. All Appendices to the Agreement, in form and substance satisfactory to Agent.

B.   Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 with respect to the Credit Parties are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.

C.   Security Interests and Code Filings. (a) Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) continues to have a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral, (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated on the Closing Date, as applicable) and others approved by Agent, and (iii) a perfection certificate duly executed on behalf of each Credit Party.

(b)   Evidence satisfactory to Agent, including copies, of all UCC-1 and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

(c)   Control Letters from (i) all issuers of uncertificated securities and financial assets, if any, held by any Credit Party (other than any PUC Restricted Subsidiary and other than the CoBank equity), (ii) all securities intermediaries with respect to all securities accounts and securities entitlements, if any, of any Credit Party (other than any PUC Restricted Subsidiary), and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts, if any, held by any Credit Party (other than any PUC Restricted Subsidiary).

D.   [Intentionally Omitted].

F.   Cash Management System; Blocked Account Agreements. Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement with respect to the Credit Parties have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account agreements, reasonably satisfactory to Agent, with the banks as required by Annex C.

G.   Initial Notice of Revolving Credit Advance. Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to any Revolving Credit Advance to be requested by Borrower on the Closing Date.

H.   Charter and Good Standing. For each Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation or organization, (c) good standing certificates (including verification of tax status) and (d) certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

I.   Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws and all charter documents including partnership and/or operating agreements, together with all amendments thereto and (b) resolutions of such Person’s board of directors and partners, members and stockholders, as applicable,

D-1

approving and authorizing the execution, delivery and performance of the Loan Documents required to be executed and delivered on the Closing Date to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate or organizational secretary or an assistant secretary as being in full force and effect without any modification or amendment.

J.   Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

K.   Opinions of Counsel. Duly executed original opinion of Dorsey & Whitney LLP, counsel for the Credit Parties

L.   [Intentionally Omitted].

M.   [Intentionally Omitted].

N.   Officer’s Certificate. Agent shall have received duly executed originals of a certificate of the chief executive officer and chief financial officer of Borrower, dated the Closing Date, confirming compliance with the conditions set forth in Section 2.2 at the Third Restatement Closing Date.

O.   Waivers. Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Agent, in each case as required pursuant to Section 5.9.

P.   Audited Financials; Financial Condition. Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.4(a) and (c) which are required to be delivered as of the Closing Date, certified by Borrower’s chief financial officer, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing.

Q.   [Intentionally Omitted].

R.   Intellectual Property Security Agreements. Duly executed originals of Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements, each dated the Closing Date and signed by each Credit Party (other than the PUC Restricted Subsidiaries) which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

S.   Revolving Notes, Swing Line Note and Term Notes. To the extent requested by a Lender, duly executed originals of the Revolving Notes, Swing Line Note and Term Notes for each applicable Lender, dated the Original Closing Date or the Closing Date, as applicable.

T.   Title Insurance. Agent shall received updated title insurance policies, along with Date Down endorsements, which shall be satisfactory to Agent in Agent’s sole discretion.

U.   Class B Equity. Agent shall have confirmed that each Lender has received its Pro Rata Share of the Class B. Equity.

V.   Plan of Reorganization Distribution. Each Lender shall have received its Pro Rata Share of the Senior Secured Term Loan Payment (as defined in the Plan of Reorganization) and shall have been paid all interest and expenses that were accrued and unpaid under the Existing Credit Agreement as of the Closing Date.

U.   Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may reasonably request.

D-2

ANNEX E (Section 4.1(a))

to

CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

(a)   Monthly Financials. As soon as available, but in any event within 30 days after the end of each fiscal month of each year (commencing with the first full fiscal month following the Closing Date), (i) the unaudited consolidated and consolidating balance sheets of the consolidated Borrower and each of its consolidating Subsidiaries and operating regions as of the end of such month, and the related consolidated and consolidating statements of income or operations, stockholders’ equity and cash flows for such month and for the portion of the Borrower’s Fiscal Year then ended in the case of the consolidated statements of income or operations and cash flows for such month (A) compared to the budget for such year delivered pursuant to Annex E (c) and (B) setting forth in comparative form for the corresponding month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, and (ii) a schedule of revenues, operating income and operating metrics (such as access line equivalents) by geographic region, all in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

(b)   Quarterly Financials. To Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, the following consolidated financial statements for Borrower and its Subsidiaries, certified by the chief financial officer of Borrower: (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes). Such financial statements shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) signed by a Responsible Officer of Borrower (i) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis, (ii) showing the calculations of the Consolidated Fixed Charge Coverage Ratio and Consolidated Total Leverage Ratio for the Credit Parties for the four-fiscal quarter period ending on the last day of the period covered by such financial statements, (iii) certifying whether a Dividend Suspension Period or Interest Deferral Period shall have occurred and be continuing, (iv) certifying as to the number of access lines operated by the Credit Parties as of the end of the prior Fiscal Quarter and (v) showing the calculations of Excess Cash, in each case, for the prior Fiscal Quarter and (B) the certification of the chief financial officer of Borrower that (i) such financial statements present fairly in all material respects in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and results of operations and cash flows of Borrower and its Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrower shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and a comparison of performance for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter to the corresponding period in the prior year.

(c)   Operating Plan. To Agent and Lenders, as soon as available, but not later than thirty (30) days after the end of each Fiscal Year, an annual operating plan for Borrower, approved by the board of directors of Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes a monthly budget for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Consolidated Capital Expenditures and facilities.

(d)   Annual Audited Financials. To Agent and Lenders, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrower and its Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification as to going concern status or like qualification or scope of the audit, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) a letter addressed to Agent, on behalf of itself and Lenders, in form and substance reasonably satisfactory to Agent and subject to standard qualifications required by nationally recognized accounting firms, signed by such accounting firm acknowledging that Agent and Lenders are entitled to rely upon such accounting firm’s certification of such audited Financial Statements, (iv) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (v) the certification of the chief executive officer or chief financial officer of Borrower that all such Financial Statements present fairly in all material respects in accordance with GAAP the financial position and results of operations and cash flows of Borrower and its Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e)   Management Letters. To Agent and Lenders, within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(f)   Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g)   SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of (or, if made publicly available on publicly accessible electronic medium (e.g. internet, EDGAR or other another similar medium), notice of posting to such electronic media): (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders generally; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

(h)   Equity Notices. To Agent and Lenders, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Stock of such Person,.

(i)   Supplemental Schedules. To Agent and Lenders, supplemental disclosures, if any, required by Section 5.6.

(j)   Litigation. To Agent and Lenders in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, or (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities reasonably likely to be in excess of $500,000.

(k)   Insurance Notices. To Agent and Lenders, disclosure of losses or casualties required by Section 5.4.

(l)   Lease Default Notices. To Agent, within two (2) Business Days after receipt thereof, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral having a value, individually or in the aggregate, in excess of $250,000 is stored or located, and (ii) such other notices or documents with respect to such leased locations or public warehouses as Agent may reasonably request.

(m)   Lease Amendments. To Agent, within two (2) Business Days after receipt thereof, copies of any amendment to a lease of Material Real Estate.

(n)   Regulatory Notices. To Agent and Lenders, promptly upon receipt of notice of (i) any actual or threatened forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material modification of any material Telecommunications Approval held by any Credit Party, or any notice of default or forfeiture with respect to any such material Telecommunications Approval, or (ii) any refusal by the FCC, any PUC or any Franchising Authority to renew or extend any such material Communications License, a certificate of an Responsible Officer specifying the nature of such event, the period of existence thereof, and what action such Credit Party is taking and propose to take with respect thereto.

(o)   Change of Location. To Agent and Lenders, within ten (10) Business Days after the change of location thereof, notice of change in locations at which Collateral having a value, individually or in the aggregate, in excess of $100,000, is held or stored, or the location of its records concerning such Collateral.

(p)   Other Documents. To Agent and Lenders, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall, from time to time, reasonably request.

ANNEX F (Section 4.1(b))

to

CREDIT AGREEMENT

COLLATERAL REPORTS

Borrower shall deliver or cause to be delivered the following:

(a)   [Intentionally Omitted]

(b)   [Intentionally Omitted]

(c)   [Intentionally Omitted]

(d)   To Agent, at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

(e)   [Intentionally Omitted]

(f)   To Agent, at Borrower’s expense, such appraisals of its assets as Agent may reasonably request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; and

(g)   Such other reports, statements and reconciliations with respect to the Collateral or Obligations of any or all Credit Parties as Agent or any Lender shall from time to time request in its reasonable discretion.

F-1

ANNEX G (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a)   Minimum Consolidated Fixed Charge Coverage Ratio. Credit Parties shall have, at the end of each Fiscal Quarter, a Consolidated Fixed Charge Coverage Ratio for the Test Period ending with such Fiscal Quarter of not less than [__] to [__].

(b)   Maximum Consolidated Total Leverage Ratio. Credit Parties shall have, at the end of each Fiscal Quarter, a Consolidated Total Leverage Ratio as of the last day of such Fiscal Quarter and for the Test Period ending with such Fiscal Quarter of not more than [__] to 1.00.

All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Borrower shall be given effect for purposes of measuring compliance with any provision of this Agreement (including, for the avoidance of doubt, this Annex G) unless Borrower, Agent and the Requisite Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in this Agreement (including, for the avoidance of doubt, Annex G) shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in this Agreement (including, for the avoidance of doubt, Annex G) shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.

G-1

ANNEX H (Section 9.9(a))

to

CREDIT AGREEMENT

LENDERS’ WIRE TRANSFER INFORMATION

[Redacted]

H-1

ANNEX I (Section 11.10)

to

CREDIT AGREEMENT

NOTICE ADDRESSES

(A)	If to Agent or GE Capital, at

General Electric Capital Corporation 201 Merritt 7 Norwalk, CT 06851 Attention: Scott Javor, Account Manager Telecopier No.: 203-749-4166 Telephone No.: 203-956-4102

with a copy to:

King & Spalding LLP 1180 Peachtree Street Atlanta, GA 30309Attention: Carolyn Z. Alford, Esq. Telecopier No.: 404-572-3551 Telephone No.: 404-572-5128

and

General Electric Capital Corporation 201 Merritt 7 Norwalk, CT 06851 Attention: Corporate Counsel-Global Media & Communications Telecopier No.: 203-956-4258 Telephone No.: 203-956-4785

(B)	If to CoBank, ACB, at

CoBank, ACB 5500 South Quebec Street Greenwood Village, Colorado 80111 Attention: Communications and Energy Banking Group Telecopier No.: 303-224-2639

(C)	If to Raymond James, FSB, at:

Raymond James, FSB 710 Carrillon Parkway St. Petersburg, Florida 33716 Attention: Andrew D. Hahn Telecopier No.: 727-567-8830 Telephone No.: 727-567-7762

with a copy to:

Raymond James, FSB 710 Carrillon Parkway St. Petersburg, Florida 33716 Attention: Loan Operations Administrator Telecopier No.: 866-597-4002 Telephone No.: 727-567-1815

(D)	If to Union Bank of California, N.A., at:

Union Bank of California, N.A 445 South Figueroa Street Los Angeles, California 90071 Attention: Richard Vian, Vice President Telecopier No.: 213-236-5747 Telephone No.: 213-236-6515

with a copy to:

Union Bank of California, N.A 445 South Figueroa Street Los Angeles, California 90071 Attention: David Hill, Assistant Vice President Telecopier No.: 213-236-5747 Telephone No.: 213-236-6516

(E)	If to Webster Bank, N.A. at:

Webster Bank, N.A. City Place II 185 Asylum Street, 5th Floor Hartford, Connecticut 06103-3494 Attention: Madeliene Follett Telecopier No.: 860-692-1604 Telephone No.: 860-692-1603

with a copy to:

Emmet, Marvin & Martin, LLP 120 Broadway, 32nd Floor New York, New York 10271 Telecopier No.: 212-238-3100 Telephone No.: 212-238-3127

(F)	If to CIBC, at:

CIBC, INC. 300 Madison Avenue, 4th floor New York, NY 10017 Attention: Michael Gewirtz, Director, CIBC World Markets Telephone No.: 212-856-3562 Telecopier No.: 212-856-3991

with a copy to:

CIBC, INC. 300 Madison Avenue, 4th floor New York, NY 10017 Attention: Zhen Ma, Analyst, CIBC World Markets Telephone No.: 212-856-6766 Telecopier No.: 212-856-3991

(G)	If to Borrower, at

Otelco Inc. 505 3rd Avenue East Oneonta, Alabama 35121 Attention: President Telecopier No.: 205-274-8999 Telephone No.: 205-625-3574

with a copy to:

Dorsey & Whitney LLP 51 West 52nd Street New York, New York 10019-6119 Attention: Steven Khadavi Telecopier No.: 646-390-6549 Telephone No.: 212-415-9200

(H)	If to any other Credit Party, at

c/o Otelco Inc. 505 3rd Avenue East Oneonta, Alabama 35121 Attention: President Telecopier No.: 205-274-8999 Telephone No.: 205-625-3574

with a copy to:

Dorsey & Whitney LLP 51 West 52nd Street New York, New York 10019-6119 Attention: Steven Khadavi Telecopier No.: 646-390-6549 Telephone No.: 212-415-9200

ANNEX J (from Annex A — Commitments definition)

to

CREDIT AGREEMENT

Lenders:

GENERAL ELECTRIC CAPITAL CORPORATION

Revolving Loan Commitment:	$5,000,000
Total Term Loan Commitment:	$[142,000,000]

COBANK, ACB

Revolving Loan Commitment (including a Swing Line Commitment of $1,500,000):	$
Total Term Loan Commitment:	$

RAYMOND JAMES, FSB

Revolving Loan Commitment:	$
Total Term Loan Commitment:	$

UNION BANK OF CALIFORNIA, N.A.

Revolving Loan Commitment:	$
Total Term Loan Commitment:	$

WEBSTER BANK, N.A.

Revolving Loan Commitment:	$
Total Term Loan Commitment:	$

CIBC, INC.

Total Term Loan Commitment:	$

J-1

EXHIBIT 2

New Stockholders Agreement

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of                     , 2013, by and among OTELCO INC. (the “Company”), a Delaware corporation, GE CAPITAL EQUITY INVESTMENTS, INC., a Delaware corporation (“GE Capital”), COBANK, ACB (“CoBank”), RAYMOND JAMES BANK, FSB (“Raymond James”), UNION BANK OF CALIFORNIA, N.A. (“Union Bank”), WEBSTER BANK, NATIONAL ASSOCIATION (“Webster Bank”), and CIBC, INC. (“CIBC”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of the Joint Prepackaged Plan of Reorganization for Otelco Inc. and Its Affiliated Debtors, dated as of [            ], 2013, the Stockholders have acquired from the Company the shares of Class B Common Stock set forth opposite their respective names on Schedule I hereto; and

WHEREAS, the Company and the Stockholders believe that it is in the best interest of the Company and the Stockholders that provision be made for the continuity and stability of the business and policies of the Company, and, accordingly, desire to make certain arrangements among themselves with respect to certain matters set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Definitions. As used herein, the following terms have the following respective meanings:

(a)   “Affiliate” means any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person.

(b)   “Amended Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of [            ], 2013, among the Company, the other persons designated therein as “Credit Parties”, General Electric Capital Corporation, acting as agent on behalf of itself as a lender and the other lenders signatory thereto from time to time (as such Amended Credit Agreement may be amended, modified, restated, supplemented, refunded, replaced or refinanced from time to time).

(c)   “Capital Stock” means, collectively, the shares of Class A Common Stock, Class B Common Stock and any class or series of common stock or preferred stock of the Company authorized after the date hereof, or any other class or series of stock resulting from successive changes or reclassifications of any class or series of common stock or preferred stock of the Company.

(d)   “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended, modified, restated or supplemented from time to time.

(e)   “Class A Common Stock” means the shares of Class A common stock, $0.01 par value per share, of the Company.

(f)   “Class B Common Holder” means GE Capital, CoBank, Raymond James, Union Bank of California, Webster Bank and CIBC, individually, and any subsequent Permitted Transferee of any of his, her or its shares of Class B Common Stock.

(g)   “Class B Common Stock” means the shares of Class B common stock, $0.01 par value per share, of the Company.

(h)   “Dispose” or “Disposition” (and any derivatives thereof) means (i) a voluntary or involuntary sale, assignment, mortgage, grant, pledge, hypothecation, exchange, transfer, conveyance or other disposition of a Stockholder’s Shares and (ii) any agreement, contract or commitment to do any of the foregoing.

(i)   “Eligible Purchaser” means, with respect to any issuance of New Issuance Securities, a Stockholder or its designee so long as such Stockholder (or its designee) is an accredited investor (as such term is defined in Rule 501 under the Securities Act or any similar rule then in effect) at the time of the purchase of such New Issuance Securities.

(j)   “Encumbrance” or “Encumber” means any lien, claim, charge, pledge, mortgage, encumbrance, security interest, preferential arrangement, restriction on voting or alienation of any kind, adverse interest or the interest of a third party under any conditional sale agreement, capital lease or other title retention agreement.

(k)   “New Issuance Securities” means Shares other than Shares issued or issuable: (i) in a strategic partnership, joint venture or similar corporate partnering transaction; (ii) in connection with any bank financing or similar financing transactions; (iii) in connection with the acquisition of another entity by merger, purchase of all or substantially all of the assets of such entity or other reorganization resulting in the ownership by the Company and its Subsidiaries of more than fifty percent (50%) of the voting power of such entity; (iv) to officers, directors or employees of, or advisors or consultants to, the Company or any of its Subsidiaries pursuant to the Stock Incentive Plan; (v) upon the conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of the Certificate of Incorporation; or (vi) to finance the purchase of shares of Class B Common Stock pursuant to the exercise by the Company of its redemption right in Section 4 of this Agreement.

(l)   “Percentage Interest” means, with respect to any Stockholder, the quotient obtained by dividing the number of Shares then owned by that Stockholder by the number of Shares then owned by all stockholders of the Company.

(m)   “Permitted Transferees” means, in the case of any Stockholder or its Permitted Transferee, (i) the respective Affiliates, investors, partners, limited partners, and members of such Stockholder, or any of their respective Affiliates, (ii) any other Stockholder, and (iii) any Person to whom a Stockholder is permitted to transfer Shares under the Amended Credit Agreement; provided, however, that in each case (1) such Permitted Transferee must execute and deliver a joinder, in form and substance satisfactory to the Company, to this Agreement, agreeing to comply with all applicable provisions of this Agreement and (2) such Disposition must comply with the requirements regarding Dispositions set forth in the Amended Credit Agreement.

(n)   “Person” means any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

(o)   “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.

(p)   “Shares” means, with respect to any Stockholder, (i) the shares of Capital Stock held at any time by such Stockholder, (ii) any option, warrant or other right held at any time by any Stockholder, exercisable for shares of Capital Stock, and (iii) any security held at any time by such Stockholder, convertible or exchangeable for Capital Stock.

(q)   “Stockholder” means each Class B Common Holder, individually. The Class B Common Holders are sometimes hereinafter collectively referred to as the “Stockholders”.

(r)   “Stock Incentive Plan” means each of the Company’s stock option or equity incentive plan(s) now in existence or, with the consent of the Board of Directors of the Company, as amended or to be established in the future.

(s)   “Subsidiaries” means, with respect to any Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company or to Subsidiaries thereof.

SECTION 2.  Transfers of Capital Stock.

(a)   None of the Stockholders shall effect a Disposition of any of his, her or its shares of Capital Stock, except (1) to such Stockholder’s Permitted Transferees or (2) as provided in the Amended Credit Agreement. In addition, notwithstanding any provision herein to the contrary, in no event shall a Stockholder effect a Disposition of any of his, her or its shares of Class B Common Stock to a transferee

2

pursuant to this Section 2 unless such Stockholder concurrently transfers to such transferee a ratable portion of such Stockholder’s rights and obligations under the Amended Credit Agreement.

(b)   No Disposition may be effected by any Stockholder unless the transferring holder causes the transferee to execute and deliver a counterpart copy of this Agreement to the Company, in which such transferee agrees in writing to be bound by the terms of this Agreement. Any Person who is a transferee of shares under this Section 2 shall become a party to this Agreement as a Stockholder by executing and delivering a written joinder to this Agreement, in form and substance reasonably satisfactory to the Company, agreeing to be bound by and to comply with all applicable provisions of this Agreement, whereupon such person shall have the benefits of, and shall be subject to the obligations of and restrictions applicable to, a Stockholder, as set forth in this Agreement. Such written joinder agreement shall constitute a Modification (as defined herein) of this Agreement without any further action of the other parties hereto.

(c)   Any purported Disposition in violation of this Agreement shall be null and void ab initio, and the Company shall not recognize any such Disposition or accord to any such purported transferee any rights as a Stockholder.

SECTION 3.  Preemptive Rights. After the date hereof and subject to the Certificate of Incorporation:

(a)   If the Company proposes to issue any New Issuance Securities, each Eligible Purchaser shall have the right of first refusal to purchase a portion of such New Issuance Securities (a “Ratable Portion”) equal to the total number of New Issuance Securities, multiplied by such Eligible Purchaser’s Percentage Interest.

(b)   The Company shall give each Eligible Purchaser at least fifteen (15) days prior written notice of any such proposed issuance of New Issuance Securities (an “Issuance Notice”) setting forth in reasonable detail the proposed terms and conditions thereof and shall offer to each such Eligible Purchaser the opportunity to purchase such Eligible Purchaser’s Ratable Portion of such New Issuance Securities at the same price, on the same terms and at the same time as the New Issuance Securities are proposed to be issued by the Company. An Eligible Purchaser may exercise its right of first refusal by delivery of an irrevocable written notice to the Company not more than twenty (20) days after the receipt of any such Issuance Notice. If an Eligible Purchaser fails to agree in writing within such twenty (20)-day period to purchase his, her or its full Ratable Portion of New Issuance Securities (a “Nonpurchasing Stockholder”), then such Nonpurchasing Stockholder shall forfeit the right hereunder to purchase that part of his, her or its full Ratable Portion of such New Issuance Securities that he, she or it did not so agree to purchase.

(c)   If an Eligible Purchaser fails to exercise the rights granted to him, her or it in Sections 3(a) and (b) above (the “Preemptive Right”) within the periods specified in such sections, then the Company shall have one hundred eighty (180) days thereafter to issue the New Issuance Securities with respect to which such Eligible Purchaser’s Preemptive Rights were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Issuance Notice; provided that if the issuance of such New Issuance Securities has not occurred during such one hundred eighty (180)-day period as a result of a review by the Securities and Exchange Commission, then the Company shall have an additional ninety (90) days to issue such New Issuance Securities. If the Company has not issued the New Issuance Securities within the period specified in the preceding sentence, then the Company shall not thereafter issue any New Issuance Securities without again first offering such New Issuance Securities to Eligible Purchasers pursuant to this Section 3. The obligations of the Eligible Purchasers exercising their Preemptive Rights shall be conditioned upon the consummation of the proposed issuance of such New Issuance Securities by the Company.

(d)   If the Preemptive Right is exercised by a designee of a Stockholder, then such designee must agree in writing to be bound by the terms of this Agreement.

SECTION 4.  Redemption Right.

(a)   Within fifteen (15) days after the indefeasible payment in cash in full of the Company’s Obligations (as defined in the Amended Credit Agreement) under the Amended Credit

3

Agreement (including the cash collateralization of any outstanding letters of credit) and termination of the Commitments (as defined in the Amended Credit Agreement) thereunder (a “Redemption Event”), the Company may elect, at its option, to furnish to the Class B Common Holders written notice (the “Redemption Notice”) setting forth the occurrence of a Redemption Event. The Redemption Notice shall give rise to the requirement that the Company purchase from the Class B Common Holders all, but not less than all, of the shares of outstanding Class B Common Stock held by the Class B Common Holders (the “Company Share Redemption”). The Redemption Notice shall be deemed an irrevocable commitment of the Company to purchase all of the shares of Class B Common Stock from the Class B Common Holders. The price to be paid for the shares of Class B Common Stock (the “Purchase Price”) shall be an amount equal to (i) 2.5% of the outstanding principal obligations under the Amended Credit Agreement as of the Closing Date (as defined in the Amended Credit Agreement), if the redemption is effected on or before March 31, 2014, (ii) 5% of the outstanding principal obligations under the Amended Credit Agreement as of the Closing Date if the redemption is effected after March 31, 2014 and on or before March 31, 2015 or (iii) 7.5% of the outstanding principal obligations under the Amended Credit Agreement as of the Closing Date, if the redemption is effected after March 31, 2015 and on or before March 31, 2016. The foregoing right of the Company to redeem the shares of Class B Common Stock held by the Class B Common Holders shall terminate on March 31, 2016.

(b)   Following any election by the Company pursuant to Section 4(a) to redeem all of the outstanding shares of Class B Common Stock, the Company and the Class B Common Holders shall cooperate in good faith and use their respective reasonable best efforts to consummate the Company Share Redemption as promptly as reasonably practicable and, in any event, within thirty (30) days following the Class B Common Holders’ receipt of the Redemption Notice. Payment of any amounts due to the Class B Common Holders under this Section 4 shall be made by the Company to the Class B Common Holders in cash at the closing of the Company Share Redemption.

SECTION 5.  Information Rights. The Company shall use its good faith efforts to deliver to each Stockholder that is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (each an “Institutional Holder”) notice of any actions taken by the holders of Capital Stock at a meeting or by written consent. In addition, the Company shall deliver to such Institutional Holders:

(a)   as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year and (ii) statements of income and of cash flows for such year, all such financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Company; and

(b)   as soon as practicable, but in any event within forty five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and of cash flows for such quarter, and an unaudited balance sheet as of the end of such quarter, all prepared in accordance with generally accepted accounting principles (“GAAP”) (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

SECTION 6.  Observer Rights. So long as a Class B Common Holder holds at least fifteen percent (15%) of the shares of Capital Stock acquired by all Class B Common Holders on the date hereof, such Class B Common Holder shall have the right to designate an individual to attend each meeting of the Board of Directors of the Company and each committee thereof, as an observer, without voting rights, and to receive a copy of all materials distributed to members of the Board of Directors of the Company and each committee thereof, in each case at the expense of such Class B Common Holder. Such observer shall be entitled to notice of each meeting of the Board of Directors of the Company and each committee thereof to the same extent that members of the Board of Directors of the Company are entitled to notice of such meetings.

SECTION 7.  Confidentiality. Each Stockholder recognizes and acknowledges that all information obtained by such Stockholder pursuant to any rights that it may have under Section 5 or 6 above that is not generally known in the public domain constitutes valuable, special, unique and proprietary information. Each Stockholder agrees that it will not at any time, directly or indirectly, disclose, disseminate, publish or permit the disclosure, dissemination or publication of such information to or for any other Person or utilize the same for any reason or purpose whatsoever other than for the benefit and at the request of the Company.

4

SECTION 8.  Legend on Stock Certificates. Each certificate, if any, representing Shares shall bear the following legend until such time as the Shares represented thereby are no longer subject to the provisions hereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY REFORM ACT OF 1978, AS AMENDED (THE ”BANKRUPTCY CODE“), AND MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ”SECURITIES ACT“), PROVIDED THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE. IF THE HOLDER IS DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE, THEN THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED (1) PURSUANT TO (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES AND (2) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE ISSUER (THE ”COMPANY“) OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.

THE SALE, TRANSFER, ENCUMBRANCE AND OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE STOCKHOLDERS’ AGREEMENT, DATED AS OF                                 , AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK (AS THE SAME MAY BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

Each certificate representing Shares of Class B Common Stock shall also include the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AUTOMATIC CONVERSION PURSUANT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY, A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

SECTION 9.  Duration of Agreement. The rights and obligations of each Stockholder under this Agreement shall terminate as to such Stockholder upon the transfer of all Shares owned by such Stockholder in accordance with this Agreement. Upon the earlier to occur of (a) the conversion of all shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of the Certificate of Incorporation and (b) the date on which the Company and the holders of a majority of the outstanding shares of Class B Common Stock, if shares of Class B Common Stock are issued and outstanding, agree to terminate this Agreement, the rights and obligations of the Company and each Stockholder under this Agreement shall terminate; provided, however, that no Modification (as defined below) shall be effective to reduce the percentage of the shares of Class B Common Stock the consent of the holders of which is required under this Section 9.

SECTION 10.  Representations and Warranties. Each Stockholder represents and warrants to the Company and the other Stockholders as follows:

(a)   The execution, delivery and performance of this Agreement by such Stockholder will not violate any provision of law, any order of any court or other agency of government, any provision of the governing documents of such Stockholder or any provision of any indenture, agreement or other instrument to which such Stockholder or any of his, her or its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any

5

such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Stockholder.

(b)   This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(c)   The Shares of such Stockholder listed on Schedule I hereto constitute all the Shares owned by such Stockholder, and such Stockholder does not have any right or obligation to acquire any additional shares of capital stock of the Company except as provided herein.

The representations and warranties contained in this Section 10 shall survive the execution and delivery of this Agreement.

SECTION 11.  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH AND ENFORCED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE, OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF DELAWARE.

SECTION 12.  JURISDICTION.

(a)   EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SHARES OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT THE SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HIS, HER OR ITS ADDRESS SET FORTH IN SECTION 14 HEREOF, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(b)   EACH OF THE COMPANY AND THE STOCKHOLDERS HEREBY WAIVES HIS, HER OR ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE SHARES, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE COMPANY AND THE STOCKHOLDERS HEREBY WAIVES ANY RIGHT HE, SHE OR IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT EACH OTHER PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

SECTION 13.  Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise provided herein (including as provided in Section 2 with respect to Dispositions to Stockholders’ Permitted Transferees), neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated in whole or in part by any of the parties hereto without the prior written consent of the other parties hereto, and any

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such assignment without such prior written consent shall be null and void ab initio. Any Disposition of Shares, in violation of the provisions of this Agreement, shall be null and void ab initio.

SECTION 14.  Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) must be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) business days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email, telecopy or other similar facsimile transmission during normal business hours of the recipient, or, if not sent during normal business hours of the recipient, then on the next business day (with such email, telecopy or facsimile promptly confirmed by delivery of a copy by United States Mail as provided in clause (a) above), (c) one (1) business day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, telecopier number or email address set forth below or to such other address, telecopier number or email address as may be substituted by Notice given as herein provided.

(a)	If to GE Capital:

GE Capital Equity Investments, Inc.
201 Merritt 7
Norwalk, CT 06851
Attention: Otelco Account Manager
Telecopier No.: (513) 770-5332

with a copy to:

King & Spalding LLP
1180 Peachtree Street NE
Atlanta, GA 30309
Attention: William G. Roche
Telecopier No.: (404) 572-5133
Email: broche@kslaw.com

(b)	If to [ ]:

[ ]

(c)	If to the Company:

Otelco Inc.
505 Third Avenue East
Oneonta, AL 35121
Attention: Chief Financial Officer
Telecopier No.: (205) 625-3523
Email: curtis@otelcotel.com

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with a copy to:

Dorsey & Whitney LLP
51 West 52nd Street
New York, NY 10019
Attention: Steven Khadavi
Telecopier No.: (646) 390-6549
Email: khadavi.steven@dorsey.com

(d)	if to any other Stockholder:

at the address for such Person set forth on Schedule I hereto.

SECTION 15.  Modification. Except as otherwise provided herein, neither this Agreement nor any provision hereof shall be modified, amended, discharged or terminated (collectively, a “Modification”) except by an instrument in writing signed by the Company and the holders of a majority of the outstanding shares of Class B Common Stock if shares of Class B Common Stock are issued and outstanding; provided, however, that no Modification shall be effective to reduce the percentage of the Shares the consent of the holders of which is required under this Section 15.

SECTION 16.  Entire Agreement. This Agreement constitutes the entire agreement among the undersigned with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings, oral or written, among any or all of the undersigned relating to such subject matter.

SECTION 17.  Signatures Counterparts. Telefacsimile or email transmissions of any executed original document and/or retransmission of any executed telefacsimile or email transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile or email transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 18.  Specific Performance. The parties hereto agree that the breach by any party hereto of the provisions of this Agreement would result in substantial damage to the other parties hereto which would be difficult, if not impossible, to ascertain, and by reason of that fact the parties hereto agree that in the event of any such breach, the non-breaching parties shall have the right to enforce this Agreement by injunction or other proceeding in equity without the posting of a bond or other security.

SECTION 19.  Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

SECTION 20.  Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

OTELCO INC.

By:	______________________________
Name:
Title:

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	______________________________
Name:
Title:

COBANK, ACB

By:	______________________________
Name:
Title:

RAYMOND JAMES BANK, FSB

By:	______________________________
Name:
Title:

UNION BANK OF CALIFORNIA, N.A.

By:	______________________________
Name:
Title:

WEBSTER BANK, NATIONAL ASSOCIATION

By:	______________________________
Name:
Title:

CIBC, INC.

By:	______________________________
Name:
Title:

Schedule I

Stockholders’ Ownership

Stockholder	Shares of Class B Common Stock
GE Capital Equity Investments, Inc.
CoBank, ACB
Raymond James Bank, FSB
Union Bank of California, N.A.
Webster Bank, National Association
CIBC, Inc.

EXHIBIT 3

List of Officers and Directors

[To Come in Plan Supplement]

EXHIBIT 4

Certificate of Incorporation of Otelco Inc.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OTELCO INC.
a Delaware corporation

Otelco Inc., a Delaware corporation (the “Corporation”), hereby adopts this Amended and Restated Certificate of Incorporation pursuant to the provisions of Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware.

1.   The present name of the Corporation is Otelco Inc. The Corporation was originally formed as a Delaware limited liability company under the name Rural LEC Acquisition LLC.

2.   The original Certificate of Formation of the Corporation was filed with the Secretary of State of the State of Delaware on October 20, 1998. The Corporation converted to a Delaware corporation on December 21, 2004 and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware and changed its name to Otelco Inc. on that date.

3.   This Amended and Restated Certificate of Incorporation, which has been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, is being filed as required by that certain Joint Prepackaged Plan of Reorganization for the Corporation and its Affiliated Debtors, dated as of                  , 2013, as filed with the United States Bankruptcy Court for the District of Delaware (the “Court”) on                  , 2013 (Case No.              (    )) and confirmed by the Court on                  , 2013.

4.   The original Certificate of Incorporation is hereby amended and restated by this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

ARTICLE I

The name of the Corporation is Otelco Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Corporate Research, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A.   Authorized Classes of Stock and Number of Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is [•] shares of common stock, $0.01 par value per share, of which [•] shares are designated as Class A common stock (the “Class A Common Stock”) and [•] shares are designated as Class B common stock (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”).

B.	Class A Common Stock.

1.   Dividend Rights. Subject to applicable law, this Certificate of Incorporation, the rights, if any, of the holders of any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends or other distributions, and the rights of the holders of Class B Stock to participate in such dividends or other distributions pursuant to Article IV.C.1, dividends and other distributions of cash, capital stock or property may be declared and paid on the Class A

Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion may determine. All dividends and other distributions paid pursuant to this Article IV.B.1 shall be paid pro rata to the holders entitled thereto.

2.   Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of Common Stock on a pro rata basis.

3.   Voting Rights. Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held, shall be entitled to notice of stockholder meetings in accordance with the Bylaws of the Corporation (the “Bylaws”) and shall be entitled to vote upon such matters and in such manner as is otherwise provided herein or as may be provided by applicable law.

C.	Class B Common Stock.

1.   Dividend Rights. If the Corporation declares and pays any dividend or other distribution on shares of Class A Common Stock as provided for in Article IV.B.1, the holders of the shares of Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation that are by law available therefor, dividends or other distributions in respect of each share of Class B Common Stock, in the same amount per share as the holders of shares of Class A Common Stock. The Corporation shall not declare and pay any dividend or other distribution on shares of Class A Common Stock as provided for in Article IV.B.1, unless it simultaneously declares and pays an equivalent per share dividend or other distribution to the holders of the shares of Class B Common Stock. All dividends and other distributions paid pursuant to this Article IV.C.1 shall be paid pro rata to the holders entitled thereto. Notwithstanding any provision of this Certificate of Incorporation, if dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for, Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for, Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for, Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for, the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively). In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, divided, combined or reclassified unless the outstanding shares of the other class shall be proportionately split, divided, combined or reclassified.

2.   Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of Common Stock on a pro rata basis.

3.   Voting Rights. Except as otherwise required by applicable law or set forth in this Certificate of Incorporation, the holders of Class B Common Stock shall not be entitled to vote.

4.   Automatic Conversion of Class B Common Stock. If (a) all of the outstanding Obligations (as defined below) of the Corporation under the Amended Credit Agreement (as defined below) have been satisfied in full (including the cash collateralization of any outstanding letters of credit) and (b) all of the Commitments (as defined below) of the Lenders (as defined below) under the Amended Credit Agreement have been terminated in accordance with the provisions of Section 7 of the Amended Credit Agreement, then each share of Class B Common Stock as of the date of such satisfaction in full of all Obligations and termination of all Commitments shall automatically and without further action be converted into one share of Class A Common Stock. The Corporation will publicly disclose the date and time that such Obligations have been satisfied and such Commitments have been terminated.

(a)   “Amended Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of [            ], 2013, among the Corporation, the other persons designated therein as “Credit Parties,” General Electric Capital Corporation, acting as agent on behalf of itself as a lender and the other lenders signatory thereto from time to time, as amended from time to time.

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(b)   “Commitments” has the meaning specified in the Amended Credit Agreement.

(c)   “Lenders” has the meaning specified in the Amended Credit Agreement.

(d)   “Obligations” has the meaning specified in the Amended Credit Agreement.

ARTICLE V

A.   In the event that either (1) the Corporation’s Consolidated Total Leverage Ratio (as defined in the Amended Credit Agreement), at the end of any Fiscal Quarter (as defined in the Amended Credit Agreement), is more than 4.25:1.0 or (2) an Event of Default (as defined in the Amended Credit Agreement) shall have occurred under Section 8.1(a) of the Amended Credit Agreement (the events described in the foregoing subsections (1) and (2) are referred to herein as a “Trigger Event” or “Trigger Events”), the Corporation and its Subsidiaries (as defined in the Amended Credit Agreement) shall within one hundred and eighty (180) days of the occurrence of a Trigger Event (the “Initial Outside Date”), effectuate the sale of their assets or equity interests (a “Liquidity Transaction”). Notwithstanding anything herein to the contrary, any Credit Party’s (as defined in the Amended Credit Agreement) determination as to whether to consummate any Liquidity Transaction shall be determined by the Credit Party’s board of directors in the exercise of such board of directors’ reasonable business judgment, which determination and business judgment shall take into consideration the board of directors’ fiduciary duties and its obligations, if any, to the Credit Party’s stockholders and creditors.

B.   In furtherance of the Liquidity Transaction under Article V.A, (1) on or prior to the date which is forty-five (45) days after the occurrence of a Trigger Event, the Credit Parties shall engage a nationally recognized investment banker selected by the Corporation (the “Investment Bank”) that is reasonably satisfactory to the Requisite Lenders (as defined in the Amended Credit Agreement) and who has been retained pursuant to an engagement letter whose final form has been disclosed to the Agent (as defined in the Amended Credit Agreement), and has been executed in a form reasonably satisfactory to the Agent, (2) on or prior to the date which is seventy-five (75) days after the occurrence of a Trigger Event, the Corporation shall have distributed to prospective buyers and prospective investors (or to the Investment Bank for distribution to such buyers and investors) a confidential information memorandum for the potential Liquidity Transaction in customary form and in a form approved by the Investment Bank, (3) on or prior to the date which is one hundred thirty (130) days after the occurrence of a Trigger Event, the Corporation shall have received final bids related to the Liquidity Transaction, (4) on or prior to the date which is one hundred forty-five (145) days after the occurrence of a Trigger Event, the Corporation shall have selected the final bidder or bidders for the Liquidity Transaction, and (5) on or prior to the Initial Outside Date, the Liquidity Transaction shall have been consummated. Notwithstanding anything herein to the contrary, any Credit Party’s determination as to whether to consummate any Liquidity Transaction shall be determined by the Credit Party’s board of directors in the exercise of such board of directors’ reasonable business judgment, which determination and business judgment shall take into consideration the board of directors’ fiduciary duties and its obligations, if any, to the Credit Party’s stockholders and creditors. If (i) Governmental Authorization (as defined in the Amended Credit Agreement) for the Liquidity Transaction has not been obtained or (ii) the waiting period (and extensions thereof) applicable to the Liquidity Transaction under the Hart-Scott Rodino Antitrust Improvement Act of 1976 have not expired or been early terminated by the Initial Outside Date and the Corporation is working in good faith to obtain such approval, expiration or termination, as the case may be, the Corporation may extend the Initial Outside Date for a period of up to one hundred twenty (120) days by giving notice of such extension to the Agent or alternatively, if stockholder approval of the Liquidity Transaction has not been obtained by the Initial Outside Date and the Corporation is working in good faith to obtain such approval, provided the Corporation has executed a definitive, written agreement memorializing the Liquidity Transaction, on or prior to the date which is one hundred eighty (180) days after the occurrence of a Trigger Event, the Corporation may extend the Initial Outside Date for a period of forty-five (45) days by giving notice of such extension to the Agent. The Initial Outside Date may be extended solely to the extent necessary to enable the Corporation to obtain the applicable Governmental Authorization, stockholder approval or expiration or termination for the Liquidity Transaction and in no event shall the Initial Outside Date be extended by more than one hundred twenty (120) days in the aggregate.

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C.   Subject to the execution by the Agent and its advisors and the Corporation of a mutually acceptable confidentiality agreement and applicable law, the Corporation will at all times keep the Agent and its advisors reasonably informed as to the status of the pursuit of a Liquidity Transaction and will in any event provide current and frequent (no less frequently than twice per month and in any event promptly following the occurrence of a material event in connection with the pursuit of a Liquidity Transaction) updates of the amount, number and status of all bids, the range of values of the Corporation reflected in bids or refinancing proposals, the timing and occurrence of visits by representatives of prospective buyers or investors, copies of all management presentations and sale memorandum submitted to prospective buyers or investors, copies of letters of intent or final commitment letters submitted by prospective buyers and investors and copies of all draft and final material documents for the Liquidity Transaction, provided, that until delivery of final letters of intent or final commitment letters, as the case may be, the Corporation may redact the names (and other identifying information) of the prospective buyers and investors, at which time the Corporation shall disclose the name of the prospective buyer or investor providing such final document. At the written request of the Agent or the Requisite Lenders, the Corporation will participate in conference calls (at times to be mutually agreed with the Corporation, such agreement not to be unreasonably withheld or delayed) with the Lenders and the Agent regarding the progress of the pursuit of the Liquidity Transaction; provided, such calls shall not occur more than twice per month and any such call shall constitute the fulfillment of the requirement to keep the Lenders informed as to the status of the pursuit of a Liquidity Transaction required by this Article V.C, but shall not be deemed to fulfill any document delivery requirements under this Article V.C. All requests for information by the Lenders relative to the Liquidity Transaction shall be made either through the Agent or at such conference calls.

D.   Without limitation of the foregoing, the Corporation shall be deemed to have fulfilled its twice per month reporting obligations under Article V.C if the Corporation on a twice per month basis from and after the occurrence of a Trigger Event, shall deliver to the Agent, which reports and information are subject to the Agent’s and each Lender’s confidentiality requirements pursuant to Section 11.8 of the Amended Credit Agreement and applicable law, an updated chart prepared by the Corporation or the Investment Bank, in form and substance reasonably satisfactory to the Agent, for each prospective buyer and investor (whose names and other identifying information may be redacted until delivery of a final letter of intent or commitment letter, as the case may be, in which the name and other identifying information of the prospective buyer or investor providing such final document shall be disclosed) that has been contacted by the Investment Bank, (1) whether and/or when a teaser letter was sent to any such prospective buyer or investor, (2) whether and/or when the prospective buyer or investor entered into a confidentiality agreement, (3) whether and/or when a sale memorandum was delivered to any such prospective buyer, (4) whether and/or when the prospective buyer or investor delivered a written indication of interest (or any revised version), (5) whether and/or when the prospective buyer or investor delivered a letter of intent or commitment letter or term sheet (or any revised version), (6) to the extent such information is contained in similar charts prepared by the Investment Bank for distribution to representatives of the Credit Parties, the dates and, to the extent not prohibited by an agreement or by applicable law, the substance of communications between any representatives of the Credit Parties and representatives of the prospective buyer or investor and (7) to the extent such information is contained in similar charts prepared by the Investment Bank for distribution to representatives of the Credit Parties, any other material information relating to the status of the prospective buyer’s or investor’s participation in the sale process.

ARTICLE VI

A.   In the event that one or more Class B Common Holders (the “Selling Holders”) acting together or pursuant to a common plan or arrangement proposes to Dispose of fifty percent (50%) or more of the Shares of Class B Common Stock then owned by all Class B Common Holders to a Bona Fide Purchaser, then the Selling Holders may, at their option, require each of the other Stockholders (the “Non-Selling Holders”) to Dispose of all or, if applicable, a pro rata portion of the Shares held by them (the “Bring-Along Right”) to such Bona Fide Purchaser for the same consideration per share and otherwise on the same terms and conditions upon which the Selling Holders effect the Disposition of their Shares. The Bring-Along Right described in this Article VI.A shall only be exercisable by Class B Common Holders following the occurrence of a Trigger Event.

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B.   If the Selling Holders desire to exercise their rights pursuant to Article VI.A, the Selling Holders shall deliver to the Corporation, and the Corporation shall within ten (10) days thereafter deliver to the Non-Selling Holders written notice (“Sale Notice”) setting forth the identity of the Bona Fide Purchaser and the consideration per share to be paid by such Bona Fide Purchaser and the other terms and conditions of such Disposition. Such Sale Notice must be delivered at least ten (10) days prior to the closing of the proposed Disposition. At the closing of the Disposition by the Selling Holders of their Shares, each of the Non-Selling Holders shall deliver to the Bona Fide Purchaser a certificate or certificates, if any, evidencing such Non-Selling Holder’s pro rata portion of Shares to be Disposed of, together with an appropriate assignment separate from certificate duly executed in a proper form to effect the Disposition of such Shares from the Non-Selling Holders to the Bona Fide Purchaser on the books and records of the Corporation, provided, that the Bona Fide Purchaser delivers to such Non-Selling Holders for their Shares the same consideration per Share and otherwise on the same terms and conditions upon which the Selling Holders effect the Disposition of their Shares. If any Non-Selling Holder shall fail to deliver such certificate(s) and assignment to the Bona Fide Purchaser, the consideration payable to such Non-Selling Holder shall be paid to a depositary on behalf of such Non-Selling Holder, and upon such payment the Corporation shall cancel the Shares of such Non-Selling Holder on the records of the Corporation and cause a notation to be made on its books and records to reflect that the Shares of such Non-Selling Holder have been cancelled and represent only the right to receive the consideration payable in such Disposition upon surrender of his, her or its Share certificate(s) and assignment. For purposes of this Article VI: (1) all options, warrants and other rights to acquire securities that are “in the money” shall be treated as the number of Shares issuable upon the full exercise thereof, less such number of Shares the aggregate fair market value of which (based on the value attributed in such Disposition) would be required to pay the aggregate exercise price therefor and (2) all options, warrants and other rights to acquire securities that are not “in the money” shall be cancelled effective on the closing of the Disposition contemplated hereunder; provided, however, that all options and other rights to acquire securities granted pursuant to a Stock Incentive Plan shall be treated in accordance with the terms of such plan. In addition to the foregoing, in the event any Disposition is structured as a merger, at the discretion of the Selling Holders and the Bona Fide Purchaser, each holder of Common Stock subject to the Bring-Along Right shall be required, if such merger requires Stockholders to vote thereupon or consent thereto, (x) to consent to the Disposition by voting all of the shares of Common Stock held by such Non-Selling Holder in favor of, or to consent to, any such Disposition, and (y) if applicable, not to exercise any appraisal or similar rights with respect to such Disposition.

C.   If, within one-hundred eighty (180) days after the Selling Holders’ delivery of the Sale Notice required pursuant to Article VI.B. (or such longer period in order to obtain necessary regulatory approvals), the Selling Holders have not completed the Disposition of their Shares and that of the Non-Selling Holders in accordance herewith, the Selling Holders shall return to the Non-Selling Holders the certificates and assignments of certificates with respect to the Non-Selling Holders’ Shares which the Non-Selling Holder delivered pursuant to this Article VI. Upon the Non-Selling Holder’s receipt of such materials, all the restrictions on Disposition contained in this Agreement with respect to the Shares owned by the Stockholders shall again be in effect.

D.   All Dispositions of Shares to be made pursuant to this Article VI shall be subject to the following terms:

1.   the Non-Selling Holders shall deliver to the Bona Fide Purchaser the certificates evidencing the Shares being Disposed of, free and clear of Encumbrances, together with duly executed stock transfer powers in favor of the Bona Fide Purchaser or its nominees and such other documents, including evidence of ownership and authority, as the Bona Fide Purchaser may reasonably request;

2.   except as otherwise specifically set forth herein, the Non-Selling Holders shall not be required to make any representations or warranties to any Person in connection with such Disposition, including any representations or warranties with respect to the Corporation or any Credit Party, except as to (i) good title to the Shares being Disposed of, (ii) the absence of Encumbrances with respect to the Shares being Disposed of, (iii) its valid existence and good standing (if applicable), (iv) the authority for, and validity and binding effect of (as against such Non-Selling Holder), any agreement entered into by such Non-Selling Holder in connection with such Disposition, (v) the fact that such Non-Selling Holder’s Disposition will not conflict with or result in a breach of or constitute a default under, or violation of, its governing documents or

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any indenture, lease, loan or other agreement or instrument by which he, she or it is bound or affected, (vi) all required material consents to such Non-Selling Holder’s Disposition and material governmental approvals having been obtained (excluding any securities laws) and (vii) the fact that no broker’s commission is payable by the Non-Selling Holder as a result of Non-Selling Holder’s conduct in connection with the Disposition; and

3.   the Non-Selling Holders shall not be required to enter into any non-solicitation or non-competition agreement in connection with such Disposition.

E.   As used in this Article VI, the following defined terms have the meanings indicated below:

1.   “Affiliate” means any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person.

2.   “Bona Fide Purchaser” means any Person who or which has delivered a good faith written offer to purchase all or any portion of a Stockholder’s Shares other than an Affiliate of such Stockholder.

3.   “Capital Stock” means, collectively, the shares of Class A Common Stock, Class B Common Stock and any class or series of common stock or preferred stock of the Corporation authorized after the date hereof, or any other class or series of stock resulting from successive changes or reclassifications of any class or series of common stock or preferred stock of the Corporation.

4.   “Class A Common Holder” means a holder of Class A Common Stock, individually, and any subsequent transferee of his, her or its shares of Class A Common Stock.

5.   “Class B Common Holder” means a holder of Class B Common Stock, individually, and any subsequent transferee of his, her or its shares of Class B Common Stock.

6.   “Dispose” or “Disposition” (and any derivatives thereof) means (i) a voluntary or involuntary sale, assignment, mortgage, grant, pledge, hypothecation, exchange, transfer, conveyance or other disposition of a Stockholder’s Shares, and (ii) any agreement, contract or commitment to do any of the foregoing. Any such Disposition may be structured as a merger of an affiliate of a Bona Fide Purchaser with and into the Corporation at the discretion of the Selling Holders and the Bona Fide Purchaser.

7.   “Encumbrance” or “Encumber” means any lien, claim, charge, pledge, mortgage, encumbrance, security interest, preferential arrangement, restriction on voting or alienation of any kind, adverse interest or the interest of a third party under any conditional sale agreement, capital lease or other title retention agreement.

8.   “Person” means any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

9.   “Shares” means, with respect to any Stockholder, (i) the shares of Capital Stock held at any time by such Stockholder, (ii) any option, warrant or other right held at any time by any Stockholder, exercisable for shares of Capital Stock, and (iii) any security held at any time by such Stockholder, convertible or exchangeable for Capital Stock.

10.   “Stock Incentive Plan” means each of the Corporation’s stock option or equity incentive plan(s) now in existence or, with the consent of the Board of Directors, as amended or to be established in the future.

11.   “Stockholder” means each holder of Shares, individually. “Stockholders” means all holders of Shares.

F.   Each certificate, if any, representing Shares shall bear the following legend until such time as the Shares represented thereby are no longer subject to the provisions of this Article VI:

“THE SALE, TRANSFER, ENCUMBRANCE AND OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION.”

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G.   Notwithstanding any provision of this Certificate of Incorporation, the rights and obligations under this Article VI shall automatically terminate and this Article VI shall have no effect if (i) all of the outstanding Obligations of the Corporation under the Amended Credit Agreement have been paid in full (including the cash collateralization of any outstanding letters of credit) and (ii) all of the Commitments of the Lenders under the Amended Credit Agreement have been terminated in accordance with the provisions of Section 7 of the Amended Credit Agreement.

ARTICLE VII

The Corporation is to have a perpetual existence.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, except as otherwise provided in this Certificate of Incorporation, the Board of Directors is expressly authorized and empowered to make, repeal, alter, amend or rescind any or all of the Bylaws in any manner without any action on the part of the stockholders. Notwithstanding the foregoing sentence, but subject to Article IX.C.2, the stockholders may make, repeal, alter, amend or rescind any or all of the Bylaws in any manner pursuant to a vote of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote thereon; provided, however, that, in addition to any other vote required by law, the last sentence in Section 3.6(e) of the Bylaws may not be altered, amended or repealed by the stockholders or the Board of Directors except by the affirmative vote of the holders of at least a majority of the then outstanding shares of Class B Common Stock if shares of Class B Common Stock are issued and outstanding.

ARTICLE IX

A.	Number and Election of Directors.

1.   Prior to (a) the indefeasible payment in cash in full of the Corporation’s Obligations under the Amended Credit Agreement (including the cash collateralization of any outstanding letters of credit) and (b) the termination of all of the Commitments of the Lenders under the Amended Credit Agreement, the Board of Directors shall be comprised of seven members and shall consist of (i) four individuals who shall be elected by the holders of Class A Common Stock (the “Class A Directors”) and (ii) three individuals who shall be elected by the holders of Class A Common Stock and who do not have any material business or close personal relationships with or any history of any material business or close relationships with any or all of the Agent, the Lenders, the holders of Subordinated Debt (as defined in the Existing Credit Agreement (as such term is defined in the Amended Credit Agreement)), the management of the Corporation, the Corporation or any of their respective affiliates (the “Special Directors”); provided that such Special Directors must be acceptable to the holders of at least a majority the Class B Common Stock in respect of experience, qualifications, disinterestedness, independence and integrity; provided further that, unless and until all shares of Class B Common Stock have been converted into shares of Class A Common Stock in accordance with the provisions of Article IV.C.4, with respect to any individual elected to replace a Special Director, such individual must be acceptable to the holders of at least a majority the Class B Common Stock in respect of qualifications, experience, integrity, independence and disinterestedness.

2.   Following (a) the indefeasible payment in cash in full of the Corporation’s Obligations under the Amended Credit Agreement (including the cash collateralization of any outstanding letters of credit) and (b) the termination of all of the Commitments of the Lenders under the Amended Credit Agreement, the number of members of the Board of Directors shall be fixed from time to time by resolution of a majority of the entire Board of Directors and, except as otherwise set forth in the Bylaws, all members of the Board of Directors shall be elected by the holders of the Class A Common Stock.

3.   Unless and except to the extent that the Bylaws so require, the election of directors of the Corporation need not be by written ballot.

B.	Director Voting.

1.   Subject to Article IX.B.2, each director of the Corporation shall be entitled to one vote on every matter to be voted upon by the Board of Directors.

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2.   Following the occurrence of a Trigger Event, but prior to the indefeasible payment in cash in full of the Corporation’s Obligations under the Amended Credit Agreement (including the cash collateralization of any outstanding letters of credit) and the termination of all of the Commitments of the Lenders under the Amended Credit Agreement, (a) the Class A Directors shall each be entitled to one (1) vote on every matter to be voted upon by the Board of Directors and (b) the Special Directors shall each be entitled to two (2) votes on every matter to be voted upon by the Board of Directors; provided that if there is a vacancy among the Special Directors, then the votes of the remaining Special Directors shall be increased on a pro rata basis such that the Special Directors shall be entitled to cast six (6) votes in the aggregate on every matter to be voted upon by the Board of Directors.

C.	Approval Rights.

1.   Prior to (a) the indefeasible payment in cash in full of the Corporation’s Obligations under the Amended Credit Agreement (including the cash collateralization of any outstanding letters of credit) and (b) the termination of all of the Commitments of the Lenders under the Amended Credit Agreement, in addition to any other vote required by applicable law, the Corporation shall not file any voluntary bankruptcy proceeding without the approval of the Special Directors holding at least two-thirds (2/3) of the votes then entitled to be cast by all of the Special Directors.

2.   So long as any shares of Class B Common Stock remain outstanding, the Corporation shall not either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by applicable law) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Class B Common Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a)   adversely amend, alter, repeal or change (by amendment, merger, consolidation or otherwise) the rights, powers, preferences or privileges of, or the restrictions provided for the benefit of, the Class B Common Stock;

(b)   amend, alter or repeal (by amendment, merger, consolidation or otherwise) Article IX.A.1 of this Certificate of Incorporation;

(c)   create, or authorize the creation (by reclassification or otherwise) of, any additional class or series of capital stock of the Corporation having rights, powers, preferences or privileges senior or pari passu to the Class B Common Stock;

(d)   increase the authorized number of shares of the Common Stock;

(e)   (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Class B Common Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or other distributions or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Class B Common Stock in respect of any such right, preference or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Class B Common Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or other distributions or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Class B Common Stock in respect of any such right, preference or privilege;

(f)   increase the number of authorized shares under the Corporation’s Stock Incentive Plan, or adopt any new equity incentive plan for the Corporation’s directors, employees, or consultants;

(g)   authorize or effect the declaration or payment of any dividend on any shares of Common Stock or, except as permitted by the Stockholders’ Agreement, the redemption or repurchase of any shares of Common Stock;

(h)   effect any merger, corporate reorganization, sale of control or any transaction in which all or substantially all of the assets of the Corporation and/or its subsidiaries are sold to a third party; provided, however, that the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Class B Common Stock shall not be required in connection with (i) the consolidation or

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merger of any subsidiary of the Corporation with and into the Corporation or (ii) the merger of the Corporation with any affiliate of the Corporation incorporated solely for the purpose of reincorporating the Corporation in another jurisdiction; or

(i)   alter or amend the Sale Covenant.

ARTICLE X

No action required to be taken or which may be taken at any annual or special meeting of the holders of the Corporation’s capital stock may be taken without a meeting, and the power of the holders of the Corporation’s capital stock to consent in writing, without a meeting, to the taking of any action is specifically denied.

ARTICLE XI

Subject to any express provisions or restrictions contained in this Certificate of Incorporation, the Corporation may amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors or others hereunder are subject to such reservation.

ARTICLE XII

To the fullest extent permitted by applicable law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No repeal or modification of any of the foregoing provisions of this Article XII, by amendment of this Article XII or by operation of law, or adoption of any provision in this Certificate of Incorporation inconsistent with this Article XII, shall adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE XIII

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee, agent or other person, vote of stockholders or disinterested directors or otherwise. No repeal or modification of any of the foregoing provisions of this Article XIII, by amendment of this Article XIII or by operation of law, or adoption of any provision in this Certificate of Incorporation inconsistent with this Article XIII, shall adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any director, officer, employee, agent or other person with respect to any acts or omissions of such director, officer, agent or other person occurring prior to, such repeal or modification.

* * * * *

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this      day of             , 2013.

OTELCO INC., a Delaware corporation

By:	__________________________________
Name:
Title:

EXHIBIT 5

Bylaws of Otelco Inc.

FOURTH AMENDED AND RESTATED

BY-LAWS OF

OTELCO INC.

ARTICLE I

OFFICES

1.1	Registered Office.

The registered office of Otelco Inc. (the “Corporation”) in the State of Delaware shall be at 615 South DuPont Highway, City of Dover, County of Kent, Delaware 19901, and the registered agent in charge thereof shall be National Corporate Research, Ltd.

1.2	Principal Office.

The principal office for the transaction of the business of the Corporation shall be at such place as may be established by the Board of Directors of the Corporation (the “Board”). The Board is granted full power and authority to change said principal office from one location to another.

1.3	Other Offices.

The Corporation may also have an office or offices at any other place or places within or outside the State of Delaware.

ARTICLE II

MEETING OF STOCKHOLDERS

2.1	Annual Meetings.

The annual meeting of the stockholders for the election of directors, and for the transaction of such other business as may properly come before the meeting, shall be held at such place, date and hour as shall be fixed by the Board and designated in the notice or waiver of notice thereof.

2.2	Special Meetings.

A special meeting of the stockholders for any purpose or purposes may be called by the Board pursuant to (a) a resolution adopted by a majority of the members of the Board or (b) a request by holders of at least a majority of the voting power of all outstanding shares of the capital stock of the Corporation entitled to vote at such special meeting (the “Voting Stock”), in each case to be held at such place, date and hour as shall be designated in the notice or waiver of notice thereof; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation of the Corporation (as amended, restated and/or supplemented, including by way of a designation of one or more series of Preferred Stock pursuant to a certificate of designations, rights and preferences thereof, the “Certificate of Incorporation”) or any amendment thereto, or any certificate filed under Section 151(g) of the Delaware Statute (as defined below), then such special meeting may also be called by the person or persons in the manner, at the times and for the purposes so specified.

2.3	Notice of Meetings.

Except as otherwise required by applicable law, the Certificate of Incorporation or these By-laws, notice of each annual or special meeting of the stockholders shall be given to each stockholder of record entitled to vote at such meeting not less than 10 nor more than 60 days before the day on which the meeting is to be held, by delivering written notice thereof to such stockholder personally, or by mailing a copy of such notice, postage prepaid, directly to such stockholder at his, her or its address as it appears in the records of the

Corporation, or by transmitting such notice thereof to such stockholder at such address by telegraph, cable or other telephonic transmission. Every such notice shall state the place, the date and hour of the meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage pre-paid, directed to the stockholder at such address as appears on the records of the Corporation. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy, or who shall, in person or by attorney thereunto authorized, waive such notice in writing, either before or after such meeting. Except as otherwise provided in these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the stockholders need be specified in any such notice or waiver of notice. Notice of any adjourned meeting of stockholders shall not be required to be given, except when expressly required by law.

2.4	Quorum.

At each meeting of the stockholders, except where otherwise provided by applicable law, the Certificate of Incorporation or these By-laws, the holders of a majority of the voting power of the issued and outstanding Voting Stock, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that the stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. In the absence of a quorum, a majority in voting interest of the stockholders present in person or represented by proxy and entitled to vote, or, in the absence of all the stockholders entitled to vote, any officer entitled to preside at, or act as secretary of, such meeting, shall have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting until stockholders holding the requisite amount of stock to constitute a quorum shall be present or represented. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called. The chairman of the meeting may determine that a quorum is present based upon any reasonable evidence of the presence in person or by proxy of stockholders holding a majority of the voting power of the Voting Stock, including, without limitation, evidence from any record of stockholders who have signed a register indicating their presence at the meeting. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.5	Organization.

(a)   Unless otherwise determined by the Board, at each meeting of the stockholders, one of the following shall act as chairman of the meeting and preside thereat, in the following order of precedence:

(i)   the Chairman, if any;

(ii)   the Chief Executive Officer;

(iii)   the President;

(iv)   any director, officer or stockholder of the Corporation designated by the Board to act as chairman of such meeting and to preside thereat if the Chairman, the Chief Executive Officer and the President shall be absent from such meeting; or

(v)   a stockholder of record who shall be chosen chairman of such meeting by a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat.

(b)   The Secretary or, if he or she shall be presiding over such meeting in accordance with the provisions of this Section 2.5 or if he or she shall be absent from such meeting, the person (who shall be an Assistant Secretary, if an Assistant Secretary has been appointed and is present) whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

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2.6	Order of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of such meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, determine the order of business to be transacted at such meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The chairman at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairman should so determine, such chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.7	Voting.

(a)   Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-laws, at each meeting of the stockholders, every stockholder of the Corporation shall be entitled, in person or by proxy, to that number of votes provided for in the Certificate of Incorporation in respect of each share of Voting Stock held by him, her or it and registered in his, her or its name, as applicable, on the books of the Corporation on the date fixed pursuant to Section 6.7 as the record date for the determination of stockholders entitled to vote at such meeting. Persons holding stock in a fiduciary capacity shall be entitled to vote the shares so held. A person whose stock is pledged shall be entitled to vote, unless, in the transfer by the pledgor on the books of the Corporation, he, she or it has expressly empowered the pledgee to vote thereon, in which case only the pledgee or his, her or its proxy may represent such stock and vote thereon. If shares or other securities having voting power stand in the record of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary shall be given written notice to the contrary and furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

(i)   if only one votes, his, her or its act binds all;

(ii)   if more than one votes, the act of the majority so voting binds all; and

(iii)   if more than one votes, but the vote is evenly split on any particular matter, such shares shall be voted in the manner provided by law.

(b)   If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even split for the purposes of this Section 2.7 shall be a majority or even split in interest. The Corporation shall not vote directly or indirectly any share of its own capital stock. Any vote of stock may be given by the stockholder entitled thereto in person or by his, her or its proxy appointed by an instrument in writing in the manner set forth in subparagraph (c) of this Section 2.7, subscribed by such stockholder or by his, her or its attorney thereunto authorized, delivered to, and filed by, the secretary of the meeting; provided, however, that no proxy shall be voted after three years from its date, unless said proxy provides for a longer period. At all meetings of the stockholders, all matters (except where other provision is made by applicable law, the Certificate of Incorporation or these By-laws, in which case such express provision shall govern and control the decision of such matter) shall be decided by the vote of a majority in voting interest of the stockholders

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present in person or by proxy at such meeting and entitled to vote thereon, a quorum being present. Unless demanded by a stockholder present in person or by proxy at any meeting and entitled to vote thereon, the vote on any question need not be by ballot. Upon a demand by any such stockholder for a vote by ballot upon any question, such vote by ballot shall be taken. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his, her or its proxy, if there be such proxy, and shall state the number of shares voted.

(c)   Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy pursuant to the General Corporation Law of the State of Delaware (the “Delaware Statute”), the following shall constitute a valid means by which a stockholder may grant such authority: (i) a stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (ii) a stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means or electronic transmissions to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other transmissions are valid. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors, or if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of writing or transmission created pursuant to the preceding paragraph of this Section 2.7 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction for the entire original writing or transmission.

2.8	Inspection.

(a)   The chairman of the meeting may at any time appoint one or more inspectors to serve at any meeting of the stockholders. Any inspector may be removed, and a new inspector or inspectors appointed, by the Board at any time. Such inspectors shall decide upon the qualifications of voters, accept and count votes, declare the results of such vote and subscribe and deliver to the secretary of the meeting a certificate stating the number of shares of stock issued and outstanding and entitled to vote thereon and the number of shares voted for and against the question, respectively. The inspectors need not be stockholders of the Corporation, and any director or officer of the Corporation may be an inspector on any question other than a vote for or against his or her election to any position with the Corporation or on any other matter in which he or she may be directly interested. Before acting as herein provided, each inspector shall subscribe an oath to faithfully execute the duties of an inspector with strict impartiality and according to the best of his or her ability.

(b)   The inspector shall perform his or her duties and shall make all determinations in accordance with the Delaware Statute including, without limitation, Section 231 of the Delaware Statute.

2.9	List of Stockholders.

It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of its stock ledger to prepare and make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to any such meeting, during ordinary business hours, for a period of at least 10 days prior to such meeting, at the principal executive offices of the Corporation. Such list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

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2.10	Transaction of Business.

(a)   Annual Meetings of Stockholders.

(i)   Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.3 of these By-laws, (B) by or at the direction of the Board or (C) by any stockholder of the Corporation who is entitled to vote at the meeting, who has complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.10(a) and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(ii)   For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of Section 2.10(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-laws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and that such shares have been held for the period required by any applicable law, (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(iii)   Notwithstanding anything in the second sentence of Section 2.10(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this by-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the

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Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(b)   Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting as set forth in the Corporation’s notice of meeting pursuant to Section 2.3 of these By-laws. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this by-law and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board may be made at such a special meeting of stockholders if the stockholder’s notice as required by Section 2.10(a)(ii) of this by-law shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(c)   General.

(i)   Only persons who are nominated in accordance with the procedures set forth in this by-law shall be eligible to serve as directors elected by the Corporation’s stockholders and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this by-law. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this by-law and, if any proposed nomination or business is not in compliance with this by-law, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this by-law, if the nominating or proposing stockholder (or a qualified representative of the nominating or proposing stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii)   For purposes of this Section 2.10, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii)   For purposes of this by-law, no adjournment nor notice of adjournment of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 2.10, and in order for any notification required to be delivered by a stockholder pursuant to this Section 2.10 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(iv)   Notwithstanding the foregoing provisions of this by-law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this by-law. Nothing in this by-law shall be deemed to affect any rights of (A) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation (including any certificate of designations relating to such series).

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ARTICLE III

BOARD OF DIRECTORS

3.1	General Powers.

The business, property and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by applicable law or by the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

3.2	Number and Term of Office.

The number of directors shall be as set forth in the Certificate of Incorporation. Each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death or resignation or removal.

3.3	Election of Directors.

At each meeting of the stockholders for the election of directors at which a quorum is present, the persons receiving the greatest number of votes, up to the number of directors to be elected, of the stockholders present in person or by proxy and entitled to vote thereon shall be the directors; provided, however, that for purposes of such vote no stockholder shall be allowed to cumulate his, her or its votes. Unless an election by ballot shall be demanded as provided in Section 2.7, election of directors may be conducted in any manner approved at such meeting. Notwithstanding the foregoing, any election of directors at a meeting of the stockholders, whether by ballot or as otherwise provided herein, shall be in compliance with Article IX.A. of the Certificate of Incorporation.

3.4	Resignation.

Any director may resign at any time by giving written notice to the Board, the Chairman, the Chief Executive Officer, the President or the Secretary. Such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.5	Newly Created Directorships and Vacancies.

Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board shall be filled solely by the affirmative vote of a majority of the remaining members of the Board, although less than a quorum, or, if no members of the Board remain, by a vote of the stockholders of the Corporation; provided, however, that any newly created directorship or vacancy shall be filled in compliance with Article IX.A. of the Certificate of Incorporation. A director so elected shall be elected to hold office until the earliest of the expiration of the term of office of the director whom he or she has replaced, his or her successor being elected and qualified and his or her earlier death or resignation or removal.

3.6	Meetings.

(a)   Annual Meetings. As soon as practicable after each annual election of directors, the Board shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 3.7.

(b)   Other Meetings. Other meetings of the Board shall be held at such times and places as the Board, the Chairman, the Chief Executive Officer, the President or any director shall from time to time determine.

(c)   Notice of Meetings. Notice shall be given to each director of each meeting, including the time, place and purpose of such meeting. Notice of each such meeting shall be mailed to each director, addressed to him or her at his or her residence or usual place of business, at least forty eight (48) hours before the date on which such meeting is to be held, or shall be sent to him or her at such place by telegraph, cable, wireless or

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other form of recorded communication, or be delivered personally or by telephone, not later than the day before the day on which such meeting is to be held. A written waiver of notice, signed by the person entitled thereto, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice. Notice of any meeting need not be given to any director who shall attend such meeting in person (except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing or by electronic transmission.

(d)   Place of Meetings. The Board may hold its meetings at such place or places within or outside the State of Delaware as the Board may from time to time determine, or as shall be designated in the respective notices or waivers of notice thereof.

(e)   Quorum and Manner of Acting. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board, except as otherwise expressly required by applicable law, the Certificate of Incorporation or these By-laws. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. Subject to the following sentence, each director shall be entitled to one vote on every matter to be voted upon by the Board. Following the occurrence of a Trigger Event (as defined in the Certificate of Incorporation), but prior to the indefeasible payment in cash in full of the Corporation’s obligations under that certain Third Amended and Restated Credit Agreement, dated as of [            ], 2013 (the “Amended Credit Agreement”), among the Corporation, the other persons designated therein as “Credit Parties,” General Electric Capital Corporation, acting as agent on behalf of itself as a lender and the other lenders signatory thereto from time to time, as amended from time to time, including cash collateralization of any outstanding letters or credit, and the termination of all commitments of the Corporation under the Amended Credit Agreement, (i) the Class A Directors (as defined in the Certificate of Incorporation) shall each be entitled to one vote on every matter to be voted upon by the Board and (ii) the Special Directors (as defined in the Certificate of Incorporation) shall each be entitled to two votes on every matter to be voted upon by the Board; provided that if there is a vacancy among the Special Directors, then the votes of the remaining Special Directors shall be increased on a pro rata basis such that the Special Directors shall be entitled to six votes in the aggregate on every matter to be voted upon by the Board. Notwithstanding anything in these By-laws to the contrary, if one or more directors shall have more or less than one vote per director on any matter, every reference in these By-laws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

(f)   Organization. At each meeting of the Board, one of the following shall act as chairman of the meeting and preside thereat, in the following order of precedence:

(i)   the Chairman, if any;

(ii)   the Chief Executive Officer (if a director);

(iii)   the President (if a director); or

(iv)   any director designated by a majority of the directors present.

The Secretary or, in the case of his or her absence, an Assistant Secretary, if an Assistant Secretary has been appointed and is present, or any person whom the chairman of the meeting shall appoint shall act as secretary of such meeting and keep the minutes thereof.

3.7	Directors’ Consent in Lieu of Meeting.

Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all the directors then in office or all members of such committee, as the case may be, and such consent is filed with the minutes of the proceedings of the Board or committee.

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3.8	Action by Means of Conference Telephone or Similar Communications Equipment.

Any one or more members of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

3.9	Committees.

Except as otherwise provided by applicable law, the Board may, by resolution or resolutions passed by a majority of the whole Board, designate one or more committees, each such committee to consist of at least one or more directors of the Corporation, which to the extent provided in said resolution or resolutions shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it, such committee or committees to have such name or names as may be determined from time to time by resolution adopted by the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Upon the absence or disqualification of a member of a committee, if the Board has not designated one or more alternates (or if such alternate(s) is then absent or disqualified), the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member or alternate. A majority of all the members of any such committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. The Board shall have the power to change the members of any such committee at any time, to fill vacancies and to discharge any such committee, either with or without cause, at any time.

3.10	Fees and Compensation.

Each director and each member of a committee of the Board shall receive such fees and reimbursement of expenses incurred on behalf of the Corporation or in attending meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.

ARTICLE IV

OFFICERS

4.1	Executive Officers.

The principal officers of the Corporation shall be a Chairman, if one is appointed (and any references to the Chairman shall not apply if a Chairman has not been appointed), a Chief Executive Officer, a President, a Chief Financial Officer and a Secretary, and may include such other officers as the Board may appoint pursuant to Section 4.3. Any two or more offices may be held by the same person.

4.2	Authority and Duties.

All officers, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be provided in these By-laws or, to the extent so provided, by the Board.

4.3	Other Officers.

The Corporation may have such other officers, agents and employees as the Board may deem necessary, including one or more Assistant Secretaries and one or more Vice Presidents, each of whom shall hold office for such period, have such authority and perform such duties as the Board, the Chairman, the Chief Executive Officer or the President may from time to time determine. The Board may delegate to any principal officer the power to appoint and define the authority and duties of, or remove, any such officers, agents or employees. The officers of the Corporation need not be stockholders of the Corporation, nor, except in the case of the Chairman of the Board, need such officers be directors of the Corporation.

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4.4	Term of Office, Resignation, Removal and Disability.

(a)   All officers shall be elected or appointed by the Board and shall hold office for such term as may be prescribed by the Board. Each officer shall hold office until his or her successor has been elected or appointed and qualified or until his or her earlier death or resignation or removal in the manner hereinafter provided.

(b)   Any officer may resign at any time by giving written notice to the Board, the Chairman, the Chief Executive Officer, the President or the Secretary. Such resignation shall take effect at the time specified therein or, if the time be not specified, at the time it is accepted by action of the Board. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

(c)   All officers and agents elected or appointed by the Board shall be subject to removal, with or without cause, at any time by the Board.

(d)   Unless otherwise provided in these By-laws, in the absence or disability of any officer of the Corporation, the Board may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

4.5	Vacancies.

If the office of Chairman, Chief Executive Officer, President, Chief Financial Officer or Secretary becomes vacant for any reason, the Board shall fill such vacancy, and if any other office becomes vacant, the Board may fill such vacancy. Any officer so appointed or elected by the Board shall serve only until such time as the unexpired term of his or her predecessor shall have expired, unless reelected or reappointed by the Board.

4.6	The Chairman.

The Chairman shall give counsel and advice to the Board and the officers of the Corporation on all subjects concerning the welfare of the Corporation and the conduct of its business and shall perform such other duties as the Board may from time to time determine. Unless otherwise determined by the Board, he or she shall preside at meetings of the Board and of the stockholders at which he or she is present and shall see that all orders and resolutions of the Board are carried into effect.

4.7	The Chief Executive Officer.

The Chief Executive Officer shall be responsible for the general direction of the business and affairs of the Corporation, subject to the authority of the Board and the Chairman, and shall perform such other duties as may from time to time be assigned to him or her by the Board, the Chairman, or as prescribed by applicable law or these By-laws.

4.8	The President.

The President shall be the chief operating and administrative officer of the Corporation, subject to the authority of the Board, the Chairman and the Chief Executive Officer. After the Chairman and the Chief Executive Officer, he or she shall direct the policies and management of the Corporation. The President shall perform such other duties as from time to time may be assigned to him or her by the Board, the Chairman or the Chief Executive Officer, or as otherwise prescribed by applicable law or these By-laws.

4.9	The Secretary.

The Secretary shall, to the extent practicable, attend all meetings of the Board and all meetings of the stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose. He or she may give, or cause to be given, notice of all meetings of the stockholders and of the Board, and shall perform such other duties as may be prescribed by the Board, the Chairman, the Chief Executive Officer or the President, under whose supervision he or she shall act. He or she shall keep in safe custody the seal of the Corporation and affix the same to any duly authorized instrument requiring it and,

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when so affixed, it shall be attested by his or her signature or by the signature, if appointed, of an Assistant Secretary. He or she shall perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Board, the Chairman, the Chief Executive Officer or the President.

4.10	The Chief Financial Officer or Treasurer.

The Chief Financial Officer or Treasurer shall have the care and custody of the corporate funds and other valuable effects, including securities, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Chief Financial Officer or Treasurer shall perform all other duties incident to the office of Chief Financial Officer or Treasurer and such other duties as from time to time may be assigned to him or her by the Board, the Chairman, the Chief Executive Officer or the President.

ARTICLE V

CONTRACTS, CHECKS, DRAFTS, BANK ACCOUNTS, ETC.

5.1	Execution of Documents.

The Board shall designate, by either specific or general resolution, the officers, employees and agents of the Corporation who shall have the power to execute and deliver deeds, contracts, mortgages, bonds, debentures, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation, and may authorize such officers, employees and agents to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation. Unless so designated or expressly authorized by these By-laws, no officer, employee or agent shall have any power or authority to bind the Corporation by any contract or engagement, to pledge its credit or to render it liable pecuniarily for any purpose or amount.

5.2	Deposits.

All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board or Chief Financial Officer or Treasurer, or any other officer of the Corporation to whom power in this respect shall have been given by the Board, shall select.

5.3	Proxies with Respect to Stock or Other Securities of Other Corporations.

The Board shall designate the officers of the Corporation who shall have authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation, and to vote or consent with respect to such stock or securities. Such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights, and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise its powers and rights.

ARTICLE VI

SHARES; SHARE ISSUANCE AND TRANSFER; FIXING RECORD DATE

6.1	Certificates for Shares.

Every owner of stock of the Corporation shall be entitled to have a certificate certifying the number and class of shares owned by him, her or it in the Corporation, which shall be in such form as shall be prescribed by the Board. Certificates shall be numbered and issued in consecutive order and shall be signed by, or in the name of, the Corporation by the Chairman, the Chief Executive Officer, the President, the Chief Financial

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Officer or any Vice President, and by the Secretary (or an Assistant Secretary, if appointed). In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate had not ceased to be such officer or officers of the Corporation.

6.2	Record.

A record in one or more counterparts shall be kept of the name of the person, firm or corporation owning the shares represented by each certificate for stock of the Corporation issued, the number of shares represented by each such certificate, the date thereof and, in the case of cancellation, the date of cancellation. Except as otherwise expressly required by applicable law, the person in whose name shares of stock stand on the stock record of the Corporation shall be deemed the owner thereof for all purposes regarding the Corporation, and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof.

6.3	Transfer and Registration of Stock.

Registration of transfers of shares of the Corporation shall be made only on the books of the Corporation upon request of the registered holder thereof, or of his, her or its attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, and upon the surrender of the certificate or certificates for such shares properly endorsed or accompanied by a stock power duly executed. The Corporation shall provide that its books shall remain open at all times during which a class or series of the Corporation’s equity securities are publicly listed.

6.4	Addresses of Stockholders.

Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served or mailed to him, her or it, and, if any stockholder shall fail to designate such address, corporate notices may be served upon him, her or it by mail directed to him, her or it at his, her or its post-office address, if any, as the same appears on the share record books of the Corporation or at his, her or its last known post-office address.

6.5	Lost, Destroyed and Mutilated Certificates.

The holder of any shares of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board may, in its discretion, cause to be issued to him, her or it a new certificate or certificates for such shares, upon the surrender of the mutilated certificate or, in the case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board may, in its discretion, require the owner of the lost or destroyed certificate or his, her or its legal representative to give the Corporation a bond in such sum and with such surety or sureties as it may direct to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate.

6.6	Regulations.

The Board may make such rules and regulations as it may deem expedient, not inconsistent with these By-laws, concerning the issue, transfer and registration of certificates for stock of the Corporation.

6.7	Fixing Date for Determination of Stockholders of Record.

(a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall be not more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given,

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or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting pursuant to Section 2.4 hereof.

(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

ARTICLE VII

SEAL

The Board may provide a corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation, the year of incorporation of the Corporation and the words and figures “Corporate Seal—Delaware.” In lieu of a corporate seal, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE VIII

FISCAL YEAR

The fiscal year of the Corporation shall be the first day of January through and including the last day of December unless otherwise determined by the Board.

ARTICLE IX

INDEMNIFICATION AND INSURANCE

9.1	Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director or an officer or an employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or trustee or in any other capacity serving at the request of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 9.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

9.2	Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 9.1, a director or an officer of the Corporation shall also have the right to be paid by the Corporation on an as-incurred basis the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter, an “advancement of expenses”); provided, however, that an advancement of expenses incurred by

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a director or an officer of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses under this Section 9.2 or otherwise. All advances hereunder shall be interest free and shall be made without regard to a director’s or an officer’s financial ability to repay any amounts advanced.

9.3	Right of Indemnitee to Bring Suit.

If a claim under Section 9.1 or 9.2 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware Statute. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware Statute, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

9.4	Non-Exclusivity of Rights.

The rights to indemnification and to advancement of expenses conferred in these By-laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, agreement, vote of stockholders or disinterested directors or otherwise.

9.5	Insurance.

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or any person who is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware Statute.

9.6	Indemnification of and Advancement of Expenses to Employees and Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification to any agent of the Corporation to the fullest extent of the provisions of this Article IX with respect to the indemnification of directors, officers and employees of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, and to the full extent permitted by the Delaware Statute, grant rights to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IX with respect to the advancement of expenses to directors and officers of the Corporation.

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9.7	Nature of Rights.

The rights conferred upon indemnitees in this Article IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article IX that adversely affects any right of an indemnitee or his or her successors shall be prospective only and shall not limit, eliminate or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

9.8	Indemnity Agreements.

The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the full extent permitted by the Delaware Statute.

ARTICLE X

AMENDMENT

Notwithstanding anything contained herein to the contrary and except as otherwise provided in the Certificate of Incorporation, these By-laws may be altered, amended or repealed, and new By-laws may be adopted (to the extent not inconsistent with the laws of the State of Delaware) by the affirmative vote of the holders of at least two-thirds of the outstanding Voting Stock at a meeting of the stockholders called for that purpose, or by the affirmative vote of a majority of the members of the Board who are present at any regular or special meeting of the Board; provided, however, that the last sentence in Section 3.6(e) may not be altered, amended or repealed except by the affirmative vote of the holders of at least a majority of the then outstanding shares of Class B Common Stock if shares of Class B Common Stock are issued and outstanding.

* * * * *

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EXHIBIT 6

Management Equity Plan

[To Come in Plan Supplement]

EXHIBIT 7

New Registration Rights Agreement

REGISTRATION AGREEMENT

THIS REGISTRATION AGREEMENT (this “Agreement”), dated as of [            ], [    ], is made by and among (i) Otelco Inc., a Delaware corporation (the “Company”), and (ii) each of the Persons identified as a “Securityholder” on the Schedule of Securityholders attached hereto (the “Securityholders”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.   Demand Registrations.

(a)   Requests for Registration. At any time and from time to time, the holders of a majority of the Registrable Securities may request registration under the Securities Act of all or part of their Registrable Securities on Form S-1 or any similar long-form registration (“Long-Form Registrations”) or, if available, on Form S-3 (including pursuant to Rule 415 under the Securities Act) or any similar short-form registration (“Short-Form Registrations”). All registrations requested pursuant to this Section 1(a) are referred to herein as “Demand Registrations.” Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering. Within five (5) days after receipt of any such request, the Company shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to Section 1(d), will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein from such Persons within fifteen (15) days after the receipt of the Company’s notice.

(b)   Long-Form Registrations. The holders of a majority of the Registrable Securities shall be entitled to request two (2) Long-Form Registrations in any twelve (12) month period, in which the Company shall pay all Registration Expenses (as defined below in Section 5). All Long-Form Registrations shall be underwritten registrations, unless otherwise agreed to by the holders of a majority of the Registrable Securities included in such registration.

(c)   Short-Form Registrations. In addition to the Long-Form Registrations provided pursuant to Section 1(b), the holders of a majority of the Registrable Securities shall be entitled to request four (4) Short-Form Registrations in any twelve (12) month period, in which the Company shall pay all Registration Expenses. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form and if the managing underwriter(s), if any, agree to the use of a Short-Form Registration. The Company shall use its commercially reasonable efforts to make Short-Form Registrations on Form S-3 available for the sale of Registrable Securities. All Short-Form Registrations shall be underwritten registrations, unless otherwise agreed to by the holders of a majority of the Registrable Securities included in such registration. If the Company, pursuant to the request of the holder(s) of a majority of the Registrable Securities, is qualified to and has filed with the Securities Exchange Commission a registration statement under the Securities Act on Form S-3 pursuant to Rule 415 under the Securities Act (the “Required Registration”), then the Company shall use commercially reasonable efforts to cause the Required Registration to be declared effective under the Securities Act as soon as practicable after filing, and, once effective, the Company shall cause such Required Registration to remain effective until the date on which all Registrable Securities included in such registration have been sold pursuant to the Required Registration.

(d)   Priority on Demand Registrations. The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such registration, which consent shall not be unreasonably withheld. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that, in their opinion, the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within the price range acceptable to the holders of a majority of the Registrable Securities initially requesting such registration, the Company will include in such registration, (i) first, the Registrable Securities requested to be included in such registration that, in the opinion of such underwriters, can be sold in an orderly manner within such price range, pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder, and (ii) second, other securities requested (and permitted) to be included in such registration, if any, that, in the opinion of such underwriters, can be sold in an orderly manner within such price range, pro rata among the holders of such securities on the basis of the number of such securities owned by each such holder.

(e)   Restrictions on Demand Registrations. The Company shall not be obligated to effect any Long-Form Registration within 90 days after the effective date of a previous Long-Form Registration or a previous registration in which the holders of Registrable Securities were given piggyback rights pursuant to Section 2 and in which there was no reduction in the number of Registrable Securities requested to be included. The Company may postpone for up to six (6) months the filing or the effectiveness of a registration statement for a Demand Registration if the Company furnishes to the holders of Registrable Securities a certificate signed by the Chief Executive Officer of the Company, following consultation with, and after obtaining the good faith approval of the Board, stating that the Company believes that such postponement is reasonably necessary in order to avoid premature disclosure of a material matter required, as determined by the Company after consultation with its outside counsel, to be otherwise disclosed in connection with such registration, the disclosure of which would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its Subsidiaries to acquire financing, engage in any acquisition of assets (other than in the ordinary course of business) or engage in any merger, consolidation, tender offer, reorganization or similar transaction; provided that, in such event, the Company shall pay all Registration Expenses in connection with such registration. The Company may delay a Demand Registration hereunder only once in any twelve (12) month period.

(f)   Selection of Underwriters. In connection with any underwritten Demand Registration, the Company shall have the right to select the investment banker(s) and managing underwriter(s) to administer the offering, subject to the approval of the holders of a majority of the Registrable Securities included in such Demand Registration, which approval shall not be unreasonably withheld.

2.   Piggyback Registrations.

(a)   Right to Piggyback. Whenever the Company proposes to register any of its equity securities (including any proposed registration of the Company’s securities by any third party) under the Securities Act (other than (i) pursuant to a Demand Registration, which is governed by Section 1, (ii) pursuant to a registration on Form S-4 or S-8 or any successor or similar forms, or (iii) in connection with the Company’s initial public offering of equity securities), whether or not for sale for its own account, and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and, subject to Section 2(c) and Section 2(d), will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein from such Persons within fifteen (15) days after the receipt of the Company’s notice.

(b)   Piggyback Expenses. The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Registrations.

(c)   Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such offering exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, then the Company shall include in such registration (i) first, the securities the Company proposes to sell that, in the opinion of such underwriters, can be sold in an orderly manner within such price range, (ii) second, the Registrable Securities requested to be included in such registration, if any, that, in the opinion of such underwriters, can be sold in an orderly manner within such price range, pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder, and (iii) third, other securities requested (and permitted) to be included in such registration, if any, that, in the opinion of such underwriters, can be sold in an orderly manner within such price range, pro rata among the holders of such securities on the basis of the number of such securities owned by each such holder.

(d)   Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities other than holders of Registrable Securities (it being understood that secondary registrations on behalf of holders of Registrable Securities are addressed in

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Section 1 rather than this Section 2(d)), and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the securities initially requested to be included in such registration, then the Company shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration that, in the opinion of such underwriters, can be sold in an orderly manner within such price range, pro rata among the holders of such Registrable Securities on the basis of the number of such Registrable Securities owned by each such holder, and (ii) third, other securities requested (and permitted) to be included in such registration, if any, that, in the opinion of such underwriters, can be sold in an orderly manner within such price range.

(e)   Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the selection of the investment banker(s) and managing underwriter(s) for the offering must be approved by the holders of a majority of the Registrable Securities included in such Piggyback Registration, which approval shall not be unreasonably withheld.

(f)   Other Registrations. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 1 or pursuant to this Section 2, and if such previous registration has not been withdrawn or abandoned, then, unless such previous registration statement is a Required Registration, the Company shall not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-4 or S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least six (6) months has elapsed from the effective date of such previous registration.

3.   Holdback Agreements.

(a)   Each holder of Registrable Securities agrees that in connection with the Company’s initial public offering and any Demand Registration or Piggyback Registration that is an underwritten public offering of the Company’s equity securities, he, she or it shall not (i) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any equity securities of the Company (“Securities”) (including Securities which may be deemed to be owned beneficially by such holder in accordance with the rules and regulations of the Securities and Exchange Commission), or any securities, options, or rights convertible into or exchangeable or exercisable for Securities (“Other Securities”), (ii) enter into a transaction which would have the same effect as described in clause (i) of this Section 3(a), (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Securities or Other Securities, whether such transaction is to be settled by delivery of such Securities, Other Securities, in cash or otherwise, or (iv) publicly disclose the intention to enter into any transaction described in (i), (ii) or (iii) above, from the date on which the Company gives notice to the holders of Registrable Securities that a preliminary prospectus has been circulated for the underwritten public offering to the date that is ninety (90) days following the date of the final prospectus for such underwritten public offering (or such shorter period as agreed to by the underwriters designated as “book-runners” managing such registered public offering), unless such book-runners otherwise agree in writing (such period, the “Holdback Period”); provided that the holdback obligations set forth in this Section 3(a) shall not be effective or shall be reduced, as applicable, if, in any underwritten offering, the managing underwriter indicates in writing to the Company that such holdback obligations are not necessary or may be shortened in the applicable initial public offering, Demand Registration or Piggyback Registration. If (x) the Company issues an earnings release or other material news or a material event relating to the Company and its Subsidiaries occurs during the last 17 days of the Holdback Period or (y) prior to the expiration of the Holdback Period, the Company announces that it will release earnings results during the 16-day period beginning upon the expiration of the Holdback Period, then to the extent necessary for a managing or co-managing underwriter of a registered offering required hereunder to comply with FINRA Rule 2711(f)(4), the Holdback Period shall be extended until 18 days after the earnings release or the occurrence of the material news or event, as the case may be (such period referred to herein as the “Holdback Extension”). The Company may impose stop-transfer instructions with respect to its securities that are subject to the foregoing restriction until the end of such period, including any period of Holdback Extension. The

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holdback obligations set forth in this Section 3(a) will automatically terminate upon any release or termination of such holdback obligations for the holders of a majority of the Registrable Securities.

(b)   In connection with any underwritten public offering of the Company’s equity securities, each holder of Registrable Securities agrees to enter into any lockup or similar agreement requested by the underwriters managing the registered public offering that the holders of a majority of the Registrable Securities agree to enter into, which shall provide that if any holder of Registrable Securities shall be released from the obligations of that agreement, all other parties to similar agreements relating to the Company’s equity securities shall be concurrently released.

(c)   The Company agrees not to effect any Public Sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 90-day period beginning on the effective date of any Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-4 or S-8 or any successor form) or, in the event of a Holdback Extension, for such longer period until the end of such period of Holdback Extension, unless the underwriters managing the registered public offering otherwise agree.

(d)   Notwithstanding any other provision contained in this Agreement, the Company shall not include in any underwritten Demand Registration or underwritten Piggyback Registration any portion of Registrable Securities held by any officers or employees of the Company or any of its Subsidiaries the inclusion of which the underwriter of such Demand Registration or Piggyback Registration, as the case may be, determines is likely to adversely affect such offering.

(e)   Notwithstanding anything to the contrary herein, except in the case of (i) a transfer to the Company, (ii) a Public Sale permitted hereunder or (iii) a transfer in connection with a Sale of the Company (clauses (i) through (iii), a “Permitted Transfer”), prior to transferring any Registrable Securities to any Person not already a party to this Agreement (including by operation of law), the transferring Securityholder shall cause the prospective transferee to execute and deliver to the Company a counterpart of this Agreement thereby agreeing to be bound by the terms hereof. Any transfer or attempted transfer of any Registrable Securities in violation of any provision of this Agreement shall be void ab initio, and the Company shall not record such transfer on its books or treat any purported transferee of such securities as the owner of such securities for any purpose. Other than in the case of a Permitted Transfer, whether or not any such transferee has executed a counterpart hereto, such transferee shall be subject to the obligations of the transferor hereunder. The provisions of this Section 3(e) shall terminate upon a Sale of the Company.

(f)   Each certificate evidencing any Securities or Other Securities held by a Securityholder and each certificate issued in exchange for or upon the transfer of any such securities (unless such securities are permitted to be transferred pursuant to this Agreement and, if such securities were Registrable Securities, would no longer be Registrable Securities after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY REFORM ACT OF 1978, AS AMENDED (THE “BANKRUPTCY CODE”), AND MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), PROVIDED THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE. IF THE HOLDER IS DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE, THEN THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED (1) PURSUANT TO (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES AND (2) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE ISSUER

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(THE “COMPANY”) OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE STOCKHOLDERS’ AGREEMENT, DATED AS OF                 , AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN OTHER PERSONS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH RESTRICTIONS HAVE BEEN SATISFIED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH RESTRICTIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A REGISTRATION AGREEMENT, DATED AS OF                 , AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN OF THE COMPANY’S SECURITYHOLDERS. A COPY OF SUCH REGISTRATION AGREEMENT WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

The Company shall imprint such legend on certificates evidencing Securities and Other Securities outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any securities which are transferred pursuant to a Permitted Transfer.

4.   Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof and pursuant thereto the Company will as expeditiously as possible:

(a)   in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and (within ninety (90) days after the end of the period within which requests for registration may be given to the Company) file with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities and thereafter use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable thereafter (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and reasonable comment of such counsel);

(b)   notify in writing each holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of either (i) not less than six (6) months (subject to extension pursuant to Section 7(b)) or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period as will terminate when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

(c)   furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free Writing Prospectus and such other documents as

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such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d)   use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Securities reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e)   notify in writing each seller of such Registrable Securities (i) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) promptly after receipt thereof, of any request by the Securities and Exchange Commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of any event as a result of which, the prospectus included in such registration statement (x) contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made or (y) is otherwise not legally available to support sales of Registrable Securities;

(f)   prepare and file promptly with the Securities and Exchange Commission, and notify such holders of Registrable Securities prior to the filing of, such amendments or supplements to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, in case any of such holders of Registrable Securities or any underwriter for any such holders is required to deliver a prospectus at a time when the prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations promulgated thereunder, the Company shall use its commercially reasonable efforts to prepare promptly upon request of any such holder or underwriter such amendments or supplements to such registration statement and prospectus as may be necessary in order for such prospectus to comply with the requirements of the Securities Act and such rules and regulations;

(g)   cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)   provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(i)   enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being included in such registration or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including participation in “road shows”, investor presentations and marketing events and effecting a share split or a combination of shares);

(j)   make available for inspection by any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant, or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such underwriter, attorney, accountant or agent in connection with such registration statement and assist and, at the request of any participating underwriter, use commercially reasonable efforts to cause such officers or directors to participate in presentations to prospective purchasers;

(k)   take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the

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Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(l)   otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(m)   use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, and in the event of the issuance of any such stop order or other such order, the Company shall advise such holders of Registrable Securities of such stop order or other such order promptly after it shall receive notice or obtain knowledge thereof and shall use its commercially reasonable efforts to promptly obtain the withdrawal of such order;

(n)   obtain one or more cold comfort letters, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement and addressed to the underwriters), from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities included in such registration reasonably request; and

(o)   provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (or, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by such opinions, which opinions shall be addressed to the underwriters. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing.

5.   Registration Expenses.

(a)   All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, travel expenses, filing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for the Company and of all independent certified public accountants, underwriters including, if necessary, a “qualified independent underwriter” within the meaning of the rules of the Financial Industry Regulatory Authority (in each case, excluding discounts and commissions) and other Persons retained by the Company or by the holders of Registrable Securities or their affiliates on behalf of the Company (all such expenses being herein called “Registration Expenses”), shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Each Person that sells securities pursuant to a Demand Registration or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such Person’s account.

(b)   In connection with each Demand Registration and each Piggyback Registration, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and

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disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration.

(c)   To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those Registration Expenses allocable hereunder to the registration of such holder’s securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of each seller’s securities to be so registered.

6.   Indemnification.

(a)   The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, its officers, directors, managers, agents and employees and each Person who controls such holder (within the meaning of the Securities Act) (each an “Indemnitee” and, collectively, the “Indemnitees”) against any losses, claims, damages, liabilities, joint or several, together with reasonable costs and expenses (including reasonable attorneys’ fees), to which such Indemnitee may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, are based upon, are caused by or result from (i) any untrue or alleged untrue statement of material fact contained (A) in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or (B) in any application or other document or communication (in this Section 6 collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration statement under the “blue sky” or securities laws thereof, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse each such Indemnitee for any legal or any other expenses incurred by him, her or it in connection with investigating or defending any such loss, claim, damage, expense, liability, action or proceeding; provided, however, that the Company shall not be liable in any such case to any such Person to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of, is based upon, is caused by or results from an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by or on behalf of such Person expressly for use therein. In connection with an underwritten offering, the Company shall indemnify the underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnitees.

(b)   In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, shall indemnify and hold harmless the other holders of Registrable Securities and the Company, and their respective directors, officers, managers, agents and employees and each other Person who controls the Company or such other holders of Registrable Securities (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, together with reasonable costs and expenses (including reasonable attorneys’ fees), to which such indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, are based upon, are caused by or result from (i) any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in each case, in reliance upon and in conformity with written information prepared and furnished to the Company by or on behalf of such holder expressly for use therein; provided, however, that the obligation to indemnify will be several and not joint, as to each holder

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and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(c)   Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which case the indemnifying party will pay the reasonable fees and expenses of one additional counsel for such indemnified party.

(d)   The indemnifying party shall not, except with the approval of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation without any payment or consideration provided by such indemnified party.

(e)   If the indemnification provided for in this Section 6 is unavailable to or is insufficient to hold harmless an indemnified party under the provisions above in respect to any losses, claims, damages or liabilities referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the sellers of Registrable Securities and any other sellers participating in the registration statement on the other hand or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative faults referred to in clause (i) above but also the relative benefit of the Company on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other in connection with the registration statement or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the sellers of Registrable Securities and any other sellers participating in the registration statement on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) to the Company bear to the total net proceeds from the offering (before deducting expenses) to the sellers of Registrable Securities and any other sellers participating in the registration statement. The relative fault of the Company on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other shall be determined by reference to, among other things, whether the untrue statement or alleged omission to state a material fact relates to information supplied by the Company or by the sellers of Registrable Securities or other sellers participating in the registration statement and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the sellers of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if the sellers of Registrable Securities were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6, no seller of Registrable Securities shall be required to contribute any amount in excess of the net proceeds received by such seller from the sale of Registrable Securities covered by the registration statement filed pursuant hereto. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

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(f)   The indemnification and contribution by any such party provided for under this Agreement shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and will remain in full force and effect regardless of any investigation made or omitted by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

7.   Participation in Underwritten Registrations.

(a)   No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), provided that no holder of Registrable Securities will be required to sell more than the number of Registrable Securities that such holder has requested the Company to include in any registration) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 6 hereof.

(b)   Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(e), such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 4(f). In the event the Company shall give any such notice, the applicable time period mentioned in Section 4(b) during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 7 to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 4(f).

8.   Current Public Information. At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Company shall, except as otherwise agreed to in writing by the holders of a majority of the Registrable Securities, file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder, and will take such further action as any holder or holders of Registrable Securities may reasonably request, all to the extent required to enable such holders to sell Registrable Securities pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time, “Rule 144”) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission. At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, if requested by any holder of Registrable Securities, the Company shall deliver to such holder of Registrable Securities a written statement that the Company has complied with the current public information requirements of Rule 144.

9.   Definitions.

“Agreement” has the meaning set forth in the preamble.

“application” has the meaning set forth in Section 6(a).

“Board” means the board of directors of the Company.

“Class B Common Stock” means the Class B common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the preamble.

“Demand Registrations” has the meaning set forth in Section 1(a).

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“Free Writing Prospectus” means a free writing prospectus, as defined in Rule 405 under the Securities Act.

“Holdback Extension” has the meaning set forth in Section 3(a).

“Holdback Period” has the meaning set forth in Section 3(a).

“Indemnitee” and “Indemnitees” have the meanings set forth in Section 6(a).

“Long-Form Registrations” has the meaning set forth in Section 1(a).

“Other Securities” has the meaning set forth in Section 3(a).

“Permitted Transfer” has the meaning set forth in Section 3(e).

“Person” means an individual, a partnership, a joint venture, an association, a joint stock company, a corporation, a limited liability company, a trust, an unincorporated organization, an investment fund, any other business entity or a governmental entity or any department, agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 2(a).

“Public Sale” means any sale of Registrable Securities (i) to the public pursuant to an offering registered under the Securities Act or (ii) to the public through a broker, dealer or market maker in compliance with Rule 144 (or any similar rule then in force).

“Registrable Securities” means all shares of Class B Common Stock now owned or hereafter acquired by any Securityholder, all shares of Class B Common Stock issuable with respect to securities of the Company convertible into or exercisable for shares of Class B Common Stock now owned or hereafter acquired by any Securityholder and any Class B Common Stock issued to any Securityholder in respect of any distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they (a) have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 (or any similar rule then in force), (b) have been repurchased by the Company or any Subsidiary of the Company or (c) have been effectively registered under a registration statement including a registration statement on Form S-8 (or any successor form). For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder.

“Registration Expenses” has the meaning set forth in Section 5(a).

“Required Registration” has the meaning set forth in Section 1(c).

“Rule 144” has the meaning set forth in Section 8.

“Sale of the Company” means any transaction or series of related transactions pursuant to which any Person or group of related Persons in the aggregate acquire(s) (i) equity securities of the Company possessing the voting power (other than voting rights accruing only in the event of a default or breach) to elect a majority of the Board (whether by merger, liquidation, consolidation, reorganization, combination, sale or transfer of the Company’s equity securities, securityholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis; provided, that a Public Sale shall not constitute a Sale of the Company.

“Securities” has the meaning set forth in Section 3(a).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission and includes any governmental body or agency succeeding to the functions thereof.

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“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Securityholders” has the meaning set forth in the preamble.

“Short-Form Registrations” has the meaning set forth in Section 1(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, general partner or a majority of the members of the governing body of such limited liability company, partnership, association or other business entity.

10.   Miscellaneous.

(a)   Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement must be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by confirmed electronic mail or facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by before 5:00 p.m. local time of the recipient on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Company at the address set forth below and to any other recipient at the address indicated on the Schedule of Securityholders attached hereto or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. The Company’s address is as follows:

Otelco Inc.
505 Third Avenue East
Oneonta, AL 35121
Facsimile: (205) 625-3523
Attention: Chief Financial Officer

with copies (which shall not constitute notice) to:

GE Capital Equity Investments, Inc.
201 Merritt 7
Norwalk, CT 06851
Attention: Otelco Account Manager
Telecopier No.: (513) 770-5332

King & Spalding LLP
1180 Peachtree Street
Atlanta, GA 30309-3521
Facsimile: (404) 572-5131
Attention: Sarah R. Borders

and

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Dorsey & Whitney LLP
51 West 52nd Street
New York, NY 10019
Facsimile: (646) 390-6549
Attention: Steven Khadavi

(b)   No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement. Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company to register any Securities or any Other Securities without the prior written consent of the holders of a majority of the Registrable Securities.

(c)   Adjustments Affecting Registrable Securities. The Company will not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement.

(d)   Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(e)   Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the holders of Registrable Securities unless such modification, amendment or waiver is approved in writing by the Company and holders of a majority of the Registrable Securities; provided that no such amendment or modification that would adversely affect the rights, preferences or privileges of any class or group of Registrable Securities in a manner disproportionate to the effect of such amendment or modification on the rights, preferences or privileges of holders of Registrable Securities (without regard to any effect resulting from the individual circumstances of any holder of such class or group of Registrable Securities) shall be effective against any holder whose rights, preferences or privileges are so affected thereby without the prior written consent of the holders of a majority of each class or group of Registrable Securities so affected. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition. Notwithstanding the foregoing, an amendment or modification of this Agreement to add a party hereto and to grant such party registration rights will be effective against the Company and all holders of Registrable Securities if such modification, amendment or waiver is approved in writing by the Company and the holders of a majority of the Registrable Securities. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision in accordance with its terms.

(f)   Securityholder Status. Notwithstanding anything to the contrary that may be set forth herein, at such time as any Securityholder ceases to hold any Registrable Securities, such Securityholder shall be deemed to no longer be a Securityholder for purposes of this Agreement and shall no longer be entitled to the rights or subject to the obligations of a Securityholder as set forth herein.

(g)   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto (and the Persons specifically identified in Section 6) and their respective successors and assigns. In addition, and whether or not any express assignment shall have been made, the provisions of this Agreement which are for the benefit of the holders of Registrable Securities (or any portion thereof) as such shall be for the benefit of and enforceable by any subsequent holder of any Registrable Securities (or of such portion thereof); provided, that such subsequent holder of Registrable Securities shall be required to execute a joinder to this Agreement agreeing to be bound by its terms.

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(h)   Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(i)   Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(j)   Counterparts; Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement may be executed by facsimile signature.

(k)   Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l)   Governing Law. All issues and questions concerning the relative rights and obligations of the Company and the Securityholders under this Agreement and the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(m)   Mutual Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(n)   Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

* * * * *

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

OTELCO INC.

By:	______________________________
Name:
Title:

[________]

By:	______________________________
Name:
Title:

[________]

By:	______________________________
Name:
Title:

SCHEDULE OF SECURITYHOLDERS

As of [                ]

Name and Address of Securityholder	Number of Shares of Class B Common Stock
GE Capital Equity Investments, Inc. 201 Merritt 7 Norwalk, CT 06851 Attention: Otelco Account Manager

CoBank, ACB 5500 South Quebec Street Greenwood Village, Colorado 80111 Attention: Communications and Energy Banking Group

Raymond James Bank, FSB 710 Carrillon Parkway St. Petersburg, Florida 33716 Attention: Andrew D. Hahn

Union Bank of California, N.A. 445 South Figueroa Street Los Angeles, California 90071 Attention: Richard Vian, Vice President

Webster Bank, National Association City Place II 185 Asylum Street, 5th Floor Hartford, Connecticut 06103 Attention: Madeliene Follett

CIBC, Inc. 300 Madison Avenue, 4th floor New York, NY 10017 Attention: Michael Gewirtz, Director, CIBC World Markets

EXHIBIT 2

Plan Support Agreement

RESTRUCTURING SUPPORT AGREEMENT

Reference is made to (i) that certain Second Amended and Restated Credit Agreement, dated as of October 20, 2008, by and among Otelco Inc., as borrower, the other credit parties thereto, the lenders party thereto in their capacities as lenders under the term loan (the “Term Loan Lenders”) and/or lenders under the revolving loan (the “Revolving Loan Lenders,” and together with the Term Loan Lenders, the “Lenders”), and General Electric Capital Corporation, as administrative agent (“Agent”), GE Capital Markets, Inc., as lead arranger and sole bookrunner, and CoBank, ACB, as co-lead arranger and lender, (as further amended, supplemented or otherwise modified, together with ancillary documents, the “Credit Agreement”); and (ii) those certain 13% unsecured senior subordinated notes due 2019 (the “Notes”), issued pursuant to that certain Indenture, dated as of December 21, 2004, among Otelco Inc., as issuer, the guarantors named thereto, and Wells Fargo Bank, N.A. as trustee, supplemented as of July 3, 2006, July 5, 2007, October 31, 2008, June 8, 2010, October 1, 2011 and October 14, 2011 (as further amended, supplemented or otherwise modified, together with ancillary documents, the “Indenture”).

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of January 31, 2013 (as amended, supplemented or otherwise modified, this “Support Agreement”) by each of Otelco Inc. (“Otelco”) and each of its direct and indirect subsidiaries described on Exhibit A attached hereto (collectively, the “Company”), the undersigned Term Loan Lenders (the “Consenting Term Loan Lenders”) and the undersigned Revolving Loan Lenders (the “Consenting Revolving Loan Lenders,” and together with the Consenting Term Loan Lenders, the “Consenting Lenders”), and the holders of the Notes that, from time to time, become a party hereto, if any (collectively, the “Consenting Noteholders” and, together with the Consenting Lenders, the “Plan Support Parties”) with respect to a restructuring of the Company’s outstanding obligations under the Credit Agreement, the Notes and the Indenture (the “Restructuring”) contemplated by the restructuring term sheet attached hereto as Exhibit B (the “Term Sheet”). Each party to this Support Agreement may be referred to as a “Party” and, collectively, as the “Parties.”

Section 1. Restructuring, Term Sheet and Definitive Documentation.

1.1	Support of the Restructuring, Term Sheet and Definitive Documentation.

(a)	Until the Termination Date (as defined below), the Company and the Plan Support Parties, severally and not jointly, agree (i) to support and consummate the Restructuring contemplated by the Term Sheet, including cooperating in a commercially reasonable manner in obtaining requisite regulatory approvals, including the timely provision of necessary information for any required regulatory submissions or other governmental filings, (ii) that the Company shall solicit the Term Loan Lenders for acceptances of the Restructuring, and (iii) that the Company shall solicit holders of Notes (each, a “Noteholder” and, collectively, the “Noteholders”) for acceptances of the Restructuring through the Chapter 11 Cases (as defined herein).

(b)	Until the Termination Date, the Company, jointly and severally, agrees: (i) to take any and all necessary and appropriate actions in furtherance of all of the restructuring transactions contemplated under this Support Agreement, the Plan (as defined below) and the Term Sheet (the “Restructuring”), including but not limited to taking all steps reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals for the Restructuring, (ii) to commence a solicitation for acceptances of a prepackaged chapter 11 plan of reorganization for the Company in accordance with the terms of this Support Agreement and the Term Sheet (the “Solicitation”) no later than February 14, 2013, (iii) to commence reorganization cases (the “Chapter 11 Cases”) for the Company by filing voluntary petitions under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) as soon as practicable after the completion of the deadline to submit votes to accept or reject the Plan (as defined below) pursuant to the Solicitation, and in any event no later than April 3, 2013 (the date which the Chapter 11 Cases are commenced, the “Petition Date”), (iv) to file and seek approval on an interim and final (to the extent applicable) basis of “first day” motions (including a motion seeking consensual use of cash pledged as collateral to the Lenders and providing adequate protection to the Lenders in connection therewith), (v) to file with the Bankruptcy Court on the Petition Date a prepackaged chapter 11 plan of reorganization in the form and substance attached hereto as Exhibit C (the “Plan”) and a related disclosure statement (the “Disclosure Statement”), in form and substance reasonably satisfactory to the Agent and to Consenting Lenders that hold at least 66-2/3% of the amount of the principal term loan obligations under the Credit Agreement and constitute more than fifty percent of the Term Loan Lenders under the Credit Agreement (the “Required Consenting Lenders”), (vi) to seek approval of the Disclosure Statement and confirmation of the Plan at the earliest practicable date, which in any event shall be no later than seventy (70) days after the Petition Date, (vii) not to take any action not otherwise required by law that is inconsistent with this Support Agreement, the Plan and the Term Sheet, (viii) not, nor encourage any other person or entity, to interfere with, delay, impede, appeal or take any other negative action, directly or indirectly, in any respect regarding the Term Sheet or the overall Restructuring, (ix) to otherwise use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Support Agreement and the Term Sheet; (x) not to file a motion with the Bankruptcy Court pursuant to section 363(b) of the Bankruptcy Code, including any motion pertaining to employee benefits or compensation, without the consent of the Required Lenders; (xi) prior to the Effective Date (as defined in the Plan), not make any cash payments to the holders of the Notes on account of the obligations evidenced by the Notes or to any holders of any equity interests in the Company; (xii) operate in the ordinary course of business consistent with past practice and use commercially reasonable efforts to keep intact the assets, operations and relationships of the business, and the Company shall inform the Required Lenders as soon as reasonably practicable about all occurrences which may have a material adverse effect on the assets, operations or relationships of the Company’s business; (xiii) to pay all reasonable, actual and documented fees of the Agent incurred in connection with the Restructuring; and (xiv) to promptly notify the Agent and deliver to the Agent any expressions of interest, letters of intent, or any proposals received from a potential acquirer with respect to any proposed restructuring alternative that, in the Board of Directors’ exercise of its fiduciary obligations as described in Section 3 hereof, is bona fide, based on adequate financial wherewithal, and worthy of evaluation; provided, however, that all obligations of the Company under this subsection shall be subject to the terms of Section 3 below.

(c)	Until the Termination Date, each Lender, severally and not jointly, agrees to (i) when solicited, and subject to the acknowledgements set forth in Section 7 hereof, vote each claim (as defined in section 105(a) of title 11 of the United States Code) (a “Claim”) or interest it holds (in any capacity) in favor of the Plan and not change or withdraw (or cause to be changed or withdrawn) such vote, provided, however, that such vote shall be immediately revoked and deemed void ab initio upon the occurrence of the Termination Date, (ii) at the sole cost of the Company, use its reasonable efforts to support confirmation of the Plan and approval of the Disclosure Statement, and not object to, or support any other person’s efforts to oppose or object to, confirmation of the Plan, (iii) at the sole cost of the Company, use its reasonable efforts to support (and not object to) the “first day” motions and other motions consistent with this Support Agreement filed by the Company in furtherance of the Restructuring, (iv) to consent to the Company’s request for approval on an interim and final basis (to the extent applicable) of consensual use of cash pledged as collateral to the Lenders and providing adequate protection to the Lenders in connection therewith, (v) refrain from taking any action that is materially inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Restructuring, the Plan, or that is otherwise inconsistent with the terms of this Support Agreement and the Term Sheet, and (vi) not, directly or indirectly, propose, support, solicit, encourage, or participate in the formulation of any restructuring for the Company, including any plan of reorganization or liquidation in the Chapter 11 Cases other than the Restructuring.

(d)	Until the Termination Date, each Consenting Noteholder, severally and not jointly, in its capacity as a holder of Notes, a holder of Otelco’s common stock, or in any other capacity, hereby agrees to (i) when solicited, and subject to the acknowledgements set forth in Section 7 hereof, vote all Claims or interests it holds (in any capacity) in favor of the Plan and not change or withdraw (or cause to be changed or withdrawn) such vote(s), (ii) at the sole cost of the Company,

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use its reasonable efforts to support confirmation of the Plan and approval of the Disclosure Statement, and not object to, or support any other person’s efforts to oppose or object to, confirmation of the Plan, (iii) at the sole cost of the Company, use its reasonable efforts to support (and not object to) the “first day” motions and other motions consistent with this Support Agreement filed by the Company in furtherance of the Restructuring, including any motion to preserve or extend exclusivity, if applicable, (iv) refrain from taking any action that is materially inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Restructuring, the Plan, or that is otherwise inconsistent with the terms of this Support Agreement and the Term Sheet, and (v) not, directly or indirectly, propose, support, solicit, encourage, or participate in the formulation of any restructuring for the Company, including any plan of reorganization or liquidation in the Chapter 11 Cases other than the Restructuring contemplated by this Support Agreement and the Term Sheet.

(e)	Without limiting any other provision hereof, until the Termination Date, the Company and the Consenting Lenders hereby agree to negotiate in good faith each of the definitive agreements, documents, motions and other pleadings referenced in, or reasonably necessary or desirable to effectuate the transactions contemplated by, the Term Sheet and the Plan. Such definitive agreements and documents may include, without limitation: (i) the Plan, articles of formation and bylaws, certificates of formation and operating agreements, as applicable, of Otelco and each of its subsidiaries, shareholders agreement and registration rights agreement, all of which shall be in the form attached to the Term Sheet, with any modifications thereto to be in form and substance satisfactory to the Agent and the Required Lenders in their sole discretion; and (ii) the Disclosure Statement, guaranties, collateral agreements and all motions, including but not limited to the “first-days,” the Plan and the Disclosure Statement motions, all of which shall be consistent in all respects with and incorporate, as applicable, the terms of the Term Sheet, in form and substance reasonably satisfactory to the Agent and the Required Lenders (both (i) and (ii), collectively, the “Definitive Documentation”).

(f)	Each of the Parties agrees, severally and not jointly, that it will not take any action that would interfere with, delay, or postpone the effectuation of the Restructuring contemplated by this Support Agreement and the Term Sheet and, if necessary, confirmation and consummation of the Plan and implementation of the restructuring transactions contemplated thereunder.

Section 2. Termination Events.

2.1   Lender Termination Events.

The occurrence of any of the following, unless waived by the applicable Consenting Lender(s), shall be a “Lender Termination Event”:

(a)	11:59 p.m. (EST) on February 14, 2013, unless the Solicitation has commenced;

(b)	11:59 p.m. (EST) on the date that is forty-five (45) days from the date that Solicitation commences, unless the Chapter 11 Cases have commenced in the Bankruptcy Court and the Plan and Disclosure Statement have been filed with the Bankruptcy Court;

(c)	seventy-five (75) calendar days after the Petition Date, unless the Bankruptcy Court has entered an order confirming the Plan and approving the Disclosure Statement (the “Confirmation Order”);

(d)	eight (8) Business Days after the date of the commencement of the Chapter 11 Cases, unless the Bankruptcy Court enters an interim order in form and substance reasonably satisfactory to the Agent, authorizing the Company to use cash collateral, granting adequate protection to the Lenders, and scheduling a final hearing with respect to such matters;

(e)	forty-five (45) calendar days after the Petition Date, unless the Bankruptcy Court enters a final order, in form and substance reasonably satisfactory to the Agent, authorizing the Company to use cash collateral and granting adequate protection to the Lenders;

(f)	thirty-five (35) calendar days after the date upon which the Confirmation Order is entered, unless the Company has substantially consummated the Plan pursuant to its terms prior thereto (the

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“Effective Date Deadline”), provided, however, that the Effective Date Deadline shall be automatically extended by an additional sixty calendar days if the Company has not yet obtained the requisite clearances or approvals under any applicable laws or regulations for the consummation of the Plan, and the requests for such clearances or approvals are still pending;

(g)	any court of competent jurisdiction (including the Bankruptcy Court) or other competent governmental or regulatory authority enters an order that any material provision of this Support Agreement is unenforceable in whole or in part;

(h)	any court of competent jurisdiction (including the Bankruptcy Court) or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the Restructuring contemplated in the Term Sheet or any of the Definitive Documentation in a way that cannot be reasonably remedied by the Company;

(i)	the occurrence of any material breach of this Support Agreement (to the extent not otherwise cured or waived in accordance with the terms hereof);

(j)	the Chapter 11 Cases shall be dismissed or converted to a chapter 7 case, or a chapter 11 trustee with plenary powers, or an examiner with enlarged powers relating to the operation of the businesses of the Company (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases or the Company shall file a motion or other request for such relief;

(k)	the Company takes any action that is materially inconsistent with the Company’s obligations pursuant to Section 1.1 hereof or materially adverse to the Consenting Lenders, including, but not limited to, withdrawing the Plan, publicly announcing its intention not to support the Plan, filing any plan of reorganization and/or disclosure statement that is not consistent with the Term Sheet or seeking to sell all or substantially all of its assets under section 363 of the Bankruptcy Code;

(l)	a filing by the Company of any motion, application or adversary proceeding challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the obligations referred to in the Credit Agreement or the documents related thereto (collectively, the “Secured Obligations”) or, other than as contemplated by the Restructuring, any other cause of action against and/or seeking to restrict the rights of the Lenders with respect to the Secured Obligations, or the prepetition liens securing such Secured Obligations;

(m)	the amendment or modification of the Disclosure Statement or any documents related to the Plan, notices, exhibits or appendices, which amendment or modification is (i) materially inconsistent with this Support Agreement or the Term Sheet, or (ii) materially adverse to the Consenting Lenders;

(n)	the board of directors of Otelco (the “Board of Directors”) terminates this Support Agreement pursuant to Section 3 hereof (a “Board Termination”);

(o)	the failure by the Company to have substantially consummated the Restructuring pursuant to the terms of this Support Agreement and the Term Sheet prior to June 30, 2013; provided, however, that such date shall be automatically extended by an additional sixty calendar days if the Company has not yet obtained the requisite clearances or approvals under any applicable laws or regulations for the consummation of the Plan, and the requests for such clearances or approvals are still pending;

(p)	any representation or warranty that the Company made in Section 5 herein is incorrect in any material respect on, or as of, the date made, and such default (unless it is a willful misrepresentation) shall continue unremedied for a period of ten (10) days after the earlier of (i) the date upon which the Company knew of such failure or (ii) the date upon which written notice thereof is given by any Party to the Company;

(q)	the Plan or any document attached to the Term Sheet is not in the form attached to the Term Sheet with any modifications thereto to be in the form and substance satisfactory to the Agent and Required Consenting Lenders in their sole discretion;

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(r)	the Disclosure Statement, the order confirming the Plan, or any document that is part of the Plan Supplement (as defined by the Plan) and not attached to the Term Sheet are not in the form and substance reasonably acceptable to the Agent and Required Consenting Lenders;

(s)	prior to the Effective Date, the Company makes any payment to any holder of a Note on account of the obligations under the Notes other than professional fees, if any, that may be paid to Consenting Noteholders under this Support Agreement, without the consent of the Agent and the Required Consenting Lenders;

(t)	prior to the Effective Date, the Company makes any dividend or other payment to equity holders of the Company without the consent of the Agent and the Required Consenting Lenders;

(u)	the occurrence of a material adverse change with respect to the financial condition, collateral, operations, business or prospects of the Company, taken as a whole, provided, however, that none of the following shall constitute a material adverse change: (i) changes resulting from the filing or announcement of the Chapter 11 Cases of the type that customarily occur as a result of the commencement of a case under chapter 11 of the Bankruptcy Code; or (ii) any suspension in trading or de-listing of the securities of Otelco on any exchange on which such securities are listed;

(v)	an Event of Default (as defined in the Credit Agreement) other than an Event of Default set forth on Exhibit E occurs and is continuing;

(w)	the Bankruptcy Court enters an order invalidating, subordinating, recharacterizing or disallowing in any respect, as applicable, either the enforceability, perfection, priority, or validity of the liens or claims of the Lenders under the Credit Agreement and all other related credit documents;

(x)	the Bankruptcy Court grants relief that is materially inconsistent with this Support Agreement, the Plan or the Term Sheet;

(y)	unless previously agreed to by the Agent, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets having an aggregate value in excess of $500,000; or

(z)	the Company files a motion to reject this Support Agreement.

2.2   Noteholder Termination Events.

The occurrence of any of the following, unless waived by the applicable Consenting Noteholder(s), shall be a “Noteholder Termination Event;” provided that a Noteholder Termination Event shall only terminate this Support Agreement with respect to the applicable terminating Consenting Noteholder(s) and shall remain binding upon all non-terminating Plan Support Parties:

(a)	the Chapter 11 Cases shall be dismissed or converted to a chapter 7 case, or a chapter 11 trustee with plenary powers, or an examiner with enlarged powers relating to the operation of the businesses of the Company (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases or the Company shall file a motion or other request for such relief;

(b)	the Company takes any action that is materially inconsistent with the Company’s obligations pursuant to Section 1.1 hereof or materially adverse to the Consenting Noteholders, including, but not limited to, withdrawing the Plan, publicly announcing its intention not to support the Plan or filing any plan of reorganization and/or disclosure statement that is not consistent with the Term Sheet;

(c)	the amendment or modification of the Plan, the Disclosure Statement or any documents related to the Plan, notices, exhibits or appendices, which amendment or modification is (i) materially inconsistent with this Support Agreement or the Term Sheet, or (ii) materially adverse to the Consenting Noteholders; or

(d)	any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the

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consummation of the Restructuring contemplated in the Term Sheet or any of the Definitive Documentation in a way that cannot be reasonably remedied by the Company.

2.3   Company Termination Events.

The occurrence of any of the following, unless waived by the Company, shall be a “Company Termination Event” and together with any Lender Termination Event and any Noteholder Termination Event, a “Termination Event”:

(a)	any Board Termination;

(b)	the Consenting Term Loan Lenders at any time (i) hold less than 66 2/3% of the amount of all Term Loan Lender Claims arising under the Credit Agreement, or (ii) consist of less than a majority of Term Loan Lenders under the Credit Agreement;

(c)	the Consenting Revolving Loan Lenders at any time (i) hold less than 66 2/3% of the amount of all Revolving Loan Lender Claims arising under the Credit Agreement, or (ii) consist of less than a majority of Revolving Loan Lenders under the Credit Agreement;

(d)	one or more Consenting Term Loan Lenders materially breaches its obligations under this Support Agreement, such that the non-breaching Consenting Term Loan Lenders at any time (i) hold less than 66 2/3% of the amount of all Term Loan Lender Claims arising under the Credit Agreement, or (ii) consist of less than a majority of Revolving Loan Lenders under the Credit Agreement;

(e)	one or more Consenting Revolving Loan Lenders materially breaches its obligations under this Support Agreement, such that the non-breaching Consenting Revolving Loan Lenders at any time (i) hold less than 66 2/3% of the amount of the Revolving Loan Lender Claims arising under the Credit Agreement, or (ii) consist of less than a majority of Revolving Loan Lenders under the Credit Agreement;

(f)	any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the Restructuring contemplated in the Term Sheet or any of the Definitive Documentation in a way that cannot be reasonably remedied by the Company; or

(g)	the failure by the Company to have substantially consummated the Restructuring pursuant to the terms of this Support Agreement and the Term Sheet prior to June 30, 2013; provided, however, that such date shall be automatically extended by an additional sixty calendar days if the Company has not yet obtained the requisite clearances or approvals under any applicable laws or regulations for the consummation of the Plan, and the requests for such clearances or approvals are still pending.

2.4   Consensual Termination.

In addition to the Termination Events set forth in Section 2 hereof, this Support Agreement shall terminate effective upon a written agreement of the Company and the Required Consenting Lenders to terminate this Support Agreement.

2.5   Termination Event Procedures.

(a)	Termination Event Procedures. Upon the occurrence of a Termination Event set forth in Sections 2.1 (a), (b), (c), (d), (e), (f), (h), (j), (l), (q) and (s) this Support Agreement shall automatically terminate. Upon the occurrence of any other applicable Termination Event, a Plan Support Party may effect termination through delivery of written notice (“Termination Notice”) to counsel to (i) the Consenting Lenders, (ii) the Company and (iii) the Consenting Noteholders (the date of the effectiveness of any such termination, the “Termination Date”). Except in the case of a Board Termination or any Termination Event set forth in Sections 2.1(a), (b), (c), (d), (e), (f), (h), (j), (l), (q) and (s), any Plan Support Party who receives a Termination Notice shall have three (3) Business Days to cure the noticed Termination Event. The automatic stay arising pursuant to

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section 362 of the Bankruptcy Code shall be deemed waived or modified solely for purposes of providing notice hereunder.

(b)	Effect of Termination. Subject to the terms of Section 2.5(a) hereof, the delivery of a Termination Notice by the Company or the Required Consenting Lenders shall terminate this Support Agreement and all obligations hereunder other than those contained in Sections 6, 7, 8.2, 8.5, 8.6, 8.7, 8.8, 8.9 and 8.10 shall terminate and be of no further force and effect in its entirety. The delivery of a Termination Notice by a Consenting Lender or Consenting Noteholder shall only terminate this Support Agreement with respect to the applicable Consenting Lender or Consenting Noteholder providing such Termination Notice. Upon termination of this Support Agreement, each Consenting Lender may, acting individually and of their own accord, withdraw or revoke its vote in support of the Plan. Notwithstanding anything to the contrary contained herein, termination of this Support Agreement shall not relieve any Plan Support Party that breaches this Support Agreement from liability for such breach except as described in Section 6.

2.6   Limitation on Termination.

Except with respect to a Board Termination, no occurrence shall constitute a Termination Event if such occurrence is the result of the action or omission of the Party seeking to terminate this Support Agreement.

Section 3. The Company’s Fiduciary Obligations.

The Company may terminate this Support Agreement following a determination by the board of directors of Otelco or its subsidiaries who are parties to the Credit Agreement, following consultation with and receiving advice from outside counsel qualified in such matters, that the termination of this Support Agreement is necessitated by such board’s fiduciary obligations because such board has determined reasonably and in good faith that there is a more favorable restructuring alternative to Otelco or its subsidiaries (as applicable) and their applicable stakeholders than the Restructuring, taking into account, among other things, the likelihood and timing of closing such alternative restructuring as compared to the Restructuring; and provided, that the Company shall promptly notify the Agent and deliver to the Agent any expressions of interest, letters of intent, or any proposals received from a potential acquirer with respect to any such proposed restructuring alternative that, in the board’s exercise of its fiduciary obligations, determines is bona fide, based on adequate financial wherewithal, and worthy of evaluation.

Section 4. Condition Precedent to Support Agreement.

The obligations of the Parties and the effectiveness hereof are subject to the execution and delivery of signature pages for this Support Agreement by each of (a) the Company, (b) the Consenting Term Loan Lenders holding no less than (i) 66 2/3% of the amount of all Term Loan Lenders’ Claims under the Credit Agreement, and (ii) a majority of the Term Loan Lenders under the Credit Agreement, and (c) the Consenting Revolving Loan Lenders holding no less than (i) 66 2/3% of the amount of all Revolving Loan Lenders’ Claims under the Credit Agreement, and (ii) a majority of the Revolving Loan Lenders under the Credit Agreement (the date upon which such condition is satisfied, the “Effective Date”).

Section 5. Representations, Warranties and Covenants.

5.1   Power and Authority.

Each Plan Support Party, severally and not jointly, represents, warrants and covenants to the Company, and the Company, jointly and severally, represents, warrants and covenants to each Plan Support Party, that, as of the date of this Support Agreement, (i) such Party has and shall maintain all requisite corporate, partnership, or limited liability company power and authority to enter into this Support Agreement and to carry out the transactions contemplated by, and perform its respective obligations under this Support Agreement and (ii) the execution and delivery of this Support Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

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5.2   Enforceability.

Each Plan Support Party, severally and not jointly, represents, warrants and covenants to the Company, and the Company, jointly and severally, represents, warrants and covenants to each Plan Support Party, that this Support Agreement is the legally valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally.

5.3   Governmental Consents.

Each Plan Support Party, severally and not jointly, represents, warrants and covenants to the Company, and the Company, jointly and severally, represents, warrants and covenants to each Plan Support Party that, as of the date of this Support Agreement, the execution, delivery, and performance by it of this Support Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body, except (i) any of the foregoing as may be necessary and/or required for disclosure by the Securities and Exchange Commission and applicable state securities or “blue sky” laws, (ii) any of the foregoing as may be necessary and/or required in connection with the Chapter 11 Cases, including the approval of the Disclosure Statement and confirmation of the Plan, (iii) filings of amended certificates of incorporation or articles of formation or other organizational documents with applicable state authorities, and other registrations, filings, consents, approvals, notices, or other actions that are reasonably necessary to maintain permits, licenses, qualifications, and governmental approvals to carry on the business of the Company, (iv) any of the foregoing as may be necessary and/or required pursuant to the rules, regulations and governing statutes for the Federal Communications Commission and any applicable state public utility commissions or similar federal, state, local or foreign regulatory entities, and (v) any other registrations, filings, consents, approvals, notices, or other actions, the failure of which to make, obtain or take, as applicable, would not be reasonably likely, individually or in the aggregate, to materially delay or materially impair the ability of any Party hereto to consummate the transactions contemplated hereby.

5.4   Ownership.

(a)	Each Consenting Lender, severally and not jointly, represents, warrants and covenants to the Company for itself that (i) such Party is the holder of Claims against the Company in the principal amounts indicated on such Consenting Lender’s signature page or has and shall maintain the power and authority to bind the legal and beneficial owner(s) of such Claims to the terms of this Support Agreement, (ii) such Consenting Lender (a) has and shall maintain full power and authority to vote on and consent to or (b) has received direction from the party having full power and authority to vote on and consent to such matters concerning its pro rata share of the Claims and to exchange, assign and transfer such Claims, and (iii) other than pursuant to this Support Agreement, such Claims are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Lender’s performance of its obligations contained in this Support Agreement.

(b)	Each Consenting Noteholder, severally and not jointly, represents, warrants and covenants to the Company that (i) such Party is the holder of the Claims against the Company in the principal amounts indicated on such Consenting Noteholder’s signature page hereto, or has and shall maintain the power and authority to bind the legal and beneficial owner(s) of such Claims to the terms of this Support Agreement, (ii) such Consenting Noteholder (a) has and shall maintain full power and authority to vote on and consent to or (b) has received direction from the party having full power and authority to vote on and consent to such matters concerning its pro rata share of the Claims and to exchange, assign and transfer such Claims, and (iii) other than pursuant to this Support Agreement, such Claims are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Noteholder’s performance of its obligations contained in this Support Agreement.

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5.5   Other Support Agreements.

Until the Termination Date, the Company shall not enter into any other restructuring support agreement related to a partial or total restructuring of the Company’s obligations.

Section 6. Remedies.

It is understood and agreed by each of the Parties that any breach of this Support Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief for any such breach. The Company and the Plan Support Parties agree that for so long as the Company and the Plan Support Parties have not taken any action to prejudice the enforceability of this Support Agreement (including without limitation, alleging in any pleading that this Support Agreement is unenforceable), have taken such actions as are reasonably required or desirable for the enforcement hereof and have otherwise complied with the terms of this Support Agreement, then the Company and the Plan Support Parties shall have no liability for damages hereunder in the event a court determines that this Support Agreement is not enforceable.

Section 7. Acknowledgement.

This Support Agreement and the Term Sheet and transactions contemplated herein and therein are the product of negotiations among the Parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Support Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Plan or any plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Notwithstanding anything herein to the contrary, the Company will not solicit acceptances of the Plan from any Plan Support Party until such Plan Support Party has been provided with a Disclosure Statement which complies with applicable nonbankruptcy law pursuant to the Solicitation.

Section 8. Miscellaneous Terms.

8.1  Assignment; Transfer Restrictions.

(a)	Each Plan Support Party hereby agrees, severally and not jointly, for so long as this Support Agreement shall remain in effect, not to sell, assign, transfer, hypothecate or otherwise dispose of any Claim under the Credit Agreement, any Notes or any other Claim against or interest in the Company unless, as a condition precedent to any such transaction, the transferee thereof executes and delivers a Joinder (as defined in Section 8.1(c) hereof) to the Company at least two (2) Business Days prior to the relevant transfer. Thereafter, such transferee shall be deemed to be a Plan Support Party, for purposes of this Support Agreement.

(b)	Any sale, assignment, transfer, hypothecation or other disposition of any Claim under the Credit Agreement, any Note or any other Claim against or interest in the Company that either (i) does not comply with the procedures set forth in subsection 8.1(a) hereof; or (ii) acts to delay or otherwise materially effects any regulatory approvals required for the consummation of the Restructuring, shall be deemed void ab initio.

(c)	Any person that receives or acquires any Claims under the Credit Agreement, any Notes or any other Claim against or interest in the Company pursuant to a sale, assignment, transfer, hypothecation or other disposition of such Notes or Claims by a Plan Support Party hereby agrees to be bound by all of the terms of this Support Agreement (as the same may be hereafter amended, restated or otherwise modified from time to time) (a “Joining Party”) by executing and delivering a joinder in the form of Exhibit D hereto (the “Joinder”). The Joining Party shall thereafter be deemed to be a Plan Support Party for all purposes under this Support Agreement.

(d)	With respect to the Claims under the Credit Agreement, Notes or any other Claim against or interest in the Company held by any Joining Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition of such Notes or Claims, the Joining Party hereby makes the representations and warranties of the Plan Support Parties, set forth in Section 5 of this Support Agreement to the Company.

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(e)	This Support Agreement shall in no way be construed to preclude any Plan Support Party from acquiring additional Claims under the Credit Agreement, Notes or any other Claim against or interest in the Company; provided that any such Claims under the Credit Agreement, Notes or Claim against or interest in the Company, shall automatically be deemed to be subject to the terms of this Support Agreement.

8.2  No Third Party Beneficiaries.

Unless expressly stated herein, this Support Agreement shall be solely for the benefit of the Company and each Plan Support Party. No other person or entity shall be a third party beneficiary.

8.3  Entire Agreement.

This Support Agreement, including exhibits and annexes hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Support Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Support Agreement; provided, however, that any confidentiality agreement executed by any Party shall survive this Support Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

8.4  Counterparts.

This Support Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Support Agreement by email or facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.5  Settlement Discussions.

This Support Agreement and the Term Sheet are part of a proposed settlement of disputes among the Parties hereto. Nothing herein shall be deemed to be an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Support Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Support Agreement or in connection with the confirmation of the Plan.

8.6  Reservation of Rights.

Except as expressly provided in this Support Agreement and in any amendment among the Support Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Support Parties to protect and preserve its rights, remedies and interests, including without limitation, its claim against any of the other Support Parties (or their respective affiliates or subsidiaries) or, except as explicitly set forth herein, its full participation in any bankruptcy case filed by the Company. Except as expressly provided herein, the failure of any Support Party to exercise any right, power or remedy provided under this Support Agreement or otherwise available in respect hereof at law or in equity or to insist upon compliance by any other Support Party, and any custom or practice of the Support Parties at variance with the terms hereof, shall not constitute a waiver by such Support Party of its right to exercise any such or other right, power or remedy or to demand such compliance. This Support Agreement and the Restructuring are part of a proposed compromise and settlement of outstanding indebtedness loaned to (or for the benefit of) the Company by the Lenders. If the transactions contemplated by the Term Sheet are not consummated, or if this Support Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

8.7  Governing Law; Waiver of Jury Trial.

(a)	The Parties waive all rights to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between the Parties arising out of this Support Agreement, whether sounding in contract, tort or otherwise.

(b)	This Support Agreement shall be governed by and construed in accordance with the laws of the State of New York and the Bankruptcy Code, without regard to any conflicts of law provision

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which would require the application of the law of any other jurisdiction. By its execution and delivery of this Support Agreement, each Party hereby irrevocably and unconditionally agrees for itself that, subject to Section 8.7(c) hereof, any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Support Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any state or federal court of competent jurisdiction in New York County, State of New York, and by execution and delivery of this Support Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceedings.

(c)	Notwithstanding the foregoing, if the Chapter 11 Cases are commenced, nothing in subsections 8.7(a) or (b) hereof shall limit the authority of the Bankruptcy Court to hear any matter related to or arising out of this Support Agreement.

8.8	Successors.

This Support Agreement is intended to bind the Parties and inure to the benefit of the Plan Support Parties and the Company and each of their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 8.8 shall be deemed to permit any transfer, tender, vote or consent, of any Claims other than in accordance with the terms of this Support Agreement; provided further that to the extent a Plan Support Party has exercised a review right over any Definitive Documentation granted by this Support Agreement, such review right is considered to be fully exercised by such Plan Support Party and, absent any change to such Definitive Documentation over which the review right has been exercised, will not be exercisable by such Plan Support Party’s respective successors, assigns, heirs, executors, administrators or representatives with respect to such Definitive Documentation.

8.9 Nature of Obligations.

Notwithstanding anything to the contrary herein, any obligations of the Plan Support Parties contained herein are several in nature and not joint obligations.

8.10 Acknowledgment of Counsel.

Each of the Parties acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Support Agreement and the transactions contemplated by this Support Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Support Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Support Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. No Party shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

8.11 Amendments, Modifications, Waivers.

This Support Agreement (including, without limitation, the Term Sheet) may only be modified, amended or supplemented, and any of the terms thereof may only be waived, by an agreement in writing signed by each of the Company and the Required Consenting Lenders; provided, however, that consent to the proposed modification, amendment, supplement or waiver by the Company or Required Consenting Lenders (as applicable) may be in the form of an e-mail by either counsel to the Company, the Agent or counsel to the Agent (as applicable), representing that the Company and Required Consenting Lenders (as applicable) agree to such modification, amendment, supplement or waiver.

8.12 Severability of Provisions.

If any provision of this Support Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Support Agreement.

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8.13 Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when: (a) delivered personally or by overnight courier to the applicable addresses set forth below; or (b) sent by facsimile transmission or email to the parties listed below with a confirmatory copy delivered by overnight courier.

If to the Company, to:

Otelco Inc. 505 Third Avenue East Oneconta, Alabama 35121
Attention:	Michael D. Weaver

with copies to (for informational purposes only):

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019
Attention:	Rachel C. Strickland, Esq. Jack M. Tracy II, Esq.
Telecopy:	(212) 728-8111
E-mail:	rstrickland@willkie.com jtracy@willkie.com

Young Conaway Stargatt & Taylor, LLP Rodney Square 1000 North King Street Wilmington, Delaware 19801
Attention:	Edmon L. Morton, Esq.
Telecopy:	(302) 571-1253
E-mail:	emorton@ycst.com

Dorsey & Whitney LLP 51 West 52nd Street New York, New York 10019
Attention:	Steven Khadavi, Esq.
Telecopy:	(646) 390-6549
E-mail:	khadavi.steven@dorsey.com

If to any Consenting Lender, to:

King & Spalding 1180 Peachtree Street, NE Atlanta, GA 30309
Attention:	Sarah Borders, Esq.
Telecopy:	(404) 572-5100
E-mail:	sborders@kslaw.com

If to any Consenting Noteholder, to the address set forth on its signature page.

12

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

OTELCO INC.,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

BLOUNTSVILLE TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

BRINDLEE MOUNTAIN TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

COMMUNICATIONS DESIGN ACQUISITION LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

CRC COMMUNICATIONS LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

GRANBY TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

HOPPER TELECOMMUNICATIONS LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

MID-MAINE TELECOM LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

SIGNATURE PAGE FOR RESTRUCTURING SUPPORT AGREEMENT

MID-MAINE TELPLUS LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

OTELCO MID-MISSOURI LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

I-LAND INTERNET SERVICES LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

OTELCO TELECOMMUNICATIONS LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

OTELCO TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

PINE TREE TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

SACO RIVER TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

SHOREHAM TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

WAR TELEPHONE LLC,

By:	/s/ Michael D. Weaver
Name: Michael D. Weaver
Title: Chief Executive Officer

SIGNATURE PAGE FOR RESTRUCTURING SUPPORT AGREEMENT

[Plan Support Party Signature Pages Redacted]

SIGNATURE PAGE FOR RESTRUCTURING SUPPORT AGREEMENT

EXHIBIT A

Otelco Inc.
Blountsville Telephone LLC
Brindlee Mountain Telephone LLC
Communications Design Acquisition LLC
CRC Communications LLC
Granby Telephone LLC
Hopper Telecommunications LLC
Mid-Maine Telecom LLC
Mid-Maine TelPlus LLC
Otelco Mid-Missouri LLC
I-Land Internet Services LLC
Otelco Telecommunications LLC
Otelco Telephone LLC
Pine Tree Telephone LLC
Saco River Telephone LLC
Shoreham Telephone LLC
War Telephone LLC

EXHIBIT B

TERM SHEET

OTELCO INC.

RESTRUCTURING TERM SHEET

January 31, 2013

This Term Sheet sets forth a proposal for restructuring (the “Restructuring”) Otelco Inc., a Delaware corporation (the “Company” or “Borrower”), and its subsidiaries pursuant to a prepackaged or pre-negotiated plan of reorganization consummated in reorganization cases commenced under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Reorganization Cases”). The Restructuring will restructure outstanding obligations (the “Obligations”) of the Company including, without limitation, (i) the senior secured indebtedness owing under that certain Credit Agreement dated as of October 20, 2008, as amended (as defined below, the “Existing Credit Agreement” and as modified in connection with the Restructuring, the “Amended Credit Agreement”), among the Borrower, the other persons designated therein as “Credit Parties”, General Electric Capital Corporation (“GECC”), acting as agent (in such capacity, “Agent”) on behalf of itself as a lender and the other lenders signatory thereto from time to time (collectively, the “Senior Lenders”) (the senior secured credit facility contemplated by the Existing Credit Agreement, the “Existing Credit Facility”), (ii) the indebtedness under that certain Indenture dated as of December 21, 2004 (the “Indenture”) among the Borrower, certain guarantors thereto and Wells Fargo Bank, N.A. as Trustee (the “Subordinated Debt”) and (iii) the existing equity of the Borrower. This Term Sheet is tentative, preliminary, subject to change, and is solely intended to provide a framework for further discussions; this Term Sheet does not constitute any binding commitment by the Company, the Agent, the Senior Lenders (collectively, the “Parties”) or any other Person to enter into the Restructuring or any other restructuring arrangement, and does not impose any financing or other obligations on any Party. In addition, the terms and conditions of this Term Sheet are subject to due diligence review, the approval of the Agent’s and each Senior Lender’s internal credit authorities and the negotiation and execution of appropriate agreement(s) acceptable to all Parties and based on the structure outlined below. Any resolution of issues among the Parties with respect to the proposed Restructuring or any other matter, if and when agreed to, shall be accomplished solely by execution and delivery of definitive documentation executed by each of the parties thereto as set forth herein after the receipt of approval from their respective governing boards and/or committees (the “Definitive Documentation”). Finally, the discussions relating to this Term Sheet are settlement discussions relating to the resolution of, and potential exercise of, legal rights as between the parties. Consequently, all discussions, documents, or actions are not admissible in any court for any reason, whether pursuant to Federal Rules of Evidence 408 or any similar state rule or law. Unless otherwise specified, all capitalized terms used herein without definition shall have the respective meanings given such terms in the Existing Credit Agreement.

Amended Credit Agreement
Summary of Terms

Borrower:	Otelco Inc., a Delaware corporation

Other Credit Parties:
Substantially all of the Borrower’s subsidiaries and the other Credit Parties have guaranteed the Obligations under the Existing Credit Agreement and have granted a first priority security interest in substantially all of their respective assets as security for the Obligations. As part of the Restructuring, such subsidiaries and the other Credit Parties will guaranty all of the Obligations under the Amended Credit Agreement and grant a first priority security interest in substantially all of their assets as security for the Obligations.

Existing Credit Facility:	As of January 31, 2013, the Existing Credit Facility consists of the following principal amounts: (a) $0 in outstanding Revolving Loans and (b) a $162,000,000 Term Loan (“Existing Term Loan”).

Conversion of Existing Credit Facility:

On the date that the Restructuring closes (the “Closing Date”), (i) the Borrower shall use all available cash above $5 million, to make a cash payment to the Agent and Senior Lenders in an amount which is expected to reduce the principal amount of the Existing Term Loan to $142,000,000; provided, however, that such payment shall not be less than $20,000,000 (the “Closing Date Payment”) and such Closing Date Payment shall be a condition to the undertakings of the Agent and Senior Lenders to enter into the Restructuring pursuant to the Definitive Documentation, (ii) the Existing Term Loan, less the Closing Date Payment, shall remain outstanding as the restructured term loan (the “Restructured Term Loan”), (iii) the Revolving Loan Commitment shall be reduced to $5,000,000 (the “Restructured Revolving Credit Facility”, together with the Restructured Term Loan, the “Restructured Credit Facility”) and (iv) as consideration for the amendments and accommodations contemplated by the proposed restructuring, including the extension of maturity of the obligations under the Existing Credit Agreement, the Senior Lenders shall collectively receive limited voting shares of Borrower (the “Class B Shares”), representing 7.5% of the total economic interests in the Borrower, subject to dilution by the Management Equity Plan. On the date that all of the Obligations under the Amended Credit Agreement have been paid in full (including the cash collateralization of any outstanding letters of credit) and the commitments thereunder have terminated, the Class B Shares shall automatically convert into Class A Shares (as defined below) with the same economic and voting interests as were in effect immediately prior to such date.

Subordinated Debt:
The Subordinated Debt, plus all accrued interest thereon and all other amounts due and owing in respect thereof, shall be converted on the Closing Date into 100% of the Class A voting shares of the Borrower (the “Class A Shares”), representing 92.5% of the total economic and voting interests in the Borrower, subject to dilution by the Management Equity Plan.

Existing Equity:	All equity interests in the Borrower, including any right, warrant or option to acquire any equity interest in the Borrower, shall be cancelled and extinguished on the Closing Date.

2

Closing Date Cash on Hand:	The Borrower shall have not less than $5,000,000 in cash on hand on the Closing Date.

Restructured Revolving Credit Facility:

On the Closing Date, the Restructured Revolving Credit Facility will be reduced to $5,000,000 in principal amount. Any portion of the Restructured Revolving Credit Facility which may be repaid from time to time may be reborrowed, subject the applicable provisions of the Amended Credit Agreement. The proceeds of any new Revolving Loans may be used to finance Borrower’s working capital and capital expenditure needs and to finance transaction costs and expenses related to the Restructuring.

Restructured Term Loan:
On the Closing Date, and after application of the Closing Date Payment Amount, the principal amount of the Restructured Term Loan shall be not more than $142,000,000. Amounts paid on the Restructured Term Loan may not be reborrowed.

Excess Cash Flow Payment:
The Restructured Term Loans shall be subject to quarterly mandatory prepayments equal to 75% of the Borrower’s Excess Cash commencing with the fiscal quarter ending March 31, 2013; provided, however, that each such mandatory prepayment shall be reduced to an amount equal to 50% of the Borrower’s Excess Cash if on the applicable quarterly payment date the Borrower’s Consolidated Total Leverage Ratio is less than or equal to 2.25:1.00.

Amortization of Restructured Term Loan:	Straight-line amortization at 5.0% per annum commencing the first quarter after the Closing Date, payable quarterly in arrears.

Maturity Date:	April 30, 2016

Financial Coenants:	The Amended Credit Agreement will include financial covenants substantially similar to those in the Existing Credit Agreement but modified to reflect the Borrower’s projected financial performance.

Sale Covenant:
The Amended Credit Agreement and the Borrower’s Articles will include a sale covenant acceptable to the Agent and the Senior Lenders which shall be triggered in the event that (x) the Borrower’s Consolidated Total Leverage Ratio (to be measured at the end of each fiscal quarter) exceeds 4.25:1.0 or (y) there is a payment default under the Amended Credit Agreement (each, a “Trigger Event”). The sale covenant shall require the Borrower to sell all of the equity interests or all or substantially all of the assets of the Credit Parties (the “Sale Covenant”) within one hundred eighty days after the occurrence of a Trigger Event (the “Initial Outside Date”) and shall include progress milestones acceptable to the Agent and Requisite Senior Lenders and in any event shall include selection of an investment banker acceptable to the Agent and Requisite Senior Lenders. Provided, however, if final regulatory approvals from the FCC and/or applicable PUCs has not been obtained by the Initial Outside Date, and the Company is working in good faith to obtain such approvals then the Company may extend the Initial Outside Date, solely to the extent necessary to enable the Company to obtain such approvals, by up to 120 days by giving notice of such extension to the Seniors Lenders.

3

Any waiver or amendment of the Sale Covenant shall require the consent of Requisite Lenders with respect to any amendment of the Sale Covenant in the Amended Credit Agreement and the consent of the majority of holders of Class B Shares with respect to any amendment of the Sale Covenant in the Borrower’s Articles. The Borrower shall no longer be required to comply with the Sale Covenant (and the Sale Covenant contained in the Borrower’s Articles may be deemed to expire or be inoperative) if, and after, all of the Obligations under the Amended Credit Agreement have been paid in full (including the cash collateralization of any outstanding letters of credit) and the commitments thereunder have terminated.

Restricted Payments:	None permitted.

Interest:
Interest on the Revolving Loans and the Restructured Term Loan will be payable in cash in arrears on the applicable Interest Payment Dates and bear interest at the following rates: (i) with respect to the Revolving Loans or Restructured Term Loans which are designated as Index Rate Loans, the Index Rate (not less than 4.25% per annum) plus 3.25% per annum or (ii) with respect to the Revolving Loans or Restructured Term Loans which are designated as LIBOR Rate Loans, the LIBOR Rate (not less than 3.0% per annum) plus 3.5% per annum.

Unused Commitment Fee:	The unused commitment fee payable with respect to the Restructured Revolving Credit Facility will be 0.50% per annum.

Prepayment Requirements and Commitment Reductions:	Except as otherwise provided in this Term Sheet, prepayment requirements and commitment reduction terms shall conform to requirements and terms set forth in the Existing Credit Agreement.

Collateral:
All Obligations under the Amended Credit Agreement shall be secured by first priority security interests on all existing and after acquired assets of the Credit Parties (subject to mutually agreed exceptions and exclusions), including, without limitation, a pledge of the Borrower’s Subsidiaries.

Events of Default:
Events of Default in the Amended Credit Agreement shall be substantially the same as in the Existing Credit Agreement, and shall also include Events of Default arising from defaults under the Restructuring Documents. A Change in Control Event shall constitute an Event of Default under the Amended Credit Agreement. “Change of Control Event” means (i) any sale of all or substantially all of the assets of the Borrower or any of its Subsidiaries; (ii) a merger of Borrower or any of its Subsidiaries; (iii) any direct or indirect acquisition of securities of the Borrower or any of its Subsidiaries that results in any Person (or Persons acting together as a group) acquiring securities representing 50% or more of the voting power of all outstanding voting securities of the Borrower (or any of its Subsidiaries) in a transaction or series of transactions after the date hereof; or (iv) any other similar transaction or series of transactions that results in any Person (or Persons acting together as a group) acquiring 50% or more of the voting power of all outstanding voting securities of the Borrower (or any of its Subsidiaries) after the date hereof.

4

Collections/Cash Management:	Cash management system, including blocked account/ control agreements, acceptable to the Agent.

Documentation:
The Existing Credit Agreement shall be amended in the form of the Amended Credit Agreement, which Amended Credit Agreement shall be in the form attached to this Term Sheet, with any modifications thereto to be in form and substance satisfactory to the Agent and the Requisite Lenders in their sole discretion. All guarantees, pledge agreements and security documents will be reaffirmed or amended and restated.

Reporting Requirements:	Reporting requirements in the Amended Credit Agreement shall be amended to require monthly reporting and shall include an increased level of detail, as acceptable to the Senior Lenders.

Conditions to Closing:
The Existing Credit Agreement shall be amended to contain such conditions to funding as are customary for senior secured credit facilities of the type described herein and as are acceptable to the Agent and the Senior Lenders. All extensions of credit under the Amended Credit Agreement will be subject to the continuing accuracy of representations and warranties and the absence of defaults.

It is anticipated that the conditions to the effectiveness of the Amended Credit Agreement would include, but not be limited to, the following, each of which must be satisfied or waived as determined by the Agent and the Senior Lenders in their sole discretion:

On the Closing Date, the Articles and the Bylaws of the Borrower will be amended and restated to the extent necessary or appropriate to effectuate the provisions of the Restructuring (including, without limitation, an amendment to the Borrower’s organizational documents to provide for the creation and issuance of the Class B Shares, to provide for the Sale Covenant and such further amendments as described below).

No material adverse change with respect to the financial condition, collateral, operations, business or prospects of the Borrower and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a material adverse change: (i) changes resulting from the filing or announcement of the Reorganization Cases of the type that customarily occur as a result of the commencement of a case under chapter 11 of the Bankruptcy Code; or (ii) any suspension in trading or de-listing of the securities of the Borrower on any exchange on which such securities are listed.

Any third-party and regulatory approvals and consents necessary to consummate the transactions contemplated by the Restructuring shall have been obtained.

5

The (i) Plan, (ii) Amended Credit Agreement, (iii) Articles and Bylaws, certificates of formation and operating agreements, as applicable, of the reorganized Borrower and each of its subsidiaries, (iv) registration rights agreement of the Borrower, and (v) shareholders agreement of the reorganized Borrower shall each be in the form attached hereto, with any modifications thereto to be in form and substance satisfactory to the Agent and the Requisite Lenders in their sole discretion. The (i) motions filed by the Company in furtherance of the Restructuring, including “first day” motions, (ii) order confirming the Plan, and (iii) all other Definitive Documentation evidencing the transactions contemplated by the Restructuring shall be consistent with this Term Sheet and shall be in form and substance reasonably satisfactory to the Agent and the Requisite Lenders. All Definitive Documentation evidencing the transactions (collectively, the “Restructuring Documents”) shall have been executed and delivered by all of the parties thereto and all such transactions shall have been consummated on the Closing Date.

The Agent and the Senior Lenders shall have received such resolutions, consents, certificates, legal opinions and other documents as they shall have requested with respect to the execution and delivery of the Amended Credit Agreement and the Restructuring Documents, and all related transactions and performance of the obligations created thereunder.

All fees and expenses of the Agent to be paid at closing.

Purchase of Senior Lenders’ Class B Shares:

Within fifteen days after the indefeasible payment in cash in full of the Borrower’s Obligations under the Amended Credit Agreement (including the cash collateralization of any outstanding letters of credit) and termination of the Commitments thereunder, the Borrower may elect, at its option, to purchase the Senior Lenders’ Class B Shares for an amount equal to (i) 2.5% of the outstanding principal obligations under the Amended Credit Agreement as of the Closing Date, if the repurchase is effected on or before March 31, 2014; (ii) 5% of the outstanding principal obligations under the Restructured Credit Agreement as of the Closing Date if the repurchase is effected after March 31, 2014 and on or before March 31, 2015; or (iii) 7.5% of the outstanding principal obligations under the Restructured Credit Agreement as of the Closing Date, if the repurchase is effected after March 31, 2015 and on or before March 31, 2016. The Borrower’s right to purchase the Class B Shares shall terminate on March 31, 2016.

Expenses:
Borrower shall pay all reasonable, actual out-of-pocket legal fees and other reasonable, actual out-of-pocket expenses of the Agent related to the arrangement, documentation and closing of the Restructuring or otherwise outstanding, documented in summary form consistent with past practice.

Releases:
The Borrower will agree to release the Agent, the Senior Lenders who vote in favor of the Plan of Reorganization (as defined below) and their affiliates from any and all claims relating to the Existing Credit Facility and the transactions contemplated by this Term Sheet.

Required Consents:
The Borrower and other Credit Parties shall file voluntary petitions under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware and seek to effect the Restructuring under a plan of reorganization (“Plan of Reorganization”).

Governing Law:	New York

6

Equity Structure
Summary of Terms

Issuer:	Otelco Inc.

Equity Ownership Split[1]:
Senior Lenders — 7.5%
Subordinated Lenders — 92.5%
Management Equity Plan — stock options to the Reorganized Company’s senior management for a percentage of Class A Shares not to exceed 10% of the total voting and economic interest of the Reorganized Company.

Transfer Rights — Class B Shares:

The Amended Credit Agreement will provide that prior to the payment in full of the Borrower’s obligations under the Restructured Credit Facility (including the cash collateralization of any outstanding letters of credit) and termination of commitments thereunder, the Senior Lenders and their affiliates will not transfer the Class B Shares unless they transfer a ratable portion of their respective rights and obligations under the Amended Credit Agreement.

Board of Directors:
The Borrower shall have a seven-member board of directors (the “Board of Directors”) consisting of: the CEO of Borrower (the “CEO”); three directors elected by the holders of the Class A Shares (the “Class A Appointees”); and three directors elected by the holders of the Class A Shares who a majority of the holders of the Class B Shares have confirmed are acceptable to such holders as to experience, qualifications, disinterestedness, independence and integrity (the “Special Directors”). The disinterestedness requirement for each Special Director shall include that such Special Director shall not have any material business or close personal relationships or any history of any material business or close personal relationships with any or all of the Senior Agent, the Senior Lenders, the Subordinated Debt Holders, management, the Borrower and their respective Affiliates Any replacement director for a Special Director must also be satisfactory to a majority of the holders of Class B Shares (until and unless such shares are converted to Class A Shares) as to qualifications, experience, integrity, independence and disinterestedness.

Decisions of the Board of Directors shall be made based upon a majority of votes.

Initially, all directors will each have one (1) vote.

Following the occurrence of any Trigger Event, the Class A Appointees and the CEO will each have one (1) vote, and the Special Directors will each have two (2) votes. If there is any vacancy among the Special Directors, then the votes of the remaining Special Directors shall be increased on a pro rata basis such that the Special Directors shall be entitled to cast nine votes in the aggregate.

[1]	In each case, subject to dilution by the Management Equity Plan.

7

After the indefeasible payment in cash in full of the Borrower’s Obligations under the Amended Credit Agreement (including the cash collateralization of any outstanding letters of credit) and termination of the Commitments thereunder, then all of the members of the Board of Directors of Borrower shall be determined by the holders of a majority of the total voting interests of Borrower.

Any voluntary bankruptcy filing must be approved by Special Directors holding at least 2/3 of the votes then entitled to be cast by all of the Special Directors.

Board Observation Rights:	A holder of Class B Shares will have a right to appoint a board observer, as long as it continues to hold at least 15% of the number of shares acquired by the Senior Lenders in the Restructuring.[2]

Drag Rights:
The shares of the Borrower will be subject to a shareholders’ agreement with drag-along rights in favor of holders of (a) Class A Shares prior to a Trigger Event provided that the Amended Credit Agreement is paid in full and all commitments thereunder terminated and (b) Class B Shares following a Trigger Event. Notwithstanding the foregoing, in connection with the enforcement of drag-along rights, (i) no shareholder shall be required to (a) make any representations or warranties regarding the Borrower or any Credit Party or (b) agree to enter into any non-solicitation or non-compete agreement; (ii) any representations and warranties by a shareholder shall be on a several and not joint basis and limited to fundamental matters pertaining to such shareholder (e.g., ownership and due authorization); (iii) each shareholder shall only be liable for its pro rata share of any indemnification obligation (which in the case of a breach by a shareholder of certain fundamental representations pertaining to such shareholder, is 100% of the indemnification obligation arising therefrom); and (iv) the indemnification obligations of each shareholder shall be several, not joint, and capped at the amount of net proceeds it receives or less in connection with the transaction (other than indemnification for breach of certain fundamental representations pertaining to such shareholder).

Preemptive Rights:	The holders of Class B Shares will have customary preemptive rights with respect to any new issuance of equity securities by the Borrower, subject to customary exceptions.

Information Rights:	Holders of Class B Shares will be entitled to customary information rights.

Registration Rights:	Holders of the Class B Shares will be entitled to customary registration rights.

Governing Law:	Delaware

[2]	Company will not be required to pay costs associated with observers.

8

EXHIBIT C

PLAN

[See Exhibit 1 to the Disclosure Statement]

EXHIBIT D

JOINDER

This Joinder to the Restructuring Support Agreement, dated as of [__________], 2013 by and among each of Otelco Inc. and each of its direct and indirect subsidiaries (collectively, the “Company”), the Consenting Lenders and the Consenting Noteholders signatory thereto (as amended, supplemented or otherwise modified, the “Support Agreement”), is executed and delivered by [__________] (the “Joining Party”) as of ____________, 2013. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Support Agreement.

1.   Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Support Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a Plan Support Party for all purposes under the Support Agreement.

2.   Representations and Warranties. With respect to the aggregate principal amount of Claims under the Credit Agreement, Notes and/ or any other Claim against or interest in the Company held by, the Joining Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition of such Notes or any other Claim against or interest in the Company, listed on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Lenders or Consenting Noteholders, as applicable, to the Company set forth in Section 5 of the Support Agreement.

3.   Definitive Documentation. To the extent the Plan Support Party who has sold, assigned, transferred, hypothecated or otherwise disposed of its Claims under the Credit Agreement, Notes or any other Claim against or interest in the Company to the undersigned Joining Party has exercised a review right over any Definitive Documentation granted by the Support Agreement prior to such sale, assignment, transfer, hypothecation or other disposition, such review right has expired and does not transfer to the Joining Party.

4.   Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

Name of Institution:
Address:
By:
Name:
Title:
Telephone:
Facsimile:
E-mail:

Aggregate Principal Amount of Notes Held

$

Aggregate Amount of Equity Held

Aggregate Amount of Loans Held

[SIGNATURE PAGE TO JOINDER]

ANNEX I

[Restructuring Support Agreement]

EXHIBIT E

EVENTS OF DEFAULT

Exceptions To Section 2.1(v) Lender Termination Event

1.   An Event of Default described in Section 8.1(c) of the Credit Agreement arising from the failure of the certification of the audited Financial Statements delivered pursuant to clause (d) of Annex E of the Credit Agreement to be without qualification as to going concern status.

2.   An Event of Default described in Section 8.1(e) of the Credit Agreement arising from (a) the failure to make a payment when due in respect of the Subordinated Debt or (b) the Subordinated Debt becoming due prior to its stated maturity or prior to its regularly scheduled dates of payments, or cash collateral being demanded in respect thereof.

3.   An Event of Default described in Section 8.1(f) of the Credit Agreement arising from the failure of the representation and warranty set forth in Section 3.13(b) of the Credit Agreement to be true or correct as of the date made or deemed made to the extent such failure is due to an action arising from or related to an Event of Default described in Section 8.1(p) of the Credit Agreement.

4.   An Event of Default described in Section 8.1(h) or 8.1(i) of the Credit Agreement.

5.   An Event of Default described in Section 8.1(p) of the Credit Agreement.

EXHIBIT 3

Prepetition Organizational Chart

EXHIBIT 4

Audited Consolidated Financial Statements
for the Company for the fiscal year ended December 31, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K/A
Amendment No. 1

(Mark One)

[X]	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2011

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period from          to

Commission File Number: 1-32362

OTELCO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2126395
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

505 Third Avenue East, Oneonta, Alabama	35121
(Address of Principal Executive Offices)	(Zip Code)

205-625-3574
(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Income Deposit Securities, each representing shares of Common Stock and Senior Subordinated Notes due 2019	The NASDAQ Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No [X]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No [X]

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes [X] No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer [X]	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No [X]

As of June 30, 2011, the aggregate market value of the registrant’s Income Deposit Securities (IDSs) held by non-affiliates of the registrant was $247.1 million based on the closing sale price as reported on NASDAQ. Each IDS represents one share of Common Stock, par value $0.01 per share, and $7.50 principal amount of senior subordinated notes due 2019. In determining the market value of the registrant’s IDSs held by non-affiliates, IDSs beneficially owned by directors, officers and holders of more than 10% of the registrant’s IDSs have been excluded. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

As of March 5, 2012, the registrant had 13,221,404 shares of Common Stock, par value $0.01 per share, outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Certain information required in Part III of this report is incorporated by reference from the registrant’s proxy statement to be filed pursuant to Regulation 14A with respect to the registrant’s 2012 annual meeting of stockholders.

Unless the context otherwise requires, the words “we,” “us,” “our,” the “Company” and “Otelco” refer to Otelco Inc., a Delaware corporation, and its consolidated subsidiaries as of December 31, 2011.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 on Form 10-K/A (this “Amendment”) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Form 10-K”) is to correct a typographical error in the long-term debt maturities table contained in Note 9 of Item 8 of the Form 10-K.

In accordance with applicable Securities and Exchange Commission rules, this Amendment also includes updated certifications from our Chief Executive Officer and Chief Financial Officer.

Other than as set forth above, we have not modified or updated disclosures presented in the Form 10-K. Accordingly, this Amendment does not reflect events occurring after the original filing of the Form 10-K or modify or update those disclosures affected by subsequent events, except as specifically referenced herein. Information not affected by this Amendment is unchanged and reflects the disclosures made at the time of the original filing of the Form 10-K. This Amendment should be read in conjunction with our periodic filings made with the Securities and Exchange Commission subsequent to the original filing of the Form 10-K, including any amendments to those filings, as well as any Current Reports filed on Form 8-K subsequent to the original filing of the Form 10-K.

PART II

Item 8.	Financial Statements and Supplementary Data

OTELCO INC.

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Otelco Inc.
Oneonta, Alabama

We have audited the accompanying consolidated balance sheets of Otelco Inc. as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Otelco Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Otelco Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 5, 2012 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Atlanta, Georgia
March 5, 2012

2

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Otelco Inc.
Oneonta, Alabama

We have audited Otelco Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Otelco Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Item 9A, Management’s Report on Internal Control Over Financial Reporting”. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying “Item 9A, Management’s Report on Internal Control over Financial Reporting”, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Shoreham Telephone LLC, which was acquired on October 14, 2011, and which is included in the consolidated balance sheets of Otelco Inc. as of December 31, 2011, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. Shoreham Telephone LLC constituted 2.4% of total assets as of December 31, 2011, and 0.7% and 4.7% of revenues and net income, respectively, for the year then ended. Management did not assess the effectiveness of internal control over financial reporting of Shoreham Telephone LLC because of the timing of the acquisition which was completed on October 14, 2011. Our audit of internal control over financial reporting of Otelco Inc. also did not include an evaluation of the internal control over financial reporting of Shoreham Telephone LLC.

In our opinion, Otelco Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Otelco Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2011 and our report dated March 5, 2012 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Atlanta, Georgia
March 5, 2012

3

OTELCO INC.
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2010	2011
Assets
Current assets
Cash and cash equivalents	$18,226,374	$12,393,792
Accounts receivable:
Due from subscribers, net of allowance for doubtful accounts of $230,752 and $260,568, respectively	4,406,257	4,355,632
Unbilled receivables	2,161,277	2,183,465
Other	4,299,088	5,449,074
Materials and supplies	1,817,311	1,780,820
Prepaid expenses	1,305,028	1,328,475
Deferred income taxes	626,267	726,310
Total current assets	32,841,602	28,217,568

Property and equipment, net	63,887,213	65,881,975
Goodwill	188,190,078	188,954,840
Intangible assets, net	25,934,042	20,545,691
Investments	1,967,095	1,943,805
Deferred financing costs	5,757,825	4,485,324
Deferred income taxes	4,415,097	7,454,443
Prepaid expenses	106,685	238,386
Other assets	77,261	2,281
Total assets	$323,176,898	$317,724,313
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$768,055	$1,490,717
Accrued expenses	7,926,954	6,034,104
Advance billings and payments	1,595,133	1,590,689
Deferred income taxes	353,285	353,285
Customer deposits	172,479	143,657
Total current liabilities	10,815,906	9,612,452
Deferred income taxes	42,512,576	48,112,384
Interest rate swaps	2,471,331	241,438
Advance billings and payments	656,968	615,584
Other liabilities	368,349	403,823
Long-term notes payable	271,595,855	271,106,387
Total liabilities	328,420,985	330,092,068

Stockholders’ deficit
Class A Common Stock, $.01 par value-authorized 20,000,000 shares; issued and outstanding 13,221,404 shares	132,214	132,214
Additional paid in capital	921,718	—
Retained deficit	(6,298,019)	(12,499,969)
Total stockholders’ deficit	(5,244,087)	(12,367,755)
Total liabilities and stockholders’ deficit	$323,176,898	$317,724,313

The accompanying notes are an integral part of these consolidated financial statements.

4

OTELCO INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2010	2011
Revenues	$103,755,454	$104,400,219	$101,843,567

Operating expenses
Cost of services	41,178,502	41,286,418	43,995,953
Selling, general and administrative expenses	14,164,465	13,074,794	12,984,686
Depreciation and amortization	26,485,628	23,670,243	20,232,833
Total operating expenses	81,828,595	78,031,455	77,213,472
Income from operations	21,926,859	26,368,764	24,630,095

Other income (expense)
Interest expense	(25,416,024)	(24,746,542)	(24,776,123)
Change in fair value of derivatives	(1,354,759)	(878,518)	2,229,893
Other income	359,484	556,820	363,482
Total other expenses	(26,411,299)	(25,068,240)	(22,182,748)

Income (loss) before income tax	(4,484,440)	1,300,524	2,447,347
Income tax (expense) benefit	1,366,629	(609,809)	(249,929)

Net income (loss) available to common stockholders	$(3,117,811)	$690,715	$2,197,418
Weighted average common shares outstanding:
Basic	12,676,733	12,985,629	13,221,404
Diluted	13,221,404	13,221,404	13,221,404
Basic net income (loss) per common share	$(0.25)	$0.05	$0.17
Diluted net income (loss) per common share	$(0.25)	$0.05	$0.17

Dividends declared per common share	$0.71	$0.71	$0.71

The accompanying notes are an integral part of these consolidated financial statements.

5

OTELCO INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Balance, December 31, 2008	12,676,733	$126,767	544,671	$5,447	$19,277,959	$(3,870,923)	$(1,160,759)	$14,378,491

Comprehensive Loss
Net loss						(3,117,811)		(3,117,811)
Change in fair value of interest rate cap							1,160,759	1,160,759
Total comprehensive loss								(1,957,052)
Dividends declared					(8,937,097)			(8,937,097)
Balance, December 31, 2009	12,676,733	$126,767	544,671	$5,447	$10,340,862	$(6,988,734)	$—	$3,484,342

Comprehensive Income
Net income						690,715		690,715
Total comprehensive income								690,715
Class B conversion to Class A	544,671	5,447	(544,671)	(5,447)				0
Direct cost of Class B conversion					(194,053)			(194,053)
Dividends declared					(9,225,091)			(9,225,091)
Balance, December 31, 2010	13,221,404	$132,214	—	$—	$921,718	$(6,298,019)	$—	$(5,244,087)

Comprehensive Income
Net income						2,197,418		2,197,418
Total comprehensive income								2,197,418
Dividends declared					(921,718)	(8,399,368)		(9,321,086)
Balance, December 31, 2011	13,221,404	$132,214	—	$—	$—	$(12,499,969)	$—	$(12,367,755)

The accompanying notes are an integral part of these consolidated financial statements.

6

OTELCO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2010	2011
Cash flows from operating activities:
Net income (loss)	$(3,117,811)	$690,715	$2,197,418
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation	14,444,714	13,837,560	11,891,474
Amortization	12,040,914	9,832,683	8,341,359
Interest rate caplet	1,168,522	—	—
Amortization of debt premium	(82,212)	(92,307)	(103,640)
Amortization of loan costs	1,351,906	1,361,351	1,368,095
Change in fair value of derivatives	1,354,759	878,518	(2,229,893)
Provision (benefit) for deferred income taxes	(1,507,798)	428,098	226,962
Provision for uncollectible revenue	920,945	141,474	914,555
Changes in operating assets and liabilities; net of operating assets and liabilities acquired:
Accounts receivables	739,921	427,432	(1,590,110)
Material and supplies	339,909	152,655	173,350
Prepaid expenses and other assets	(200,341)	(69,464)	(117,356)
Income tax receivable	(207,842)	389,486	—
Accounts payable and accrued liabilities	1,094,474	(1,657,758)	(1,423,589)
Advance billings and payments	(400,085)	(111,673)	(116,732)
Other liabilities	(30,850)	202,751	(1,756)

Net cash from operating activities	27,909,125	26,411,521	19,530,137

Cash flows from investing activities:
Acquisition and construction of property and equipment	(9,596,049)	(10,225,229)	(10,547,705)
Purchase of investment	—	(1,708)	(2,220)
Proceeds (loss) from retirement of investment	(1,085)	1,067	—
Wholesale customer acquisition	(179,554)	—	—
Payments for the purchase of Shoreham Telephone, net of cash acquired	—	—	(5,010,284)
Deferred charges/acquisition	(6,551)	(1,845)	—

Net cash used in investing activities	(9,783,239)	(10,227,715)	(15,560,209)

Cash flows used in financing activities:
Cash dividends paid	(8,937,097)	(9,225,091)	(9,321,086)
Direct cost of exchange of Class B shares for Class A shares	—	(194,053)	—
Loan origination costs	—	(155,160)	(95,596)
Repayment of long-term notes payable	(5,000,000)	(6,114,172)	(385,828)

Net cash used in financing activities	(13,937,097)	(15,688,476)	(9,802,510)

Net increase (decrease) in cash and cash equivalents	4,188,789	495,330	(5,832,582)
Cash and cash equivalents, beginning of period	13,542,255	17,731,044	18,226,374
Cash and cash equivalents, end of period	$17,731,044	$18,226,374	$12,393,792

Supplemental disclosures of cash flow information:
Interest paid	$23,378,798	$23,484,474	$24,130,675

Income taxes paid (received)	$67,658	$(265,275)	$90,517

The accompanying notes are an integral part of these consolidated financial statements.

7

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

1.	Summary of Significant Accounting Policies

Nature of Business

Otelco Inc. (the “Company”) provides a broad range of telecommunications services on a retail and wholesale basis. These services include local and long distance calling; network access to and from our customers; data transport; digital high-speed and dial-up internet access; cable, satellite and internet protocol television; wireless; and other telephone related services. The principal markets for these services are residential and business customers residing in and adjacent to the exchanges the Company serves in Alabama, Massachusetts, Maine, Missouri, Vermont, and West Virginia. In addition, the Company serves business customers throughout Maine and New Hampshire and provides dial-up internet service throughout the states of Maine and Missouri. The Company offers various communications services that are sold to economically similar customers in a comparable manner of distribution. The majority of our customers buy multiple services, often bundled together at a single price. The Company views, manages and evaluates the results of its operations from the various communications services as one company and therefore has identified one reporting segment as it relates to providing segment information.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are either directly or indirectly wholly owned. These include: Otelco Telecommunications LLC (“OTC”); Otelco Telephone LLC (“OTP”); Hopper Telecommunications Company, Inc. (“HTC”); Brindlee Mountain Telephone Company, Inc. (“BMTC”); Blountsville Telephone Company, Inc. (“BTC”); Mid-Missouri Holding Corporation (“MMH”) and its wholly owned subsidiary Mid-Missouri Telephone Company (“MMT”) and its wholly owned subsidiary Imagination, Inc.; Mid-Maine Telecom, Inc. (“MMTI”); Mid-Maine TelPlus (“MMTP”); The Granby Telephone & Telegraph Co. of Massachusetts (“GTT”); War Acquisition Corporation (“WT”); The Pine Tree Telephone and Telegraph Company (“PTT”); Saco River Telegraph and Telephone Company (“SRT”); Shoreham Telephone LLC (“ST”); CRC Communications of Maine, Inc. (“PTN”); and Communications Design Acquisition Corporation (“CDAC”).

The accompanying consolidated financial statements include the accounts of the Company and all of the aforesaid subsidiaries after elimination of all material intercompany balances and transactions.

Use of Estimates

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements.

Significant accounting estimates include the recoverability of goodwill, identified intangibles, long-term assets, deferred tax valuation allowances and provision for bad debt.

Regulatory Accounting

The Company follows the accounting for regulated enterprises, which is now part of Accounting Standards Codification (“ASC”) 980, Regulated Operations (“ASC 980”), as issued by the Financial Accounting Standards Board (the “FASB”). This accounting practice recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, ASC 980 requires the Company to depreciate telecommunications property and equipment over the estimated useful lives approved by regulators, which

8

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

could be different than the estimated useful lives that would otherwise be determined by management. ASC 980 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of accounting in accordance with ASC 980 include (1) increasing competition restricting the ability of the Company to establish prices that allow it to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company periodically reviews the criteria to determine whether the continuing application of ASC 980 is appropriate for its rural local exchange carriers.

The Company is subject to reviews and audits by regulatory agencies. The effect of these reviews and audits, if any, will be recorded in the period in which they first become known and determinable.

Intangible Assets and Goodwill

Intangible assets consist primarily of the fair value of customer related intangibles, non-compete agreements and long-term customer contracts. Goodwill represents the excess of total acquisition cost over the assigned value of net identifiable tangible and intangible assets acquired through various business combinations. Due to the regulatory accounting required by ASC 980, the Company did not record acquired regulated telecommunications property and equipment at fair value as required by ASC 805, Business Combinations (“ASC 805”), through 2004. In accordance with 47 CFR 32.2000, the federal regulation governing acquired telecommunications property and equipment, such property and equipment is accounted for at original cost, and depreciation and amortization of property and equipment acquired is credited to accumulated depreciation.

The Company’s annual budgeting, forecasting and tax planning cycle begins in September. The Company’s strategy for growth includes acquisitions, a process that actively involves its board of directors in financial and strategy decisions, utilizing the budgeting, forecasting and tax planning information and changes in the telecommunications marketplace. Based on these factors and to allow the audit committee of the Company’s board of directors sufficient time to review management’s assessment of goodwill for impairment, management changed its annual goodwill impairment testing date from December 31 to October 1. The Company believes this change in testing date is preferable under the circumstances as the change more closely aligns the analysis with the Company’s budgeting and forecasting process. The Company does not believe that this change in annual goodwill impairment testing date will accelerate, delay or avoid any impairment charge.

For the acquisition of ST, property has been recorded at fair value in accordance with ASC 805, resulting in a plant acquisition adjustment in 2011. The Company has acquired identifiable intangible assets associated with the territories it serves, including a non-compete agreement with one of the former owners of ST, and the customer lists of ST. Any excess of the total purchase price over the amounts assigned to tangible and identifiable assets is recorded as goodwill.

The Company performs a quarterly review of its identified intangible assets to determine if facts and circumstances exist which indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, the Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Revenue Recognition

Local services revenues. Local services revenue for monthly recurring local services is billed in advance to a portion of the Company’s customers and in arrears to the balance of the customers. The Company records revenue for charges that have not yet been invoiced to its customers as unbilled revenue when services are rendered. The Company records revenue billed in advance as advance billings and defers recognition until such revenue is earned. Long distance service is billed to customers in arrears based on actual usage except

9

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

when it is included in service bundles. The Company records unbilled long distance revenue as unbilled revenue when services are rendered. In bundles, unlimited usage is billed in arrears at a flat rate.

Network access. Network access revenue is derived from several sources. Revenue for interstate access services is received through tariffed access charges filed by the National Exchange Carrier Association (“NECA”) with the Federal Communications Commission (“FCC”) on behalf of the NECA member companies for our regulated subsidiaries. These access charges are billed by the Company to interstate interexchange carriers and pooled with like-revenues from all NECA member companies. A portion of the pooled access charge revenue received by the Company is based upon its actual cost of providing interstate access service, plus a return on the investment dedicated to providing that service. The balance of the pooled access charge revenue received by the Company is based upon the nationwide average schedule costs of providing interstate access services. Rates for our competitive subsidiaries are set by FCC rule to be no more than the interconnecting interstate rate of the predominant local carrier. Revenue for intrastate access service is received through tariffed access charges billed by the Company to the originating intrastate carrier using access rates filed with the Alabama Public Service Commission (“APSC”), the Maine Public Utilities Commission (“MPUC”), the Massachusetts Department of Telecommunications and Cable (“MDTC”), the Missouri Public Service Commission (“MPSC”), the New Hampshire Public Utilities Commission (“NHPUC”), the Vermont Public Service Board (“VPSB”) and the West Virginia Public Service Commission (“WVPSC”) and are retained by the Company. Revenue for the intrastate/interLATA access service is received through tariffed access charges as filed with the APSC, MDTC, MPSC, MPUC, NHPUC, VPSB and WVPSC. These access charges are billed to the intrastate carriers and are retained by the Company. Revenue for terminating and originating long distance service is received through charges for providing usage of the local exchange network. Toll revenues are recognized when services are rendered.

Cable television, internet and transport services. Cable television, internet and transport service revenues are recognized when services are rendered. Operating revenues from the lease of dark fiber covered by indefeasible rights-of-use agreements are recorded as earned. In some cases, the entire lease payment is received at inception of the lease and recognized ratably over the lease term after recognition of expenses associated with lease inception. The Company has deferred revenue in the consolidated balance sheet as of December 31, 2010 and 2011 of $656,968 and $615,584, respectively, related to transport services.

Cash and Cash Equivalents

Cash equivalents are stated at cost plus accrued interest, which approximates fair value. Cash equivalents are high-quality, short-term money market instruments and highly liquid debt instruments with an original maturity of three months or less when purchased. The cash equivalents are readily convertible to known amounts of cash and are so near maturity that they present insignificant risk of changes in value because of changes in interest rates.

Accounts Receivable

The Company extends credit to its commercial and residential customers based upon a written credit policy. Service interruption is the primary vehicle for controlling losses. Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate for the amount of probable credit losses in the Company’s existing accounts receivable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Receivable balances are reviewed on an aged basis and account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Materials and Supplies

Materials and supplies are stated at the lower of cost or market value. Cost is determined using an average cost basis.

10

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

Property and Equipment

Regulated property and equipment is stated at original cost. Unregulated property and equipment purchased through acquisitions is stated at its fair value at the date of acquisition. Expenditures for improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed when incurred. Depreciation of regulated property and equipment is computed principally using the straight-line method over useful lives determined by the APSC, MDTC, MPSC, MPUC, NHPUC, VPSB and WVPSC as discussed above. Depreciation of unregulated property and equipment primarily employs the straight-line method over industry standard estimated useful lives.

Long-Lived Assets

The Company reviews its long-lived assets for impairment at each balance sheet date and whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. To determine if an impairment exists, the Company estimates the future undiscounted cash flows expected to result from the use of the asset being reviewed for impairment. If the sum of these expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss in accordance with guidance included in ASC 360, Property, Plant, and Equipment. The amount of the impairment recognized is determined by estimating the fair value of the assets and recording a loss for the excess of the carrying value over the fair value.

Deferred Financing Costs

Deferred financing and loan costs consist of debt issuance costs incurred in obtaining long-term financing, which are amortized over the life of the related debt. Amortization of deferred financing and loan costs is classified as “Interest expense”. When amendments to debt agreements are considered to extinguish existing debt per guidance included in ASC 470, Debt, the remaining deferred financing costs are amortized at the time of amendment.

Derivative Financial Instruments

Derivative financial instruments are accounted for under guidance included in ASC 815, Derivatives and Hedging (“ASC 815”). Under ASC 815, all derivatives are recorded on the balance sheet as assets or liabilities and measured at fair value. The embedded exchange feature of the Class B common stock was accounted for as a derivative liability. This liability was adjusted to estimated fair value on each balance sheet date with the offset to other non-operating income or expense. No liability existed and the Class B shares were exchanged for Income Deposit Securities (“IDS”) units on a one-for-one basis on June 8, 2010. Each of the IDSs issued in the exchange includes a share of Class A common stock (“common stock”).

The Company is exposed to the market risk of adverse changes in interest rates. An interest rate cap was purchased on December 21, 2004, coincident with the closing of our initial public offering and the recapitalization of our senior notes payable. The interest rate cap was purchased to mitigate the risk of rising interest rates to limit, or cap, the rate at 3% for the three month LIBOR index plus the applicable margin on $80 million in senior debt for five years. On July 5, 2007, the Company repaid $55,353,032 in debt, reducing its senior debt below the level of the rate cap. The cap was considered an effective hedge for the remaining senior debt as all critical terms of the interest rate cap were identical to the underlying debt it hedged. The balance of the cap at that time was considered as an investment and adjustments were made to accumulated other comprehensive income to reflect this change. On October 31, 2008, the Company implemented its second amended and restated credit agreement, increasing senior debt to $173.5 million in conjunction with the acquisition of three entities from Country Road Communications LLC. The full $80 million rate cap was accounted for as an effective hedge from that date through the end of the rate cap on December 20, 2009. The cost of the effective portion of the interest rate cap was expensed as interest over the effective life of the hedge in accordance with the quarterly value of the caplets as determined at the date of inception.

11

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

The Company acquired two interest rate swaps with approved counterparties. The first swap had a notional amount of $90 million with the Company paying a fixed rate of 1.85% and the counterparty paying a variable rate based upon the three month LIBOR interest rate. It was effective from February 9, 2009 through February 8, 2012. The second swap had a notional amount of $60 million with the Company paying a fixed rate of 2.0475% and the counterparty paying a variable rate based upon the three month LIBOR interest rate. It was effective from February 9, 2010 through February 8, 2012. From an accounting perspective, the documentation for both swaps did not meet the technical requirements of ASC 815 to allow the swaps to be considered highly effective hedging instruments and therefore the swaps did not qualify for hedge accounting. The change in fair value of the swaps was charged or credited to income as a change in fair value of derivatives. Over the life of the swaps, the cumulative change in fair value was zero.

Income Taxes

The Company accounts for income taxes using the asset and liability approach in accordance with guidance included in ASC 740, Income Taxes (“ASC 740”). The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The provision for income taxes consists of an amount for the taxes currently payable and a provision for the tax consequences deferred to future periods.

Interest and penalties related to income tax matters would be recognized in income tax expense. As of December 31, 2011, we did not have an amount recorded for interest and penalties.

The Company conducts business in multiple jurisdictions and, as a result, one or more subsidiaries file income tax returns in the U.S. federal, various state and local jurisdictions. All tax years since 2004 are open for examination by various tax authorities.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, derivative liabilities and long-term notes payable approximate their fair value as of December 31, 2010 and 2011.

Comprehensive Income (Loss)

Comprehensive income (loss) equals net income (loss) plus other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses, which are reflected in retained earnings but excluded from net income.

Income (Loss) per Common Share

The Company computes net income (loss) per common share in accordance with the provision included in ASC 260, Earnings per Share (“ASC 260”). Under ASC 260, basic and diluted income per share is computed by dividing net income (loss) available to stockholders by the weighted average number of common shares and common share equivalents outstanding during the period. Basic income (loss) per common share excludes the effect of potentially dilutive securities, while diluted income (loss) per common share reflects the potential dilution that would occur if securities or other contracts to issue common shares were exercised for, converted into or otherwise resulted in the issuance of common shares. Net income (loss) is adjusted for the Class B derivative liability in calculating diluted earnings. On June 8, 2010, all of the Company’s Class B shares were exchanged for IDSs, which include a common share, on a one-for-one basis.

12

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

Recently Adopted Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force (“ASU 2009-13”), an update to ASC 605, Revenue Recognition. ASU 2009-13 provides application guidance on whether multiple deliverables exist, how the deliverables should be separated, and how the consideration should be allocated to one or more units of accounting. ASU 2009-13 establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific evidence is not available, or estimated selling price if neither vendor-specific nor third-party evidence is available. The Company was required to apply this guidance prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010; however, earlier application was permitted and the Company began applying the guidance in July 2010. The early adoption of this update did not have a material impact on our consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-06”), an update to ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASU 2010-06 provides more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures were effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures were effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this update did not have a material impact on our consolidated financial statements.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-09”), an update to ASC 855, Subsequent Events. ASU 2010-09 eliminates the requirement for a Securities and Exchange Commission (“SEC”) filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of accounting principles generally accepted in the United States. The FASB believes these amendments remove potential conflicts with the SEC’s literature. ASU 2010-09 was effective upon issuance except for the use of the issued date for conduit debt obligors, which was effective for interim or annual periods ending after June 15, 2010. The adoption of this update did not have a material impact on our consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU 2010-20”), an update to ASC 310, Receivables. ASU 2010-20 provides additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. ASU 2010-20 applies to all entities with financing receivables, excluding short-term trade accounts receivable or receivables measured at fair value or the lower of cost or fair value. For public entities, this update was effective for interim and annual reporting periods ending on or after December 15, 2010. The adoption of this update did not have a material impact on our consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations (“ASU 2010-29”), an update to ASC 805. ASU 2010-29 applies to any public entity that enters into business combinations that are material on an individual or aggregate basis. If comparative financial statements are presented, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. This update also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported

13

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

pro forma revenue and earnings. ASU 2010-29 was effective prospectively for business combinations for which the acquisition date was on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption was permitted and the Company began applying the guidance in December 2010. The adoption of this update did not have a material impact on our consolidated financial statements.

Recent Accounting Pronouncements

During 2011, the FASB issued ASU 2011-01 through ASU 2011-12. Except for ASU 2011-04, ASU 2011-05, ASU 2011-08, and ASU 2011-09, which are discussed below, these ASUs provide technical corrections to existing guidance related to specialized industries or entities and therefore, have minimal, if any, impact on the Company.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”), an update to ASC 820. ASU 2011-04 provides guidance to change the wording used to describe many of the requirements in U.S. generally accepted accounting principles for measuring fair value and for disclosing information about fair value measurements. For public entities, ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011 and is to be applied prospectively. As ASU 2011-04 impacts presentation only, the adoption of this update will not impact our consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”) an update to ASC 220, Comprehensive Income. This ASU requires the components of net income and the components of other comprehensive income to be presented either in a single continuous statement of comprehensive income or in two separate but continuous statements. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. This guidance does not change the items that must be reported in other comprehensive income, when an item of other comprehensive income must be reclassified to net income or how earnings per share is calculated or presented. ASU 2011-05 is effective for public entities for interim and annual periods beginning after December 15, 2011. As ASU 2011-05 impacts presentation only, the adoption of this update will not impact our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”), an update to ASC 350, Intangibles — Goodwill and Other (“ASC 350”). This ASU will provide an entity with the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test in accordance with ASC 350. ASU 2011-08 is effective for annual and interim goodwill impairment tests for fiscal years beginning after December 15, 2011. As ASU 2011-08 impacts testing procedures only, the adoption of this update will not impact our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-09, Disclosures about an Employer’s Participation in a Multiemployer Plan (“ASU 2011-09”), an update to ASC 715, Compensation — Retirement Benefits, subtopic 80, Multiemployer Plans. ASU 2011-09 requires additional disclosures for multiemployer pension plans and multiemployer other postretirement benefit plans. ASU 2011-09 is intended to create greater transparency in financial reporting by disclosing the commitments an employer has made to a multiemployer pension plan and the potential future cash flow implications of an employer’s participation in the plan. ASU 2011-09 is effective for public entities for annual periods with fiscal years ending after December 15, 2011. ASU 2011-09 impacts disclosure only, the adoption of this update did not impact our consolidated financial statements.

14

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

2.	Income Deposit Securities Issued

On June 8, 2010, the Company issued 544,671 IDSs, representing an aggregate of 544,671 shares of common stock and $4,085,033 aggregate principal amount of our 13% senior subordinated notes due 2019, in exchange for all 544,671 shares of our issued and outstanding Class B common stock. There were no proceeds to the Company from this exchange. The $4.1 million of senior subordinated notes was reclassified from the mezzanine section of the balance sheet to long-term notes payable. Interest on the $4.1 million of senior subordinated notes was reflected in interest expense beginning June 8, 2010.

3.	Acquisitions

On October 14, 2011, ST acquired 100% of the issued and outstanding common stock of Shoreham Telephone Company, Inc. (“STC”) and, immediately thereafter, STC merged with and into ST. ST provides telecommunications solutions, including voice, data and internet services, to residential and business customers in western Vermont.

The stock purchase agreement relating to the acquisition of STC provided for cash consideration of $5,248,134, including the extinguishment of notes payable of $410,904 and accrued interest of $3,081, which were paid at closing. The excess of the purchase price over the fair value of identifiable assets and liabilities is reflected as goodwill of $764,761. The goodwill related to the acquisition is not deductible for tax purposes.

The allocation of the net purchase price for the STC acquisition was as follows:

October 14, 2011
Cash	$237,850
Other current assets	552,331
Property and equipment	4,529,760
Intangible assets	1,729,600
Goodwill	764,761
Current liabilities	(332,710)
Deferred income tax liabilities	(2,233,458)
Purchase price	$5,248,134

The acquisition has been recorded at fair value in accordance with ASC 805 resulting in a plant acquisition adjustment in 2011. Property and equipment have depreciation lives consistent with those shown in the Property and Equipment Note. The intangible assets at time of acquisition included regulated customer based assets at fair value of $1,672,200 which had remaining lives of 10 years; trade name fair valued at $16,200 which had a remaining life of 5 years; and a non-competition agreement fair valued at $41,200 which had a remaining life of 2 years. The acquisition was accounted for using the acquisition method of accounting and, accordingly, the accompanying consolidated financial statements include the financial position and results of operations from the date of acquisition.

The following unaudited pro forma information presents the combined results of operations of the Company as though the acquisition of STC had occurred at the beginning of 2010. The results include certain adjustments, including increased amortization expense related to intangible assets. The pro forma financial information does not necessarily reflect the results of operations had the acquisition been completed at the beginning of 2010 or those which may be obtained in the future.

	Unaudited 2010	Unaudited 2011
Revenues	$106,812,024	$103,707,313
Income from operations	$26,422,934	$24,705,377
Net income	$722,165	$1,935,327
Basic net income per common share	$0.05	$0.15
Diluted net income per common share	$0.05	$0.15

15

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

4.	Goodwill and Intangible Assets

ASC 350 requires that goodwill be tested for impairment. The Company performs an annual impairment test to determine whether the carrying value of goodwill exceeds its fair market value. We conducted our annual impairment test of goodwill as of October 1, 2011 and determined that no adjustment to the carrying value of goodwill for any reportable units was necessary. Although the Company has only one reporting segment, it considers its three territories (Alabama, Missouri and New England) to be reporting units for purposes of testing for impairment of goodwill. The fair value exceeds the carrying value of the net assets for Alabama, Missouri and New England by 8.7%, 11.0% and 41.3%, respectively. Goodwill for Alabama, Missouri and New England represents 53.8%, 9.4% and 36.8%, respectively, of total goodwill for the Company. As of December 31, 2011, we determined that no events or circumstances from October 1, 2011 through December 31, 2011 indicated that a further assessment was necessary. Based on the results of its impairment test, the Company does not believe that there is an impairment of the goodwill balance at December 31, 2010 or 2011, respectively.

Intangible assets are summarized as follows:

	December 31, 2010			December 31, 2011
	Carrying Value	Accumulated Amortization	Net Value	Carrying Value	Accumulated Amortization	Net Value
Goodwill			$188,190,078			$188,954,840
Other intangible assets
Customer relationships	$27,757,682	$(11,773,248)	$15,984,434	$29,429,882	$(15,483,937)	$13,945,945
Contract relationships	19,600,000	(9,683,333)	9,916,667	19,600,000	(13,066,667)	6,533,333
Non-competition	53,903	(20,962)	32,941	95,103	(44,080)	51,023
Trade name	—	—	—	16,200	(810)	15,390
Total	$47,411,585	$(21,477,543)	$25,934,042	$49,141,185	$(28,595,494)	$20,545,691

These intangible assets have a range of 1 to 15 years of useful lives and utilize both the sum-of-the-years’ digits and straight-line methods of amortization, as appropriate. The following table presents current and expected amortization expense of the existing intangible assets as of December 31, 2011 for each of the following periods:

Aggregate amortization expense:

For the year ended December 31, 2009	$10,443,409
For the year ended December 31, 2010	$8,271,338
For the year ended December 31, 2011	$7,117,951

Expected amortization expense for the years ending December 31,

2012	$6,038,437
2013	4,756,206
2014	3,475,031
2015	2,106,063
2016	1,054,458
Thereafter	3,115,496
Total	$20,545,691

16

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

5.	Property and Equipment

A summary of property and equipment is shown as follows:

		December 31,
	Estimated Life	2010	2011
Land		$1,113,797	$1,156,843
Building and improvements	20–40	11,530,062	12,246,942
Telephone equipment	6–20	211,279,443	227,825,838
Cable television equipment	7	10,368,161	10,918,212
Furniture and equipment	8–14	2,766,793	2,967,337
Vehicles	7–9	5,768,620	6,089,630
Computer software equipment	5–7	13,986,754	15,590,697
Internet equipment	5	3,707,226	3,923,314
Total property, plant and equipment		260,520,856	280,718,813
Accumulated depreciation and amortization		(196,633,643)	(214,836,838)
Net property, plant and equipment		$63,887,213	$65,881,975

The Company’s composite depreciation rate for property and equipment was 20.9%, 21.7% and 19.2% in 2009, 2010 and 2011, respectively. Depreciation expense for the years ended December 31, 2009, 2010 and 2011 was $14,444,714, $13,837,560 and $11,891,474, respectively. Amortization expense for telephone plant adjustment was $1,554,932, $1,554,932 and $1,216,739 for the years ended December 31, 2009, 2010 and 2011, respectfully.

6.	Other Accounts Receivable

Other accounts receivable consist of the following:

	December 31,
	2010	2011
Carrier access bills receivable	$1,815,060	$1,561,174
NECA receivable	1,041,206	682,016
Receivables from Alabama Service Fund	443,169	423,356
Wholesale contracts receivable	809,035	1,880,608
Other miscellaneous	190,618	901,920
	$4,299,088	$5,449,074

7.	Investments

Investments consist of the following:

	December 31,
	2010	2011
Investment in CoBank stock	$1,474,920	$1,474,920
Rental property	423,154	397,644
Other miscellaneous	69,021	71,241
	$1,967,095	$1,943,805

The investment in CoBank stock is carried at historical cost due to no readily determinable fair value for those instruments being available. Management believes there has been no other than temporary impairment in such investment. This investment consists of patronage certificates that represent ownership in the financial institution where the Company has, and in the past, had, debt. These certificates yield dividends on an annual basis, and the investment is redeemed ratably subsequent to the repayment of the debt.

17

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

8.	Leases

Minimum future rental commitments under non-cancellable operating leases, primarily for real property and office facilities at December 31, 2011, consist of the following:

2012	$594,758
2013	561,866
2014	242,734
2015	114,486
2016	93,093
Thereafter	388,470
Total	$1,995,407

Rent expense for the years ended December 31, 2009, 2010 and 2011 was $481,099, $499,928 and $599,569, respectively.

9.	Long-Term Debt

The Company’s credit agreement with General Electric Capital Corporation, originally dated December 21, 2004, has been amended and restated on several occasions to reflect requirements for funds to complete two acquisitions and the use of proceeds from the Company’s successful offering of 3,000,000 IDS units on July 5, 2007. On October 20, 2008, the Company completed its second amendment and restatement of its credit agreement, increasing the principal balance from $64.6 million to $173.5 million on October 31, 2008 for the acquisition of Pine Tree Holdings, Inc., Granby Holdings, Inc. and War Holdings, Inc. (collectively, the “CR Companies”) from Country Road Communications LLC, changing the variable margin, and extending the maturity from July 3, 2011 to October 31, 2013. The variable margin based on leverage is 4% over LIBOR. On May 9, 2011, November 9, 2010, and August 8, 2009, the Company made voluntary prepayments of $385,828, $6.1 million, and $5.0 million, respectively, reducing the credit facility notes payable balance to $162.0 million at December 31, 2011.

18

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

Long-term notes payable consists of the following:

	December 31,
	2010	2011
Term credit facility, General Electric Capital Corporation; variable interest rate of 4.29% at December 31, 2011. There are no scheduled principal payments. Interest payments are due on the last day of each LIBOR period or at one month intervals, whichever date comes first. Interest rate is the index rate plus the applicable term loan index margin or the applicable LIBOR rate plus the applicable term loan LIBOR margin. The Company made voluntary prepayments of $5.0 million, $6.1 million, and $385,828 on August 8, 2009, November 9, 2010, and May 9, 2011, respectively. The unpaid balance will be due October 31, 2013.
	$162,385,828	$162,000,000

13% Senior subordinated notes, due 2019; interest payments are due quarterly. On June 8, 2010, IDS units that included $4,085,033 in senior subordinated debt were issued in the conversion of Class B shares. Premium amortization for the years ended December 31, 2010 and 2011 was $92,307 and $103,640, respectively.	100,710,027	100,606,387

13% Senior subordinated notes, held separately, due 2019; interest payments are due quarterly.	8,500,000	8,500,000

Total long-term notes payable	271,595,855	271,106,387

Less: current portion	—	—

Long-term notes payable	$271,595,855	$271,106,387

Associated with these long-term notes payable, the Company capitalized $8.1 million in deferred financing costs associated with the credit facility and the 13% senior subordinated notes put in place on December 21, 2004. On July 3, 2006, an additional $1,545,743 in deferred financing costs was capitalized. On July 5, 2007, $1,064,526 in deferred financing costs were written-off associated with the reduction in long-term notes payable from the proceeds of the Company’s offering of 3,000,000 IDS units. On October 31, 2008, an additional $5,311,138 in deferred financing costs was capitalized associated with the acquisition of the CR Companies. $1,406,088 in deferred financing costs were written-off associated with the effective extinguishment of the existing indebtedness at time of closing. The credit facility is secured by the total assets of the subsidiary guarantors.

The Company has a revolving credit facility of $15,000,000. There was no balance as of December 31, 2010 and 2011. The interest rate is the index rate plus a variable margin or LIBOR rate plus a variable margin, whichever is applicable. The margin at December 31, 2010 and 2011 was 4.0%. The range of margins can vary from 3.5% to 4.25%, depending on our total debt leverage. The Company pays a commitment fee of 0.50% per annum, payable quarterly in arrears, on the unused portion of the revolver loan. The commitment fee expense was $76,042 for both years ended December 31, 2010 and 2011.

The deferred financing costs related to the issuance of debt is capitalized and amortized over the life of the debt obligation. Amortization of deferred financing costs is reflected in interest expense. The amortization of deferred financing costs also includes unamortized loan cost that is expensed due to the related debt being extinguished. The unamortized loan cost that was expensed and included in amortization expense for the years ended December 31, 2009, 2010 and 2011 was $1,351,906, $1,361,351 and $1,368,095, respectively.

19

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

Maturities of long-term debt for the next five years are as follows:

2012	$—
2013	162,000,000
2014	—
2015	—
2016	—
Thereafter	107,660,531
Total principal	269,660,531
Unamortized premium	1,445,856
Total	$271,106,387

The above schedule of maturities of long-term debt includes the premium paid for the debt associated with the 3,000,000 IDS units issued July 5, 2007.

The Company’s long-term notes payable agreement is subject to certain financial covenants and restrictions on indebtedness, financial guarantees, business combinations and other related items. As of December 31, 2011, the Company is in compliance with all covenants.

10.	Derivative and Hedge Activities

An interest rate cap was purchased on December 21, 2004, coincident with the closing of our initial public offering. The interest rate cap was purchased to mitigate the risk of rising interest rates by capping the rate at 3% for the three month LIBOR index plus the applicable margin on $80 million in senior debt for five years. On July 5, 2007, the Company repaid $55,353,032 in debt, reducing its senior debt below the level of the rate cap. The balance of the cap at that time was considered as an investment and adjustments were made to accumulated other comprehensive income to reflect this change. On October 31, 2008, the Company implemented its second amended and restated credit agreement, increasing senior debt to $173.5 million in conjunction with the acquisition of the CR Companies. The full $80 million rate cap again became effective as a hedge from that date forward through the end of the rate cap on December 20, 2009.

The Company had two interest rate swaps with approved counterparties. The first swap had a notional amount of $90 million with the Company paying a fixed rate of 1.85% and the counterparty paying a variable rate based upon the three month LIBOR interest rate. It was effective from February 9, 2009 through February 8, 2012. The second swap had a notional amount of $60 million with the Company paying a fixed rate of 2.0475% and the counterparty paying a variable rate based upon the three month LIBOR interest rate. It was effective from February 9, 2010 through February 8, 2012. From an accounting perspective, the documentation for both swaps did not meet the technical requirements of ASC 815 to allow the swaps to be considered highly effective as hedging instruments and therefore did not qualify for hedge accounting. The change in fair value of the swaps was charged or credited to income as a change in fair value of derivatives. Over the life of the swaps, the cumulative change in value was zero.

Changes in the fair value of the effective portion of the interest rate hedges are not included in earnings but are reported as a component of accumulated other comprehensive income. Changes in the fair value of interest rate hedges which do not technically qualify for hedge accounting are reported in the change in fair value of derivatives on the statement of operations and reflected in earnings.

The cost of the effective portion of the interest rate cap was expensed as interest over the effective life of the hedge in accordance with the quarterly value of the caplets as determined at the date of inception. For the year ended December 31, 2009, the cost of the effective portion of the interest rate cap was $1,168,522. The rate cap ended December 20, 2009.

20

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

11.	Income Taxes

Income tax expense (benefit) for the years ended December 31, 2009, 2010 and 2011 is summarized below:

	For the Years Ended December 31,
	2009	2010	2011
Federal income taxes
Current	$114,947	$(3,015)	$(2,033)
Deferred	(1,474,119)	278,383	(75,765)
Total federal tax expense (benefit)	(1,359,172)	275,368	(77,798)
State income taxes
Current	26,222	184,726	25,000
Deferred	(33,679)	149,715	302,727
Total state tax expense (benefit)	(7,457)	334,441	327,727
Total income tax expense (benefit)	$(1,366,629)	$609,809	$249,929

Total income tax expense (benefit) was different than that computed by applying U.S. federal income tax rates to income from continuing operations before income taxes for the years ended December 31, 2009, 2010 and 2011. The reasons for the differences are presented below:

	For the Years Ended December 31,
	2009	2010	2011
Federal income tax at statutory rate	35%	35%	35%

Federal income tax provision (benefit) at statutory rate	$(1,569,554)	$455,183	$856,571
Change in fair value of derivatives	474,166	307,482	(781,466)
State income tax (provision), net of federal income tax effects	(4,847)	217,387	213,022
Other	(266,394)	(370,243)	(38,198)

Provision (benefit) for income taxes	$(1,366,629)	$609,809	$249,929
Effective income tax rate	30.5%	46.9%	10.2%

As of December 31, 2011 the Company has U.S. federal and state net operating loss carryforwards of $17.3 million and $22.8 million, respectively. These net operating loss carryforwards expire at various times beginning in 2021 through 2031. These acquired losses are subject to annual limitations imposed by rules under the Internal Revenue Code. These net operating loss carryforwards are more likely than not to be used prior to their expiration.

During 2009, the Company took advantage of the 5-year net operating loss carryback provisions of the Worker, Homeownership, and Business Act of 2009. Approximately, $1.7 million of the 2008 net operating loss was carried back to 2004 for a refund of $0.4 million.

21

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2010 and 2011 are presented below:

	December 31,
	2010	2011(1)
Deferred tax liabilities:
Amortization	$(25,604,600)	$(28,374,977)
Depreciation	(9,448,329)	(13,924,912)
Amortized intangibles	(7,443,579)	(5,796,972)
Prepaid expense	(353,285)	(353,285)
Other	(16,068)	(15,523)
Total deferred tax liabilities	$(42,865,861)	$(48,465,669)

Deferred tax assets:
Deferred compensation	$308,479	$297,468
Federal net operating loss carryforwards	3,163,018	6,058,180
Alternative minimum credits carryforwards	504,130	504,130
State net operating loss carryforwards	278,462	438,786
Advance payments	272,357	256,218
Bad debt	226,305	298,683
Other	288,613	327,288
Total deferred tax assets	$5,041,364	$8,180,753

(1)	The 2011 balances include net deferred tax liabilities in the amount of $2,233,458 related to the STC stock acquisition that occurred on October 14, 2011.

Effective January 1, 2007, the Company adopted the provision included in ASC 740. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This pronouncement also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of ASC 740 did not result in the identification of material uncertain tax positions through December 31, 2011. Tax years from 2007 forward remain open for audit.

12.	Employee Benefit Program

Employees of all subsidiaries except BTC participate in a defined contribution savings plan under Section 401(k) of the Internal Revenue Code, which is sponsored by the Company. The terms of the plan provide for an elective contribution from employees not to exceed $16,500 for each of 2009, 2010 and 2011. The Company matches the employee’s contribution up to 6% of the employee’s annual compensation. For the years ended December 31, 2009, 2010 and 2011, the total expense associated with this plan was $713,364, $742,288 and $733,161, respectively.

The employees of BTC participate in a multiemployer Retirement and Security Program (“RSP”) as a defined benefit plan and a Savings Plan (“SP”) provided through the National Telecommunications Cooperative Association (“NTCA”). Participation in the RSP requires a minimum employee contribution of 1% of their annual compensation. The Company contributes 9.4%, 6.0%, and 6.0% for 2009, 2010 and 2011, respectively, of their annual compensation for every participating employee. On October 1, 2009, the Company reduced its contribution from 10.5% to 6%. SP is a defined contribution savings plan under Section 401(k) of the Internal Revenue Code to which the Company made no contribution for 2009, 2010 or 2011. The employee can make voluntary contributions to the SP as desired. For the years ended December 31, 2009, 2010 and 2011, the total expense associated with these plans was $70,271, $60,030, and $50,220, respectively

22

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

13.	Income (Loss) per Common Share and Potential Common Share

Basic income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted income (loss) per common share reflects the potential dilution that would occur had all of the issued and outstanding shares of Class B common stock been exchanged for IDSs at the beginning of the period. On June 8, 2010, all of the Company’s issued and outstanding shares of Class B common stock were exchanged for IDSs on a one-for-one basis. Each of the IDSs issued in the exchange includes a common share. Diluted amounts are not included in the computation of diluted loss per common share when the inclusion of such amounts would be anti-dilutive.

A reconciliation of the common shares for the Company’s basic and diluted income (loss) per common share calculation is as follows:

	For the Years Ended December 31,
	2009	2010	2011
Weighted average of common shares-basic	12,676,733	12,985,629	13,221,404
Effect of dilutive securities	544,671	235,775	—
Weighted average common shares and potential common shares-diluted	13,221,404	13,221,404	13,221,404
Net income (loss) available to common shareholders	$(3,117,811)	$690,715	$2,197,418
Net income (loss) per basic common share	$(0.25)	$0.05	$0.17
Net income (loss) available to common stockholders	$(3,117,811)	$690,715	$2,197,418
Change in fair value of Class B derivative	(238,054)	—	—
Net income (loss) available for diluted common shares	$(3,355,865)	$690,715	$2,197,418
Net income (loss) per diluted common share	$(0.25)	$0.05	$0.17

14.	Selected Quarterly Financial Data (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2010:
Revenue	$25,794,209	$26,510,944	$26,145,227	$25,949,839
Operating income	5,868,729	7,011,337	6,727,966	6,760,732
Net income (loss)	(385,656)	417,276	63,075	596,020
Net income (loss) per common share, basic	$(0.03)	$0.03	$—	$0.04
Net income (loss) per common share, diluted	$(0.03)	$0.03	$—	$0.04

Fiscal 2011:
Revenue	$25,392,000	$25,501,062	$25,302,747	$25,647,758
Operating income	5,320,713	7,326,611	6,124,154	5,858,617
Net income	4,654	1,283,277	885,462	24,025
Net income per common share, basic	$—	$0.10	$0.07	$—
Net income per common share, diluted	$—	$0.10	$0.07	$—

15.	Fair Value Measurement

The Company adopted ASC 820, which defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. The framework that is set forth in this standard is applicable to the fair value measurements where it is permitted or required under other accounting pronouncements.

23

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

ASC 820 defines fair value as the exit price, which is the price that would be received to sell an asset or paid to transfer a liability in a transaction between market participants at the measurement date. ASC 820 establishes a three-tier value hierarchy that prioritizes inputs to valuation techniques used for fair value measurement.

•	Level 1 consists of observable market data in an active market for identical assets or liabilities.

•	Level 2 consists of observable market data, other than that included in Level 1, that is either directly or indirectly observable.

•	Level 3 consists of unobservable market data. The input may reflect the assumptions of the Company, not a market participant, if there is little available market data and the Company’s own assumptions are considered by management to be the best available information.

In accordance with ASC 820, the following table represents the Company’s fair value hierarchy for its financial assets and liabilities as of December 31, 2010 and 2011:

	December 31, 2010
	Fair Value	Level 1(1)	Level 2(2)	Level 3(3)
Liabilities
Interest rate swaps	$2,471,331	$—	$2,471,331	$—
Total liabilities	$2,471,331	$—	$2,471,331	$—

	December 31, 2011
	Fair Value	Level 1(1)	Level 2(2)	Level 3(3)
Liabilities
Interest rate swaps	$241,438	$—	$241,438	$—
Total liabilities	$241,438	$—	$241,438	$—

(1)	Quoted prices in active markets for identical assets.

(2)	Significant other observable inputs.

(3)	Significant unobservable inputs.

The interest rate swaps are valued at the end of the quarter based on available market information.

16.	Subsidiary Guarantees

On October 1, 2011, MMT became a guarantor of the Company’s senior subordinated notes and on October 14, 2011, ST become a guarantor of the Company’s senior subordinated notes.

The Company has no independent assets or operations separate from its operating subsidiaries. The guarantees of its senior subordinated notes by 14 of its 15 operating subsidiaries are full and unconditional, joint and several. The operating subsidiaries have no independent long-term notes payable. There are no significant restrictions on the ability of the Company to obtain funds from its operating subsidiaries by dividend or loan. The condensed consolidated financial information is provided for the guarantor entities.

The following tables present condensed consolidating balance sheets as of December 31, 2010 and 2011; condensed consolidating statements of operations for the years ended December 31, 2009, 2010 and 2011; and condensed consolidating statements of cash flows for the years ended December 31, 2009, 2010 and 2011.

24

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

Otelco Inc.
Condensed Consolidating Balance Sheet
December 31, 2010

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Current assets
Cash and cash equivalents	$—	$18,064,970	$161,404	$—	$18,226,374
Accounts receivable, net	—	10,072,847	793,775	—	10,866,622
Materials and supplies	—	893,186	924,125	—	1,817,311
Prepaid expenses	184,055	1,022,697	98,276	—	1,305,028
Deferred income taxes	626,267	—	—	—	626,267
Investment in subsidiaries	131,010,180	—	—	(131,010,180)	—
Intercompany receivable	(129,599,481)	—	—	129,599,481	—
Total current assets	2,221,021	30,053,700	1,977,580	(1,410,699)	32,841,602

Property and equipment, net	218,301	54,043,819	9,625,093	—	63,887,213
Goodwill	239,970,317	(49,843,599)	(1,936,640)	—	188,190,078
Intangibles assets, net	—	23,326,214	2,607,828	—	25,934,042
Investments	1,203,605	433,059	330,431	—	1,967,095
Deferred income taxes	4,415,097	—	—	—	4,415,097
Other long-term assets	5,757,825	183,946	—	—	5,941,771

Total assets	$253,786,166	$58,197,139	$12,604,292	$(1,410,699)	$323,176,898

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$2,280,661	$4,991,249	$1,423,099	$—	$8,695,009
Intercompany payables	—	(131,769,870)	2,170,389	129,599,481	—
Other current liabilities	353,285	1,678,145	89,467	—	2,120,897
Total current liabilities	2,633,946	(125,100,476)	3,682,955	129,599,481	10,815,906

Deferred income taxes	22,592,597	16,666,501	3,253,478	—	42,512,576
Other liabilities	2,471,331	1,025,317	—	—	3,496,648
Long-term notes payable	231,332,379	40,263,476	—	—	271,595,855
Stockholders’ equity (deficit)	(5,244,087)	125,342,321	5,667,859	(131,010,180)	(5,244,087)

Total liabilities and stockholders’ equity (deficit)	$253,786,166	$58,197,139	$12,604,292	$(1,410,699)	$323,176,898

25

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

Otelco Inc.
Condensed Consolidating Balance Sheet
December 31, 2011

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Current assets
Cash and cash equivalents	$—	$12,393,441	$351	$—	$12,393,792
Accounts receivable, net	—	11,445,049	543,122	—	11,988,171
Materials and supplies	—	827,194	953,626	—	1,780,820
Prepaid expenses	194,244	1,115,339	18,892	—	1,328,475
Deferred income taxes	726,310	—	—	—	726,310
Investment in subsidiaries	147,614,140	—	—	(147,614,140)	—
Intercompany receivable	(154,849,721)	(688,391)	688,391	154,849,721	—
Total current assets	(6,315,027)	25,092,632	2,204,382	7,235,581	28,217,568

Property and equipment, net	—	64,524,981	1,356,994	—	65,881,975
Goodwill	239,970,317	(47,435,761)	(3,579,716)	—	188,954,840
Intangibles assets, net	—	18,186,227	2,359,464	—	20,545,691
Investments	1,203,605	432,186	308,014	—	1,943,805
Deferred income taxes	7,454,443	—	—	—	7,454,443
Other long-term assets	4,485,324	240,667	—	—	4,725,991

Total assets	$246,798,662	$61,040,932	$2,649,138	$7,235,581	$317,724,313

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$1,306,872	$4,793,854	$1,424,095	$—	$7,524,821
Intercompany payables	—	(154,849,721)	—	154,849,721	—
Other current liabilities	353,285	1,668,933	65,413	—	2,087,631
Total current liabilities	1,660,157	(148,386,934)	1,489,508	154,849,721	9,612,452

Deferred income taxes	26,421,911	20,354,646	1,335,827	—	48,112,384
Other liabilities	241,438	1,019,407	—	—	1,260,845
Long-term notes payable	230,842,911	40,263,476	—	—	271,106,387
Stockholders’ equity (deficit)	(12,367,755)	147,790,337	(176,197)	(147,614,140)	(12,367,755)

Total liabilities and stockholders’ equity (deficit)	$246,798,662	$61,040,932	$2,649,138	$7,235,581	$317,724,313

26

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

Otelco Inc.
Condensed Consolidating Statement of Operations
For the Twelve Months Ended December 31, 2009

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$3,318,678	$100,173,351	$11,701,213	$(11,437,788)	$103,755,454
Operating expenses	(3,318,678)	(80,815,648)	(9,132,057)	11,437,788	(81,828,595)
Income from operations	—	19,357,703	2,569,156	—	21,926,859
Other income (expense)	(26,098,959)	(390,828)	78,488	—	(26,411,299)
Earnings from subsidiaries	14,247,278	—	—	(14,247,278)	—
Income (loss) before income tax	(11,851,681)	18,966,875	2,647,644	(14,247,278)	(4,484,440)
Income tax (expense) benefit	8,733,870	(6,330,343)	(1,036,898)	—	1,366,629

Net income (loss) to common stockholders	$(3,117,811)	$12,636,532	$1,610,746	$(14,247,278)	$(3,117,811)

Otelco Inc.
Condensed Consolidating Statement of Operations
For the Twelve Months Ended December 31, 2010

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$3,493,053	$101,600,140	$10,855,909	$(11,548,883)	$104,400,219
Operating expenses	(3,493,053)	(77,083,003)	(9,004,282)	11,548,883	(78,031,455)
Income from operations	—	24,517,137	1,851,627	—	26,368,764
Other income (expense)	(24,856,925)	(311,219)	99,904	—	(25,068,240)
Earnings from subsidiaries	26,157,449	—	—	(26,157,449)	—
Income before income tax	1,300,524	24,205,918	1,951,531	(26,157,449)	1,300,524
Income tax expense	(609,809)	(7,944,116)	(761,943)	8,706,059	(609,809)

Net income to common stockholders	$690,715	$16,261,802	$1,189,588	$(17,451,390)	$690,715

Otelco Inc.
Condensed Consolidating Statement of Operations
For the Twelve Months Ended December 31, 2011

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$3,289,457	$99,770,739	$4,234,814	$(5,451,443)	$101,843,567
Operating expenses	(3,289,457)	(75,146,885)	(4,228,573)	5,451,443	(77,213,472)
Income from operations	—	24,623,854	6,241	—	24,630,095
Other income (expense)	(21,825,630)	(356,881)	(237)	—	(22,182,748)
Earnings from subsidiaries	24,272,977	—	—	(24,272,977)	—
Income before income tax	2,447,347	24,266,973	6,004	(24,272,977)	2,447,347
Income tax expense	(249,929)	(7,666,626)	(2,395)	7,669,021	(249,929)

Net income to common stockholders	$2,197,418	$16,600,347	$3,609	$(16,603,956)	$2,197,418

27

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

Otelco Inc.
Condensed Consolidating Statement of Cash Flows
For the Twelve Months Ended December 31, 2009

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(3,117,811)	$12,636,532	$1,610,746	$(14,247,278)	$(3,117,811)
Adjustment to reconcile net income (loss) to cash flows from operating activities	5,379,288	21,551,341	2,761,121	—	29,691,750
Changes in operating assets and liabilities, net of operating assets and liabilities acquired	25,922,898	(21,716,059)	(2,871,653)	—	1,335,186
Net cash provided by operating activities	28,184,375	12,471,814	1,500,214	(14,247,278)	27,909,125
Cash flows used in investing activities	—	(8,375,686)	(1,407,553)	—	(9,783,239)
Cash flows used in financing activities	(28,184,375)	—	—	14,247,278	(13,937,097)
Net increase in cash and cash equivalents	—	4,096,128	92,661	—	4,188,789

Cash and cash equivalents, beginning of period	—	13,521,138	21,117	—	13,542,255

Cash and cash equivalents, end of period	$—	$17,617,266	$113,778	$—	$17,731,044

Otelco Inc.
Condensed Consolidating Statement of Cash Flows
For the Twelve Months Ended December 31, 2010

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$690,715	$16,261,802	$1,189,588	$(17,451,390)	$690,715
Adjustment to reconcile net income to cash flows from operating activities	5,075,290	18,105,293	3,206,795	—	26,387,378
Changes in operating assets and liabilities, net of operating assets and liabilities acquired	27,592,163	(25,289,272)	(2,969,463)	—	(666,572)
Net cash provided by operating activities	33,358,168	9,077,823	1,426,920	(17,451,390)	26,411,521
Cash flows used in investing activities	(218,301)	(8,630,120)	(1,379,294)	—	(10,227,715)
Cash flows used in financing activities	(33,139,867)	1	—	17,451,390	(15,688,476)
Net increase in cash and cash equivalents	—	447,704	47,626	—	495,330

Cash and cash equivalents, beginning of period	—	17,617,266	113,778	—	17,731,044

Cash and cash equivalents, end of period	$—	$18,064,970	$161,404	$—	$18,226,374

28

OTELCO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011

Otelco Inc.
Condensed Consolidating Statement of Cash Flows
For the Twelve Months Ended December 31, 2011

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$2,197,418	$33,204,304	$3,608	$(33,207,912)	$2,197,418
Adjustment to reconcile net income to cash flows from operating activities	(275,513)	19,762,543	921,882	—	20,408,912
Changes in operating assets and liabilities, net of operating assets and liabilities acquired	24,266,264	(27,119,787)	(222,670)	—	(3,076,193)
Net cash provided by operating activities	26,188,169	25,847,060	702,820	(33,207,912)	19,530,137
Cash flows used in investing activities	218,301	(15,075,741)	(702,769)	—	(15,560,209)
Cash flows used in financing activities	(26,406,470)	(16,603,952)	—	33,207,912	(9,802,510)
Net increase (decrease) in cash and cash equivalents	—	(5,832,633)	51	—	(5,832,582)

Cash and cash equivalents, beginning of period	—	18,226,074	300	—	18,226,374

Cash and cash equivalents, end of period	$—	$12,393,441	$351	$—	$12,393,792

17.	Revenue Concentrations

Revenues for interstate access services are based on reimbursement of costs and an allowed rate of return. Revenues of this nature are received from the NECA in the form of monthly settlements. Such revenues amounted to 10.8%, 9.9%, and 10.1% of the Company’s total revenues for the years ended December 31, 2009, 2010 and 2011, respectively.

In connection with the acquisition of the CR Companies, the Company has a contract through 2012 with Time Warner Cable (“TW”) for the provision of wholesale network connections to TW’s customers in Maine and New Hampshire. TW represented approximately 10.7% and 11.7% of the consolidated revenue for the years ended December 31, 2010 and 2011, respectively. Other unrelated telecommunications providers also pay the Company access revenue for terminating calls through us to TW’s customers.

18.	Commitments and Contingencies

From time to time, we may be involved in various claims, legal actions and regulatory proceedings incidental to and in the ordinary course of business, including administrative hearings of the APSC, MDTC, MPSC, MPUC, NHPUC, VPSB and WVPSC relating primarily to rate making. Currently, none of the legal proceedings are expected to have a material adverse effect on our business.

19.	Subsequent Events

Effective as of January 1, 2012, each of the Company’s subsidiaries that was a corporation converted into a limited liability company pursuant to applicable state law, except that MMH was merged with and into the Company effective as of January 1, 2012. As a result of the conversions and the merger, the Company currently expects to lower its income tax obligation in Missouri, as well as lower its cash income tax obligation in Alabama by utilizing net operating loss carryforwards and deferred tax assets.

29

PART III

Item 9.	Exhibits and Financial Statement Schedules

(a)(1)	Financial Statements

(a)(2)	Financial Statement Schedules

        None

(a)(3)	Exhibits

Exhibit No.	Description
3.1	Certificate of Incorporation of Otelco Inc. (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference)
3.2	Third Amended and Restated By-laws of Otelco Inc. (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference)
4.1
Indenture, dated as of December 21, 2004, among Otelco Inc., each subsidiary listed on the signature pages thereto and Wells Fargo Bank, National Association, as trustee, relating to the 13% Senior Subordinated Notes dues 2019 (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference)

4.2
Supplemental Indenture, dated as of July 3, 2006, by and among Mid-Maine Communications, Inc., Mid-Maine TelPlus, the Existing Guarantors listed on the signature pages thereto, and Wells Fargo Bank, NA, as trustee (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 5, 2006 and incorporated herein by reference)

4.3
Second Supplemental Indenture, dated as of July 5, 2007, by and among Otelco Inc., certain of its subsidiaries and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 5, 2007 and incorporated herein by reference)

4.4
Third Supplemental Indenture, dated as of October 31, 2008, by and among War Holdings, Inc., Pine Tree Holdings, Inc., The Pine Tree Telegraph and Telephone Company, CRC Communications of Maine, Inc., Saco River Telegraph and Telephone Company, Communications Design Acquisition Corporation, Granby Holdings, Inc., The Granby Telegraph and Telephone Co. of Mass., Inc., the Existing Guarantors listed on the signature pages thereto, Otelco Inc. and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated herein by reference)

30

Exhibit No.	Description
4.5
Fourth Supplemental Indenture, dated as of June 8, 2010, among Otelco Inc., certain of its subsidiaries and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 8, 2010 and incorporated herein by reference)

4.6
Fifth Supplemental Indenture, dated as of October 1, 2011, among Otelco Inc., Mid-Missouri Telephone Company, the Existing Guarantors listed on the signature pages thereto and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 3, 2011 and incorporated herein by reference)

4.7
Sixth Supplemental Indenture, dated as of October 14, 2011, among Otelco Inc., Shoreham Telephone LLC, the Existing Guarantors listed on the signature pages thereto and Wells Fargo Bank, National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 14, 2011 and incorporated herein by reference)

4.8	Form of 13% Senior Subordinated Note due 2019 (included in Exhibit 4.1)
4.9	Form of stock certificate for common stock (filed as Exhibit 4.4 to Amendment No. 4 to Registration Statement on Form S-1 (file no. 333-115341) and incorporated herein by reference)
4.10	Form of global Income Deposit Security (filed as Exhibit 4.5 to Amendment No. 4 to Registration Statement on Form S-1 (file no. 333-115341) and incorporated herein by reference)
10.1
Amended and Restated Employment Agreement, dated as of March 11, 2009, between Otelco Inc. and Michael D. Weaver (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 12, 2009 and incorporated herein by reference)*

10.2
Amended and Restated Employment Agreement, dated as of March 11, 2009, between Otelco Inc. and Curtis L. Garner, Jr. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 11, 2009 and incorporated herein by reference)*

10.4
Employment Agreement, dated as of August 24, 2006, between Otelco Inc. and Dennis Andrews (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 29, 2006 and incorporated herein by reference)*

10.5
Employment Agreement, dated as of November 15, 2006, between Otelco Inc. and Jerry C. Boles (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 15, 2006 and incorporated herein by reference)*

10.6
Second Amended and Restated Credit Agreement, dated as of October 20, 2008, by and among Otelco Inc. and the other credit party signatories thereto and General Electric Capital Corporation, as a lender and as an agent for the lenders, and the other lenders from time to time party thereto (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 21, 2008 and incorporated herein by reference)

10.7
Amendment, dated as of December 17, 2008, to the Employment Agreement, dated as of August 24, 2006, between Otelco Inc. and Dennis Andrews (filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed on March 11, 2009 and incorporated herein by reference)*

10.8
Amendment, dated as of December 17, 2008, to the Employment Agreement, dated as of November 15, 2006, between Otelco Inc. and Jerry C. Boles (filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated herein by reference)*

10.9
Amended and Restated Employment Agreement, dated as of April 27, 2009, between Otelco Inc. and Robert Souza (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 28, 2009 and incorporated herein by reference)*

31

Exhibit No.	Description
10.10
Executive Long Term Incentive Plan approved May 12, 2009, effective January 1, 2009 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2009 and incorporated herein by reference)*

10.11
Amendment, dated as of March 5, 2010, to the Amended and Restated Employment Agreement, dated as of March 11, 2009, between Otelco Inc. and Michael D. Weaver (filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated herein by reference)*

10.12
Amendment, dated as of March 5, 2010, to the Amended and Restated Employment Agreement, dated as of March 11, 2009, between Otelco Inc. and Curtis L. Garner, Jr. (filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated herein by reference)*

10.13
Second Amendment, dated as of March 4, 2011, to the Employment Agreement, dated as of August 24, 2006, between Otelco Inc. and Dennis Andrews, as previously amended on December 17, 2008 (filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and incorporated herein by reference)*

10.14
Second Amendment, dated as of March 4, 2011, to the Employment Agreement, dated as of November 15, 2006, between Otelco Inc. and Jerry C. Boles, as previously amended on December 17, 2008 (filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and incorporated herein by reference)*

10.15
Amendment, dated as of March 4, 2011, to the Amended and Restated Employment Agreement, dated as of April 27, 2009, between Otelco Inc. and Robert Souza (filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and incorporated herein by reference)*

10.16
Amended and Restated Employment Agreement, dated as of April 10, 2009, between Otelco Inc and Edwin D. Tisdale (filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and incorporated herein by reference)*

10.17
Amendment, dated as of March 4, 2011, to the Amended and Restated Employment Agreement, dated as of April 10, 2009, between Otelco Inc and Edwin D. Tisdale (filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and incorporated herein by reference)*

10.18
Employment Agreement, dated as of August 14, 2011, between Otelco Inc. and Jon C. P. Henderson (filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated herein by reference)

12.1	Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated herein by reference)
18.1	BDO USA, LLP Preferability Letter (filed as Exhibit 18.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated herein by reference)
23.1
Consent of BDO USA, LLP, Independent Registered Public Accounting Firm (filed as Exhibit 23.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated herein by reference)

31.1	Certificate pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934 of the Chief Executive Officer
31.2	Certificate pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934 of the Chief Financial Officer
32.1	Certificate pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, of the Chief Executive Officer

32

Exhibit No.	Description
32.2	Certificate pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, of the Chief Financial Officer
101
The following information from the Company’s annual report on Form 10-K for the year ended December 31, 2011 formatted in Extensible Business Reporting Language (XBRL): (i) Consolidated Balance Sheets; (ii) Consolidated Statements of Operations; (iii) Consolidated Statements of Stockholders’ Equity (Deficit); (iv) Consolidated Statements of Cash Flows; and (v) Notes to Consolidated Financial Statements, tagged as blocks of text

*	Management contract or compensatory plan or arrangement

33

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTELCO INC.

By:	/s/ Curtis L. Garner, Jr.
Curtis L. Garner, Jr. Chief Financial Officer

Date: November 26, 2012

34

EXHIBIT 5

Liquidation Analysis

Liquidation Analysis

Section 1129(a)(7) of the Bankruptcy Code, often called the “Best Interests Test”, requires that each holder of an Impaired Claim or Interest either (a) accept the Plan or (b) receive or retain property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Company were liquidated under chapter 7 of the Bankruptcy Code.

The first step in determining whether this test has been met is to determine the estimated amount that would be generated from a hypothetical liquidation of the Debtors’ assets in the context of the chapter 7 liquidation in which a chapter 7 trustee is appointed and charged with liquidating all of the assets of the Debtors. The nature of the Debtors’ business and its unique position as a regulated utility providing essential services to the residents of the jurisdictions in which it operates should be considered with the context of a chapter 7 liquidation of the Debtors. Given the status of the Debtors’ rural local exchange carriers as an essential wireline telephone services provider for the rural communities which they serve, it is highly unlikely that regulatory authorities would allow these carriers to cease operations and liquidate their assets in a piecemeal fashion. Therefore, it is assumed that in the event of a failed reorganization and a conversion to liquidation under chapter 7, a chapter 7 trustee would be appointed who would continue to operate the Debtors’ business pending liquidation. The reduction or cessation of investment in network improvements, and the liquidation process generally, would also heighten regulatory scrutiny of the liquidating business.

As a piecemeal liquidation of the Debtors’ assets is not a likely option, the Debtors have assumed that the gross proceeds available for distribution would be equal to the sum of the proceeds from a “distressed sale” of the Debtors’ assets on a going-concern basis, the cash and investments held by the Debtors at the commencement of the chapter 7 case and the estimated cash flow from the Time Warner Cable (“TWC”) contract through the June 30, 2013 termination date of the transition services agreement with TWC.

The liquidation analysis (“Liquidation Analysis”) below reflects the estimated net cash proceeds that would be available to the Debtors’ creditors if the Debtors were to be liquidated pursuant to a chapter 7 liquidation. The gross proceeds available are reduced by the costs and expenses of chapter 7 liquidation to arrive at net proceeds available for distribution to creditors in strict priority in accordance with section 726 of the Bankruptcy Code.

Based on the estimated recoveries in the Plan and Liquidation Analysis, the Debtors believe that holders of Allowed Claims in each Impaired Class will receive more under the Plan than they would if the Debtors were liquidated under chapter 7 of the Bankruptcy Code thereby satisfying the Best Interests Test. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in either the Disclosure Statement or the Plan.

UNDERLYING THE LIQUIDATION ANALYSIS ARE NUMEROUS ESTIMATES AND ASSUMPTIONS REGARDING LIQUIDATION PROCEEDS THAT ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY THE DEBTORS’ MANAGEMENT AND ITS ADVISORS, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, REGULATORY, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE IN FACT TO UNDERGO SUCH A LIQUIDATION. ACTUAL RESULTS COULD MATERIALLY DIFFER FROM THE RESULTS HEREIN. THE UNDERLYING FINANCIAL INFORMATION IN THE LIQUIDATION ANALYSIS WAS NOT COMPILED OR EXAMINED BY ANY INDEPENDENT ACCOUNTANTS. NO INDEPENDENT APPRAISALS WERE CONDUCTED IN PREPARING THE LIQUIDATION ANALYSIS.

Estimate of Gross Proceeds

The liquidation process, and the conversion of these cases to chapter 7, is assumed to commence on March 31, 2013. Given that the operating business would be sold pursuant to a forced sale for cash, management and its advisors believe the appropriate method for calculating a range of liquidation value is to apply a depressed EBITDA multiple to the Company’s Adjusted EBITDA1. The Adjusted EBITDA for the Company used in this Liquidation Analysis is calculated using estimated 2013 Adjusted EBITDA for the Company, subtracting that portion of the Company’s Adjusted EBITDA attributed to TWC-related activities and then applying a 10% to 20% discount factor to the remaining Adjusted EBITDA. This analysis reflects a rapid deterioration in the business during an assumed 6-month sale period. This 6-month sale period assumption is primarily based on severe anticipated time pressure to sell and stabilize the business before critical resources dissipate along with finite cash available to the chapter 7 trustee. These critical resources include, but are not limited to, continued supply and credit support from vendors, retention of key employees, and maintenance of customers. There is the potential that the sale of the Debtors’ business extends past the assumed 6-month sale period during which time the Debtors’ business may deteriorate further and further impair recoveries for all creditors. Therefore, the results of this Liquidation Analysis may be considered optimistic.

A limited buyer pool, significant regulatory hurdles (discussed above) and the operational challenges associated with operating a business while in chapter 7 proceedings may cause potential buyers to demand a discount to current transaction multiples. It is assumed that any acquiror will discount current transaction multiples of approximately 5.0x to 6.0x by at least 40% to 50%. Thus, a sale of the Debtors’ business in a chapter 7 liquidation is based on an EBITDA multiple of 3.0x.

It is assumed that the going-concern sale transaction would be effectuated as a sale of the ownership interest in the Debtors’ various legal entities without regard to any tax liabilities or benefits resulting from the sale. Alternative structures for the transactions, including a direct sale of assets, would likely generate certain tax liabilities that would reduce the net proceeds available for distribution to creditors.

Estimate of Costs

The Company’s cost of liquidation under chapter 7 would include fees payable to a chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. The assumptions with respect to such fees are discussed below. Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Company until conclusion of the chapter 7 case.

Additional unsecured claims could arise during a chapter 7 as executory contracts and unexpired leases are rejected and/or certain customer contracts are terminated. No attempt has been made to estimate each and every additional general unsecured claim that might result in the event of a liquidation; therefore, the claims asserted in a chapter 7 case may be greater or less than the estimated amount.

Distribution of Net Proceeds under Absolute Priority

After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including (i) the increased costs and expenses of a liquidation under chapter 7, including fees payable to a trustee and its advisors and (ii) an erosion in the value of Debtors’ business in the chapter 7 case due to the forced sale nature of the transaction, THE COMPANY HAS DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR WITH A RECOVERY GREATER THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE COMPANY UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

Underlying the Liquidation Analysis are numerous estimates and assumptions regarding:

1)	Estimated Balance Sheet Cash
The balance sheet cash used in the Liquidation Analysis is estimated as of March 31, 2013 and consists of all cash in banks or operating accounts and liquid investments of three months or less. The balances are prior to payments of costs associated with the liquidation. Cash and cash equivalents are assumed to be fully recoverable.

[1]	Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing consolidated net income.

2)	Estimated Value of Investments
The value of investments used in the Liquidation Analysis includes the estimated liquidation value of certain non-operating assets of the Company including the Company’s investment in CoBank stock, rental property and other non-operating assets.

3)	Estimated Residual Cash Flows From Time Warner Cable Contract
The estimated residual cash flows from the transition services agreement with TWC used in the Liquidation Analysis are from March 31, 2013 to June 30, 2013 and are management’s best estimate of the incremental cash flows that this contract will generate until the termination date of the transition services agreement. These cash flows are included separately in the Liquidation Analysis as the EBITDA used to calculate gross sale proceeds in the Liquidation Analysis excludes any impact from TWC-related activities.

4)	Professional Fees
Based on the Company’s review of the nature of these costs and the outcomes of similar liquidations, fees were estimated at approximately $3 million. This figure is based on an assumed cost for professionals of $0.5 million per month. This amount is inclusive of costs of a chapter 7 case related to attorneys, accountants, appraisers, and certain other professionals retained by the chapter 7 trustee. The level of professional fees assumed to be incurred is estimated on the basis of the size, complexity and duration of the liquidation. In order to ensure an orderly liquidation, it is assumed that wind-down costs and related professional fees will be paid before payments to creditors. The Company assumes that the Professional Fees will be paid ahead of Secured Claims pursuant to a consensual order approving the Company’s use of cash claimed as collateral. However, no such order has yet been entered, therefore such claims, or a portion thereof, may instead be included as Other Priority Claims.

5)	Chapter 7 Trustee Fees
Chapter 7 trustee fees include those fees associated with the appointment of a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Trustee fees are calculated at a flat rate of 3% of gross liquidation proceeds. The Company assumes that the Chapter 7 Trustee Fees will be paid ahead of Secured Claims pursuant to a consensual order approving the Company’s use of cash claimed as collateral. However, no such order has yet been entered, therefore such claims, or a portion thereof, may instead be included as Other Priority Claims.

6)	Senior Secured Credit Facility Claims
Senior Secured Term Loan Claims and Senior Secured Revolving Loan Claims (collectively, the “Senior Secured Credit Facility Claims”) derive from the Company’s Second Amended and Restated Credit Agreement dated October 20, 2008. The claim amounts reflect both principal and accrued interest, in aggregate, of approximately $162 million through to the Petition Date.

7)	Other Secured Claims There are no Other Secured Claims estimated as of the Petition Date.

8)	Other Priority Claims There are approximately $4 million of Other Priority Claims consisting primarily of claims relating to taxes, employee benefits, and wages estimated as of the Petition Date.

9)	Subordinated Note Claims
Subordinated Note Claims derive from the Company’s indenture dated December 21, 2004. The claim amounts reflect both approximately $108 million of principal, as well as approximately $10 million of interest deferred and unpaid through the Petition Date.

10)	General Unsecured Claims
There are approximately $3 million of General Unsecured Claims consisting primarily of claims relating to vendors and customers and other claims estimated as of the Petition Date. For the purposes of this analysis, management has assumed that General Unsecured Claims will consist of the Debtors’ accounts payable as of the Petition Date, less any amounts entitled to priority under sections 503(b)(9) and 507 of the Bankruptcy Code. It is assumed that executory contracts and unexpired leases will be assumed and cured by the buyer in a going-concern sale of the Debtors, and such cure costs will be paid by the buyer in addition to the gross going-concern sale price. Therefore, this analysis does not include amounts representing either cure costs or rejection damage claims relating to executory contracts and unexpired leases.

THE COMPANY’S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE COMPANY WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION. ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Company or a chapter 7 trustee. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Company’s assets will result in an accurate estimate of the proceeds that would be realized were the Company to undergo an actual liquidation. The actual amounts of claims against the estate could vary significantly from the estimate set forth herein, depending on the claims asserted during the pendency of the chapter 7 case. This Liquidation Analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments, or other potential claims. This analysis also does not include potential recoveries from the pursuit of preference, fraudulent conveyance or other causes of action and does not include the estimated costs of pursuing those actions. No value was assigned to additional proceeds that might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of the Company could vary materially from the estimates provided herein.

The Company believes that the chapter 7 liquidation of the Company would result in a substantial diminution in the value to be realized by the holders of Senior Secured Revolving Loan Claims, Senior Secured Term Loan Claims, Other Secured Claims, Other Priority Claims, Senior Subordinated Note Claims, and General Unsecured Claims against the Company. Holders of these claims are expected to receive recoveries under the Plan in excess of that realized in chapter 7 liquidation. Consequently, the Company believes that the Plan, which provides for the continuation of the Company’s business, will provide substantially greater ultimate return to Company’s creditors than would chapter 7 liquidation.

Otelco Inc.

Hypothetical Liquidation Analysis as of March 31, 2013
($ in millions)

This Liquidation Analysis has been prepared in connection with the Disclosure Statement and the Plan of Reorganization. The Liquidation Analysis indicates the values that may be obtained by classes of claims upon disposition of assets, pursuant to a chapter 7 liquidation, as an alternative to the reorganization of the business pursuant to the Plan. Accordingly, collateral values discussed herein may be different than amounts referred to in the Plan.

		Est. Liquidation Value
	Note	Low		High
Asset Liquidation:
Estimated Pro Forma Adjusted EBITDA		$31		$31
Discount Factor for Business Considerations		20%		10%
Estimated Pro Forma Transaction Adjusted EBITDA		$25		$28
Assumed Transaction Multiple		3.0	x	3.0	x
Estimated Sale Proceeds		$74		$84
Plus: Estimated Balance Sheet Cash	1	32		32
Plus: Estimated Value of Investments	2	2		2
Plus: Estimated Residual Cash Flows from TWC Contract	3	1		1

Estimated Total Gross Proceeds		$109		$118

Less: Estimated Costs Associated with Liquidation
Professional Fees	4	(3)		(3)
Chapter 7 Trustee Fees	5	(3)		(4)
Estimated Total Costs Associated with Liquidation		($6)		($7)

Estimated Net Proceeds Available for Distribution		$103		$112

DISTRIBUTION ANALYSIS SUMMARY

		Est. Liquidation Value
		Low	High
Senior Secured Credit Facility Claims	6	$162	$162
Hypothetical Recovery to Senior Secured Credit Facility Claims		63%	69%
Proceeds Available after Senior Secured Credit Facility Claims		$—	$—

Other Secured Claims	7	$—	$—
Hypothetical Recovery to Other Secured Claims		—%	—%
Proceeds Available after Other Secured Claims		$—	$—

Proceeds Available to Pay Priority, Subordinated Note & General Unsecured Claims		$—	$—

Other Priority Claims	8	$4	$4
Hypothetical Recovery to Other Priority Claims		—%	—%
Proceeds Available after Other Priority Claims		$—	$—
Subordinated Note Claims	9	$118	$118
Hypothetical Recovery to Subordinated Note Claims		—%	—%

General Unsecured Claims	10	$3	$3
Hypothetical Recovery to General Unsecured Claims		—%	—%

Proceeds Available after Subordinated Note and General Unsecured Claims		$—	$—

Proceeds Available to Pay Existing Equity Interests		$—	$—

EXHIBIT 6

Reorganized Company’s Projected Financial Information

Projected Financial Information

These financial projections (the “Financial Projections”) present, to the best of the Company’s knowledge and belief, the Company’s expected financial position, results of operations and cash flows for the each of the calendar years 2013 through 2017, as well as estimated preliminary results for the calendar year 2012 (collectively, the “Forecast Period”). The assumptions and notes to the Financial Projections disclosed herein are those that the Company believes are significant to the Financial Projections and do not include all assumptions used in preparing the Financial Projections. Because events and circumstances frequently do not occur as expected, there will be differences between the projected and actual results. These differences may be material to the Financial Projections contained herein.

The Company has prepared the Financial Projections to assist the Bankruptcy Court in determining whether the Plan meets the “feasibility” requirements of section 1129(a)(11) of the Bankruptcy Code. The Company prepared projections for each of the calendar years 2013 through 2017, as well as estimated preliminary results for the calendar year 2012. In association with the planning and development of the Plan, the core operating assumptions with respect to revenue, normal operating expenses exclusive of non-recurring restructuring and transaction expenses, and capital expenditures were prepared by the Company during second quarter 2012 and updated in fourth quarter 2012 to reflect the impacts of the non-renewal of the Time Warner Cable contract and the impacts of implementing the Federal Communications Commissions’ intercarrier compensation order issued in October 2011. The Financial Projections reflect emergence from bankruptcy at the end of June 2013 (the “Assumed Effective Date”) with the Company’s balance sheet restructured as shown in the Plan and non-recurring fees and expenses associated with the Plan. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in either the Disclosure Statement or the Plan, as applicable.

The Company does not, as a matter of course, publish its financial forecasts, budgets, or strategies or make external financial forecasts of results of operations or financial position. Accordingly, the Company does not anticipate that it will, and disclaims that it has any obligation to, furnish updated financial forecasts or budgets to any party prior to the effective date of any plan of reorganization effectuated through a bankruptcy or to include such forecasts in any documents to be filed with the Securities and Exchange Commission (or “SEC”) or to otherwise make such information publicly available.

Moreover, these projections contain both historical and “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including the implementation of the plan and the continuing availability of sufficient financing to fund operations. All statements other than statements of historical fact included in these Financial Projections that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward looking statements including, without limitation, the statements about the Company’s plans, objectives, strategies and prospects regarding, among other things, the Company’s financial condition, results of operations and business. The Company has identified some of the forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” or “continue” and other words and terms of similar meaning. These forward-looking statements are contained throughout these Financial Projections and are based on current expectations about future events affecting the Company and are subject to uncertainties and factors relating to the Company’s operations, business environment, and discussions with creditors. All such matters are difficult to predict and many are beyond the Company’s control and could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. Many factors mentioned in the Company’s discussion in these Financial Projections will be important in determining future results. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The Company’s plans and objectives are based, in part, on assumptions involving the Company continuing as a going concern and executing the Company’s stated business plan and objectives. Forward-looking statements are only predictions or statements of current plans, which the Company reviews continuously. They can be affected by inaccurate assumptions the Company might make or by known or unknown risks and uncertainties.

Accounting Policies and Other Considerations

The Financial Projections were not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants or the rules and regulations of the Securities and Exchange Commission and by their nature are not financial statements prepared in accordance with accounting principles generally accepted in the United States of America. The Financial Projections have been prepared by management and have not been reviewed or audited by an outside accounting firm. The Financial Projections do not reflect “fresh start” accounting adjustments, and were not created in accordance with American Institute of Certified Public Accountants Statement of Position 90-7. Upon emergence from chapter 11, the Company would be required to determine the amount by which its enterprise value as of the effective date exceeds, or is less than, the fair value of its assets as of the effective date of the Plan. Such determination would be based upon the fair values at that time, which may be based on, among other things, a different methodology with respect to the valuation of the Company. In any event, such valuations, as well as the determination of the fair value of the Company’s assets and the determination of its actual liabilities, would be made as of the effective date of the Plan, and the changes between the amounts of any or all of the foregoing items as assumed in the Financial Projections and the actual amounts thereof as of the effective date may be material.

As of the date of this Disclosure Statement, the Company has not completed its financial statements as of and for the fiscal year ended December 31, 2012, nor have the Company’s auditors completed their audit with respect to such financial statements. The estimated preliminary results included herein are subject to change. There can be no assurance that the Company’s actual financial results will not differ from such estimates. In addition, the estimated preliminary results should not be viewed as a substitute for audited financial statements prepared in accordance with GAAP or as a measure of the Company’s performance.

The Financial Projections are based on a number of assumptions made by management with respect to the future performance of Company’s operations. Although management has prepared the Financial Projections in good faith and believes the assumptions to be reasonable, it is important to note that the Company can provide no assurance that such assumptions will be realized. As described in detail in the Disclosure Statement, a variety of risk factors could affect the Company’s future financial position and results of operations and must be considered.

The Financial Projections should be read in conjunction with the assumptions, qualifications and explanations set forth in the Disclosure Statement and the Plan in their entirety, as well as the historical consolidated financial statements (including the notes thereto) set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as amended, on Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012, June 30, 2012 and September 30, 2012 and any other Company reports filed with the Securities and Exchange Commission. These filings are available by visiting the SEC’s website at www.sec.gov.

General Assumptions

The Financial Projections incorporate management’s assumptions and initiatives, including projected customer trends and anticipated cost savings initiatives. The Financial Projections take into account the current market environment in which the Company operates and assume no significant change in macroeconomic trends. The Financial Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Company, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Company. The assumptions take into account some uncertainty and disruption of business but may not fully reflect any adverse impacts that a bankruptcy filing may have on core operations in the short term. Therefore, although the Financial Projections are necessarily presented with numerical specificity, the actual results achieved during the Forecast Period may vary from the projected results and these variations may be material. Although the Company believes that the assumptions underlying the Financial Projections, when considered on an overall basis, are reasonable in light of current circumstances, no representation can be or is being made with respect to the accuracy of the Financial Projections or the ability of the Company to achieve the projected results of operations. Some assumptions inevitably will not materialize, and events and circumstances occurring subsequent to the date on which the Financial Projections were prepared may be different from those assumed, or may be unanticipated, and therefore may affect financial results in a material and possibly adverse manner. The Financial Projections, therefore, may not be relied upon as a guarantee or other assurance of the actual results that will occur. Moreover, the Financial Projections were prepared in connection with the solicitation of a prepackaged chapter 11 plan. Therefore, the assumptions underlying the Financial Projections would not necessarily apply in protracted (i.e., emergence materially later than the Assumed Effective Date) or severely contested chapter 11 cases. In deciding whether to vote to accept or reject the Plan, holders of Senior Subordinated Notes must make their own determinations as to the reasonableness of such assumptions.

Projected Consolidated Statement of Operations

A.	Revenues

In 2012, based on initial management reporting, revenue is estimated to decline compared to 2011 due to continuing macro industry trends, reduced regulatory related revenues resulting from implementation of the FCC’s carrier access reform changes; a sluggish general economic environment, and competition in the Company’s New England territory. The addition of new services, such as monitored security systems, and expansion of the IPTV service area will not materially offset these declines. Revenues are forecast to decline at a faster pace in 2013 and 2014 from the non-renewal of the TWC contract and the continued implementation of the FCC’s carrier access reform measures. For the remainder of the Forecast Period, revenues are expected to return to macro industry trends. The perceived uncertainty in our competitive market caused by the Company’s restructuring may impact sales effectiveness before and during the chapter 11 cases.

B.	Operating expenses

Operating expenses, including cost of goods and services and Selling, General and Administrative (or “SG&A”) expenses will decrease in 2013 and 2014 as a result of TWC moving services to their own operational platform and the announced reductions in the Company’s organizational expense. After 2014, total expenses, including costs of living, increase by approximately three percent. Gross margin, defined as revenues less total operating expenses, will decline modestly throughout the Forecast Period as the fixed portion of network costs increases as a portion of total costs. Gross margin would also be a surrogate for Earnings Before Interest Taxes Depreciation and Amortization (or “EBITDA”), a measure the Company presents as a tool for investors to judge performance of the Company in addition to its traditional financial statements. The impact of a charge for the impairment of goodwill and long-lived assets in 2012 is reflected in total operating expenses.

C.	Depreciation and Amortization

Depreciation and amortization expense is comprised primarily of depreciation expense for property, plant and equipment and amortization of intangible assets, including goodwill. Depreciation and amortization assumptions are consistent with current accounting policies and expected useful asset lives, but do not reflect any impact of potential “fresh start” accounting adjustments.

D.	Interest Expense

For the first six months of 2012, interest expense includes interest on all of the pre-petition debt. From July 2012 through the Assumed Effective Date, interest expense reflects interest on the Senior Secured Credit Facility in accordance with the existing terms of the facility. From the Assumed Effective Date through 2017, interest expense includes post-emergence interest related to the pro forma capital structure as set forth in the Disclosure Statement. Interest expense includes amortization of loan costs over the life of the loan.

E.	Other Non-Operating Expense

Other non-operating expense primarily consists of professional services expenses and other costs associated with the Company’s restructuring, including costs associated with amending and extending its Senior Secured Credit Facility. An annual cash dividend from CoBank, ACB relating to the Company’s banking relationship is also reflected in this line. The non-cash charges for long-lived assets and goodwill impairment in 2012 are included.

F.	Provision for Income Taxes

The provision for income tax expense reflects the projected book income tax impact based on the Company’s best estimate of the effective tax rate reflecting the amount and timing of federal and state income tax payments. Any impacts of fresh start accounting that may be applicable to the Company are not reflected in income tax expense. Any cancellation of debt income and the related tax impact is not reflected in the 2013 income statement. The Company expects the impact of cancellation of debt income to utilize all remaining net operating loss carryforwards in 2013 but will preserve the tax basis associated with its fixed assets and amortizable goodwill for future years. The tax impacts are more fully discussed in the Disclosure Statement.

G.	EBITDA

EBITDA is used by many investors as supplemental information to the traditional statement of operations.

Projected Consolidated Balance Sheet

A.	Cash

The cash balance is forecast using the cash flow statement.

B.	Accounts Receivable

Accounts receivable decreases in 2013 reflecting the non-renewal of the TWC contract. In all other years, accounts receivable remains relatively constant as a percentage of revenue as collections patterns are expected to remain consistent throughout the Forecast Period.

C.	Other Current Assets

Other current assets include materials and supplies; the current portion of deferred income taxes, prepaid expenses, and other current assets. There are no significant fluctuations in this category.

D.	Property and Equipment (Net)

Property and equipment (net) is forecast reflecting planned capital expenditures and related depreciation from the projected income statement.

E.	Goodwill and Intangible Assets (Net)

Goodwill was evaluated in second quarter 2012 based on the non-renewal of the TWC contract. Goodwill and long-lived assets were valued in light of the impact on the non-renewal of the TWC contract and the FCC’s intercarrier compensation order, both of which reduced the Company’s projected revenue and EBITDA. As a result of this evaluation, goodwill was reduced by $144.0 million in 2012. Any potential impact of “fresh start” accounting is not reflected in the Financial Projections, other than to reflect the impact of the estimated value of the New Common Stock on the Assumed Effective Date. Intangible assets primarily reflect the remaining value of customer relationship, which are amortized over their remaining expected lives. The value of the TWC contract is completely amortized in 2013.

F.	Other Assets

Other assets include customer deposits and prepaid long-term indefeasible right to use contracts, as well as non-current deferred tax assets.

G.	Current Portion of Long-term Debt

The Senior Secured Credit Facility is due in October 2013. As such, the full amount of the facility became current at the end of 2012. The amended and extended New Senior Secured Credit Facility is assumed to be renewed or replaced through the remainder of the Forecast Period.

H. Accounts Payable and Accrued Liabilities

Accounts payable includes trade payables and other current liabilities. Accrued liabilities include unpaid payroll expense, property taxes, and, in 2012, the accrued deferred interest associated with the senior subordinated notes. The deferred interest is exchanged for equity in 2013 under the Plan.

I.	Deferred Income Tax—Current

Amounts reflect the current portion of deferred taxes.

J.	Long-term Debt

Long-term debt reflects the current long-term debt until the Assumed Effective Date and the postpetition capital structure after said date through the remainder of the Forecast Period. It reflects the expected amortization of principal through 2017 as if the amended and extended Senior Secured Credit Facility was in place throughout the Forecast Period. Deferred finance costs are included and amortized over the life of the loan.

K.	Deferred Income Tax — Non-Current

Amounts reflect to non-current portion of deferred tax liabilities.

L.	Other Liabilities

Amounts reflect all other non-current liabilities.

M.	Stockholders’ Equity

Stockholders’ equity reflects the cancellation of debt and related accrued interest associated with the implementation of the Plan and does not reflect the potential impact of any “fresh start” accounting entries other than the impact of the estimated value of the New Common Stock on the Assumed Effective Date. No dividends to common stockholders are projected in the Forecast Period.

Projected Consolidated Statement of Cash Flows

A.	Operating Cash Flow

Operating cash flow is forecast starting with the net income and adjusted for certain non-cash items included in income as well as working capital changes. No potential “fresh start” accounting entries are reflected and no potential cancelation of debt income is shown. Cash income tax reflects the Company’s expectation that the impact of cancellation of debt income utilizes all remaining net operating loss carryforwards in 2013 but does not impact the tax basis associated with fixed assets and amortizable goodwill for future years.

B.	Investing Cash Flow

Capital expenditures represent the only meaningful item in investing cash flows for the Forecast Period. Capital expenditures include investments in network infrastructure for broadband enhancement.

C.	Financing Cash Flow

Principal repayments of long-term debt reflects the amortization of the amended and extended Senior Secured Credit Facility.

Notes to Pro Forma Projected Balance Sheet

The pro forma balance sheet reflects adjustments associated with implementation of the Plan on the Assumed Effective Date. To avoid confusion, the long-term debt reflects all of the Company’s outstanding debt, regardless of whether it is considered current on the Assumed Effective Date.

A.        The senior subordinated debt of $109.0 million and accumulated interest of $7.0 million are eliminated with an offset in retained earnings.

B.        The Existing Equity Interests are extinguished. The senior subordinated debt is extinguished and holders thereof will receive New Class A Common Stock.

C.        Reflects the issuance of New Class B Common Stock equal to 7.5% of the new equity to the Senior Secured Credit Facility Lenders.

D.        Repayment of approximately $27.5 million of senior debt.

E.        Any potential impact of “fresh start” accounting is not reflected in the pro forma balance sheet with the exception that retained earnings is adjusted to the mid-point of the estimated value of the New Common Stock on the Assumed Effective Date with the offset in other intangible assets.

Projected Consolidated Statement of Operations

Summary

($ millions)	For the year ended December 31,
	2012	2013E	2014E	2015E	2016E	2017E
	(unaudited)
Revenue	$98.4	$82.3	$82.3	$81.1	$80.2	$79.8
Operating Expense (excl. D&A)	56.1	49.9	51.3	51.3	51.3	51.6
Gross Margin	$42.3	$32.4	$31.0	$29.7	$28.9	$28.2

Depreciation & Amortization	19.3	12.8	11.2	9.8	9.4	9.5
Interest Expense	22.9	11.6	10.1	9.4	7.7	6.1
Other Non-Operating Expense	151.7	6.7	(0.6)	(0.3)	(0.3)	(0.3)
Income Before Taxes	($151.6)	$1.4	$10.3	$10.8	$12.1	$12.9

Provision For Income Taxes	(24.8)	1.8	4.0	4.2	4.7	5.0
Net Income	($126.8)	($0.4)	$6.3	$6.6	$7.4	$7.9

EBITDA	$45.2	$32.5	$31.7	$30.1	$29.3	$28.6

Projected Consolidated Balance Sheet

Summary

($ millions)	For the year ended December 31,
	2012	2013E	2014E	2015E	2016E	2017E
	(unaudited)
Assets
Cash	$32.5	$8.5	$9.7	$11.0	$11.7	$12.6
Accounts Receivable	10.8	9.0	8.9	8.8	8.7	8.7
Other Current Assets	5.7	3.2	3.1	3.1	3.1	3.1
Total Current Assets	$48.9	$20.6	$21.8	$22.9	$23.5	$24.4

Property & Equipment, Net	58.2	54.4	51.4	49.4	47.6	45.5
Goodwill & Intangible Assets, Net	51.6	128.5	127.3	126.5	126.0	125.6
Other Assets	12.8	15.3	13.2	11.1	10.0	10.0
Total Other Assets	$122.6	$198.2	$191.9	$187.1	$183.6	$181.1
Total Assets	$171.5	$218.8	$213.7	$210.0	$207.1	$205.5

Liabilities
Current Portion of Long-term Debt	$162.0
Accounts Payable & Accrued Liabilities	17.7	11.9	15.0	15.6	15.1	14.7
Deferred Income Tax — Current	0.4	0.4	0.4	0.4	0.4	0.4
Total Current Liabilities	$180.1	$12.3	$15.4	$16.0	$15.5	$15.0

Long Term Debt	109.0	128.7	114.3	103.3	93.6	84.5
Deferred Income Tax — Non Current	23.4	23.2	23.2	23.2	23.2	23.2
Other Liabilities	0.5	0.7	0.7	0.7	0.7	0.7
Total Long Term Liabilities	$132.9	$152.6	$138.2	$127.2	$117.4	$108.4
Total Liabilities	$313.0	$164.9	$153.6	$143.2	$132.9	$123.4
Total Stockholder’s Equity	($141.5)	$53.9	$60.2	$66.8	$74.2	$82.0
Total Liabilities and Stockholder’s Equity	$171.5	$218.8	$213.7	$210.0	$207.1	$205.5

Projected Consolidated Statement of Cash Flows

Summary

($ millions)	For the year ended December 31,
	2012	2013E	2014E	2015E	2016E	2017E
	(unaudited)
Cash flows provided by operating activities:
Net income (loss)	($126.8)	($0.4)	$6.3	$6.6	$7.4	$7.9
Cash Flows from Operating Activities:
Depreciation, Amortization & Other Adjustments	172.0	18.6	13.3	11.9	10.4	9.5
Change in fair value of derivative liability	(0.2)	0.0	0.0	0.0	0.0	0.0
Provision for deferred income taxes	(24.8)	0.0	0.0	0.0	0.0	0.0
Changes in A/R / Doubtful Accounts	0.9	2.1	0.0	0.1	0.1	0.0
Other Assets	(0.1)	0.6	0.0	0.0	0.0	0.0
Changes in A/P / Taxes / Accrued Liabilities	8.6	1.0	4.0	4.2	4.7	5.0
Accrued Tax Liability — Income Taxes Payable	(0.1)	(0.2)	(1.0)	(3.5)	(5.2)	(5.5)
Other Liabilities	0.1	(0.1)	(0.0)	(0.0)	(0.0)	(0.0)
Net Cash Provided by Operating Activities	$29.7	$21.6	$22.6	$19.3	$17.4	$17.0

Cash Flows from Investing Activities:
Capital Expenditures	($6.4)	($7.1)	($7.0)	($7.0)	($7.0)	($7.0)
Net Cash (Used for) Provided by Investing Activities	($6.4)	($7.1)	($7.0)	($7.0)	($7.0)	($7.0)

Cash Flows from Financing Activities:
Cash dividends paid	($2.3)	$0.0	$0.0	$0.0	$0.0	$0.0
Principal repayment of long-term debt	0.0	(33.3)	(14.4)	(11.0)	(9.7)	(9.1)
Loan Origination / Transaction Costs	(0.9)	(5.2)	0.0	0.0	0.0	0.0
Net Cash (Used for) Provided by Financing Activities	($3.2)	($38.4)	($14.4)	($11.0)	($9.7)	($9.1)

Net Increase / (Decrease) in Cash and Investments	$20.1	($23.9)	$1.2	$1.3	$0.7	$0.9
Beginning Cash & Investments	12.4	32.5	8.5	9.7	11.0	11.7
Ending Cash and Investments	$32.5	$8.5	$9.7	$11.0	$11.7	$12.6

Pro Forma Consolidated Balance Sheet

Summary
($ millions)

	6/30/13	Adjustments		Pro Forma 6/30/13
Assets
Cash	$32.5	($27.5)	D	$5.0
Accounts Receivable	9.0			9.0
Other Current Assets	3.2			3.2
Total Current Assets	$44.7	($27.5)		$17.2

Property & Equipment, Net	56.3			56.3
Goodwill & Intangible Assets, Net	49.7	79.5	E	129.2
Other Current Assets	16.2			16.2
Total Other Assets	$122.2	$79.5		$201.7
Total Assets	$166.9	$52.0		$218.9

Liabilities
Accounts Payable & Accrued Liabilities	$15.7	($7.0)	A	$8.7
Deferred Income Tax — Current	0.4			0.4
Total Current Liabilities	$16.1	($7.0)		$9.1

Long Term Debt	271.0	(136.5)	A,D	134.5
Deferred Income Tax — Non Current	23.2			23.2
Other Liabilities	0.7			0.7
Total Long Term Liabilities	$294.9	($136.5)		$158.4

Total Liabilities	$311.0	($143.5)		$167.5

Class A Stock $0.01 par value	0.1	0.0	B	0.1
Class B Stock $0.01 par value		0.0	B.C	0.0
Additional Paid In Capital	0.0	(0.0)	B,C	(0.0)
Retained Earnings / (Deficit)	(144.1)	195.5	A,E	51.4
Total Stockholder’s Equity	($144.0)	$195.5	A,B,C,E	$51.5

Total Liabilities and Stockholder’s Equity	$166.9	$52.0		$218.9

EXHIBIT 7

Valuation Analysis

Valuation of the Reorganized Company

This report was prepared by Evercore Partners (“Evercore”) for Otelco Inc. and its subsidiaries (the “Company” or the “Reorganized Company” as applicable). The purpose of this report is to summarize Evercore’s views as to the enterprise value of the Reorganized Company based on the information provided to Evercore by the Company. This report has been prepared for the sole use of the Company.

THE VALUATION INFORMATION SET FORTH IN THIS SECTION REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED COMPANY, WHICH ASSUMES THAT THE REORGANIZED COMPANY CONTINUES AS AN OPERATING BUSINESS. THE ESTIMATED VALUE SET FORTH IN THIS SECTION DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OF THE COMPANY’S ASSETS, AND THE ESTIMATED VALUE SET FORTH HEREIN DOES NOT NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED COMPANY, ITS SECURITIES OR ASSETS, WHICH VALUE MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATE SET FORTH IN THIS SECTION.

FURTHERMORE, THE ESTIMATED VALUE SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH THE NEW COMMON STOCK OR OTHER SECURITIES OF THE REORGANIZED COMPANY MAY TRADE AFTER GIVING EFFECT TO THE REORGANIZATION AND TRANSACTIONS SET FORTH IN THE PREPACKAGED PLAN, WHICH PRICES MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN INDICATED BY THIS VALUATION.

Evercore’s estimate of Enterprise Value reflects the application of standard valuation techniques. The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated Enterprise Value range of the Reorganized Company set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Neither the Reorganized Company, Evercore, nor any other person assumes responsibility for any differences between the Enterprise Value range and such actual outcomes. Actual market prices of securities of the Reorganized Company at issuance will depend upon, among other things, the operating performance of the Reorganized Company, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by prepetition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), developments in the Reorganized Company’s industry and economic conditions generally, and other factors which generally influence the prices of securities.

Evercore’s estimated Enterprise Value of the Reorganized Company does not constitute a recommendation to any holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Prepackaged Plan. Evercore has not been asked to and does not express any view as to what the trading value of the Reorganized Company’s securities would be on issuance or at any other time. The estimated Enterprise Value of the Reorganized Company set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Prepackaged Plan or of the terms and provisions of the Prepackaged Plan.

In preparing the estimates set forth below, Evercore has relied upon the accuracy, completeness and fairness of financial and other information furnished by the Company. Evercore did not attempt to independently audit or verify such information, nor did it make an independent appraisal of the assets or liabilities of the Company. Evercore did not conduct an independent investigation into any of the legal or accounting matters affecting the Company, and therefore makes no representation as to their impact on the Company from a financial point of view.

The Estimated Value set forth herein assumes that the Reorganized Company will achieve its financial projections in all material respects, including EBITDA, EBITDA margins, earnings and cash flow as projected. Evercore has relied on the Company’s representation and warranty that financial projections provided by the Company to Evercore (i) have been prepared in good faith, (ii) are based on fully disclosed assumptions which, in light of the circumstances under which they were made, are reasonable, (iii) reflect the Company’s best currently available estimates and (iv) reflect the good faith judgments of the Company. Evercore does not offer an opinion as to the attainability of the Company’s financial projections. The future results of the

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Reorganized Company are dependent upon various factors, many of which are beyond the control or knowledge of the Company, and consequently are inherently difficult to project. The Reorganized Company’s actual future results may differ materially (positively or negatively) from its financial projections and as a result, the actual Enterprise Value of the Reorganized Company may be significantly higher or lower than the estimated range herein.

This report contemplates facts and conditions known and existing as of the date of this report. Events and conditions subsequent to this date, including but not limited to updated projections, as well as other factors, could have a substantial impact upon the Company’s value. Among other things, failure to consummate the Prepackaged Plan in a timely manner may have a materially negative impact on the enterprise value of the Reorganized Company.

(1) Overview.

Evercore has estimated the going concern value of the enterprise to be comprised of the Reorganized Company as of January 18, 2013 (the “Assumed Valuation Date”). The valuation analysis is based on the Financial Projections provided by the Company’s management for the years 2013 through 2017 (the “Projection Period”). The valuation analysis assumes that the Effective Date takes place on or about June 30, 2012 (the “Assumed Effective Date”). Evercore undertook the analysis to determine the value available for distribution to holders of Allowed Claims pursuant to the Prepackaged Plan and to analyze the relative recoveries to such holders thereunder. The estimated total value available for distribution to holders of Allowed Claims consists of the estimated value of the Reorganized Company’s operations on a going concern basis (the “Enterprise Value”).

Based on the Financial Projections and subject to the disclaimers and the descriptions of Evercore’s methodology set forth herein, and solely for purposes of the Prepackaged Plan, Evercore estimates that the Enterprise Value of the Reorganized Company falls within a range of approximately $162 to $200 million. For purposes of this valuation, Evercore has assumed that no material changes that would affect value will occur between the date of this Disclosure Statement and the Assumed Effective Date. Based on an estimated net debt balance of approximately $130 million projected as of the Assumed Effective Date (debt of $135 million minus balance sheet cash of approximately $5 million), this implies a range of value for the New Common Stock of the Reorganized Company from approximately $33 million to $70 million. The Enterprise Value implied by the settlements and compromises embodied in the Prepackaged Plan falls within the range of the Enterprise Value determined by Evercore. These values do not give effect to the potentially dilutive impact of any New Common Stock, warrants or options that may be granted under the Management Equity Plan.

AS NOTED ABOVE, THE ASSUMED ENTERPRISE VALUE RANGE, AS OF THE ASSUMED VALUATION DATE, REFLECTS WORK PERFORMED BY EVERCORE ON THE BASIS OF INFORMATION AVAILABLE TO EVERCORE AS OF JANUARY 18, 2013. ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT EVERCORE’S CONCLUSIONS, NEITHER EVERCORE, NOR THE COMPANY HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM THE VALUATION.

(2) Valuation Methodology.

In estimating the Enterprise Value and the value to New Common Stock of the Reorganized Company, Evercore: (i) reviewed certain historical financial information of the Company for recent years and interim periods; (ii) reviewed certain internal financial and operating data of the Company; (iii) discussed the Company’s operations and future prospects with the senior management team as well as their views concerning the Company’s business prospects before and after giving effect to the Prepackaged Plan; (iv) reviewed certain publicly available financial data for, and considered the market value of, companies that Evercore deemed generally comparable to the operating business of the Reorganized Company; (v) reviewed a draft of the Prepackaged Plan; (vi) considered certain economic and industry information relevant to the operating business; and (vii) conducted such other studies, analyses, inquiries and investigations as Evercore deemed appropriate. Although Evercore conducted a review and analysis of the Company’s business, operating assets and liabilities and the Reorganized Company’s business plan, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Company’s management as well as publicly available information.

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The following is a brief summary of certain financial analyses performed by Evercore to arrive at a range of estimated Enterprise Values for the Reorganized Company. The following summary does not purport to be a complete description of all of the analyses and factors undertaken to support our conclusions. The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, and the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing a valuation report is not readily summarized.

In arriving at its valuation estimate, Evercore did not consider any one analysis or factor to the exclusion of any other analyses or factors. Accordingly, Evercore believes that its analysis and views must be considered as a whole and that selecting portions of its analysis and factors could create a misleading or incomplete view of the processes underlying the preparation of the valuation. Evercore’s valuation analysis includes i) a discounted cash flow analysis, ii) peer group company analysis and iii) a precedent transaction analysis. Reliance on only one of the methodologies used or portions of the analysis performed could create a misleading or incomplete conclusion as to Enterprise Value.

(i) Discounted Cash Flow Analysis.

The discounted cash flow (“DCF”) analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated blended rate of return that would be required by debt and equity investors to invest in the business based on its capital structure. The enterprise value of the firm is determined by calculating the present value of the Reorganized Company’s unlevered after-tax free cash flows based on the Financial Projections plus an estimate for the value of the firm beyond the Projection Period known as the terminal value. The terminal value is derived by applying a multiple to the Reorganized Company’s projected earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the last year of the Projection Period, discounted back to the Assumed Valuation Date by the Discount Rate.

To estimate the Discount Rate, Evercore used the cost of equity and the after-tax cost of debt for the Reorganized Company, assuming a targeted long-term debt-to-total capitalization ratio based on an assumed range of the Reorganized Company’s pro forma capitalization and the average debt-to-capitalization ratio of selected publicly traded companies. Evercore estimated the cost of equity based on the “Capital Asset Pricing Model,” which assumes that the required equity return is a function of the risk-free cost of capital and the correlation of a publicly traded stock’s performance to the return on the broader market, reflecting adjustments for certain risk characteristics. To estimate the cost of debt, Evercore estimated what would be the Reorganized Company’s blended cost of debt based on current capital markets conditions and the financing costs for comparable companies with leverage similar to the Reorganized Company’s target capital structure.

Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Company, which in turn affect its cost of capital and terminal multiples. In applying the DCF methodology, Evercore utilized management’s detailed Financial Projections for the period beginning January 1, 2013, and ending December 31, 2017, to derive unlevered after-tax free cash flows. Free cash flow includes sources and uses of cash not reflected in the income statement, such as changes in working capital and capital expenditures.

(ii) Peer Group Company Analysis.

The peer group company valuation analysis is based on the enterprise values of companies that have operating and financial characteristics similar to the Reorganized Company, for example, comparable lines of business, business risks, growth prospects, market presence, and size and scale of operations. In addition, each of the selected peer group company’s operational performance, operating margins, profitability, leverage and business trends were examined. Under this methodology, certain financial multiples and ratios are calculated to apply to the Reorganized Company’s projected operational performance. Evercore focused mainly on EBITDA multiples in using the market valuations of the selected peer group companies to value the Reorganized Company.

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A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the Reorganized Company. Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to the business of the Reorganized Company. The selection of appropriate peer group companies is often difficult, a matter of judgment, and subject to limitations due to sample size and the availability of meaningful market-based information. Accordingly Evercore’s comparison of the selected companies to the business of the Reorganized Company and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Reorganized Company.

(iii) Precedent Transactions Analysis.

The precedent transactions valuation analysis is based on the enterprise values of companies involved in public merger and acquisition transactions that have operating and financial characteristics similar to the Reorganized Company. Under this methodology, the enterprise value of such companies is determined by an analysis of the consideration paid and the debt assumed in the merger or acquisition transaction. As in a peer group company valuation analysis, those enterprise values are commonly expressed as multiples of various measures of operating statistics, such as EBITDA. Evercore reviewed industry-wide valuation multiples, considering prices paid as a multiple of EBITDA, for companies in similar lines of business to the Reorganized Company. The derived multiples are then applied to the Reorganized Company’s operating statistics to determine the Enterprise Value or value to a potential strategic buyer.

Unlike the peer group company analysis, the enterprise valuation derived using this methodology may reflect a “control” premium (i.e., a premium paid to purchase a majority or controlling position in the assets of a company). Thus, this methodology generally produces higher valuations than the peer group company analysis. In addition, other factors not directly related to a company’s business operations can affect a valuation based on precedent transactions, including: (i) circumstances surrounding a merger transaction may introduce “diffusive quantitative results” into the analysis (e.g., a buyer may pay an additional premium for reasons that are not solely related to competitive bidding); (ii) the market environment is not identical for transactions occurring at different periods of time; and (iii) circumstances pertaining to the financial position of the company may have an impact on the resulting purchase price (e.g., a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage).

As with the peer group company analysis, because no precedent merger or acquisition used in any analysis will be identical to the target transaction, valuation conclusions cannot be based solely on quantitative results. The reasons for, and circumstances surrounding, each acquisition transaction are specific to such transaction, and there are inherent differences between the businesses, operations, and prospects of each target. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues that could affect the price an acquirer is willing to pay in an acquisition. The number of completed transactions for which public data is available also limits this analysis. Furthermore, the data available for all the precedent transactions may have discrepancies due to varying sources of information. As described above, the precedent transactions analysis explains other aspects of value besides the inherent value of a company.

IN PERFORMING THESE ANALYSES, EVERCORE AND THE COMPANY MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS. AS NOTED ABOVE, THE ANALYSES PERFORMED BY EVERCORE ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES.

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